UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Check the appropriate box:

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

LSB INDUSTRIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LSB Industries, Inc.

3503 NW 63rd Street, Suite 500

Oklahoma City, Oklahoma 73116

                     , 2021

Dear Stockholder:

You are cordially invited to attend a Special Meeting of Stockholders (the “Special Meeting”) of LSB Industries, Inc. (“LSB” or the “Company”), which will be held in a virtual-only format. You will not be able to attend the special meeting in person. Registration is required online at                     . The Board of Directors of the Company (the “Board of Directors”) looks forward to greeting those stockholders that are able to attend virtually. On the following pages you will find the formal Notice of Special Meeting of Stockholders and proxy statement.

At the Special Meeting, you will be asked to (i) approve, in accordance with Section 312.03 of the NYSE Listed Company Manual, the issuance of up to 60,422,776 shares of common stock of the Company upon the exchange of all of the outstanding shares of Series E-1 Cumulative Redeemable Class C Preferred Stock (the “Series E-1 Preferred”) and Series F-1 Redeemable Class C Preferred Stock of the Company, (ii) approve a proposal to amend the Company’s restated certificate of incorporation to increase the number of authorized shares of common stock to 150,000,000 shares of common stock and (iii) approve a proposal to amend the Certificate of Designations of the Series E-1 Preferred to remove the preferential rights of holders of shares of Series E-1 Preferred to participate in connection with the declaration of a dividend with respect to the Company’s common stock, in each case as more fully described in the accompanying proxy statement. The Board of Directors recommends that you vote your shares “FOR” each of the foregoing proposals, which are more fully described in the accompanying proxy statement.

Whether or not you expect to attend the Special Meeting, it is important that your shares be represented. Please vote your shares using the Internet or a toll-free telephone number, or by requesting a printed copy of the proxy materials and completing and returning by mail the proxy card that you will receive in response to your request. Instructions on using each of these voting methods are outlined in the accompanying proxy statement. Your cooperation will ensure that your shares are voted.

Thank you for your continued support.

Sincerely,

Michael J. Foster Executive Vice President, General Counsel and Secretary

LSB Industries, Inc.

3503 NW 63rd Street, Suite 500

Oklahoma City, Oklahoma

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                     , 2021

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the “Special Meeting”) of LSB Industries, Inc. (“LSB” or the “Company”), will be held, in a virtual-only meeting format, on                     ,2021 at     :     (local time) for the following purposes:

1.

To approve, in accordance with Section 312.03 of the NYSE Listed Company Manual, the issuance and sale of up to 60,422,776 shares of common stock of the Company upon the exchange of all of the outstanding shares of Series E-1 Cumulative Redeemable Class C Preferred Stock (the “Series E-1 Preferred”) and Series F-1 Redeemable Class C Preferred Stock of the Company, as more fully described in the accompanying proxy statement;

2.	To consider and vote upon a proposal to amend the Company’s restated certificate of incorporation to increase the number of authorized shares of common stock to 150,000,000 shares of common stock;

3.

To consider and vote upon a proposal to amend the Certificate of Designations of the Series E-1 Preferred to remove the preferential rights of holders of shares of Series E-1 Preferred to participate in connection with the declaration of a dividend with respect to the Company’s common stock;

4.

To consider and vote upon any proposal to approve adjournments or postponements of the Special Meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve and adopt Proposals Nos. 1, 2 and 3; and

5.	To transact such other business as may properly come before the Special Meeting or at any adjournment or postponement thereof.

Stockholders of record at the close of business on August 2, 2021 are entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof. A list of such stockholders will be available at the Special Meeting.

The Special Meeting will be held in a virtual-only meeting format, via live video webcast that will provide stockholders with the ability to participate in the Special Meeting, vote their shares and ask questions. We are implementing a virtual-only meeting format in order to leverage technology to enhance stockholder access to the Special Meeting by enabling attendance and participation from any location around the world. We believe that the virtual-only meeting format will give stockholders the opportunity to exercise the same rights as if they had attended an in-person meeting and believe that these measures will enhance stockholder access and encourage participation and communication with our Board of Directors and management.

All stockholders are cordially invited to attend the Special Meeting. If you do not expect to be present at the Special Meeting, you are requested to fill in, date and sign the enclosed proxy and mail it promptly in the enclosed envelope to make sure that your shares are represented at the Special Meeting. Stockholders of record also have the option of voting by using a toll-free telephone number or via the Internet. Instructions for using these services are included on the proxy card. In the event you decide to attend the Special Meeting virtually, you may, if you desire, revoke your proxy and vote your shares at the Special Meeting in accordance with the procedures described in the accompanying proxy statement.

YOUR VOTE IS IMPORTANT

IF YOU ARE UNABLE TO BE PRESENT VIRTUALLY, PLEASE VOTE BY TELEPHONE, INTERNET, OR BY MAIL. PLEASE REFER TO THE ENCLOSED PROXY FOR INFORMATION ON HOW TO VOTE BY TELEPHONE OR INTERNET. IF YOU CHOOSE TO VOTE BY MAIL, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

By Order of the Board of Directors,

Michael J. Foster
Executive Vice President, General Counsel and Secretary , 2021

LSB Industries, Inc.

3503 NW 63rd Street, Suite 500

Oklahoma City, Oklahoma

PROXY STATEMENT

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD                     , 2021

This proxy statement is furnished to stockholders of LSB Industries, Inc. (“LSB” or the “Company”) in connection with the solicitation of proxies, in the accompanying form, by the Board of Directors of LSB (the “Board”) for use in voting at the Special Meeting of Stockholders (the “Special Meeting”) to be held in a virtual-only format, on                     , 2021 at      :     a.m., and at any adjournment or postponement thereof.

This proxy statement, the accompanying form of proxy and the Notice of Internet Availability are first being mailed to stockholders on or about                      , 2021.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Purpose of the Special Meeting

The specific proposals to be considered and acted upon at the Special Meeting are summarized in the accompanying Notice of Special Meeting of Stockholders. Each proposal is described in more detail in this proxy statement.

Record Date and Outstanding Shares

The Board has fixed the close of business on August 2, 2021 as the record date (the “record date”) for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting. Only stockholders of record at the close of business on that date will be entitled to vote at the Special Meeting or any and all adjournments or postponements thereof. As of the record date, LSB had the following number of shares of common stock and voting preferred stock issued and outstanding which were eligible to be voted: (i) 30,300,571 shares of common stock (the “common stock”), with each share entitling its holder to one vote; (ii) 20,000 shares of Series B 12% Cumulative Convertible Preferred Stock (“Series B Preferred”), with each share entitling its holder to one vote; (iii) 1,000,000 shares of Series D 6% Cumulative Convertible Preferred Stock (“Series D Preferred”), with each share entitling its holder to .875 of one vote; and (iv) 1 share of Series F-1 Redeemable Class C Preferred Stock (“Series F-1 Preferred”) entitling its holder to a number of votes equal to 456,225 shares of common stock, subject to adjustment. Shares of our Series B Preferred, Series D Preferred and Series F-1 Preferred are referred to as our “voting preferred stock.”

Revocability and Voting of Proxies

Any person signing a proxy in the form accompanying this proxy statement has the power to revoke such proxy prior to the Special Meeting or at the Special Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by any of the following methods:

•	by writing a letter delivered to Michael J. Foster, Secretary of LSB, stating that the proxy is revoked;

•	by submitting another proxy with a later date; or

•	by attending and voting at the Special Meeting.

Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Special Meeting, the stockholder must bring to the Special Meeting a letter from the broker, bank or other nominee confirming that stockholder’s beneficial ownership of the shares.

All shares represented by valid proxies received and not revoked before they are exercised will be voted in the manner specified in the proxy.

If you are a stockholder of record and you properly sign, date and return a proxy card, but do not indicate how you wish to vote with respect to a particular proposal, then your shares will be voted “FOR” the approval of each proposal. If you indicate a choice with respect to any matter to be acted upon when voting via the Internet (or by telephone or on your returned proxy card) and you do not validly revoke it, your shares will be voted in accordance with your instructions. If you do not vote via the Internet or by telephone, or sign, date and return a proxy card, you must attend and vote at the Special Meeting in order to vote.

Each of the proposals to be considered and acted upon at the Special Meeting is a non-routine matter for which brokers do not have discretionary voting power and for which specific instructions from beneficial owners are required. As a result, brokers are not allowed to vote on any of these proposals on behalf of beneficial owners if such owners do not return specific voting instructions.

Voting at the Special Meeting

Each share of common stock and Series B Preferred outstanding on the record date will entitle its holder to one vote on each matter submitted to a vote of the stockholders. Each share of Series D Preferred outstanding on the record date will entitle its holder to .875 of one vote on each matter submitted to a vote of the stockholders. The share of Series F-1 Preferred outstanding on the record date will entitle its holder to a number of votes equal to 456,225 shares of common stock, subject to adjustment.

The presence, virtually or by proxy, of the holders of a majority of the stock issued and outstanding and entitled to vote at the Special Meeting is necessary to constitute a quorum. Abstentions and broker “non-votes” are counted as present for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

	Proposal	Vote Required	Effect of Abstentions	Effect of Broker “Non-Votes”
1.	To approve, in accordance with Section 312.03 of the NYSE Listed Company Manual, the issuance and sale of up to 60,422,776 shares of common stock of the Company upon the exchange of all of the outstanding shares of Series E-1 Cumulative Redeemable Class C Preferred Stock (the “Series E-1 Preferred”) and Series F-1 Preferred (together with the Series E-1 Preferred, the “Preferred Stock”) of the Company.	Affirmative vote of a majority of the votes cast on the proposal. In addition, we are seeking the “Majority of Unaffiliated Investors” Approval (as defined below).	Against(1)	No effect

2.	To consider and vote upon a proposal to amend the Company’s restated certificate of incorporation (the “charter”) to increase the number of authorized shares of common stock to 150,000,000 shares of common stock	Affirmative vote of a majority of the votes cast on the proposal.	No effect	No effect

	Proposal	Vote Required	Effect of Abstentions	Effect of Broker “Non-Votes”

3.	To consider and vote upon a proposal to amend the Certificate of Designations of the Series E-1 Preferred to remove the preferential rights of holders of shares of Series E-1 Preferred to participate in connection with the declaration of a dividend with respect to the Company’s common stock	Affirmative vote of a majority of the votes cast on the proposal. In addition, we are seeking approval by the holder of a majority of shares of Series E-1 Preferred.	No effect	No effect

4.	To consider and vote upon any proposal to approve adjournments or postponements of the Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve and adopt proposals 1, 2 and 3	Affirmative vote of a majority of the votes cast on the proposal.	No effect	No effect

(1)	Because stockholder approval is required under the rules of the New York Stock Exchange (the “NYSE”), the NYSE treats abstentions as votes cast.

“Majority of Unaffiliated Investors” shall be defined as requiring the approval by the holders of a majority of the shares of our common stock outstanding and entitled to vote as of the record date, other than any such shares (all such shares, “Excluded Shares”) beneficially owned by the LSB Funding LLC (“LSB Funding”), an affiliate of Eldridge Industries (“Eldridge”), and any of its affiliates.

Solicitation

We will pay the costs relating to this proxy statement, the proxy and the Special Meeting. We have retained Okapi Partners, a proxy solicitation firm, to solicit proxies in connection with the Special Meeting at a cost of approximately $30,000, plus expenses. We have agreed to indemnify Okapi Partners against losses arising out of its provision of such services on our behalf. In addition, we may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Directors, officers and other employees may also solicit proxies. They will not receive any additional pay for the solicitation.

Important Notice Regarding the Availability of Proxy Materials for the

Special Meeting of Stockholders to Be Held                     , 2021.

Our Proxy Statement and Annual Report to Stockholders are

available at www.proxydocs.com/LXU.

Your vote is important. Thank you for voting.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

We are furnishing this proxy statement to you, as a stockholder of LSB Industries, Inc., as part of the solicitation of proxies by the Board in connection with the Special Meeting. In this proxy statement, the terms “LSB,” “Company,” “we,” “our,” “ours” and “us” refer to LSB Industries, Inc.

The following questions and answers address briefly some questions you may have regarding the Special Meeting and the proposals to be considered in connection with the Special Meeting. These questions and answers may not address all questions that may be important to you as a stockholder of our Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q: What	is the purpose of the Special Meeting?

A: The	stockholders of the Company will be asked to approve the following proposals at the Special Meeting:

•

to approve, in accordance with Section 312.03 of the NYSE Listed Company Manual, the issuance and sale of up to 60,422,776 shares of common stock of the Company upon the exchange of all of the outstanding shares of Preferred Stock (the “Exchange Proposal”);

•	to consider and vote upon a proposal to amend the charter to increase the number of authorized shares of common stock to 150,000,000 shares of common stock (the “Share Increase Amendment”);

•

to consider and vote upon a proposal to amend the Certificate of Designations of the Series E-1 Preferred to remove the preferential rights of holders of shares of the Series E-1 Preferred to participate in connection with the declaration of a dividend with respect to the Company’s common stock (the “Dividend Rights Amendment”);

•

to consider and vote upon any proposal to approve adjournments or postponements of the Special Meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve and adopt the Exchange Proposal, the Share Increase Amendment and the Dividend Rights Amendment (the “Adjournment Proposal”); and

•	to transact such other business as may properly come before the Special Meeting or at any adjournment or postponement thereof.

The Board recommends that our stockholders vote “FOR” each of foregoing proposals.

Q: Why	is the Company submitting the Exchange Proposal to its stockholders?

A: Our

common stock is listed on the NYSE and we are subject to the rules set forth in the NYSE Listed Company Manual (the “NYSE rules”). Section 312.03 of the NYSE rules requires stockholder approval prior to the issuance of common stock, in any transaction or series of related transactions, that (i) involves issuances to directors, officers, substantial security holders, their affiliates or entities in which they have a substantial direct or indirect interest (312.03(b)); (ii) exceeds 20% of the voting power or the number of shares of the Company’s common stock outstanding immediately prior to the issuance of the common stock upon exchange of the Preferred Stock (312.03(c)); or (iii) will result in a “change of control” of the issuer (312.03(d)).

Because the issuance of common stock upon exchange of the Preferred Stock would implicate Sections 312.03(b), 312.03(c) and, since the NYSE rules do not define “change of control,” possibly 312.03(d), we must seek stockholder approval prior to making such issuance.

The Exchange Proposal requires the affirmative vote of a majority of the votes cast on the proposal. In addition, LSB Funding has agreed, and the Board has approved at the recommendation of the Special

Committee of the Board formed in connection with the proposed exchange transaction (the “Special Committee”), that the Exchange Proposal should be conditioned on approval by a majority of the Company’s stockholders that are unaffiliated with LSB Funding.

Q.	Will I receive anything as a result of the Exchange Proposal passing? How will it work?

A.

In connection with the proposed exchange transaction, existing LSB stockholders will receive a special dividend of 0.30 shares of common stock for every one share of common stock owned (or deemed to be owned in the case of outstanding preferred stock entitled to participate in dividends payable to our common stockholders) as of the record date August 2, 2021 (the “Dividend”). For example, if you hold 1,000 shares as of the record date, you would own 1,300 shares after the proposed exchange transaction. The Dividend received by LSB Funding will reduce the consideration otherwise payable to LSB Funding in the proposed exchange transaction.

Q.	Who is Eldridge?

A.

Eldridge invests in business across the Insurance, Asset Management, Technology, Mobility, Sports & Gaming, Media & Music, Real Estate, and Consumer landscapes and is headquartered in Greenwich, CT, with additional offices in Beverly Hills, New York, and London. Eldridge seeks to build and grow businesses led by proven management teams that have demonstrated leadership and experience to scale an enterprise. LSB Funding is an affiliate of Eldridge.

Q.	Isn’t the proposed exchange transaction dilutive to stockholders?

A.

The Series E-1 Preferred is currently senior to the common stock and has been accruing at a 14% compounding dividend (14.5% since April 2021, increasing to 15% in 2022 and then 16% in 2023) regardless of factors impacting the value of the common stock, such as the Company’s performance, the global economy and the Company’s market fundamentals. The proposed exchange transaction is essentially a transfer of Series E-1 Preferred value into common stock and all equity owners will now equally share in the risk and upside of the business. The Board and the Special Committee believe that, particularly in light of the Dividend, the Exchange Proposal will be accretive to the Company’s common stockholders who are not affiliated with LSB Funding.

Q.

Why did the Board decide now is the right time to exchange the Preferred Stock to common stock? If the Company’s market fundamentals are strong and operational performance is improving, why not just stay the course?

A.

From 2016 to 2020, the Company experienced historically low selling prices for its products. That, combined with the global economic downturn that began in early 2020 as a result of the COVID-19 pandemic, impeded the Company’s operational performance and its ability improve its overall liquidity position. As a result, since the issuance of the Series E-1 Preferred in December 2015, the Company has not had the ability to pay the Series E-1 Preferred dividend in cash and has been paying in kind (“PIK”). The compounding of the PIK dividend and the high dividend rate (currently 14.5%) has created a significant obligation on the Company’s balance sheet. Furthermore, any balance on the Series E-1 Preferred that remains unpaid would continue to grow rapidly given the 14.5% compounding dividend rate, which would increase to 16% in April 2023. Additionally, the Special Committee, the Board, and LSB management all believe this aspect of the capital structure has restricted the Company’s ability to reduce its cost of capital, pursue future growth opportunities, and capitalize on other opportunities to increase stockholder value.

Q.	Why exchange 100% of the Preferred Stock into common stock rather than exchange a portion of it and issue debt to redeem the balance?

A.

The Preferred Stock by its terms is not convertible into common stock. Therefore the proposed exchange transaction is a separately negotiated transaction in which LSB Funding has agreed to exchange 100% of its

Preferred Stock into common stock. Additionally, the Special Committee, the Board, and LSB management, under the direction of the Special Committee, have determined that additional leverage, when combined with the Company’s existing debt, may add excessive financial risk to the Company’s financial position. Furthermore, LSB management, under the direction of the Special Committee, has had extensive conversations with both Standard & Poor’s and Moody’s and believes that a complete exchange of the Preferred Stock could result in a favorable ratings action with respect to the Company’s credit rating. This could assist the Company in refinancing its senior secured notes at an improved rate and terms, which could further lower the overall cost of capital. LSB management intends to seek to refinance its senior secured notes following a favorable vote from stockholders on the proposed exchange transaction.

Q.

The Company has a lawsuit against the engineering, procurement and construction contractor involved in the El Dorado expansion. The Company has indicated that it believes it has merit. Why not wait until after the trial and use any proceeds from a favorable settlement, should one occur, to redeem Preferred Stock?

A.

We believe that our case has merit. However, given that the trial in this action has been delayed four times over the last eighteen months, primarily due to the impacts of the COVID-19 pandemic, and we currently do not have a new trial date, the timing of any trial and potential recovery is uncertain. Additionally, outcomes of jury trials are uncertain and we do not believe it is prudent to rely on the outcome of this trial to address the growing Series E-1 Preferred balance.

Q.	Did the Board and the Special Committee consider selling the Company? Wouldn’t that be a better outcome for stockholders?

A.

The Board continuously reviews strategic options for the Company, which has included a potential sale of the Company, and the Board, at the Special Committee’s recommendation, believes, given the value creation opportunities for the Company, that the proposed exchange transaction is the best strategic option for the Company. In connection with the proposed exchange transaction, existing LSB stockholders will receive a special dividend of 0.30 shares of common stock for every one share of common stock owned (or deemed to be owned in the case of outstanding preferred stock entitled to participate in dividends payable to our common stockholders) as of the record date. The Dividend received by LSB Funding will reduce the consideration otherwise payable to LSB Funding in the proposed exchange transaction.

Q.	What happens if the Company does not receive a favorable vote for this proposal?

A.

If we do not get a favorable vote for this proposal, we might be limited in our ability to improve on our credit ratings, refinance the Company’s senior secured notes at favorable terms and lower our overall cost of capital. We would also likely be limited in our ability to build common stockholder value through future growth opportunities, acquisitions or our clean energy strategy. Furthermore, common stockholder value might be negatively impacted as the Company will continue to accrue the compounding Series E-1 Preferred dividend and may be required to repay the Series E-1 Preferred in full on or after October 25, 2023 if LSB Funding exercises its redemption rights with respect to the Series E-1 Preferred.

Q: Are	there risks I should consider in deciding whether or not to vote in favor of the Exchange Proposal?

A: Yes.

The Company has set forth a list of risk factors that you should consider carefully in connection with the Exchange Proposal. See the section captioned “Proposal No. 1—Certain Risks Associated with the Proposed Issuance of up to 60,422,776 Shares of Common Stock as contemplated by the Exchange Proposal” beginning on page 10.

Also, the risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 are incorporated herein by reference and should be considered as well.

Q: Why	is the Company submitting the Share Increase Amendment to its stockholders?

A: In

order for the Transaction (as defined under Proposal No. 1—Description of the Exchange Transaction) to take effect, it is necessary to increase the authorized capital stock of the Company. The shares required to be issued in connection with the Transaction will exceed the currently available authorized but unissued shares of common stock and therefore the Company is requesting 150,000,000 shares of common stock to be authorized. The additional authorized shares will enable the Company to issue the shares of common stock required in the exchange transaction and provide the Company with flexibility in executing on its growth strategy and pursuing opportunities to enhance stockholder value.

The Share Increase Amendment requires the affirmative vote of a majority of the votes cast on the proposal.

Q: Why	is the Company submitting the Dividend Rights Amendment to its stockholders?

A: Holders

of Series E-1 Preferred are entitled to receive dividends in connection with the payment of any dividend to holders of common stock. In connection with the Transaction, existing LSB stockholders will receive a special dividend of 0.30 shares of common stock for every one share of common stock owned (or deemed to be owned in the case of outstanding preferred stock entitled to participate in dividends payable to our common stockholders) as of the record date. The Dividend received by LSB Funding will reduce the consideration otherwise payable to LSB Funding in the exchange transaction. The Company is submitting the Dividend Rights Amendment to its stockholders to amend the charter to remove the preferential rights of holders of shares of Series E-1 Preferred such that they will not be entitled to participate in the Dividend. The Company is separately seeking approval by the holder of a majority of shares of Series E-1 Preferred in order to remove the charter provision.

The Dividend Rights Amendment requires the affirmative vote of a majority of the votes cast on the proposal.

Q: What	are the Company’s and the stockholders’ obligations with respect to the proposals?

A: Stockholder

approval of the Exchange Proposal will result in the exchange of the Preferred Stock into common stock. Stockholder approval of the Share Increase Amendment will result in an amendment to the charter to increase the number of authorized shares of common stock of the Company. Stockholder approval of the Dividend Rights Amendment will result in an amendment to the charter to remove the rights of the holders of Series E-1 Preferred to participate in the Dividend.

Q: What	constitutes a quorum?

A: The	presence, virtually or by proxy, of the holders of a majority of the stock issued and outstanding and entitled to vote at the Special Meeting is necessary to constitute a quorum.

Q: How	does the Board recommend that I vote at the Special Meeting?

A: The

Board unanimously recommends that stockholders vote “FOR” adoption and approval of the Exchange Proposal, “FOR” the Share Increase Amendment, “FOR” the Dividend Rights Amendment and “FOR” the Adjournment Proposal, if necessary or appropriate, to solicit additional proxies in favor of the Exchange Proposal, the Share Increase Amendment and the Dividend Rights Amendment.

Q: When	and where will the Special Meeting be held?

A: The	Special Meeting is scheduled to be held on , 2021 at : (Eastern time) in a virtual-only format.

Q: Who	is entitled to vote at the Special Meeting?

A:

Stockholders of record of shares of common stock as of the close of business on August 2, 2021, with the exception of shares held by LSB Funding and its affiliates whose votes are excluded with respect to the Exchange Proposal, will be entitled to notice of and to vote at the Special Meeting.

Q: What	stockholder approvals are needed?

A: Approval

of each of the proposals to be voted on at the Special Meeting requires the affirmative vote of a majority of the votes cast on the proposal. The Exchange Proposal will require approval by a majority of the shares not held by LSB Funding and its affiliates. Additionally, we are seeking approval by the holder of a majority of shares of Series E-1 Preferred, which shares are all held by LSB Funding, in connection with the Dividend Rights Amendment.

Q: Am	I entitled to appraisal rights in connection with the Exchange Proposal?

A: Under	Delaware law, our stockholders are not entitled to appraisal rights or other similar rights in connection with the Exchange Proposal.

Q: What	do I need to do now?

A: After	you have carefully read and considered this proxy statement in its entirety, please vote your shares as promptly as possible by proxy by:

•	accessing the Internet website specified on your enclosed proxy card;

•	calling the telephone number specified on your proxy card; or

•	completing, signing and dating your proxy card and returning it in the postage-paid envelope provided, so that your shares may be represented and voted at the Special Meeting.

If your shares are held in the name of a bank, broker or other fiduciary, please follow the instructions furnished by the record holder. In order to assure that your vote is obtained and your shares are represented at the Special Meeting, please vote your shares by proxy as instructed on your proxy card even if you currently plan to attend the Special Meeting virtually.

If you vote your proxy over the Internet or by telephone, you must do so before 11:59 p.m. (Eastern time) on                     , 2021, the day before the Special Meeting. If you hold shares in the name of a bank or broker, please follow the voting instructions provided by your bank or broker to ensure that your shares are represented at the Special Meeting. Please note that most banks and brokers permit their beneficial owners to vote by telephone or by Internet. If you hold shares in street name, see the question below regarding what you should do if your shares are held for you in “street name.”

Q: What	happens if I return my proxy card but don’t indicate how to vote?

A: If	you return your proxy card but do not indicate how you want to vote with respect to a particular proposal, your proxy will be counted as a vote “FOR” the approval of such proposal.

Q: What	if I fail to vote or abstain from voting?

A: Approval

and adoption of each of the proposals to be considered at the Special Meeting requires the affirmative vote of a majority of the votes cast on such proposal. Abstentions and broker non-votes will have no effect on the outcome of any proposal.

Q: If	my shares are held for me in “street name,” will my broker, bank or other nominee automatically vote my shares for me?

A: No.

If you do not provide your broker, bank or other nominee with instructions on how to vote the shares held for you in “street name,” your broker, bank or other nominee will not vote those shares on the Exchange Proposal, the Share Increase Amendment or the Dividend Rights Amendment. If you do not give voting instructions to your broker, bank or other nominee, you will not be counted as voting, unless you appear online at the Special Meeting with a legal, valid proxy from the record holder of those shares. Therefore, if your shares are held in “street name” by your broker, bank or other nominee, you should make certain that you instruct your broker, bank or other nominee how to vote your shares. If you do not give voting instructions to your broker, bank or other nominee with respect to any proposal, there will be no effect, as if you did not cast votes at the Special Meeting with respect to the proposal. In addition, please check the voting form used by your broker, bank or other nominee to see if that form offers voting by telephone or through the Internet.

Q: Can	I change my vote after I have delivered my proxy?

A: Yes.	You can change your vote at any time before your proxy is voted at the Special Meeting. You can do this in one of the following ways:

•	First, you may timely deliver a valid, later-dated proxy, or cast a new proxy vote over the Internet or by telephone.

•

Second, you may provide a written notice to the Company’s corporate secretary before the Special Meeting indicating that you have revoked your proxy. The contact information for the corporate secretary of the Company is as follows: Attn: Michael J. Foster, Secretary, LSB Industries, Inc., 3505 NW 63rd Street, Suite 500 Oklahoma City, Oklahoma 73116.

•	Third, you may vote virtually at the Special Meeting.

If you vote your proxy over the Internet or by telephone, you must do so before 11:59 p.m. (Eastern time) on                     , 2021, the day before the Special Meeting.

If you have instructed your broker, bank or other nominee how to vote your shares, you must follow the directions you receive from your broker, bank or other nominee to change those instructions.

Q: What	do I do if I receive more than one set of proxy materials?

A: You

may receive more than one set of voting materials for the Special Meeting, including multiple copies of this proxy statement, proxy cards and/or voting instruction forms. This can occur if you hold your shares in more than one brokerage account, if you hold shares directly as a record holder and also in “street name,” or otherwise through a nominee, and in certain other circumstances. If you receive more than one set of voting materials, we encourage you to vote and/or return each set separately in order to ensure that all of your shares are voted.

Q: Who	can help answer my questions?

A: If	you have questions about the proposals or if you need additional copies of this proxy statement or the enclosed proxy card you should contact:

Okapi Partners LLC

Toll-free at                             , or via email to

PROPOSAL NO. 1

APPROVAL, IN ACCORDANCE WITH SECTION 312.03 OF THE NYSE LISTED COMPANY MANUAL, OF THE ISSUANCE AND SALE OF UP TO 60,422,776 SHARES OF COMMON STOCK UPON THE EXCHANGE OF SHARES OF PREFERRED STOCK

General

As part of its ongoing consideration and evaluation of its long-term value creation opportunities, the Board and senior management regularly review and assess the Company’s business strategies, objectives and key initiatives, including strategic opportunities and challenges, and have considered various strategic options potentially available to the Company, all with the goal of enhancing value for LSB stockholders. The strategic considerations have focused on, among other things, the Company’s growth opportunities, as well as the business environment facing the Company and its industry and have from time to time included consideration of capital structure, potential business combination, acquisition or sale transactions and other financial and strategic alternatives.

Background of the Transaction

As part of its routine strategic review process, the Company’s Board and senior management from time to time has considered strategic alternatives, including potentially accretive strategic acquisitions and the potential redemption or exchange of the Series E-1 Preferred and Series F-1 Preferred (any such potential redemption or exchange transaction, a “Preferred Stock Exchange”). This process included a discussion of a potential Preferred Stock Exchange that occurred at a meeting of the Company’s Board held on July 31, 2019. When the Company’s Board and senior management discussed a potential Preferred Stock Exchange at that meeting, and generally otherwise considered a potential Preferred Stock Exchange, members of the Company’s Board who are designated by LSB Funding, the holder of all outstanding shares of Series E-1 Preferred and Series F-1 Preferred, did not attend or participate in those discussions.

On April 2, 2020, the Company’s Board met to discuss, among other things, the Company’s operational performance and liquidity position, as well as the impact of COVID-19 on the Company’s performance and liquidity. At that meeting, the Company’s Board also engaged in discussions of strategic alternatives, including potential mergers, acquisitions, and a balance sheet recapitalization, which would, among other things, allow the Company more flexibility in refinancing its outstanding debt and/or raising additional financing and using equity as consideration in any potential M&A transactions. Also at that meeting, the Company’s Board resolved to create an ad hoc special committee of the Company’s Board, which would, among other things, (i) review and evaluate potential transactions; (ii) consider whether it was fair and in the best interests of the Company to engage in any potential transactions; (iii) participate in, consult with, and advise management with respect to (in consultation with the Company’s Board), negotiations regarding the terms and conditions of any potential transaction; and (iv) approve any potential transaction (subject to further approval by the Company’s Board). In addition, the Board determined that if a proposed transaction were to be entered into with a Company stockholder or other entity affiliated with a Company stockholder, then the Company’s Board would not recommend or approve any such transaction unless it had been recommended and approved by such committee. Following a discussion, the Company’s Board resolved that Barry Golsen, Richard Roedel, Richard Sanders, and Lynn White would serve as members of the ad hoc special committee. Following its formation at the April 2, 2020 meeting of the Company’s Board, the ad hoc special committee did not hold any meetings.

In the months following the April 2, 2020 meeting of the Company’s Board, members of the Company’s senior management, in consultation with the Company’s financial advisor, Jefferies LLC (“Jefferies”), preliminarily explored several potential strategic acquisition transactions. In addition, the Company’s senior management, in consultation with Jefferies, held discussions with numerous third-party financial sponsors and capital providers to explore their interest in providing capital for an acquisition, should the Company want to pursue one, or as part of a balance sheet recapitalization. As a result of this process, it became apparent to the Company’s management and Board that it would be in the best interests of the Company to explore the possibility of exchanging the Series E-1 Preferred and the Series F-1 Preferred, if possible, to improve the Company’s ability to attract and execute any such acquisitions or recapitalization opportunities. LSB Funding executed a non-disclosure agreement with the Company on July 16, 2020, and Mr. Mark Behrman, the Company’s President and Chief Executive Officer, held preliminary discussions with representatives of LSB Funding regarding potential acquisition transactions, including preliminary and non-specific discussions regarding whether LSB Funding would generally be willing to exchange the Series E-1 Preferred and Series F-1 Preferred in connection with those potential transactions and/or potentially provide additional capital in connection therewith. After several conversations regarding the potential acquisitions, the future of the Company, including growth opportunities, and the state of the markets in which the Company operates, LSB Funding expressed its general openness to the possibility of exchanging its Series E-1 Preferred and Series F-1 Preferred, and/or potentially providing additional capital, each in connection with a potential acquisition should the Company find an attractive strategic acquisition that was executable. Those discussions with LSB Funding did not include any discussion of the potential terms or conditions, if any, on which LSB Funding might be willing to exchange the Series E-1 Preferred and Series F-1 Preferred or provide additional capital.

On August 13, 2020, the Company’s Board met to discuss, among other things, the Company’s operational performance and liquidity position, as well as the Company’s ongoing strategic review process, which included a review of potential strategic acquisitions. The LSB Funding designees to the Company’s Board did not attend the portion of the meeting at which the Company’s Board discussed specific potential strategic acquisitions. In connection with that discussion, Mr. Behrman stated that Mr. Todd Boehly, the Co-Founder, Chairman, and Chief Executive Officer of Eldridge Industries, LLC, an affiliate of LSB Funding, had reiterated to Mr. Behrman, in a conversation initiated by Mr. Behrman, that LSB Funding would generally be open to the possibility of exchanging its Series E-1 Preferred and Series F-1 Preferred under certain circumstances. The members of the Company’s Board asked questions regarding Mr. Behrman’s discussion with Mr. Boehly and, among other things, Mr. Behrman confirmed that he had not discussed with Mr. Boehly the potential terms and conditions on which the Series E-1 Preferred and Series F-1 Preferred could be exchanged, and that the Company would continue to explore potential alternative financing sources for a potential strategic acquisition.

At a meeting of the Company’s Board held on September 11, 2020 and continued on September 14, 2020, the Company’s Board discussed the potential acquisition opportunities that had previously been evaluated by the Company’s senior management and discussed with the Company’s Board, and agreed with the assessment provided by the Company’s senior management, that those potential acquisition opportunities were worth pursuing and would likely require an exchange of the Series E-1 Preferred and Series F-1 Preferred in order to enable the Company to obtain the necessary financing for such transactions because any potential investor would need to see a clear path to removing the burden of the accreting preferred stock before making any substantive investment in the Company. However, no terms of a potential exchange of the Series E-1 Preferred and Series F-1 Preferred were discussed at this meeting. Additionally, any refinancing of the current secured notes would almost certainly require an extension of the date on which LSB Funding could first require the redemption of the Series E-1 Preferred. Because LSB Funding held all of the shares of Series E-1 Preferred and Series F-1 Preferred, was a current Company stockholder, and had designated directors to serve on the Board of Directors, the Board resolved to form an independent special committee (the “Special Committee”) to, among other things, evaluate the soundness and viability of those transactions, including a potential Preferred Stock Exchange associated therewith, and consider other potential strategic transactions.

On September 14, 2020, the Company’s Board unanimously voted to form the Special Committee, which comprised Diana Peninger, Richard Roedel, Richard Sanders, and Lynn White, each of whom was determined by the Board to be independent with respect to the potential strategic transactions and with respect to LSB Funding. The Special Committee was, among other things, authorized and empowered to (i) conduct an independent review of the proposed potential strategic transactions; to negotiate or direct the negotiation thereof; to establish, approve, modify, monitor, and direct the processes and procedures related thereto; and ultimately to determine whether the proposed potential strategic transactions were advisable, fair to, and in the best interests of, the Company and all of its stockholders; (ii) evaluate, assess whether to proceed (or not to proceed) with, and review the terms and conditions of the proposed potential strategic transactions, to the extent the Special Committee deemed appropriate, and in doing so to reach its own determinations and conclusions regarding whether the Company should proceed with, or not proceed with, such proposed potential strategic transactions; (iii) at the expense of the Company, retain and employ, or direct the Company to retain and employ, legal and financial advisors to advise the Special Committee and assist it in connection with fulfilling its duties and functions as were authorized; (iv) provide such legal and financial advisors, agents, and other advisors with such information as the Special Committee deemed necessary, appropriate, or advisable; (v) consult with members of the Company’s management and access Company materials that may be relevant to evaluating the potential strategic transactions; and (vi) evaluate strategic alternatives that may otherwise be available to the Company. In forming the Special Committee, the Company’s Board resolved not to approve or recommend any potential strategic transactions without a prior favorable recommendation from the Special Committee.

On September 16, 2020, the Special Committee held its first meeting and, among other things, elected Messrs. Roedel and White as Co-Chairs (collectively, the “Co-Chairs”), and discussed potential legal and financial advisors that would be appropriate to advise the Special Committee. The Special Committee also requested that Mr. White engage with an independent compensation consultant to explore appropriate committee compensation arrangements, and preliminarily discussed the processes for evaluating possible strategic transactions.

On September 22, 2020, the Special Committee met and continued to discuss potential financial advisors to advise the Special Committee. The Special Committee also interviewed potential legal advisors, including Blank Rome LLP (“Blank Rome”). Following those interviews, and after determining that Blank Rome had no disabling conflicts of interest with respect to LSB Funding, the potential counterparties for the strategic transactions the Special Committee was evaluating at that time that could potentially involve a Preferred Stock Exchange, or the Company, the Special Committee selected Blank Rome as legal counsel to the Special Committee.

On September 30, 2020, at a meeting of the Special Committee, representatives of Blank Rome discussed, among other matters, the Special Committee’s fiduciary duties under Delaware law with regard to strategic transactions, related-party transactions, and stockholder approval requirements for such transactions. Further discussions regarding these matters were held at subsequent meetings of the Special Committee.

Between September 2020 and January 2021, the Company continued to consider the potential strategic acquisition transactions that it had previously discussed with the Company’s Board, as well as certain additional potential acquisition opportunities that had arisen in the intervening months. At multiple meetings held during this time period, including meetings held on September 25, September 30, October 9, October 20, and October 22, the Special Committee discussed those potential acquisitions, which could have potentially involved a Preferred Stock Exchange as a means of facilitating financing for such acquisitions. During this time period, the Special Committee also interviewed various financial advisors, but determined not to engage a financial advisor (and incur the corresponding expense for the Company) until the Special Committee had determined that a potential strategic transaction was viable and worth pursuing.

At a meeting of the Company’s Board held on November 5, 2020, the Special Committee provided the Company’s Board with a review of the Special Committee’s activities to date. At that meeting, the members of the Company’s Board who were not members of the Special Committee or designated by LSB Funding approved compensation to the Special Committee members for their service, which compensation had been determined to be reasonable by an independent compensation consultant.

At a meeting of the Company’s Board held on January 21, 2021, Mr. Behrman updated the directors regarding the status of certain potential acquisition transactions that the Company had been exploring under the direction of the Special Committee. That included a discussion of the potential strategic acquisitions that the Company’s Board had discussed at its September 11 and September 14 meetings, which acquisitions were not ultimately consummated, as the potential transaction counterparties ultimately determined not to proceed with a transaction. The Company’s Board also discussed the potential acquisition opportunities that had arisen in the months following the September 11 and September 14 meetings. At the January 21, 2021 meeting of the Company’s Board, the Special Committee informed the Company’s Board that the Special Committee had consulted with the Company’s management and was aware of all outstanding strategic activity.

On January 26, 2021, the Co-Chairs briefed the Special Committee on their discussion, which occurred following the January 21, 2021 meeting of the Company’s Board, with Mr. Behrman regarding the status of the potential acquisition then being considered, which included a discussion of the fact that due diligence related to that transaction had only recently commenced. The Special Committee requested that management move forward to explore LSB Funding’s interest in a potential Preferred Stock Exchange, and/or in potentially providing alternative financing assistance, each in connection with the potential acquisition then being considered. Given the preliminary nature of the discussions with LSB Funding regarding its interest in a Preferred Stock Exchange, and the fact that due diligence regarding the potential strategic acquisition had only recently commenced, the Special Committee determined at the meeting that it was advisable to delay the engagement of a financial advisor until matters were further advanced.

On February 1, 2021, Mr. Behrman had a high-level discussion with LSB Funding regarding its interest in a potential Preferred Stock Exchange and/or in potentially providing such alternative financing assistance, but did not negotiate or discuss the terms and conditions upon which such a transaction or financing transaction could potentially occur.

In February 2021, the Special Committee continued to evaluate a potential strategic acquisition transaction that had been identified by members of the Company’s senior management and discussed at the January 21, 2021 meeting of the Company’s Board and the January 26, 2021 Special Committee meeting. This potential strategic acquisition would potentially also have involved a Preferred Stock Exchange as a way to facilitate the Company financing the transaction. The Special Committee had not yet engaged a financial advisor at this time, so the Co-Chairs, acting on behalf of the Special Committee, asked the Company to task Jefferies with preparing a presentation regarding that potential transaction and a potential related recapitalization of the Company, which would potentially include a Preferred Stock Exchange. Jefferies prepared the requested materials (the “Discussion Materials”), which the Special Committee and its counsel reviewed. A conference call was held on February 8, 2021, at the Special Committee’s request and invitation, among Jefferies representatives; representatives of Ropes & Gray LLP (“Ropes & Gray”), outside counsel to the Company; Mr. Behrman; the Co-Chairs; and representatives of Blank Rome. The Jefferies representatives reviewed the Discussion Materials during that call, and the parties discussed, among other things, potential financing alternatives for the potential strategic transaction. The participants on that call, including the Co-Chairs (subject to discussion with and approval by the full Special Committee), concluded that the Company should submit a competitive bid in connection with the potential strategic acquisition, and therefore determined it was advisable to further engage with LSB Funding to discuss potential financing of that transaction, including a Preferred Stock Exchange.

On February 8, 2021, the Special Committee provided the Discussion Materials to Perella Weinberg Partners LP (“Perella Weinberg”), a financial advisor that the Special Committee was considering engaging. The Co-Chairs and representatives of Blank Rome subsequently held a conference call with representatives of Perella Weinberg to review the details of those discussion materials. At that time, the Special Committee decided to defer the engagement of a financial advisor until discussions regarding a potential strategic transaction had progressed beyond the preliminary stage.

Following that February 8 discussion, the Special Committee concluded (with the support of members of the Company’s senior management) that the Company should make a competitive bid in connection with the potential strategic acquisition and that, to make such a bid, a potential recapitalization, including a Preferred Stock Exchange, would need to be discussed with LSB Funding. The Special Committee therefore requested that Mr. Behrman approach LSB Funding regarding its interest in assisting with the financing for the potential acquisition, including through a possible Preferred Stock Exchange. However, the Special Committee instructed Mr. Behrman not to negotiate or discuss any possible terms and conditions upon which a Preferred Stock Exchange or alternative financing by LSB Funding could potentially occur.

On February 9, 2021, the Special Committee authorized the Company to provide, pursuant to the non-disclosure agreement previously executed between the Company and LSB Funding on July 16, 2020, the Discussion Materials to LSB Funding to gauge LSB Funding’s interest in assisting with the financing of the contemplated acquisition. Mr. Behrman sent the Discussion Materials to LSB Funding on February 9, 2021 and had a brief discussion with a representative of LSB Funding on February 9, 2021, which only addressed LSB Funding’s potential interest in assisting with the financing for the potential acquisition through a possible Preferred Stock Exchange. During that discussion, as instructed by the Special Committee, Mr. Behrman and the LSB Funding representative did not negotiate or discuss the terms and conditions, if any, upon which such a transaction could potentially occur.

Following Mr. Behrman’s discussion with LSB Funding and transmittal of the Discussion Materials, the Company’s senior management identified certain issues in connection with their due diligence of the potential strategic acquisition, which issues made that potential acquisition materially less attractive, in the Company’s view. As a result of those issues, the potential strategic acquisition that had previously been considered did not progress to involve any substantive negotiations with the potential counterparty, and therefore no discussions occurred with LSB Funding regarding the potential terms of any associated Preferred Stock Exchange.

On February 10, 2021, the Special Committee met to discuss, among other matters, the status of the potential acquisition and the results of the recently concluded due diligence of that acquisition, the prior discussions with LSB Funding regarding LSB Funding’s openness to a Preferred Stock Exchange and/or LSB Funding potentially participating in new financing for the potential acquisition, and the Special Committee members’ fiduciary duties under Delaware law with respect to the potential transactions.

Between February and April 2021, members of Company’s senior management, acting at the Special Committee’s direction and under its supervision, continued to review certain potential acquisition transactions. In late March 2021, Mr. Behrman informed the Special Committee that since the potential strategic acquisitions that had previously been considered had been abandoned or were not progressing meaningfully, he recommended that the Special Committee consider whether to engage in a potential standalone Preferred Stock Exchange, and that the Company explore whether LSB Funding was potentially interested in such a transaction without a corresponding strategic acquisition. The Special Committee authorized Mr. Behrman to have a discussion with a representative of LSB Funding to discuss its interest in entering into a Preferred Stock Exchange without the Company making a strategic acquisition. During Mr. Behrman’s conversation with a representative of LSB Funding, the representative expressed that, subject to negotiation of terms and conditions satisfactory to LSB Funding, LSB Funding would be willing to explore a Preferred Stock Exchange on a standalone basis.

On April 13, 2021, a conference call was held among the Special Committee, the Company’s senior management, Blank Rome, Ropes & Gray, and Jefferies to discuss, among other things, the merits of a Preferred Stock Exchange on a standalone basis and its potential impact on the Company. The participants also discussed the Special Committee’s intentions to engage a financial advisor to assist the Special Committee in evaluating a potential Preferred Stock Exchange.

On April 19, 2021, a conference call was held among the Co-Chairs, the Company’s senior management, Blank Rome and Ropes & Gray to discuss, among other things, the status of M&A discussions, the Special Committee’s planned engagement of Perella Weinberg and protocols for discussion with LSB Funding.

On April 20, 2021, at a meeting of the Special Committee, the Co-Chairs briefed the Special Committee regarding the status of an additional potential acquisition, as well as future discussions the Co-Chairs expected to have with LSB Funding regarding a Preferred Stock Exchange and certain other potential transactions that could involve LSB Funding, including a potential common stock rights offering to be backstopped by LSB Funding and/or a refinancing of the Company’s senior secured notes, of which an affiliate of LSB Funding holds

$50 million of the $435 million outstanding principal amount. After a discussion, the Special Committee agreed that it would be beneficial to the Company to move forward with the process of evaluating a Preferred Stock Exchange. Also at this meeting, representatives of Blank Rome continued to advise the Special Committee of their fiduciary duties under Delaware law in connection with any such transactions, and the Special Committee discussed certain procedural protections that could be implemented in connection with any such transactions.

On April 22, 2021, after determining that Perella Weinberg had no disabling conflicts of interest, the Special Committee engaged Perella Weinberg as the Special Committee’s financial advisor in connection with potential transactions that might be considered, including related-party financings and/or merger or acquisition transactions.

At this time, the Company’s senior management and the Special Committee believed that, if possible, it would be advisable to proceed with a Preferred Stock Exchange on a standalone basis, with a Preferred Stock Exchange also to be considered in connection with a potential strategic acquisition opportunity if a credible opportunity were to be identified. The Special Committee believed that a Preferred Stock Exchange was important to the Company, whether or not it occurred in connection with a strategic acquisition transaction, for several reasons, both as they relate to financial statement impact as well as to strategic benefits to the Company including that it would (i) eliminate LSB Funding’s right to require the Company to pay in 2023 the $419 million of liquidation value that would be due to LSB Funding pursuant to the terms of the Series E-1 Preferred and Series F-1 Preferred, and the risks to the Company’s business associated with that feature; (ii) foster future growth by the Company; (iii) enable possible future merger and acquisition transactions; (iv) deleverage the Company’s balance sheet, especially in light of the rating agencies’ treatment of the Series E-1 Preferred; and (v) lower the Company’s cost of capital. The Special Committee therefore concluded that pursuing a Preferred Stock Exchange would be in the best interests of the Company and its common stockholders.

The Special Committee requested that representatives of Blank Rome meet with representatives of Wilmer Cutler Pickering Hale and Dorr LLP (“WilmerHale”), counsel to LSB Funding, to discuss the ground rules for negotiations of a Preferred Stock Exchange, but not to negotiate or discuss any terms of that transaction. On April 26, 2021, representatives of the two firms held a telephone conference in which they discussed various aspects of a Preferred Stock Exchange, including the role of the Special Committee, process considerations, certain non-economic aspects of a Preferred Stock Exchange, the standards of review that a Delaware court could apply to the Preferred Stock Exchange under Delaware law, considerations pertaining to conditioning a Preferred Stock Exchange upon approval by a majority of shares held by the Company’s stockholders who are not affiliated with LSB Funding, and the rules of the New York Stock Exchange regarding, among other things, stockholder approval requirements. The parties agreed that until it was determined whether a Preferred Stock Exchange would be subject to a majority-of-unaffiliated stockholder vote, no negotiations or discussions of transaction terms would occur.

At meetings held on May 3, 2021, May 10, 2021 and May 12, 2021, Perella Weinberg discussed with the Special Committee the potential Preferred Stock Exchange, including certain financial aspects and terms. At these meetings and at other meetings held during April and May 2021, the Special Committee discussed possible stockholder approval requirements with regard to a Preferred Stock Exchange.

On May 4, 2021 and May 10, 2021, there also were all-hands conference calls, which included members of Company management, Company legal and financial advisors, the Special Committee, and the Special Committee’s legal and financial advisors, at which various transaction-related matters were discussed, including financial aspects of a potential Preferred Stock Exchange.

At its May 12, 2021 meeting, the Special Committee determined, taking into consideration, among other things, its previous discussions with its advisors, to propose to LSB Funding that the Series E-1 Preferred and Series F-1 Preferred be exchanged for Company common stock at the 20-day Volume Weighted Average Price of the Company’s common stock (“VWAP”) as of the night before signing a definitive exchange agreement, with the holders of Company stock to receive in connection with a Preferred Stock Exchange a special dividend of 0.35 shares of Company common stock for each share of common stock owned, with any such amount received by LSB Funding reducing the consideration otherwise payable in a Preferred Stock Exchange.

On May 28, 2021, on a call among Messrs. Roedel, Behrman, and Boehly, the participants discussed a Preferred Stock Exchange, and Mr. Boehly indicated that LSB Funding would require that any such Preferred Stock Exchange, assuming agreement on the terms and conditions thereof, be approved by a vote of the majority of the shares held by unaffiliated stockholders of the Company, which would exclude shares held by LSB Funding and its affiliates. Mr. Roedel indicated his expectation that the Special Committee would be willing to proceed with the potential Preferred Stock Exchange subject to a majority of the unaffiliated voting condition.

At a meeting held on June 1, 2021, the Special Committee, following deliberation and discussion, unanimously resolved that any Preferred Stock Exchange would be subject to approval of the majority of the shares held by unaffiliated stockholders of the Company and unanimously voted to authorize the Co-Chairs to thereafter contact LSB Funding to communicate the Special Committee’s agreement to require that any Preferred Stock Exchange be conditioned upon approval by a vote of the majority of the unaffiliated stockholders of the Company and to begin to discuss the terms of a Preferred Stock Exchange.

In connection with these planned discussions with LSB Funding, the Special Committee requested that Mr. Behrman help facilitate the discussions, given his substantial knowledge of the Company’s operations, financial status and terms of the Series E-1 Preferred and Series F-1 Preferred held by LSB Funding. The Special Committee conditioned Mr. Behrman’s participation on the understanding that he would act pursuant to the Special Committee’s sole discretion and authority, report back to the Special Committee regularly to seek their direction in connection with any such discussions, and that there was no delegation to Mr. Behrman of any of the Special Committee’s duties or decision-making authority. Mr. Behrman confirmed his understanding.

On June 8, 2021, a discussion was held among the Co-Chairs and Mr. Boehly regarding a Preferred Stock Exchange, with Mr. Behrman participating at the invitation and direction of the Co-Chairs. During the discussion, the parties negotiated, among other things, (i) the potential exchange price for the Series E-1 Preferred and Series F-1 Preferred; (ii) the methodology for determining the exchange price; and (iii) the Special Committee’s proposal that, in connection with a potential Preferred Stock Exchange, a special common stock dividend (the “Dividend”) be paid, but that any such amount received by LSB Funding or any of its affiliates would reduce the consideration otherwise payable in a Preferred Stock Exchange. During the discussion, the Co-Chairs proposed that a Preferred Stock Exchange occur on the economic terms that the Special Committee had previously agreed to propose at their May 12, 2021 meeting, while LSB Funding proposed that, among other terms, its preferred stock should be exchanged for Company common stock at the 30-day VWAP, with the holders of Company common stock unaffiliated with LSB Funding to receive a Dividend of 0.25 per share. Following those negotiations, the parties preliminarily agreed that the exchange price would be based on a 30-day trailing VWAP, the date as of which the 30-day trailing VWAP would be measured (the last trading date prior to the date on which a definitive agreement memorializing a Preferred Stock Exchange is signed), and that a 0.30 per share Dividend would be paid in connection with a Preferred Stock Exchange, with the amount of such Dividend received by LSB Funding and its affiliates reducing the consideration otherwise payable in a Preferred Stock Exchange, subject to Special Committee approval and agreement of those and other provisions in a definitive agreement.

At a meeting of the Special Committee held on June 9, 2021, Blank Rome discussed with the Special Committee the process by which the parties would proceed to negotiate the definitive terms and conditions of a Preferred Stock Exchange, with Blank Rome noting that the Co-Chairs had authorized Ropes & Gray to prepare initial drafts of those transactional documents given their familiarity with the relevant documents and the associated efficiencies, with Blank Rome to supervise the drafting and with the Special Committee to maintain full authority over transactional terms. In addition, the Special Committee further discussed with Perella

Weinberg the financial terms of the proposed Preferred Stock Exchange and certain related aspects, including the basis for determining the exchange price and the amount of the Dividend. Following discussions and deliberation, including the conclusion that further negotiations would not result in better terms for a Preferred Stock Exchange and would only delay an otherwise beneficial transaction, the Special Committee unanimously authorized moving forward with the drafting and negotiation of a definitive agreement to memorialize a Preferred Stock Exchange, which agreement would include, among other provisions, (i) an exchange price equal to the 30-day trailing VWAP; (ii) a Dividend of 0.30 shares of common stock to be issued for each share of common stock held by stockholders, subject to the amount of such Stock Dividend paid to LSB Funding and its affiliates reducing the consideration otherwise payable to LSB Funding in a Preferred Exchange; and (iii) that the 30-day VWAP would be determined as of the last trading date prior to the date a definitive agreement is signed.

Thereafter, at the direction of Special Committee, Blank Rome approached Perella Weinberg regarding the process for rendering a fairness opinion in connection with the proposed Preferred Stock Exchange. Representatives of Perella Weinberg informed Blank Rome that Perella Weinberg could continue to provide the Special Committee with financial advisory services with respect to the proposed Preferred Stock Exchange but, as an institutional matter, it was not Perella Weinberg’s customary practice to render opinions in connection with financing transactions such as the Preferred Stock Exchange.

At a meeting held on June 15, 2021, Blank Rome informed the Special Committee of its discussions with representatives of Perella Weinberg regarding the delivery of an opinion in connection with a financing transaction such as the Preferred Stock Exchange. The Special Committee authorized the Co-Chairs to have further discussions with Perella Weinberg on this matter (which were subsequently held on June 16th) and to investigate the possible engagement of another financial advisor that would have the ability to consider rendering a fairness opinion in connection with a Preferred Stock Exchange.

On June 16, 2021, WilmerHale indicated to the Special Committee, in a summary of material terms, that the Special Committee obtaining a fairness opinion would be a condition to LSB Funding’s proceeding with a Preferred Stock Exchange.

On June 16, 2021, the Co-Chairs commenced an interview process to identify other potential financial advisors to advise the Special Committee in connection with a Preferred Stock Exchange that did not have an institutional position that would prevent them from rendering a fairness opinion in connection with a transaction like a Preferred Stock Exchange.

On June 21, 2021, Blank Rome provided WilmerHale with a draft Securities Exchange Agreement (the “Securities Exchange Agreement”) in connection with the proposed Preferred Stock Exchange.

On June 23, 2021, the Special Committee determined, given the expected engagement of another financial advisor to assist the Special Committee in evaluating, and to potentially provide the Special Committee with a fairness opinion regarding, a Preferred Stock Exchange, that it would not also require additional services from Perella Weinberg in connection with the Preferred Stock Exchange.

On June 27, 2021, a conference call took place among Mr. Boehly, Eldridge Industries’ internal counsel, the Co-Chairs, Mr. Behrman and the Company’s General Counsel (the representatives of the Company participating at the Co-Chairs’ request), during which various open issues in the Securities Exchange Agreement were discussed and many were resolved. Representatives of WilmerHale, Blank Rome and Ropes & Gray were present to respond to questions. The Co-Chairs led these negotiations, with the assistance where requested from Mr. Behrman and the Company’s General Counsel.

At a meeting of the Special Committee held on June 28, 2021, attended by all members of the Special Committee as well as representatives of Blank Rome, several significant provisions of the Securities Exchange Agreement were discussed. In addition, the Special Committee discussed its process to identify and interview other potential financial advisors, including the Special Committee’s discussions with Houlihan Lokey Capital, Inc. (“Houlihan Lokey”), which the Special Committee learned had prior experience rendering opinions in transactions involving the exchange of preferred securities for common stock of the issuer. After determining that Houlihan Lokey had no disabling conflicts of interest with respect to LSB Funding or the Company, the Special Committee determined to engage Houlihan Lokey as its financial advisor in connection with a Preferred Stock Exchange.

On June 28, 2021, the Special Committee and the Company entered into an engagement letter with Houlihan Lokey.

On July 1, 2021, WilmerHale circulated a revised draft of the Securities Exchange Agreement reflecting the resolution of certain of the issues discussed at the June 27 meeting and raising certain additional issues.

Also, on July 1, 2021, Perella Weinberg informed the Special Committee that it intended to terminate its engagement and, on July 3, 2021, provided the Special Committee with formal notification of such termination effective as of July 1, 2021, in which it waived the payment of fees payable under its engagement letter, including any advisory fee payable during the tail period of such engagement letter, and the obligation of the Special Committee to engage Perella Weinberg for subsequent transactions. All other provisions of the engagement letter, including the Company’s expense reimbursement, confidentiality and indemnification obligations, remain in effect in accordance with the terms of the engagement letter.

On July 3, 2021, Blank Rome submitted to WilmerHale a list of business and legal issues concerning a Preferred Stock Exchange, which list was prepared in consultation with the Company’s General Counsel (who was consulted at the request of the Co-Chairs).

On July 6, 2021, WilmerHale provided Blank Rome with a response to the issues list addressing the identified open business and legal issues with respect to the Securities Exchange Agreement.

From July 6, 2021 through July 17, 2021, the parties negotiated the Securities Exchange Agreement and various issues via conference calls, and several drafts of the Securities Exchange Agreement were exchanged between the parties, with those discussions occurring under the supervision of the Special Committee and Blank Rome. The parties discussed and negotiated various issues, including, without limitation, the scope of the representations and warranties, required antitrust filings, the required threshold of LSB Funding shareholdings in order for it to have certain pre-emptive rights and consent rights over significant transactions, clarifications to the scope of the existing registration rights agreement, the parties’ respective conditions to closing (including the circumstances that would or would not trigger the “material adverse effect” closing condition), the rights of the parties to terminate the transaction, the amount and conditions of payment by the Company of expenses, the payment by the Company of a termination fee in certain circumstances, and the payment of the liquidation value of the Preferred Stock upon termination of the Securities Exchange Agreement due to the Company entering into a superior proposal, and the termination or modification of the standstill provisions contained in the Board Representation and Standstill Agreement (the “Standstill Agreement”). The negotiations regarding the standstill provisions resulted in an agreement (a) to delete certain prohibited activities, including, among other things, (i) calling a special meeting of the stockholders and (ii) proposing to remove, or voting to remove, any directors of the Company, and (b) to shorten the term of the standstill provisions so that they will terminate no later than the second anniversary of the closing date of a Preferred Stock Exchange. The parties also resolved the other material open items discussed during the negotiations.

Throughout this period, the Special Committee received updates from Blank Rome regarding the status of the negotiations, including summaries of the material outstanding issues under the Securities Exchange Agreement.

At a meeting of the Special Committee held on July 6, 2021, attended by all members of the Special Committee and representatives of Blank Rome and Houlihan Lokey, the Houlihan Lokey representatives discussed the procedures they would follow in the course of their engagement, the information they had received to date and would continue to receive in connection with the engagement, and provided a timeline for the potential delivery of its analysis and opinion. After the representatives of Houlihan Lokey left the meeting, a representative of Blank Rome updated the Special Committee on the status of negotiations of the Securities Exchange Agreement.

At a meeting of the Special Committee held on July 14, 2021, attended by all members of the Special Committee, representatives of Blank Rome and representatives of Houlihan Lokey, Blank Rome provided a summary of the current draft of the Securities Exchange Agreement, a copy of which had been previously distributed to the members of the Special Committee. Representatives of Houlihan Lokey reviewed with the Special Committee its preliminary financial analysis of a Preferred Stock Exchange.

At a meeting of the Special Committee held on July 17, 2021, attended by all members of the Special Committee; representatives of Blank Rome; representatives of Houlihan Lokey; and, by invitation of the Co-Chairs, Mr. Behrman, the Company’s General Counsel, and Mr. Steve Packebush and Mr. Barry Golsen, directors of the Company and Mr. Jack Golsen, Chairman Emeritus of the Board of Directors. At this meeting, representatives of Houlihan Lokey reviewed with the Special Committee its updated preliminary financial analysis of a Preferred Stock Exchange.

At that meeting, the Special Committee discussed the benefits to the Company of entering into the Securities Exchange Agreement and the overall positive impact that a Preferred Stock Exchange would have on the Company’s financial position and capital structure more generally. The Special Committee discussed its view that a Preferred Stock Exchange upon the terms that had been negotiated would likely have a number of material benefits, as it would, among other things, (i) better position the Company to take advantage of future growth opportunities; (ii) better position the Company to restructure its existing debt on more beneficial terms as it could cause the ratings agencies to upgrade the Company’s credit rating; (iii) reduce the Company’s cost of capital; (iv) reduce the Company’s debt leverage, especially as the rating agencies consider the Series E-1 Preferred as indebtedness for credit rating purposes; (v) improve the Company’s balance sheet, thus enabling the Company to fund organic growth and take advantage of accretive acquisition opportunities; and (vi) eliminate the subordination of the Company’s common stockholders to the Series E-1 Preferred’s annual14.5% cumulative dividends (which would otherwise increase to 16.0% annually by April 2023) and the liquidation preference on the Series E-1 Preferred. The Special Committee noted its view that, particularly in light of the Dividend, a Preferred Stock Exchange would be accretive to the unaffiliated stockholders; that the Company would be left better capitalized at an opportune time, during a period of increased pricing for the Company’s products; and that the terms of a Preferred Stock Exchange would enable the Company to preserve the Company’s significant tax attributes, including approximately $620 million of federal net operating losses, thereby potentially protecting significant future cash savings and stockholder value.

At a meeting of the Special Committee held on July 19, 2021, attended by representatives of Blank Rome and Houlihan Lokey, representatives of Houlihan Lokey reviewed with the Special Committee its financial analysis of the Preferred Stock Exchange. Houlihan Lokey then rendered its opinion to the Special Committee, to the effect that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the shares of common stock to be issued to LSB Funding by the Company in the Transaction pursuant to the Securities Exchange Agreement, taking into account the Dividend, was fair from a financial point of view to the Company, and, accordingly, fair from a financial point of view to the holders of the Company common stock other than LSB Funding and its affiliates. The Special Committee determined that the Securities Exchange Agreement and the transactions, including a Preferred Stock Exchange, and taking into account the Dividend, is fair from a financial point of view to the Company, and, accordingly, fair from a financial point of view to the holders of the Company’s common stock other than LSB Funding and its affiliates. The Special Committee determined that it would recommend that the

Company’s Board of Directors adopt and approve the Securities Exchange Agreement, and that the Company’s Board recommend that the stockholders approve a Preferred Stock Exchange, including the separate vote of unaffiliated stockholders.

On July 19, 2021, a meeting of the Company’s Board was held. All members of the Company’s Board were present when the meeting was called to order. Prior to any discussion of the Securities Exchange Agreement or a Preferred Stock Exchange, the Company directors designated by LSB Funding departed the meeting. The directors then noted that the Securities Exchange Agreement provides for several customary conditions to closing, including holding a special meeting of stockholders to approve various aspects of the transactions contemplated by the Securities Exchange Agreement. Representatives of Houlihan Lokey provided a summary of its presentation that had been made to the Special Committee. Following that presentation and subsequent discussion, the Board then accepted the recommendation of the Special Committee and adopted and approved the Securities Exchange Agreement and the transactions contemplated thereby, including a Preferred Stock Exchange and Dividend, and approved an amendment to the Standstill Agreement as negotiated, which will become effective upon the Closing of the transactions contemplated by the Securities Exchange Agreement. The Board also accepted the Special Committee’s recommendation and recommended that the stockholders, including a majority of the unaffiliated stockholders, approve the Preferred Stock Exchange.

On July 19, 2021, a definitive Securities Exchange Agreement was executed, providing for the Preferred Stock Exchange.

As previously indicated, the Board believes that the Exchange Proposal is in the best interests of the Company and unanimously recommends that our stockholders vote “FOR” each of the proposals set forth in this proxy statement.

Description of the Exchange Transaction

Under the terms of the Securities Exchange Agreement (the “Agreement”), dated as of July 19, 2021, by and between the Company and LSB Funding, LSB Funding has agreed with the Company to exchange the Preferred Stock into common stock by dividing the liquidation preference payable thereof, in the case of the Series E-1 Preferred, and the redemption price payable thereof, in the case of the Series F-1 Preferred, by $6.16 (collectively, the “Transaction”). The exchange price of $6.16 is equal to the volume weighted average price per share (“VWAP”) of LSB common stock over the 30-day period ended July 16, 2021, the business day immediately prior to the date of the Agreement. In connection with the Transaction, existing Company common stockholders, and holders of Series B Preferred, Series D Preferred, in each case, on an as converted basis, will receive a special dividend of 0.30 shares of common stock for every 1 share of common stock, or on an as converted basis, as applicable, owned as of the record date, and any such shares of common stock payable to LSB Funding or any of its affiliates will reduce, on a share for share basis, the consideration payable to LSB Funding in exchange for the Preferred Stock under the Agreement.

The Company believes the Transaction will result in an improved capital structure and strengthened credit metrics, which may facilitate improved ratings on its outstanding indebtedness or any refinancings thereof. The Company’s balance sheet will be immediately simplified with the removal of the Series E-1 Preferred and Series F-1 Preferred, and its net debt leverage (including its preferred stock) will be reduced from 9.0x to 5.6x its Adjusted EBITDA as of June 30, 2021 on a trailing twelve month basis.

Additionally, no cash consideration will be paid in the Transaction, preserving cash and avoiding additional leverage that can be available for other strategic initiatives.

The following table shows the actual and pro forma capitalization of the Company as of June 30, 2021.

Pro forma capitalization1.

($ M)	As of 6/30/21	Adjustments	Pro Forma
Cash and Cash Equivalents	$18	($9)	$9
9.625% Senior Secured Notes due 2023	$435	—	$435
Other Debt	$42	—	$42
Total Debt	$477	—	$477
Preferred Stock	$300	($300)	—
Market Capitalization	$188	$351	$539
Total Capitalization	$965	—	$1,016

The following tables show the Company’s total debt and preferred stock balance and net leverage multiples over the periods presented.

Total Debt + Preferred Stock and net leverage multiples over time2.

$ Millions
Total Debt + Preferred Stock	Net Leverage Multiples

[1]

Long-term debt, including current portion and excluding OID and debt issuance costs. Preferred Stock balance represents liquidation preference and includes approximately $2.0 million as of June 30, 2021 of participation rights value based on the 30-day VWAP of $6.16 as of July 16, 2021. Excludes Series B and Series D preferred stock of $3.0mm. Market capitalization is calculated based on the 30-day VWAP of $6.16 as of July 16, 2021.

[2]

Long-term debt, including current portion and excluding OID and debt issuance costs. Preferred Stock balance represents liquidation preference and includes approximately $2.0 million as of June 30, 2021 of participation rights value based on the 30-day VWAP of $6.16 as of July 16, 2021. Excludes Series B and Series D preferred stock of $3.0mm. Net Leverage is defined as (Total Debt + Preferred Stock - Cash) / Adjusted EBITDA on a trailing twelve month basis. See Appendix I for the Adjusted EBITDA reconciliation.

The following table shows the Company’s preferred stock balance over a three-year period under three pricing cycles scenarios.

Preferred stock balance only partially redeemed at peak pricing cycle3

		Scenario 1: Trough Pricing Cycles			Scenario 2: Mid Pricing Cycles			Scenario 3: Peak Pricing Cycles
	LTM 6/21	Year 1	Year 2	Year 3	Year 1	Year 2	Year 3	Year 1	Year 2	Year 3
Adjusted EBITDA		$60	$70	$80	$110	$120	$130	$160	$170	$180
(-) Interest Expense		(50)	(50)	(50)	(40)	(40)	(40)	(40)	(40)	(40)
(-) Capex		(30)	(30)	(30)	(30)	(30)	(30)	(30)	(30)	(30)

Free Cash Flow		$(20)	$(10)	$—	$40	$50	$60	$90	$100	$110

Beginning Preferred Stock Balance		$300	$343	$394	$300	$319	$332	$300	$269	$225
(+) Preferred Stock Accretion		43	51	63	43	48	53	43	40	36
(-) Preferred Stock Paydown		—	—	—	(24)	(34)	(44)	(74)	(84)	(94)

Ending Preferred Stock Balance	$300	$343	$394	$457	$319	$332	$341	$269	$225	$167

This proxy statement includes certain financial measures, including Adjusted EBITDA, that were not prepared in accordance with U.S. generally accepted accounting principles (GAAP). The Company uses these non-GAAP measures as key performance indicators for the purpose of evaluating performance internally. We also believe that these non-GAAP measures provide investors with useful information with respect to our ongoing operations. Any non-GAAP financial measures presented are not, and should not be viewed as, substitutes for financial measures required by GAAP, have no standardized meaning prescribed by GAAP, and may not be comparable to the calculation of similar measures of other companies.

The Company believes that key benefits of the Transaction include:

•	Eliminating the future financial burden of the accruing Series E-1 Preferred dividend of 14.5% (increasing to 16.0% in April 2023) which has been accruing since December 2015.

•

The potential for a rating upgrade, which could enable the Company to refinance its senior secured notes at a lower interest rate and on improved terms, which could reduce its cash interest expense and overall cost of capital.

•	Improving the Company’s financial flexibility at an opportune time in the business cycle amidst rising nitrogen chemical prices and strong agricultural and industrial demand.

•	Positioning the Company to pursue organic growth initiatives, particularly in green ammonia and clean energy, and to accelerate the execution of key margin enhancement projects.

•	Enabling the Company to have greater financial flexibility to pursue accretive M&A opportunities.

•	Preserving the Company’s significant tax attributes, including approximately $620 million of net operating losses, which may protect significant future cash savings and stockholder value.

The Company believes that adverse consequences of a failure to consummate the Transaction include:

•	Continuing accruing dividend payments (14.5% to 16%) on the Series E-1 Preferred and potential redemption in cash as early as October 2023, which could adversely affect common stockholder value.

[3]

Adjusted EBITDA is illustrative, does not represent actual or projected performance of the Company and is intended only to illustrate in general terms the differing impact of different economic cycles on the Company’s Series E-1 Preferred balance. Series E-1 Preferred balance represents the liquidation preference on such shares and includes approximately $2 million, as of June 30, 2021, of participation rights value based on the 30-day VWAP of $6.16 as of July 16, 2021. The illustration excludes liquidation values associated with the Company’s outstanding Series B Preferred and Series D Preferred of approximately $3 million. Assumes the Series E-1 Preferred balance accrues at 14.5% in year 1, 15% in year 2 and 16% in year 3. Assumes that the Series E-1 Preferred is paid down if total liquidity consisting of cash available for debt paydown + ABL availability is greater than $65 million. Because all amounts are illustrative only and do not reflect actual or projected performance, no reconciliation of Adjusted EBITDA to net income is provided.

•	More limited ability to improve credit ratings or refinance the Company’s senior secured notes on favorable terms and lower our overall cost of capital.

•	More limited ability to build common stockholder value through growth initiatives, acquisitions, or our clean energy strategy.

The illustrative economic value to LSB Funding and other common stockholders before and after the proposed exchange of the Preferred Stock in the Transaction is as follows ($ in millions):

	Common Equity Ownership(1)
	Pre-Transaction			Pro Forma (Exchange)			Pro Forma (Exchange + Special Dividend)
Holder	LSB Share Count(2)	Illustrative Equity Value(3)	% of Total	LSB Share Count	Illustrative Equity Value(3)	% of Total	LSB Share Count(4)	Illustrative Equity Value(3)	% of Total
Eldridge Industries	4,069,324	$25.1	13.3%	51,830,725	$319.3	66.2%	53,051,522	$326.8	60.6%
Other Shareholders	26,502,839	163.3	86.7%	26,502,839	163.3	33.8%	34,453,691	212.2	39.4%
Total	30,572,163	$188.3	100.0%	78,333,564	$482.5	100.0%	87,505,213	$539.0	100.0%

(1)

Illustrative analysis based on Series E-1 Preferred liquidation preference of $301.7 million as 7/19/2021, which includes approximately $2 million of participation rights value calculated based on 30-day VWAP of $6.16 as of 7/16/2021 and 303,646 shares. Series E-1 Preferred liquidation preference to increase approximately $0.1 million per diem until closing, resulting in approximately 19,000 incremental shares of common stock issuable in the Transaction for every day after July 19, 2021 prior to the closing date.

(2)

As of 7/19/21, net of treasury stock; includes 28,624,017 shares of unrestricted common stock outstanding, 1,676,554 shares of restricted common stock outstanding, and 271,592 RSUs; excludes 49,475 stock options.

(3)	Illustrative Equity Value based on 30-day VWAP of $6.16 as of 7/16/2021.
(4)	Includes special dividend shares attributable to restricted stock and RSU’s, which are subject to a vesting period.

The illustrative equity value to other stockholders at various stock price movements is as follows ($ in millions, except stock price):

	Illustrative Equity Value to Other Shareholders
	Ownership prior to Transaction	30% Dividend	Ownership as Adjusted for the Dividend
$5.00	$133	$40	$172
$6.00	$159	$48	$207
$7.00	$186	$56	$241
$8.00	$212	$64	$276
$9.00	$239	$72	$310

Opinion of the Financial Advisor to the Special Committee

On July 19, 2021, Houlihan Lokey rendered its opinion to the Special Committee to the effect that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the shares of common stock to be issued to LSB Funding by the Company in the Transaction pursuant to the Securities Exchange Agreement (the “Consideration”), taking into account the Dividend, was fair from a financial point of view to the Company, and, accordingly, fair from a financial point of view to the holders of common stock other than LSB Funding and its affiliates.

Houlihan Lokey’s opinion was directed to the Special Committee (in its capacity as such) and only addressed the fairness, from a financial point of view, to the Company, and, accordingly, to the holders of common stock other than LSB Funding and its affiliates, of the Consideration to be paid by the Company in the Transaction, taking into account the Dividend, and did not address any other aspect or implication of the

Transaction or any other agreement, arrangement or understanding. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex D to this proxy statement and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, a recommendation to the Special Committee, the Board, any security holder or any other party as to how to act or vote with respect to any matter relating to the Transaction or otherwise.

In arriving at its opinion, Houlihan Lokey, among other things:

•	reviewed the Securities Exchange Agreement;

•

reviewed certain publicly available business and financial information relating to the Company that Houlihan Lokey deemed to be relevant, including certain publicly available research analyst estimates with respect to the future financial performance of the Company;

•

reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to Houlihan Lokey by the Company, including financial projections prepared by the management of the Company and approved for Houlihan Lokey’s use by the Special Committee relating to the Company for the fiscal years ending 2021 through 2024;

•

spoke with certain members of the management of the Company and certain of its and the Special Committee’s representatives and advisors regarding the business, operations, financial condition and prospects of the Company, the Transaction and related matters;

•	compared the financial and operating performance of the Company with that of public companies that Houlihan Lokey deemed to be relevant;

•

reviewed the current and historical market prices and trading volume for certain of the Company’s publicly traded securities, and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that Houlihan Lokey deemed to be relevant; and

•	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to Houlihan Lokey, discussed with or reviewed by Houlihan Lokey, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, management of the Company advised Houlihan Lokey, and Houlihan Lokey assumed, that the financial projections reviewed by Houlihan Lokey were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company and the other matters covered thereby, and Houlihan Lokey expressed no opinion with respect to such projections or the assumptions on which they were based. Houlihan Lokey relied upon and assumed, without independent verification, that there was no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to Houlihan Lokey’s analyses or its opinion, and that there was no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading.

Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Securities Exchange Agreement and all other related documents and instruments that are referred to therein were true and correct, (b) each party to the Securities Exchange Agreement and other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party,

(c) all conditions to the consummation of the Transaction would be satisfied without waiver thereof, and (d) the Transaction would be consummated in accordance with the terms described in the Securities Exchange Agreement and other related documents and instruments, without any amendments or modifications thereto. Houlihan Lokey was advised by management of the Company that the Transaction and the Dividend would not be taxable to the Company and that there would be no limitations on the utilization of the Company’s net operating loss carryforwards solely as a result of the Transaction or the Dividend. With the consent of management of the Company and the Special Committee, Houlihan Lokey treated the Series E-1 Preferred and the Series F-1 Preferred as a single set of securities for purposes of Houlihan Lokey’s analysis and its opinion. Houlihan Lokey relied upon and assumed, without independent verification, that (i) the Transaction would be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of the Company, or otherwise have an effect on the Transaction, the Company or any expected benefits of the Transaction that would be material to Houlihan Lokey’s analyses or its opinion. Houlihan Lokey also relied upon and assumed, without independent verification, at the direction of the Company and the Special Committee, that any adjustments to the Consideration pursuant to the Securities Exchange Agreement would not be material to Houlihan Lokey’s analyses or its opinion.

Furthermore, in connection with its opinion, Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company was or may be a party or was or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company was or may be a party or was or may be subject.

Houlihan Lokey was not requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transaction or the Dividend, the securities, assets, business or operations of the Company or any other party, or any alternatives to the Transaction, (b) negotiate the terms of the Transaction or the Dividend, or (c) advise the Special Committee, the Board or any other party with respect to alternatives to the Transaction or the Dividend. Houlihan Lokey expressed no view or opinion as to any such matters, including the terms that could have been obtained if any of the foregoing had been undertaken. Representatives of the Company advised Houlihan Lokey, and Houlihan Lokey relied upon and assumed, without independent verification, that the terms of the Transaction and the Dividend were negotiated on an arms-length basis. Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of its opinion. Houlihan Lokey did not undertake, and was under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to Houlihan Lokey’s attention after the date of its opinion. Houlihan Lokey expressed no opinion as to what the value of the Preferred Stock or common stock actually would be when exchanged or issued, respectively, pursuant to the Transaction or the Dividend, as applicable, or the price or range of prices at which the Preferred Stock or common stock may be purchased or sold, or otherwise be transferable, at any time.

Houlihan Lokey’s opinion was furnished for the use of the Special Committee (in its capacity as such) in connection with its evaluation of the Transaction and may not be used for any other purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey’s opinion was not intended to be, and does not constitute, a recommendation to the Special Committee, the Board, any security holder or any other party as to how to act or vote, or whether to exchange securities in connection with, the Transaction or otherwise.

With the Special Committee’s consent, for purposes of Houlihan Lokey’s analyses and its opinion, Houlihan Lokey did not apply any control premium, minority or illiquidity discounts or other premiums or discounts, or otherwise give effect to any rights, restrictions or limitations, that may be attributable to any security of the Company or blocks of such securities. Houlihan Lokey was not requested to opine as to, and Houlihan Lokey’s opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Special Committee, the Board, the Company, its security holders or any other party to proceed with or effect the Transaction or the Dividend, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or the Dividend or otherwise (other than the Consideration to the extent expressly specified in Houlihan Lokey’s opinion), (iii) the fairness of any portion or aspect of the Transaction (including, without limitation, the consideration to be issued by the Company to LSB Funding in exchange for the Series E-1 Preferred and Series F-1 Preferred, taken separately, or the allocation of the Consideration between the Series E-1 Preferred and Series F-1 Preferred) or the Dividend to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly specified in Houlihan Lokey’s opinion, (iv) the relative merits of the Transaction or the Dividend as compared to any alternative business strategies or transactions that might be available for the Company or any other party, (v) the fairness of any portion or aspect of the Transaction or the Dividend to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) how the Special Committee, the Company, any security holder or any other party should act or vote with respect to the Transaction or the Dividend, as applicable, (vii) whether or not the Company, LSB Funding, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (viii) the solvency, creditworthiness or fair value of the Company or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, (ix) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Consideration or otherwise, (x) the appropriate capital structure of the Company or whether the Company should be repurchasing all of the outstanding Preferred Stock, (xi) the financial and other implications and effects of the Transaction and the Dividend on the Company’s existing security holders, or (xii) the fairness, financial or otherwise, of any other transactions contemplated by the Securities Exchange Agreement or subsequent transactions arising out of or in connection with the Transaction (including, without limitation, the Dividend, taken separately). Furthermore, Houlihan Lokey did not express any opinion, counsel or interpretation regarding matters that require legal, regulatory, accounting, tax or other similar professional advice. It was assumed that such opinions, counsel or interpretations were or would be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the Special Committee, on the assessments by the Special Committee, the Board, the Company and their respective advisors, as to all legal, regulatory, accounting, tax and other similar matters with respect to the Company and the Transaction, the Dividend or otherwise. The issuance of Houlihan Lokey’s opinion was approved by a committee authorized to approve opinions of such nature.

In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company or business used in Houlihan Lokey’s analyses for comparative purposes is identical to the Company and an evaluation of the results of those analyses is not entirely mathematical. As a consequence, mathematical derivations (such as the high, low, mean and median) of financial data are not by themselves meaningful and in selecting the ranges of multiples to be applied were considered in conjunction with experience and the exercise of judgment. The estimates contained in the financial forecasts prepared by the management of the Company and the implied reference range values indicated by Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of the Company. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion was only one of many factors considered by the Special Committee in evaluating the proposed Transaction. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the number of shares of common stock to be issued by the Company in the Transaction pursuant to the Securities Exchange Agreement or of the views of the Special Committee or management of the Company with respect to the Transaction or the consideration to be paid by the Company in the Transaction pursuant to the Securities Exchange Agreement. Under the terms of its engagement by the Special Committee, neither Houlihan Lokey’s opinion nor any other advice or services rendered by it in connection with the Transaction or otherwise, should be construed as creating, and Houlihan Lokey should not be deemed to have, any fiduciary duty to, or agency relationships with, the Special Committee, the Company, any security holder or creditor of the Company or any other person, regardless of any prior or ongoing advice or relationships. The consideration to be paid by the Company in the Transaction pursuant to the Securities Exchange Agreement was determined through negotiation between the Special Committee and Eldridge, and the decision to enter into the Securities Exchange Agreement was solely that of the Special Committee and the Board.

Financial Analyses

In preparing its opinion to the Special Committee, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey’s opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching Houlihan Lokey’s overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion.

Houlihan Lokey’s analyses were necessarily based on business, financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of Houlihan Lokey’s opinion.

The following is a summary of the material financial analyses performed by Houlihan Lokey in connection with the preparation of its opinion and reviewed with the Special Committee on July 19, 2021.

For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics, including:

•	Adjusted EBITDA—generally, is earnings before interest, taxes, depreciation and amortization, adjusted for certain non-recurring items;

•

equity value—generally, is the market value as of a specified date of the relevant company’s outstanding equity securities (taking into account outstanding options and other securities convertible, exercisable or exchangeable into or for equity securities of the company); and

•

enterprise value—generally, is the market value as of a specified date of the relevant company’s outstanding equity securities (taking into account outstanding options and other securities convertible, exercisable or exchangeable into or for equity securities of the company), plus the amount of its debt (the amount of its outstanding indebtedness, non-convertible preferred stock, capital lease obligations and non-controlling interests), less the amount of cash and cash equivalents on its balance sheet.

Implied Value of the Preferred Stock and Aggregate Liquidation Preference

Houlihan Lokey calculated the implied value of the Preferred Stock by calculating the net present value of the future cash flows of the Preferred Stock (including the expected future redemptions in calendar years 2021 and 2022, and the liquidation value and accumulated dividends of the Preferred Stock on October 25, 2023, which represents the initial date that Eldridge has the option to redeem the Preferred Stock, all as provided by Company management), and adding the value of the participation rights of the Preferred Stock (based on the 30-day volume weighted average price of the common stock as of July 16, 2021). The net present values were calculated using discount rates ranging from 11.0% to 13.0%, which were based on an analysis of the Company’s capital structure and statistics for U.S. corporate bonds having a credit rating similar to the Company. This analysis indicated an implied value reference range for the Preferred Stock of approximately $316.3 million to $328.6 million (the “Implied Value of the Preferred Stock”).

For comparative purposes to Houlihan Lokey’s analysis of the implied value of the Issued Shares in the Transaction, Houlihan Lokey also considered the liquidation preference of the Preferred Stock (based on the amount of the liquidation value and accumulated but unpaid dividends, and adding the value of the participation rights of the Preferred Stock, each of as of July 19, 2021, and all as provided by Company management), which represents an aggregate amount of approximately $301.7 million (the “Aggregate Liquidation Preference”).

Implied Value of the Issued Shares in the Transaction—Selected Companies Analysis

Houlihan Lokey reviewed certain data for selected companies in the nitrogen-based chemicals sector with publicly traded equity securities that Houlihan Lokey deemed relevant with respect to its analysis of the Company. The financial data reviewed included:

•	Enterprise Value as a multiple of Adjusted EBITDA for the calendar year ended December 31, 2021, or “2021E Adjusted EBITDA”;

•	Enterprise Value as a multiple of Adjusted EBITDA for the calendar year ended December 31, 2022, or “2022E Adjusted EBITDA”; and

•	Enterprise Value as a multiple of Adjusted EBITDA for the calendar year ended December 31, 2023, or “2023E Adjusted EBITDA”

The selected companies included the following:

•	CF Industries Holdings, Inc.;

•	CVR Partners, LP;

•	Incitec Pivot Limited;

•	Nutrien Ltd.;

•	OCI N.V.;

•	Orica Limited; and

•	Yara International ASA

The resulting data were as follows:

Selected Companies Analysis

Financial Metric	Low	High	Median	Mean
2021E Adjusted EBITDA[1]	5.9x	8.7x	7.4x	7.3x
2022E Adjusted EBITDA[1]	6.5x	8.2x	7.2x	7.3x
2023E Adjusted EBITDA[2]	6.3x	8.4x	7.6x	7.4x

Note 1—Low, high, median and mean statistics excluded multiple for CVR Partners, LP, which was not available.

Note 2—Low, high, median and mean statistics excluded multiples for CVR Partners, LP, Incitec Pivot Limited, and Orica Limited, which were not available.

Taking into account the results of the selected companies analysis, Houlihan Lokey applied a range of selected Adjusted EBITDA multiples of 7.75x to 8.25x, 7.00x to 7.50x and 7.00x to 7.50x to the Company’s 2021E Adjusted EBITDA, 2022E Adjusted EBITDA and 2023E Adjusted EBITDA, respectively, to determine an implied enterprise value reference range for the Company. Houlihan Lokey then added the balance sheet value of the Company’s cash and cash equivalents as of May 31, 2021, added the estimated present value of the tax savings expected to be realized from the Company’s federal and state net operating loss carry-forwards, subtracted the amount of the Company’s total indebtedness and accrued interest as of May 31, 2021, subtracted the amount of the Company’s liability in connection with the judgment awards to Global Industrial, Inc. (“Global”) as of May 31, 2021, subtracted the amount of the Aggregate Liquidation Preference, and subtracted the accumulated dividends on the Series B Preferred and Series D Preferred as of June 30, 2021, all as provided by Company management, which resulted in a range of implied equity values. These figures were then divided by the fully-diluted number of shares of the common stock outstanding (pro forma for the Dividend, but not for the Transaction) to calculate a reference range of implied per share equity values for the common stock pro forma for the Dividend. Houlihan Lokey then multiplied those figures by the number of shares of the common stock to be issued to Eldridge in the Transaction of approximately 47.8 million to calculate a range of implied aggregate values of the Issued Shares.

This analysis indicated the following implied aggregate values of the Issued Shares in the Transaction, compared in each case to the Aggregate Liquidation Preference of approximately $301.7 million and the Implied Value of the Preferred Stock of approximately $316.3 million to $328.6 million.

Financial Metric	Selected Multiple Range	Implied Value of Issued Shares in the Exchange ($ in millions)
2021E Adjusted EBITDA	7.75x—8.25x	$160.0 -$247.7
2022E Adjusted EBITDA	7.00x—7.50x	$189.1 -$285.8
2023E Adjusted EBITDA	7.00x—7.50x	$166.9 -$262.1

Implied Value of the Issued Shares in the Transaction—Discounted Cash Flow Analysis

Houlihan Lokey performed a discounted cash flow analysis of the Company by calculating the estimated net present value of the projected unlevered free cash flows projected for the remainder of fiscal year 2021 and for fiscal years 2022 to 2024, and the estimated net present value of the terminal value of the Company. Houlihan Lokey calculated terminal values for the Company by applying a range of terminal value multiples of 9.0x to 9.5x to the Company’s projected 2024E Adjusted EBITDA. The net present values of the Company’s projected future cash flows and terminal values were then calculated using discount rates ranging from 9.0% to 10.0%, which were based on an estimate of the weighted average cost of capital of the Company and of the selected companies referred to above. Houlihan Lokey then calculated the implied equity value of the Company by taking the implied enterprise value of the Company, adding the balance sheet value of the Company’s cash and cash equivalents as of May 31, 2021, adding the range of the estimated present value of the tax savings expected to be realized from the Company’s federal and state net operating loss carry-forwards, subtracting the amount of the Company’s total indebtedness and accrued interest as of May 31, 2021, subtracting the amount of the Company’s liability in connection with the judgment awards to Global’s claims against the Company as of May 31, 2021, subtracting the amount of the Aggregate Liquidation Preference, and subtracting the accumulated dividends on the Series B Preferred and Series D Preferred as of June 30, 2021, all as provided by Company management, which resulted in a range of implied equity values. These figures were then divided by the fully-diluted number of shares of the common stock outstanding (pro forma for the Dividend, but not for the Transaction) to calculate a reference range of implied per share equity values for the common stock pro forma for the Dividend. Houlihan Lokey then multiplied those figures by the number of shares of the common stock to be issued to Eldridge in the Transaction of approximately 47.8 million to calculate a range of implied aggregate values of the Issued Shares.

This analysis indicated implied aggregate values of the Issued Shares in the Transaction of approximately $183.1 million to $280.8 million, compared in each case to the Aggregate Liquidation Preference of approximately $301.7 million and the Implied Value of the Preferred Stock of approximately $316.3 million to $328.6 million.

Other Matters

Houlihan Lokey was engaged by the Special Committee to provide an opinion to the Special Committee as to the fairness, from a financial point of view, of the Consideration to be paid by the Company in the Transaction, taking into account the Dividend, to the Company, and, accordingly, to the holders of common stock other than LSB Funding and its affiliates. The Special Committee engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to render financial opinions in connection with mergers, acquisitions, divestitures, leveraged buyouts, and for other purposes.

Pursuant to its engagement by the Special Committee, Houlihan Lokey is entitled to an aggregate fee of $750,000 for its services, $375,000 of which became payable upon the execution of an engagement letter between Houlihan Lokey and the Company, and the balance of which became payable upon the delivery of Houlihan Lokey’s opinion to the Special Committee. Houlihan Lokey’s fee for rendering its opinion was not contingent upon the successful completion of the Transaction. The Company has also agreed to reimburse Houlihan Lokey for its expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws, arising out of or related to Houlihan Lokey’s engagement.

In the ordinary course of business, certain of Houlihan Lokey’s employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, LSB Funding, certain affiliates of Eldridge or any other party that may be involved in the Transaction and their respective affiliates or security holders or any currency or commodity that may be involved in the Transaction.

Houlihan Lokey and/or certain of its affiliates have in the past provided financial advisory and/or other financial or consulting services to an affiliate of Eldridge, for which Houlihan Lokey and/or its affiliates have received compensation, including, among other things, having provided certain valuation advisory services to such affiliate in connection with certain regulatory reporting requirements in connection with one or more transactions, for which valuation advisory services Houlihan Lokey has been paid $50,000 during the two years prior to the date of its opinion. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to the Company, Eldridge, other participants in the Transaction or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, Eldridge, other participants in the Transaction or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

Listing on the NYSE

Our common stock is currently listed on the NYSE. Subject to stockholder approval of this Proposal No. 1, we have filed an additional listing application with the NYSE to list the shares of common stock to be issued upon the exchange of the Preferred Stock, which was authorized upon official notice of issuance, subject to stockholder approval.

Stockholder Approval Requirement

Section 312.03(b) of the NYSE rules requires stockholder approval prior to the issuance of common stock in any transaction or series of related transactions, to (a) a director, officer or substantial security holder of the company (each a “Related Party”); (2) a subsidiary, affiliate or other closely-related person of a Related Party; or (3) any company or entity in which a Related Party has a substantial direct or indirect interest, if the number of shares of common stock to be issued exceeds either 1% of the number of shares of common stock or 1% of the voting power outstanding before the issuance.

Further, Section 312.03(c) of the NYSE rules requires stockholder approval prior to any issuance or sale of common stock in any transaction or series of related transactions if (1) the common stock to be issued has voting power equal to or in excess of 20% of the voting power outstanding before the issuance of the common stock or (2) if the number of shares of common stock to be issued is equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock. Section 312.03(d) of the NYSE rules also requires stockholder approval prior to the issuance of securities that will result in a “change of control” of the issuer.

In addition, we are seeking the Majority of Unaffiliated Investors.

As of the record date, we had 30,300,571 shares of common stock outstanding. Because the issuance of 51,251,127 shares of common stock to LSB Funding upon exchange of the Preferred Stock would exceed the 1% threshold set forth in Section 312.03(b) of the NYSE rules and the overall issuance of up to 60,422,776 shares of common stock upon exchange would exceed the 20% threshold set forth in 312.03(c) of the NYSE rules, we are requesting stockholder approval. Moreover, while the NYSE rules do not define a “change of control,” it is possible that LSB Funding’s acquisition of up to 60,422,776 shares of common stock upon exchange of the Preferred Stock, amounting to 61.8% of our voting power post-exchange, would be deemed to be a “change of control.” Accordingly, at the Special Meeting, holders of shares of our common stock will be asked to consider and vote on this Proposal No. 1.

The Company is requesting approval of the issuance of up to 60,422,776 shares of common stock, which is the maximum number of shares issuable upon exchange of the Preferred Stock pursuant to the Agreement, assuming that closing of the Transaction occurs on January 17, 2022, the outside date described in the Agreement. If this Proposal No. 1 is approved by the stockholders at the meeting on                     , 2021 and the Transaction closes three business days thereafter (the “expected closing date”), then the number of shares that would be issued by the Company in exchange for the Preferred Stock would be                     . For each day before or after the expected closing date the closing of the Transaction actually occurs, the number of shares of common stock to be issued in exchange for the Preferred Stock would decrease or increase by approximately 19,000 shares, respectively.

Dissenters’ Rights

Under Delaware law, stockholders will not have any dissenters’ or appraisal rights in connection with this Proposal No. 1.

Dilutive and Other Effects of the Approval of This Proposal No. 1

If this Proposal No. 1 is approved, the Company will have the authority to issue, without further stockholder approval, up to 60,422,776 shares of common stock upon exchange of the Preferred Stock.

Certain Risks Associated with the Proposed Issuance of up to 60,422,776 Shares of Common Stock as contemplated by the Exchange Proposal

Before voting on this Proposal No. 1, you should consider the following risks associated with the issuance of up to 60,422,776 shares of our common stock upon the exchange of shares of Preferred Stock of the Company purchased by the Investors.

Holders of common stock will experience substantial dilution of their ownership and voting rights.

If this Proposal No. 1 is approved and we issue all 60,422,776 shares of common stock, our stockholders will incur significant dilution of their interests in the Company. As of the record date, there were 30,300,571 shares of our common stock outstanding. Assuming the issuance of all 60,422,776 shares, common stock issued in the Transaction will constitute approximately 62.3% of our outstanding common stock immediately following the Transaction. Holders of common stock outstanding as of the record date will hold approximately 37.7% of our outstanding common stock upon consummation of the Transaction and payment of the Dividend. As a result, in such a scenario current stockholders would experience substantial dilution of earnings per share and book value per share, as well as of ownership percentage and voting rights. In addition, holders of common stock do not have preemptive rights to subscribe to additional securities that may be issued by the Company. This means that current stockholders do not have a prior right to purchase any new shares of common stock of the Company in order to maintain their proportionate ownership interest. Stockholders should consider the potential dilution in determining whether to approve this Proposal No. 1.

The exchange of the Preferred Stock could have a negative effect on our stock price.

If this Proposal No. 1 is approved, we will issue a substantial number of shares of our common stock at a per share price which may be below the market price of the common stock as of the date of issuance. The issuance of common stock could have a depressive effect on the market price of our common stock by increasing the number of shares of common stock outstanding. Such downward pressure could encourage short sales by certain investors, which could place further downward pressure on the price of the common stock.

We have agreed to grant certain registration rights to LSB Funding with respect to the shares of common stock issuable upon exchange of the Preferred Stock. Any sales of shares, or the anticipation of the possibility of such sales, could create downward pressure on the market price of our common stock. The Board may generally attempt to moderate the timing and amount of sales of our common stock to the public in an effort to minimize any adverse pressure on the value of the common stock. No assurance can be given, however, that these attempts will be successful.

As a result of the issuance of common stock upon exchange of the Preferred Stock, certain significant stockholders would increase their holdings of voting securities of the Company, and certain other purchasers would become significant stockholders.

As of the record date, LSB Funding held 13.4% of our outstanding common stock. As a result of the issuance of common stock contemplated by this Proposal No. 1, LSB Funding would increase its ownership percentage to 62.3%. Thus, each such holder would increase its already significant voting power with respect to our shares as well as its influence over our business and affairs if it chooses to do so. In addition, as a result of the issuance of common stock contemplated by this Proposal No. 1, certain other investors would become beneficial owners of 1% or more of our common stock and, as such, would have significant voting power with respect to our shares and also would possibly be able to exert substantial influence over our business and affairs if they chose to do so. Any such person or persons would likely to be able to affect the outcome of all matters brought before the stockholders, including the election of all directors and the approval of mergers and other business combination transactions. Such increases in ownership percentage may make it more difficult for other investors to affect the outcome of stockholder votes.

Principal Effect of Non-Approval of Proposal No. 1

In the event this Proposal No. 1 is not approved by our stockholders at the Special Meeting, the Preferred Stock shall remain outstanding.

Interests of Certain Persons in Proposal No. 1

Two of our directors, Ms. Kanna Kitamura and Mr. Jonathan Bobb, are designated by LSB Funding for membership on the Board of Directors. Ms. Kitamura is a Senior Director and Chief Talent Office at Eldridge and Mr. Bobb is a Director on the investment team at Eldridge. Each of Ms. Kitamura and Mr. Bobb disclaims beneficial ownership of the shares of the Company owned by LSB Funding.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE PROPOSED ISSUANCE AND SALE OF UP TO 60,422,776 SHARES OF COMMON STOCK UPON THE EXCHANGE OF SHARES OF PREFERRED STOCK (ITEM 1 OF THE ENCLOSED PROXY CARD).

PROPOSAL NO. 2

AMENDMENT OF THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF CAPITAL STOCK

The Board proposes that the stockholders approve the Share Increase Amendment. The Board unanimously approved the Share Increase Amendment on                     , 2021, subject to approval by the stockholders at the Special Meeting. The Share Increase Amendment requires the approval of Company’s stockholders by the affirmative vote of a majority of the votes cast on such proposal.

Proposed Amendment

Set forth below is the text of Paragraph (A) of Article FOURTH of the charter after giving effect to the Share Increase Amendment being proposed at the Special Meeting. The foregoing description is qualified in its entirety by reference to such text.

“(A) The total number of shares of stock which the Corporation shall have authority to issue is one hundred fifty five million two hundred fifty thousand (155,250,000) of which (1) one hundred fifty million (150,000,000) shares shall be Common Stock of the par value of ten cents ($.10) a share;

(2) two hundred fifty thousand (250,000) shares shall be Preferred Stock of the par value of one hundred dollars ($100) a share; and

(3) five million (5,000,000) shares shall be Class C Preferred Stock, no par value.

For purposes of all other provisions of this Certificate of Incorporation, the term    Preferred Stock shall mean the Preferred Stock, Class C Preferred Stock and all other classes of preferred stock authorized under this paragraph (A).”

Purpose and Effect of the Amendment

The principal purpose of this Proposal No. 2 is to increase the authorized share capital of the Company to provide the Company with sufficient common share capacity to issue shares of common stock. The availability of significant authorized of but unissued shares of common stock in the Company will provide the Company flexibility to issue additional common equity and create dilution without further approval of the Company’s stockholders, and the Board believes that it is important for LSB to have available for issuance a number of authorized shares of common stock to support growth and to provide flexibility for future corporate needs.

In order for the Transaction to take effect, it is necessary to increase the authorized capital stock of the Company. As discussed in Proposal No. 1 above, the shares required for the Transaction will result in a shortfall in shares available to be issued and therefor the Company is requesting 75,000,000 additional shares of common stock to be authorized, which is equal to 100% of the currently authorized number of shares of common stock. The additional authorized shares will provide the Company with flexibility in executing on its growth strategy and pursuing opportunities to enhance stockholder value.

Requested Share Authorization

Currently Authorized Shares	75,000,000
(-) Shares Issued and Currently Outstanding(1)	30,621,638
Remaining Shares Available for Issuance	44,378,362
Shares Required for Transaction(2)(3)	56,933,050
Shortfall	(12,554,688)
Additional Shares Requested to be Authorized	75,000,000
Remaining Shares Available to be Issued Post Transaction	62,445,312

(1)	As of 7/19/2021, Net of treasury stock; includes outstanding stock options, restricted stock and restricted stock unit awards.
(2)

Required shares based on Series E-1 Preferred Stock liquidation preference of $301.7 million as 7/19/2021 and a conversion price of $6.16 per share, based on the 30-day VWAP as of 7/16/2021. Includes 47,761,401 shares required for the Exchange and 9,171,649 shares required for the special dividend.

(3)

Series E-1 Preferred Stock liquidation preference to increase approximately $0.1 million per diem until closing, resulting in approximately 19,000 incremental shares of common stock issuable in the exchange transaction for every day after July 19, 2021 prior to the closing date.

If the Share Increase Amendment is adopted, it will become effective upon filing of a Certificate of Amendment to the charter with the Secretary of State of Delaware.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE SHARE INCREASE AMENDMENT (ITEM 2 OF THE ENCLOSED PROXY CARD).

PROPOSAL NO. 3

AMENDMENT OF THE CERTIFICATE OF DESIGNATIONS OF THE SERIES E-1 PREFERRED TO REMOVE THE PREFERENTIAL DIVIDEND RIGHTS OF THE HOLDERS OF SHARES OF SERIES E-1 PREFERRED TO PARTICIPATE IN THE DIVIDEND

The Board proposes that the stockholders approve the Dividend Rights Amendment to the Certificate of Designations of Series E-1 Preferred. The Board unanimously approved the Dividend Rights Amendment on                     , 2021, subject to approval by the stockholders at the Special Meeting. The Dividend Rights Amendment requires the approval of Company’s stockholders by the affirmative vote of the majority of stock entitled to vote thereon at the Special Meeting. The Company will separately seek the approval of the Dividend Rights Amendment by the holder of the majority of shares of Series E-1 Preferred.

Proposed Amendment

Set forth below is the text of paragraph (c) of Section 4 of the Certificate of Designations after given effect to the Dividend Rights Amendment being proposed at the Special Meeting. The foregoing description is qualified in its entirety by reference to such text.

“(c)    Participating Dividends. Subject to Section 4(a) and 4(b), in addition to the dividends accruing on the Series E-1 pursuant to Section 4(a), if the Corporation declares or pays a dividend or distribution on the Common Stock, whether such dividend or distribution is payable in cash, securities or other property, the Corporation shall simultaneously declare and pay a dividend on the Series E-1 on a pro rata basis with the Common Stock in an aggregate amount equal to such dividend or distribution payable with respect to the Participation Common Stock; provided, however, that no such dividend shall be declared or become payable in respect of the Dividend (as defined in Section 4.5 of the Securities Exchange Agreement dated as of July 19, 2021 by and between the Corporation and LSB Funding LLC).”

Purpose and Effect of the Amendment

The principal purpose of this proposal is to remove the provision from the Certificate of Designations that provides for preferential rights to holders of shares of Preferred Stock in connection with the declaration by the Board of a dividend payable to holders of common stock. In connection with the Transaction, existing LSB stockholders (other than LSB Funding and its affiliates) will receive a special dividend of 0.30 incremental shares of common stock for every one share of common stock owned as of the record date. The Company is submitting the Dividend Rights Amendment to its stockholders to amend the Certificate of Designations to remove the preferential rights of holders of Preferred Stock such that they will not be entitled to a dividend. The Company is separately seeking approval by the holder of a majority of shares of Series E-1 Preferred in order to remove the charter provision.

If the Dividend Rights Amendment is adopted, it will become effective upon filing of a Certificate of Amendment to the charter with the Secretary of State of Delaware.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE DIVIDEND RIGHTS AMENDMENT (ITEM 3 OF THE ENCLOSED PROXY CARD).

PROPOSAL NO. 4

ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING

At the Special Meeting, if there are insufficient proxies to approve Proposal No. 1, Proposal No. 2 or Proposal No. 3, stockholders may vote on a proposal to adjourn or postpone the Special Meeting to a later date to allow additional time to solicit additional proxies. The Board currently does not intend to propose adjournment at the Special Meeting if there are sufficient votes to approve both Proposal No. 1, Proposal No. 2 and Proposal No. 3.

Approval of the adjournment proposal requires the presence of a quorum and the affirmative vote of a majority of the shares of our common stock present or represented by proxy and entitled to vote thereon.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL (ITEM 4 OF THE ENCLOSED PROXY CARD).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth the beneficial ownership of each class of our common stock and voting preferred stock as of March 15, 2021 (unless otherwise specified), held by (1) each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of common stock; (2) each of our directors; (3) each of our named executive officers; and (4) all directors and executive officers as a group.

The amounts and percentage of units beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission (the “SEC”) governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days of March 15, 2021. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest. Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all stock shown as beneficially owned by them, subject to community property laws where applicable.

Name of Beneficial Owner	Title of Class	Amount of Shares Beneficially Owned(1)		Percent of Class+
Mark T. Behrman	Common	1,372,776	(2)	4.6%
John P. Burns	Common	132,524	(3)	*
Kristy D. Carver	Common	43,256	(4)	*
Michael J. Foster	Common	359,088	(5)	*
Cheryl A. Maguire	Common	230,783	(6)	*
Jonathan S. Bobb	Common	—		*
Barry H. Golsen	Common	520,295	(7)	1.7%
Kanna Kitamura	Common	—		*
Steven L. Packebush	Common	—		*
Diana M. Peninger	Common	—		*
Richard W. Roedel	Common	126,540	(8)	*
Richard S. Sanders, Jr.	Common	110,661	(9)	*
Lynn F. White	Common	132,772	(10)	*
Directors and Executive Officers as a group (13 persons)	Common	3,028,695		10.1%

5% Holders
LSB Funding LLC	Common	4,069,324		13.5%
	Series F Preferred	1		100%
Steven J. Golsen	Common	2,874,945		9.3%
	Series B Preferred	20,000		100%
	Series D Preferred	1,000,000		100%

*	Less than 1%.
+	See footnote “+” to the table under “Security Ownership of Certain 5% Owners.”
(1)	We based the information, with respect to beneficial ownership, on information furnished by each director or officer, contained in filings made with the SEC, or contained in our records.
(2)

This amount includes shares that Mr. Behrman acquired pursuant to restricted stock agreements dated (a) December 31, 2015 and (b) February 15, 2017, both of which have fully vested; (c) December 29, 2018, two-thirds of which has vested, with the remaining one-third vesting on the third anniversary of the grant date; (d) December 30, 2018, two-thirds of which has vested, with the remaining one-third vesting on the third anniversary of the grant date; (e) December 30, 2018, which will vest on the third anniversary of the grant date subject to achievement of certain performance metrics; (f) December 31, 2019, one-third of which has vested, with the remaining two-thirds vesting on the second and third anniversaries of the grant date; (g) December 31, 2019, which will vest on the third anniversary of the grant date subject to achievement of certain performance metrics; (h) January 21, 2021 which will vest on the first, second and third anniversaries of the grant date; and (i) January 21, 2021, which will vest on the third anniversary of the grant date subject to achievement of certain performance metrics. Mr. Behrman has the sole voting and dispositive power over these shares.
(3)

This amount includes shares that Mr. Burns acquired pursuant to restricted stock agreements, dated (a) February 4, 2020, one-third of which has vested, with the remaining two-thirds vesting on the second and third anniversaries of the grant date; (b) February 4, 2020 which will vest on the third anniversary of the grant date subject to achievement of certain performance metrics; (c) January 21, 2021 which will vest on the first, second and third anniversaries of the grant date; and (d) January 21, 2021, which will vest on the third anniversary of the grant date subject to achievement of certain performance metrics. Mr. Burns has the sole voting and dispositive power over these shares.

(4)

This amount includes shares that Ms. Carver acquired pursuant to restricted stock agreements dated (a) March 4, 2016 and (b) December 14, 2017, which have fully vested; (c) January 3, 2019, two-thirds of which has vested, with the remaining one-third vesting on the third anniversary of the grant date; and (d) January 11, 2019, which will vest on the third anniversary of the grant date subject to achievement of certain performance metrics. Ms. Carver has the sole voting and dispositive power over these shares.

(5)

This amount includes shares that Mr. Foster acquired pursuant to restricted stock agreements dated (a) January 5, 2016, (b) December 31, 2016, and (c) February 15, 2017, all of which have fully vested; (d) December 29, 2018, two-thirds of which has vested, with the remaining one-third vesting on the third anniversary of the grant date; (e) December 30, 2018, two-thirds of which has vested, with the remaining one-third vesting on the third anniversary of the grant date; (f) December 30, 2018, which will vest on the third anniversary of the grant date subject to achievement of certain performance metrics; (g) December 31, 2019, one-third of which has vested, with the remaining two-thirds vesting on the second and third anniversaries of the grant date; (h) December 31, 2019, which will vest on the third anniversary of the grant date subject to achievement of certain performance metrics; (i) January 21, 2021 which will vest on the first, second and third anniversaries of the grant date; and (j) January 21, 2021, which will vest on the third anniversary of the grant date subject to achievement of certain performance metrics. Mr. Foster has the sole voting and dispositive power over these shares.

(6)

This amount includes shares that Ms. Maguire acquired pursuant to restricted stock agreements, dated (a) March 4, 2016, (b) October 26, 2016, and (c) December 14, 2017, all of which have fully vested; (d) December 30, 2018, two-thirds of which has vested, with the remaining one-third vesting on the third anniversary of the grant date; (e) December 30, 2018, which will vest on the third anniversary of the grant date subject to achievement of certain performance metrics; (f) December 31, 2019, one-third of which has vested, with the remaining two-thirds vesting on the second and third anniversaries of the grant date; (g) December 31, 2019, which will vest on the third anniversary of the grant date subject to achievement of certain performance metrics; (h) January 21, 2021 which will vest on the first, second and third anniversaries of the grant date; and (i) January 21, 2021, which will vest on the third anniversary of the grant date subject to achievement of certain performance metrics. Ms. Maguire has the sole voting and dispositive power over these shares.

(7)

Mr. B. Golsen has the sole voting and dispositive power over 292,467 shares; 74,440 shares of common stock owned of record by a certain trust for the benefit of Mr. B. Golsen, over which Mr. B. Golsen is the trustee; and 153,388 shares held in certain trusts for the benefit of children and grandchildren of Mr. B. Golsen over which Mr. B. Golsen is the trustee.

(8)

Mr. Roedel has the sole voting and dispositive power over these shares. This amount does not include, and Mr. Roedel disclaims beneficial ownership of the shares beneficially owned by Mr. Roedel’s wife, which consist of 11,531 shares.

(9)	Mr. Sanders has the sole voting and dispositive voting power over these shares.
(10)	Mr. White has the sole voting and dispositive voting power over these shares.

STOCKHOLDER PROPOSALS

If you wish to submit proposals to be included in our proxy statement for our 2022 annual meeting, proposals must be received at our principal executive offices in writing not later than December 20, 2021. If the date of the 2022 annual meeting is changed by more than 30 days from the date of the 2021 annual meeting, the deadline for submitting proposals is a reasonable time before we begin to print and mail the proxy materials for our 2022 annual meeting. Proposals must satisfy the requirements set forth in Rule 14a-8 under the Exchange Act of 1934, as amended (the “Exchange Act”) and as set out in the Company’s amended and restated bylaws (the “Bylaws”). Proposals should be addressed to Michael J. Foster, Secretary, LSB Industries, Inc., 3503 NW 63rd Street, Suite 500, Post Office Box 754, Oklahoma City, Oklahoma 73107.

Other than matters properly brought under Rule 14a-8, the deadline for providing us with timely notice of matters that you otherwise desire to introduce at our next annual meeting of stockholders, other than those that will be included in our proxy materials, is not later than December 20, 2021, but not before November 30, 2021; provided that if the date of the annual meeting is more than 30 days before or more than 60 days after May 14, 2022, the notice must be received not later than the 90th day prior to such annual meeting, or if later, the 10th day following the date on which the public disclosure of the date of such annual meeting was made. The written notice must set forth the information specified in the Bylaws.

If you wish to present a proposal, but you fail to notify us by such deadline, you will not be entitled to present the proposal at the annual meeting.

Only persons who are nominated in accordance with the procedures set forth in our Bylaws are eligible for election as directors. Nominations of persons for election to the Board may be made at a meeting of stockholders at which directors are to be elected only (i) by or at the direction of the Board; or (ii) by any stockholder of the Company entitled to vote for the election of directors at the annual meeting who complies with the notice procedures set forth in our Bylaws. A director nomination made by a stockholder must be delivered or mailed to and received at our principal executive offices not less than 120 days nor more than 150 days prior to the anniversary date of the 2021 annual meeting; provided, however, if the date of the annual meeting is more than 30 days before or more than 60 days after such date, notice by the stockholder to be timely must be so delivered, or mailed and received not later than the 90th day prior to such annual meeting, or if later, the 10th day following the date on which the public disclosure of the date of such annual meeting was so made. Pursuant to our Bylaws, the deadline for submitting nominations for directors for our annual meeting in 2022, is December 20, 2021, but no nominations may be submitted before November 20, 2021.

The Bylaws also provide that a stockholder satisfying the above notice requirements may nominate an independent director for inclusion in our proxy statement, if the additional specified conditions set forth in our Bylaws, are satisfied.

INCORPORATION BY REFERENCE

The SEC allows the Company to “incorporate by reference” information into this proxy statement, which means that the Company can disclose important information to you by referring you to other documents that we have filed separately with the SEC and made available to you with the copy of this proxy statement. The information incorporated by reference is deemed to be part of this proxy statement. This proxy statement incorporates by reference the (i) financial statements, (ii) supplementary financial information, (iii) management’s discussion and analysis of the financial condition and results of operations, (iv) changes in and disagreements with the accountants on, if applicable, accounting and financial disclosures, and (v) quantitative and qualitative disclosures about market risk of the Company, each as contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed by the Company on February 25, 2021, which is made available together with this proxy statement on the website specified above to all stockholders.

HOUSEHOLDING INFORMATION

One copy of this proxy statement will be sent to stockholders who share an address, unless they have notified the Company that they want to continue receiving multiple packages. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs. If you received a householding mailing this year and you would like to have additional copies of this proxy statement mailed to you or you would like to opt out of this practice for future mailings, the Company will promptly deliver such additional copies to you if you submit your request in writing to the address below. You may also contact the Company in the same manner if you received multiple copies of the materials and would prefer to receive a single copy in the future.

Requests for documents relating to the Company should be directed to:

Director—Communications Department

c/o LSB Industries, Inc.

3505 NW 63rd Street, Suite 500

Post Office Box 754

Oklahoma City, Oklahoma 73107

(405) 235-4546

You may also obtain these documents by requesting them in writing or by telephone from the Company’s proxy solicitation agent at the following address and telephone number:

Okapi Partners

Toll-free at                             , or via email to

OTHER MATTERS

At the date of this proxy statement, management was not aware that any matters not referred to in this proxy statement would be presented for action at the Special Meeting. If any other matters should come before the Special Meeting, the persons named in the accompanying proxy will have discretionary authority to vote all proxies in accordance with their best judgment, unless otherwise restricted by law.

Appendix I

ADJUSTED EBITDA RECONCILIATION

($ in millions)	FY	FY	FY	1H	2H	1H
	2018A	2019A	2020A	2020A	2020A	2021A
Net Income / (Loss)	$(72.2)	$(63.4)	$(61.9)	$(19.8)	$(42.1)	$10.4
Plus:
Interest expense	43.1	46.4	51.1	26.0	25.2	24.7
Loss / (gain) on extinguishment of debt	6.0	—	—	—	—	(10.0)
Depreciation, depletion and amortization	72.6	69 .6	70.8	35.2	35.6	34.4
Provision (benefit) for income taxes	1.7	(20.9)	(4.7)	(1.6)	(3.1)	(0.2)
Reported EBITDA	$51.2	$31.7	$55.3	$39.7	$15.6	$59.2
Stock-based compensation	8.3	2.2	1.8	1.2	0.6	1.8
Noncash loss (gain) on natural gas contracts	—	—	1.2	0.1	1.1	(1.2)
Severance costs	2.6	0.6	—	—	—	—
LegaI fees (Leidos)	4.8	9.6	5.7	4.2	1.5	1.3
Loss (gain) on disposal of assets and other	(1.6)	11.2	0.9	(0.3)	1.2	0.2
Fair market value adjustment on preferred stock embedded derivatives	(1.2)	(0.6)	(0.1)	(0.8)	0.7	1.2
Consulting costs associated with reliability and purchasing initiatives	3.8	1.4	0.6	0.6	0.0	0.0
Turnaround costs	9.7	13.2	0.1	0.0	0.1	0.8

Adjusted EBITDA	$77.7	$69.3	$65.5	$44.8	$20.7	$63.3

*	Some columns may not foot due to rounding.

Annex A

Exhibit 10.1

Execution Version

LSB INDUSTRIES, INC.

SECURITIES EXCHANGE AGREEMENT

This Securities Exchange Agreement (this “Agreement”) is made as of July 19, 2021, by and between LSB Industries, Inc., a Delaware corporation (the “Company”), and LSB Funding LLC, a Delaware limited liability company (the “Holder”). Capitalized terms not otherwise defined herein have the meanings given to such terms in Section 1.4 below.

WHEREAS, the Company, the Holder and, solely for purposes of Section 7.12 thereunder, Security Benefit Corporation, a Kansas corporation, entered into that certain Securities Purchase Agreement, dated as of December 4, 2015 (the “Purchase Agreement”), pursuant to which, in relevant part, the Holder purchased 210,000 shares of the Company’s Series E Cumulative Redeemable Class C Preferred Stock (the “Series E Preferred”) and one (1) share of the Company’s Series F Redeemable Class C Preferred Stock (the “Series F Preferred”).

WHEREAS, on September 19, 2016, the Company redeemed 70,232 shares of Series E Preferred, with the result that 139,768 shares of Series E Preferred remained outstanding and held by the Holder.

WHEREAS, pursuant to that certain Securities Exchange Agreement dated October 18, 2018, the Holder and the Company exchanged the Holder’s (i) Series E Preferred for newly issued shares of Series E-1 Cumulative Redeemable Class C Preferred Stock (the “Series E-1 Preferred”) and (ii) Series F Preferred for a newly issued share of Series F-1 Redeemable Class C Preferred Stock (the “Series F-1 Preferred” and together with the Series E-1 Preferred, the “Existing Preferred”), in each case on a one-for-one basis.

WHEREAS, in connection with the exploration of certain potential strategic transactions, including strategic transactions that potentially could be with entities with which members of the Board of Directors of the Company may be affiliated or associated, on September 14, 2020 the Board of Directors of the Company formed a special committee of the Board of Directors of the Company comprised of independent and disinterested directors (the “Special Committee”) to, among other things, (a) conduct an independent review of certain potential strategic transactions and make an independent determination with respect thereto; (b) evaluate strategic alternatives that may otherwise be available to the Company; and (c) negotiate or direct negotiations; and (d) take all other actions related to such potential strategic transactions and any alternatives as the special committee may deem necessary or appropriate in order for the special committee to discharge its duties.

WHEREAS, in connection with the foregoing exploration of potential strategic transactions, the Company determined that it would be beneficial for the Holder and the Company to exchange the Holder’s Existing Preferred for common stock, par value $0.10, of the Company (“Common Stock”).

WHEREAS, although the earlier explored strategic transactions which were under consideration were not consummated, the Company determined that it would be beneficial to proceed with the Exchange (as defined below) independent of such strategic transactions, and the Company and the Holder desire to proceed with the Exchange, subject to the terms and conditions set forth herein.

WHEREAS, following the Special Committee’s review of alternative transactions and its determination that the Exchange and the other transactions contemplated by this Agreement (the “Transactions”) maximize value to the Company’s Stockholders, the Special Committee has reviewed and approved the terms of the Transactions and has recommended that the Company’s Stockholders vote in favor of the Company Stockholder Approval (the “Special Committee Recommendation”).

WHEREAS, the Board of Directors of the Company, in consideration of, among other things, the Special Committee Recommendation, also recommended that the Company’s Stockholders vote in favor of the Company Stockholder Approval (the “Board Recommendation”).

WHEREAS, the Board of Directors of the Company has determined for purposes of the Section 382 Rights Agreement, dated as of July 6, 2020 between the Company and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agreement”), that the Transaction is an “Exempt Transaction” (as defined in the Rights Agreement), since the Transaction is not expected to have any adverse impact upon the Company’s utilization of its net operating losses.

WHEREAS, the Holder has conditioned consummation of the Transactions contemplated by this Agreement on the review and approval of the Transactions by the Special Committee, and on the Company obtaining the Company Stockholder Approval.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. EXCHANGE OF EXISTING PREFERRED FOR COMMON STOCK.

1.1 Exchange of Existing Preferred. On the terms and subject to the conditions of this Agreement, the Holder hereby agrees that, effective at and contingent upon the Closing, (a) the 139,768 shares of Series E-1 Preferred held by the Holder as of immediately prior to the Closing shall be automatically exchanged for a number of shares, rounded down to the nearest whole share, of Common Stock equal to the aggregate Liquidation Preference (as defined in the Series E-1 Certificate of Designations) of such shares of Series E-1 Preferred as of the Closing Date, divided by the 30-Day VWAP and (b) the one (1) share of Series F-1 Preferred held by the Holder as of immediately prior to the Closing shall be automatically exchanged for a number of shares, rounded down to the nearest whole share, of Common Stock equal to the Redemption Price (as defined in the Series F-1 Certificate of Designations), divided by the 30-Day VWAP; provided, however, that the aggregate number of shares of Common Stock issuable pursuant to clauses (a) and (b) above shall be reduced by the number of shares of Common Stock that the Holder will receive in respect of the payment of the Dividend on the Common Stock held by the Holder on the Record Date (such net number of shares of Common Stock to be issued pursuant to this Section 1.1, the “Issued Shares” and such transactions, the “Exchange”). In accordance with the foregoing, and solely for purposes of illustration, if the Closing were to occur as of the date of this Agreement, the Holder would receive, collectively, 47,761,401 shares of Common Stock pursuant to the Exchange. All Existing Preferred surrendered for exchange shall no longer be deemed to be outstanding and all rights with respect to such Existing Preferred shall immediately cease and terminate at the Closing, except for the right of the Holder to receive the Issued Shares in exchange for the Existing Preferred (notwithstanding the failure of the Holder to surrender the certificates representing shares of Existing Preferred at or prior to the Closing or otherwise). From and after the date of this Agreement until the Closing or earlier termination of this Agreement in accordance with its terms, Holder shall not either directly or indirectly purchase or acquire, or cause any of its Affiliates to purchase or acquire, any stock or equity securities of the Company; provided that, this Section 1.1 shall not prohibit any such acquisition that is (a) the result of a dividend, distribution, issuance, sub-division (including split-up, recapitalization or otherwise) reclassification, combination or exchange of shares, separation, reorganization, merger, consolidation, liquidation, or any other transaction, circumstance or event approved by the Board of Directors of the Company or (b) made with the prior written consent of the Company.

1.2 Closing; Delivery.

1.2.1 Subject to the terms and conditions hereof, the consummation of the Exchange (the “Closing”) shall take place (i) remotely via the electronic exchange of the applicable documents and signatures at 9:00 a.m. (New York City time) on the date that is three (3) Business Days after the satisfaction or waiver by the appropriate party (to the extent permitted by applicable Law) of the conditions precedent set forth in Section 1.3 (except for those conditions that by their nature are to be satisfied by the delivery of documents or taking of actions at the Closing, but subject to the satisfaction of such conditions at the Closing or, if permissible, waiver in writing by the party hereto entitled to the benefit of those conditions at the Closing) or (ii) such other date, time and place as may be agreed in writing by the parties (such day of Closing, the “Closing Date”).

1.2.2 At the Closing, the Holder shall deliver its certificates representing the 139,768 shares of Series E-1 Preferred and one (1) share of Series F-1 Preferred (or, as applicable, Lost Security Documentation in respect thereof) and, in exchange therefor, at the Closing, the Issued Shares shall be issued to the Holder and held in book-entry form by Computershare Trust Company, N.A., in the name of the Holder.

1.2.3 At the Closing, the Company shall deliver or cause to be delivered (unless waived by the Holder) to the Holder, a certificate executed on the Company’s behalf by the Secretary of the Company, certifying as to and attaching resolutions of the Board of Directors of the Company and the Special Committee authorizing the execution and delivery by the Company of the Transaction Documents and the consummation of the transactions contemplated thereby, including the issuance of the Issued Shares.

1.3 Conditions to Closing.

1.3.1 Company’s Conditions. The obligation of the Company to consummate the Transactions at the Closing shall be subject to the satisfaction at the Closing of each of the following conditions (any or all of which may be waived by the Company in writing, in whole or in part, to the extent permitted by applicable Law):

(a) (i) the representations and warranties of the Holder set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4(a) and Section 3.5 (collectively, the “Holder Fundamental Representations”) shall be true and correct in all respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (ii) all other representations and warranties set forth in Section 3 shall be true and correct in all respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (ii), where the failure of such representations and warranties to be true and correct in all respects (without giving effect to any qualifications as to “materiality”, “Holder Material Adverse Effect” or other similar qualifications as to materiality) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Holder Material Adverse Effect;

(b) the Holder shall have complied in all material respects with all of its obligations under this Agreement to be performed on or prior to the Closing;

(c) the Holder shall have delivered, or caused to be delivered, to the Company at or prior to the Closing the following closing deliveries:

(i) consent to the termination of the Contracts set forth on Schedule 1.3.1(c)(i) (the “Related Party Contracts”), duly executed by an appropriate representative of the Holder;

(ii) a certificate, dated as of the Closing Date, executed on the Holder’s behalf by a manager or authorized signatory of the Holder, certifying as to the matters set forth in Section 1.3.1(a) and Section 1.3.1(b);

(iii) a cross-receipt, dated as of the Closing Date, duly executed by the Holder, certifying that it has received from the Company the certificates evidencing the Issued Shares; and

(iv) an amendment to Section 3 of the Existing Standstill Agreement duly executed by the Purchaser Parties and the Golsen Holders (each, as defined therein) in the form attached hereto as Exhibit A (the “Standstill Amendment”).

1.3.2 Holder’s Conditions. The obligation of the Holder to consummate the Transactions at the Closing shall be subject to the satisfaction at the Closing of each of the following conditions (any or all of which may be waived by the Holder in writing, in whole or in part, to the extent permitted by applicable Law):

(a) (i) the representations and warranties of the Company set forth in Section 2.1, Section 2.2, Section 2.3(i), Section 2.4, and Section 2.26 (collectively, the “Company Fundamental Representations”), Section 2.5 and Section 2.8, shall be true and correct in all respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (ii) all other representations and warranties set forth in Section 2 shall be true and correct in all respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (ii), where the failure of such representations and warranties to be true and correct in all respects (without giving effect to any qualifications as to “materiality”, “Material Adverse Effect” or other similar qualifications as to materiality) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) the Company shall have complied in all material respects with its obligations under this Agreement to be performed on or prior to the Closing;

(c) the Company shall have delivered, or caused to be delivered, to the Holder at or prior to the Closing the following closing deliveries:

(i) evidence of issuance as of the Closing Date by book entry (which may be in the form of a screen shot of the transfer agents records or other customary record) of the Issued Shares, bearing restrictive notations meeting the applicable requirements of this Agreement;

(ii) a certificate, dated as of the Closing Date, executed on the Company’s behalf by the Chief Executive Officer or the Chief Financial Officer of the Company, or other officer of the Company reasonably satisfactory to the Holder, certifying as to the matters set forth in Section 1.3.2(a) and Section 1.3.2(b);

(iii) a cross-receipt, dated as of the Closing Date, duly executed by the Company certifying that it has received from the Holder of the Company the certificates evidencing the Existing Preferred;

(iv) consent to the termination of the Related Party Contracts, duly executed by the appropriate representative of the Company;

(v) the Standstill Amendment duly executed by the Company and the Golsen Holders (each, as defined in the Existing Standstill Agreement);

(d) since the date hereof, there shall not have been any event, occurrence or development of a state of circumstances that (individually or in the aggregate) has had or would reasonably be expected to have a Material Adverse Effect;

(e) the Company shall have declared the Dividend in accordance with Section 4.5;

(f) the Company shall have filed with the Delaware Secretary of State, an amendment to the Charter reflecting (i) the Charter Amendment and (ii) the Series E-1 Charter Amendment, prior to the Closing, which shall continue to be in full force and effect as of the Closing;

(g) the Issued Shares shall have been approved for listing on the NYSE, subject to official notice of issuance;

(h) the Company shall have prepared any and all documentation necessary for compliance with the provisions set forth in the Company’s existing senior notes resulting from the Transactions, which documentation shall be reasonably satisfactory to the Holder and ready for distribution to the Company’s existing noteholders immediately following the Closing; and

(i) the opinion described in Section 2.32 shall have been delivered to the Special Committee immediately prior to the execution and delivery of this Agreement and shall not have been withdrawn or otherwise modified prior to the Closing.

1.3.3 Mutual Conditions. The respective obligations of each party to consummate the Transactions at the Closing shall be subject to the satisfaction on or prior to the Closing of each of the following conditions:

(a) no temporary restraining order, preliminary or permanent injunction or other judgment or Order issued by any Governmental Authority of competent jurisdiction or other Law, shall be pending, threatened or in effect which, in each case, enjoins, prohibits, restrains or renders (or seeks to enjoin, prohibit, restrain or render) illegal the consummation of the Transactions contemplated hereby or would cause such Transactions to be rescinded;

(b) any applicable waiting period under the HSR Act relating to the Transactions will have expired or been terminated;

(c) receipt of the waivers, permits, consents, approvals or other authorizations which are necessary for the consummation of the Transactions set forth on Schedule 1.3.3(c), including the receipt from the required lenders under the Credit Agreement of a consent or waiver of any Change of Control under the Credit Agreement resulting from the Transactions, in form and substance satisfactory to each party to this Agreement; and

(d) the Company Stockholder Approval has been obtained.

1.4 Defined Terms Used in this Agreement. In addition to the terms defined elsewhere in this Agreement, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

“30-Day VWAP” means $6.16, which represents the volume weighted average price of the Common Stock for the 30 trading days immediately prior to July 19, 2021 on the NYSE as reported by Bloomberg Financial Markets or, if Bloomberg Financial Markets is not then reporting such prices, by a comparable reporting service of national reputation mutually selected by the Company and Holder.

“Acquisition Proposal” means, other than the Transactions, any offer or proposal of any Third Party or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) relating to (i) any acquisition or purchase, direct or indirect, of assets equal to 20% or more of the consolidated assets of the Company or to which 20% or more of the consolidated revenues or earnings of the Company are attributable or 20% or more of any class of equity or voting securities of the Company, (ii) any tender offer or exchange offer that, if consummated, would result in such Third Party or “group” beneficially owning 20% or more of any class of equity or voting securities of the Company, or (iii) a merger, consolidation, statutory share exchange, business combination, sale of all or substantially all of the assets, liquidation, dissolution or other similar extraordinary transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or to which 20% or more of the consolidated revenues or earnings of the Company are attributable.

“Adverse Recommendation Change” means the occurrence of any of the following: (i) the Board of Directors of the Company or the Special Committee has failed to make, has withdrawn or has changed, qualified or modified in a manner adverse to the Holder, the Board Recommendation or the Special Committee Recommendation (as applicable) (or publicly recommended an Acquisition Proposal) or publicly proposed to do any of the foregoing, (ii) the Board of Directors of the Company or the Special Committee has approved or adopted any Acquisition Proposal, has recommended the approval or adoption of, or publicly proposed to recommend, approve or adopt, any Acquisition Proposal, (iii) the Board of Directors of the Company or the Special Committee fails to include the Special Committee Recommendation or the Board Recommendation in the Company Proxy Statement, (iv) if any Acquisition Proposal has been made public, fails to reaffirm the Special Committee Recommendation or the Board Recommendation (as applicable) upon written request by the Holder within five (5) Business Days following the date that the Holder makes such request, or (v) if a tender offer or exchange offer for shares of capital stock of the Company that constitutes an Acquisition Proposal is commenced, fails to recommend against acceptance of such tender offer or exchange offer by the stockholders of the Company; provided that a customary “stop, look and listen” communication by the Board of Directors of the Company pursuant to Rule 14d-9 of the Exchange Act shall not be prohibited within ten (10) Business Days after commencement of such tender offer or exchange).

“Affiliate” means with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question; provided, that, for purposes of 4.12, 4.13.1, 4.13.2 and 4.14.1, commonly controlled portfolio companies of any Person shall not be considered “Affiliates”. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. For the avoidance of doubt, for purposes of this Agreement, the Company, on the one hand, and the Holder, on the other, shall not be considered Affiliates of each other.

“Agreement” has the meaning set forth in the Preamble.

“Amended Registration Rights Agreement” has the meaning set forth in Section 7.12.

“Anti-Corruption Laws” means all Laws of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption (including U.S. Foreign Corrupt Practices Act (the “FCPA”) and the U.K. Bribery Act of 2010).

“Antitrust Laws” means the Sherman Act, 15 U.S.C. §§ 1-7, as amended; the Clayton Act, 15 U.S.C. §§ 12-27, 29 U.S.C. §§ 52-53, as amended; the HSR Act; the Federal Trade Commission Act, 15 U.S.C. § 41-58, as amended; and all other federal, state and foreign statutes, rules, regulations, Orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or competition.

“Board Recommendation” has the meaning set forth in the Recitals.

“Business Day” means any day other than a Saturday, Sunday, any federal legal holiday or day on which banking institutions in the state of New York are authorized or required by Law or other governmental action to close.

“Cap” means $35,000,000.

“Capital Budget” means the annual capital budget of the Company and its Subsidiaries approved by the Board of Directors for any given year.

“Charter” means the Company’s Amended and Restated Certificate of Incorporation, dated January 21, 1977, as amended on August 27, 1987, including the Series E-1 Certificate of Designations and the Series F-1 Certificate of Designations, and any other certificates of designations of preferred stock of the Company, in each case as in effect, as amended from time to time.

“Claims” has the meaning set forth in Section 6.1.

“Common Stock” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company Disclosure Schedules” has the meaning set forth in Section 2.

“Company Documents” means all Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries is subject.

“Company Financial Statements” has the meaning set forth in Section 2.7.

“Company Fundamental Representations” has the meaning set forth in Section 1.3.2(a).

“Company Proxy Statement” means the proxy statement of the Company to be filed with the SEC in connection with obtaining the Company Stockholder Approval and any amendments or supplements thereto.

“Company Related Parties” has the meaning set forth in Section 6.2.

“Company SEC Documents” has the meaning set forth in Section 2.7.

“Company Stock Option Plan” means the 2016 Long Term Incentive Plan adopted by the Company, effective as of April 16, 2016.

“Company Stockholder Approval” means (i) the approval of the stockholders of the Company other than Holder and any Affiliates of the Holder (“Disinterested Stockholders”), holding greater than 50% of the voting power of the outstanding shares of capital stock of the Company entitled to vote thereon held by the Disinterested Stockholders of (x) the Transactions and (y) this Agreement; (ii) the approval and adoption of holders of greater than 50% of the voting power of the outstanding shares of capital stock of the Company entitled to vote thereon of an amendment to the Charter to increase the total number of authorized shares of Common Stock to 150,000,000 shares of Common Stock (the “Charter Amendment”); (iii) the approval of the stockholders of the Company, by a majority of the votes cast, of the Transactions and this Agreement pursuant to Section 312.03 of the New York Stock Exchange Listed Company Manual; and (iv) the approval of holders of greater than 50% of the voting power of the outstanding shares of capital stock of the Company entitled to vote thereon and greater than 50% of the outstanding shares of Series E-1 Preferred entitled to vote thereon of an amendment to the Charter to permit the Dividend and to remove the right of holders of Series E-1 Preferred to receive any dividend or other payments thereunder in connection with the Dividend and a waiver of any dividends otherwise payable in respect of such Series E-1 Preferred, in form reasonably acceptable to the Holder and the Company (the “Series E-1 Charter Amendment”).

“Company Stockholder Meeting” has the meaning set forth in Section 4.3.1.

“Confidentiality Agreement” means the Confidentiality Agreement by and between the Company and the Holder, dated July 16, 2020.

“Contracts” means any contract, indenture, mortgage, deed of trust, loan or credit agreement, bond, note, debenture, evidence of Indebtedness, swap agreement, lease, license or other instrument or agreement.

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains and sequences), including any intensification, resurgence or any evolutions or mutations thereof, and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“COVID-19 Measures” means any applicable quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other applicable Law, Order, directive, guideline or requirement by an applicable Governmental Authority in connection with or in response to the COVID-19 pandemic, including the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“Credit Agreement” means that certain Third Amended and Restated Loan and Security Agreement, dated as of January 17, 2017, by and among Wells Fargo Capital Finance, LLC, the lenders party thereto, the Company, certain subsidiaries of the Company as borrowers thereto and certain subsidiaries of the company designated as guarantors thereto, as amended by that First Amendment, dated as of April 16, 2018, that Second Amendment, dated as of February 26, 2019 and that Third Amendment, dated as of April 20, 2020 (as may be amended, restated or otherwise modified from time to time).

“Deductible” has the meaning set forth in Section 6.3.1.

“DGCL” means the Delaware General Corporation Law.

“Dividend” has the meaning set forth in Section 4.5.

“Environmental Laws” has the meaning set forth in Section 2.18.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder.

“Exchange” shall have the meaning set forth in Section 1.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Excluded Claims” has the meaning set forth in Section 6.4.

“Existing Preferred” has the meaning set forth in the Recitals.

“Existing Standstill Agreement” means the Board Representation and Standstill Agreement by and among the Company, Holder, and the other parties thereto, dated December 4, 2015, as amended.

“Financial Advisors” has the meaning set forth in Section 2.26.

“Fundamental Representations” means the Holder Fundamental Representations and the Company Fundamental Representations.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means, with respect to a particular Person, (i) any country, state, county, city and political subdivision, (ii) any self-regulatory organization or other non-governmental regulatory authority or quasi-governmental authority, or (iii) any court or other tribunal, in each case that exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary authority which in each case exercises valid jurisdiction over any such Person or such Person’s Property.

“Governmental Licenses” has the meaning set forth in Section 2.28.

“Hazardous Materials” has the meaning set forth in Section 2.18.

“HMT” has the meaning set forth in Section 2.25.

“Holder” has the meaning set forth in the Preamble.

“Holder Fundamental Representations” has the meaning set forth in Section 1.3.1(a).

“Holder Material Adverse Effect” means any event that would prevent or materially delay Holder from consummating the Transactions or performing its obligations hereunder.

“Holder Related Parties” has the meaning set forth in Section 6.1.

“Houlihan Lokey” has the meaning set forth in Section 2.26.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any Person, without duplication, as of the date of determination (i) all obligations of such Person for borrowed money, including accrued and unpaid interest, and any prepayment fees or penalties, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person issued or assumed as the deferred purchase price of property or services (including any potential future earn-out, purchase price adjustment, release of “holdback” or similar payment, but excluding obligations of such person incurred in the ordinary course of business consistent with past practice), (iv) all lease obligations of such Person required to be capitalized on the books and records of such Person and any purchase money indebtedness and similar financing arrangements, (v) all Indebtedness of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the Indebtedness secured thereby have been assumed, (vi) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions or similar arrangements (valued at the termination value thereof), (vii) all letters of credit or performance bonds issued for the account of such Person, to the extent drawn upon, (viii) all guarantees and keepwell arrangements of such Person of any Indebtedness of any other Person other than a wholly owned Subsidiary of such Person and (ix) all obligations of such Person in respect of any preferred stock (valued at the liquidation preference thereof plus any accrued and unpaid dividends).

“Indemnified Party” has the meaning set forth in Section 6.4.2.

“Indemnifying Party” has the meaning set forth in Section 6.4.2.

“IP Rights” has the meaning set forth in Section 2.27.

“Knowledge of the Company” means the actual knowledge of Mark Behrman, Cheryl Maguire and Michael Foster.

“Law” means any federal, state, local or foreign Order, settlement, award, statute, law (including common law), rule, regulation or other requirement or rule of law of any Governmental Authority.

“Legal Proceeding” means any private or governmental action, inquiry, claim, charge, complaint, demand, proceeding, suit, hearing, litigation, arbitration, mediation, audit or investigation, in each case whether civil, criminal, administrative, judicial or investigative, or any appeal therefrom.

“Lien” means, with respect to any property or asset, any mortgage, deed of trust, pledge, hypothecation, security, interest, encumbrance, interference, option, right of first refusal, preemptive right, community property interest, claim, lien or restriction of any kind (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Losses” has the meaning set forth in Section 6.1.

“Lost Security Documentation” means documentation reasonably satisfactory to the Company with regard to a lost or stolen certificate evidencing ownership of Existing Preferred including, if required by the Company, an affidavit of lost security in favor of the Company with respect to such lost or stolen security.

“Material Adverse Effect” means (i) a materially adverse effect on the business, assets, liabilities, results of operations and condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (ii) any event that would prevent or materially delay the Company from consummating the Transactions or performing its obligations hereunder, other than, solely in the case of clause (i), to the extent caused by, arising out of or attributable to any of the following: (a) changes solely attributable to the announcement or pendency of this Agreement, or any litigation by any Person with respect to this Agreement or the transactions contemplated hereby, (b) changes or proposed changes in applicable Law or accounting standards or interpretations thereof applicable to the Company and its Subsidiaries, (c) changes generally affecting the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates; (d) national or international political conditions, including acts of war (whether or not declared), armed hostilities, sabotage, military actions or the escalation thereof (whether or not declared), and terrorism; (e) changes generally applicable in the industries in which the Company and its Subsidiaries operate, (f) changes resulting from compliance by the Company and its Subsidiaries with the express terms of this Agreement, (g) any changes as a result of any action expressly approved by the Holder in writing, (h) any failure of the Company to meet internal or analysts’ estimates, projections, forecasts, guidance, milestones or budgets or internal or analysts’ financial or operating predictions of revenues, earnings, cash flows or cash positions, or other financial or business metrics (it being understood that any cause of any such failure may be taken into consideration when determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur), (i) changes in the market price, or trading volume, of the Common Stock (it being understood that any cause of any such change may be taken into consideration when determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur), or (j) any embargo, riot, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, other weather-related or meteorological event, pandemic (including the COVID-19 pandemic and any COVID-19 Measures), epidemic, disease outbreak or other natural disaster or act of god; provided, that, in the case of clauses (b), (c), (d), (e) and (j), that such conditions or changes do not have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries operate.

“Money Laundering Laws” has the meaning set forth in Section 2.24.

“New Common Stock” has the meaning set forth in Section 4.13.1.

“NYSE” means the New York Stock Exchange.

“OFAC” means the Office of Foreign Assets Control.

“Options or Convertible Securities” has the meaning set forth in Section 4.13.

“Order” means, with respect to any Person, any injunction, order, writ, decree, consent decree, judgment, ruling, verdict, stipulation, determination or award entered, issued, made or rendered by any Governmental Authority of competent jurisdiction affecting such Person or any of its Properties.

“Outside Date” has the meaning set forth in Section 5.2.1.

“Per Claim Threshold” has the meaning set forth in Section 6.3.1.

“Permitted Lien” means, collectively, (i) suppliers’, mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s, warehousemen’s, construction and other similar Liens arising or incurred by operation of law or otherwise incurred in the ordinary course of business securing obligations that are not due and payable or which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for taxes, utilities and other governmental charges that are not due and payable or which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (iii) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities that do not materially detract from the value of such property or materially interfere with the business of the Company and its Subsidiaries as currently conducted, (iv) licenses or other grants of rights in intellectual property made in the ordinary course of business, consistent with past practices, (v) statutory Liens of landlords for amounts not due and payable or which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (vi) deposits made in the ordinary course of business to secure payments of worker’s compensation, unemployment insurance or other types of social security benefits or the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), public or statutory obligations, and surety, stay, appeal, customs or performance bonds, or similar obligations arising in each case in the ordinary course of business consistent with past practices, (vii) Liens in favor of customs and revenue authorities arising as a matter of law and in the ordinary course of business, consistent with past practices, to secure payment of customs duties in connection with the importation of goods, (viii) Liens resulting from securities laws, (ix) licenses granted to third parties in the ordinary course of business consistent with past practices by the Company or its Subsidiaries, (x) such other Liens or imperfections of title that are not material in amount and do not materially detract from the value of or materially impair the existing use of the property affected by such Lien or imperfection of title, (xi) Liens that do not materially detract from the value of such property or interfere in any material respect with the use, operation or occupancy by the Company or any of its Subsidiaries of such property and (xii) Liens arising under any Indebtedness incurred in accordance with Section 4.1.1.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government or any agency, instrumentality or political subdivision thereof or any other form of entity.

“Plan” has the meaning set forth in Section 2.21.

“Preemptive Right Notice” has the meaning set forth in Section 4.13.2.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible (including intellectual property rights).

“Pro Rata Share” means a fraction (expressed as a percentage), the numerator of which equals the number of shares of Common Stock held by the Holder or any Affiliate thereof (including, for the avoidance of doubt, the Issued Shares, and assuming the conversion in full to Common Stock of any preferred stock of the Company held by the Holder or any Affiliate thereof) and the denominator of which equals the total number of issued and outstanding shares of Common Stock outstanding at such time (calculated on a fully diluted basis treating any options or convertible securities as exercised or converted).

“Purchase Agreement” has the meaning set forth in the Recitals.

“Record Date” has the meaning set forth in Section 4.5.

“Registration Rights Agreement” means that certain Registration Rights Agreement, by and between the Company and the Holder, dated as of December 4, 2015, as amended from time to time.

“Related Party Contracts” has the meaning set forth in Section 1.3.1(c)(i).

“Representative” means, with respect to a specified Person, the investors, officers, directors, managers, employees, agents, advisors, counsel, accountants, investment bankers and other representatives of such Person.

“Required Approval” has the meaning set forth in Section 2.5.

“Rights Agreement” has the meaning set forth in the Recitals.

“Sanctioned Person” means, at any time, (i) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. Government, the UNSC, the European Union, HMT or other relevant sanctions authority, (ii) any Person operating, organized or resident in a Sanctioned Country or (iii) any Person controlled by any such Person.

“Sanctions” has the meaning set forth in Section 2.25.

“SEC” means the Securities and Exchange Commission.

“Section 382” has the meaning set forth in Section 4.6.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated by the Securities and Exchange Commission thereunder.

“Series E Preferred” has the meaning set forth in the Recitals.

“Series E-1 Certificate of Designations” means the Certificate of Designations of Series E-1 Cumulative Redeemable Class C Preferred Stock of the Company, dated as of October 18, 2018.

“Series E-1 Preferred” has the meaning set forth in the Recitals.

“Series F Preferred” has the meaning set forth in the Recitals.

“Series F-1 Certificate of Designations” means the Certificate of Designations of Series F-1 Cumulative Redeemable Class C Preferred Stock of the Company, dated as of October 18, 2018.

“Series F-1 Preferred” has the meaning set forth in the Recitals.

“Special Committee” has the meaning set forth in the Recitals.

“Special Committee Recommendation” has the meaning set forth in the Recitals.

“Stockholder Litigation” has the meaning set forth in Section 4.2.2.

“Subsidiary” means, as to any Person, any corporation or other entity of which: (i) such Person or a Subsidiary of such Person is a general partner or managing member; (ii) at least a majority of the outstanding equity interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether or not at the time any equity interest of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries; or (iii) any corporation or other entity as to which such Person consolidates for accounting purposes.

“Superior Proposal” means a bona fide written Acquisition Proposal for at least a majority of the outstanding shares of capital stock of the Company or at least a majority of the consolidated assets of the

Company and its Subsidiaries, in each case, for consideration consisting exclusively of cash and/or publicly traded equity securities (and for which financing, to the extent required by the Person submitting the written Acquisition Proposal, is then fully committed) that did not result from a breach of this Agreement, and that the Special Committee determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into account all relevant terms and conditions of such Acquisition Proposal, (i) would be, if consummated, more favorable to the Company’s stockholders from a financial point of view than the Transactions and (ii) is not less likely to receive required governmental or other regulatory approvals on a timely basis than the Transactions and is otherwise reasonably likely to be consummated on the terms proposed.

“Termination Fee” has the meaning set forth in Section 5.4.1.

“Third Party” means any Person other than the Holder.

“Third Party Claim” has the meaning set forth in Section 6.4.2.

“Transaction Documents” means this Agreement (including the Schedules and Exhibits attached hereto), the Amended Registration Rights Agreement and the other documents, certificates and agreements delivered in connection with the Transactions.

“Transactions” means the Exchange and the other transactions contemplated by this Agreement.

“UNSC” has the meaning set forth in Section 2.25.

“Willful and Material Breach” means, with respect to any representation, warranty, agreement or covenant in this Agreement, a deliberate action or omission intentionally undertaken by the breaching party (i) where the breaching party has actual knowledge that such action or omission is or would result in a breach of such representation, warranty, agreement or covenant and (ii) such action or omission constitutes a material breach of this Agreement.

2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except (a) as disclosed in the Company SEC Documents (excluding in each case any disclosures set forth in the risk factors or “forward-looking statements” section of such Company SEC Documents or under any similar precautionary sections, and any other disclosures included therein to the extent they are predictive, cautionary or forward-looking in nature) or (b) the disclosure schedule delivered to the Holder prior to or concurrently with the execution of this Agreement (the “Company Disclosure Schedule”), it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on its face, the Company hereby represents and warrants to the Holder (unless otherwise set forth herein, as of the date hereof) as set forth below:

2.1 Formation and Qualification of the Company. The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware, and has the power and authority to own, lease and operate its properties and to conduct its business in all material respects in which it is engaged and to enter into and perform its obligations under the Transaction Documents to which it is a party. The Company is duly qualified to transact business and is in good standing in the state of its principal place of business and in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except (solely in the case of jurisdictions other than its principal place of business) where the failure so to qualify or to be in good standing would not, individually or in the aggregate, result in a Material Adverse Effect.

2.2 Authority; Enforceability. Except for the Company Stockholder Approval and the filing of the Charter Amendment and the Series E-1 Amendment with the Delaware Secretary of State, all corporate action on the part of the Company, its officers, directors, and stockholders necessary for the authorization, execution, delivery, and performance of all obligations of the Company under the Transaction Documents and the authorization, issuance, reservation for issuance, and delivery of the Issued Shares have been taken or shall be taken at or prior to the Closing; and this Agreement constitutes, and the other Transaction Documents when executed and delivered, shall constitute, valid and legally binding obligations of the Company, enforceable against it in accordance with their respective terms, except as may be limited by (a) applicable bankruptcy, insolvency, reorganization, or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally and (b) the effect of rules of law governing the availability of equitable remedies.

2.3 Absences of Defaults; No Conflicts. Neither the Company nor any of its Subsidiaries is (a) in violation of its organizational documents, (b) in violation of any Law applicable to the Company or any of its Subsidiaries or any of their respective assets, properties or operations or (c) in breach or default (or with or without the giving of notice or the passage of time or both, would be in breach or default) in the performance or observation of any obligation, agreement, covenant or condition contained in any Company Document, except in the case of clauses (b) or (c) for such violations, breaches or defaults that would not, individually or in the aggregate, result in a Material Adverse Effect. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions (including the issuance of the Issued Shares) do not and will not (i) result in a violation of the Charter or Bylaws of the Company (as amended and restated), (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, or (iii) assuming the accuracy of the Holder’s representations and warranties set forth in Section 3 hereof, result in a violation of any Law or Order (including, without limitation, U.S. federal and state securities Laws) applicable to the Company, or by which any Property or asset of the Company is bound or affected, except, in the case of the foregoing clauses (ii) and (iii), for such conflicts, defaults, violations, terminations, amendments, accelerations, and cancellations as would not, individually or in the aggregate, have a Material Adverse Effect.

2.4 Capitalization and Valid Issuance of the Issued Shares; Ownership of Subsidiaries.

(a) As of the date hereof (prior to the consummation of the Exchange), the issued and outstanding capital stock of the Company consists of 30,305,076 shares of Common Stock, 20,000 shares of Series B cumulative, convertible preferred stock, $100 par value, 1,000,000 shares of Series D cumulative Class C preferred stock no par value, 139,768 shares of Series E-1 Preferred and one (1) share of Series F-1 Preferred. All outstanding shares of the Company’s capital stock have been duly authorized and validly issued in accordance with the Charter and are fully paid and nonassessable. Schedule 2.4(a) sets forth the authorized capital stock of the Company, solely for illustration purposes, as if the Closing took place on the date of this Agreement.

(b) Except (i) as provided for in the Charter, (ii) for 3,015,634 shares of Common Stock available for issuance under the Company Stock Option Plan, (iii) for options to acquire 49,475 shares of Common Stock issued and outstanding under the Company Stock Option Plan, (iv) as provided in the Purchase Agreement and (v) as provided in the Existing Standstill Agreement, there are no (1) preemptive rights or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of, any equity securities of the Company or (2) outstanding options, warrants or other rights to purchase any securities of the Company.

(c) Subject to the adoption and filing of the Charter Amendment with the Secretary of State of the State of Delaware, the Issued Shares have been duly and validly authorized and when issued and delivered against the Existing Preferred pursuant to this Agreement, the Issued Shares will be duly and validly issued, fully paid and nonassessable.

(d) All of the issued and outstanding shares of capital stock of each Subsidiary of the Company that is a corporation, all of the issued and outstanding partnership interests of each Subsidiary of the Company that is a limited or general partnership and all of the issued and outstanding limited liability company interests, membership interests or other similar interests of each Subsidiary of the Company that is a limited liability company have been duly authorized and validly issued, are fully paid and (except in the case of general partnership interests) non-assessable and are owned by the Company, directly or through Subsidiaries, free and clear of any Lien (other than Permitted Liens) and restrictions on transfer set forth in the organizational documents of the relevant Subsidiary or under federal and state securities Laws. None of the issued and outstanding shares of capital stock of any such Subsidiary that is a corporation, none of the issued and outstanding partnership interests of any such Subsidiary that is a limited or general partnership, and none of the issued and outstanding limited liability company interests, membership interests or other similar interests of any such Subsidiary that is a limited liability company was issued in violation of any preemptive rights, rights of first refusal or other similar rights of any security holder of such Subsidiary or any other Person. The only Subsidiaries of the Company are the Subsidiaries listed on Schedule 2.4(d) hereto, and such schedule accurately sets forth whether each such Subsidiary is a corporation, limited or general partnership or limited liability company and the jurisdiction of organization of each such Subsidiary.

2.5 Approvals. Except for (i) the Company Stockholder Approval, (ii) Charter Amendment, (iii) Series E-1 Charter Amendment, (iv) as may be required under the Exchange Act, state securities Laws or “Blue Sky” Laws or the rules of the NYSE and (v) those waivers, permits, consents approvals and authorizations set forth on Schedule 1.3.3(c), no permit, consent, approval, exemption, authorization, Order, registration, filing or qualification of or with any Governmental Authority or any other Person (each, a “Required Approval”) is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company of this Agreement or the Company’s issuance of the Issued Shares, except for such Required Approvals (x) that have already been made or obtained or will be made or obtained contemporaneously with the Closing or (y) that, if not obtained, would not be material to the Company or any of its Subsidiaries or its ability to consummate the Transactions.

2.6 Other Sales. The Company has not sold or issued any securities that would be integrated with the issuance of the Issued Shares contemplated by this Agreement pursuant to the Securities Act.

2.7 Company SEC Documents; Company Financial Statements. The historical financial statements (including the related notes and supporting schedules) (the “Company Financial Statements”) included in the Company’s reports, required to be filed by it under the Exchange Act since January 1, 2020 (all such documents filed prior to the date hereof, collectively the “Company SEC Documents”), at the time filed (except to the extent corrected by a subsequent Company SEC Document) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make statements therein, in light of the circumstances under which they were made, not misleading, (b) complied as to form with the applicable requirements of the Exchange Act and the Securities Act, (c) present fairly in all material respects the financial condition, results of operations and cash flows of the entities purported to be shown thereby at the dates and for the periods indicated and (d) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q mandated by the SEC). None of the Company SEC Documents, including any financial statements of the Company contained therein, contains any untrue statement of material fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

2.8 No Material Adverse Change. Since December 31, 2020 (a) no event has occurred that has had a Material Adverse Effect; (b) neither the Company nor any of its Subsidiaries has incurred any liability or obligation, direct or contingent, or entered into any transaction or agreement that, individually or in the aggregate, is material with respect to the Company and its Subsidiaries taken as a whole, and neither the Company nor any of its Subsidiaries has sustained any loss or interference with its business or operations from fire, explosion, flood, earthquake or other natural disaster or calamity, whether or not covered by insurance, or from any labor dispute or disturbance or court or governmental action, order or decree which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; and (c) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

2.9 No Registration Required. Assuming the accuracy of the representations and warranties of the Holder contained in Section 3, the issuance of the Issued Shares pursuant to this Agreement is exempt from the registration requirements of the Securities Act. Neither the Company nor any Person acting on its behalf, directly or indirectly, has made or will make any offers or sales of any security, or has solicited or will solicit offers to buy, or otherwise has negotiated or will negotiate in respect of, any security, under circumstances that would require registration of the Issued Shares under the Securities Act, except as provided herein.

2.10 Litigation. There is no Legal Proceeding before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the Knowledge of the Company or its Subsidiaries, threatened in writing or otherwise overtly threatened, against or affecting the Company or any of its Subsidiaries that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or to materially and adversely affect the consummation of the Transactions or the performance by the Company of its obligations under this Agreement.

2.11 Auditors. Ernst & Young LLP are independent public accountants of the Company as required by the Securities Act and the Exchange Act and the rules and regulations thereunder/pursuant to the rules applicable to such accountants under the American Institute of Certified Public Accountants.

2.12 Statistical and Market-Related Data. Any statistical, demographic, market-related and similar data included in the Company SEC Documents are based on or derived from sources that the Company believes to be reliable and accurate and accurately reflect the materials upon which such data is based or from which it was derived in all material respects.

2.13 No Related Party Transactions. No relationship, direct or indirect, that would be required to be described in a registration statement of the Company pursuant to Item 404 of Regulation S-K, exists between the Company or any of its Subsidiaries, on the one hand, and the directors, officers, shareholders, customers or suppliers of the Company or any of its Subsidiaries, on the other hand, except for relationships or transactions solely between the Company and one of its Subsidiaries and or between or among one or more Subsidiaries of the Company or as set forth in the Company SEC Documents.

2.14 Insurance. The Company and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; all policies of insurance and any fidelity or surety bonds insuring the Company or any of its Subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect; the Company and its Subsidiaries are in compliance with the terms of such policies and instruments in all material respects; there are no material claims by the Company, or any of its Subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause. Since the earlier of (i) January 1, 2020, and (ii) the effective date of the Company’s most recently issued insurance policy, none of the Company nor any of its Subsidiaries has been refused any insurance coverage sought or applied for; and none of the Company, nor any of its Subsidiaries, is aware that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers at a cost that would not, individually or in the aggregate, result in a Material Adverse Effect.

2.15 Accounting and Disclosure Controls. The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since January 1, 2020, there has been (i) no material weakness or significant deficiency (as defined in Rule 1-02 of Regulation S-X of the SEC) in the Company’s internal control over financial reporting (whether or not remediated), and (ii) no fraud, whether or not material, involving management or other employees who have a role in the Company’s internal control over financial reporting has occurred and, since January 1, 2020, there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. The Company and its Subsidiaries have established, maintained and periodically evaluate the effectiveness of “disclosure controls and procedures” (as defined in Rules 13a-15 and 15d-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in the reports that it will be required to file or submit under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms, and is accumulated and communicated to the Company’s management, including its principal executive officer or officers and principal financial officer or officers, as appropriate, to allow timely decisions regarding disclosure. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Company SEC Documents fairly presents the information called for in all material respects and is prepared in accordance with the SEC’s rules and guidelines applicable thereto. The Company’s independent public accountants and the audit committee of the Board of Directors of the Company have been advised of all material weaknesses, if any, and significant deficiencies (as defined in Rule 1-02 of Regulation S-X of the SEC), if any, in the Company’s internal control over financial reporting and of all fraud, if any, whether or not material, involving management or other employees who have a role in the Company’s internal controls, in each case that occurred or existed, or was first detected, at any time during the three most recent fiscal years covered by the Company’s most recent audited financial statements included in the Company SEC Documents.

2.16 Sarbanes-Oxley Compliance. There is and has been no failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, to comply in any material respect with any provision of the Sarbanes-Oxley Act with which any of them is required to comply, including Section 402 related to loans.

2.17 Tax Returns. The Company and its Subsidiaries have filed all U.S. federal and all other material foreign, state, local and franchise tax returns that are required to be filed or have obtained extensions thereof, and have paid all taxes (including, without limitation, any estimated taxes) required to be paid and any other assessment, fine or penalty, to the extent that any of the foregoing is due and payable, except (a) for any such tax, assessment, fine or penalty that is currently being contested in good faith by appropriate actions and for which adequate reserves have been provided in accordance with GAAP, and (b) for such taxes, assessments, fines or penalties the nonpayment of which would not, individually or in the aggregate, result in a Material Adverse Effect.

2.18 Environmental Laws. Except as would not, individually or in the aggregate, result in a Material Adverse Effect, (a) neither the Company nor any of its Subsidiaries is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health and safety, the environment (including, without limitation, indoor or outdoor air, surface water, groundwater, land surface or subsurface strata) or wildlife, or to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, flammable, corrosive or radioactive materials, petroleum or petroleum products (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (b) the Company and its Subsidiaries have all permits, licenses, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements, (c) neither the Company nor any of its Subsidiaries is subject to any order, judgment or consent decree, and there are no pending or threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, Liens, notices of noncompliance or violation, investigation or proceedings against the Company or any of its Subsidiaries, in each case relating to any Environmental Law, and (d) there are no events or circumstances that would reasonably be expected to form the basis of an order to install or retrofit equipment, pay penalties or for clean-up or remediation of containment, or a Legal Proceeding by any private party or Governmental Agency, against or affecting the Company or any of its Subsidiaries relating to Hazardous Materials or any Environmental Laws.

2.19 Title to Property. The Company and each of its Subsidiaries have good and marketable title to all real property owned in fee simple by any of them (if any) and have good and valid title to all other items of owned real and personal property that are material to the respective businesses of the Company and each of its Subsidiaries, in each case free and clear of all Liens, except for (a) Permitted Liens, (b) as are described in Schedule 2.19 or (c) where the failure to have such title would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. All material real property, buildings and other improvements, and all equipment and other property, held under lease or sublease by the Company or any of its Subsidiaries is held by them under valid, subsisting and enforceable leases or subleases, as the case may be (subject to applicable bankruptcy, insolvency, reorganization, or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity), with, solely in the case of leases or subleases relating to real property, buildings or other improvements, such exceptions as are not material and do not interfere with the use made or proposed to be made of such real property and buildings or other improvements by the Company and its Subsidiaries, and all such leases and subleases are in full force and effect in all material respects. Neither the Company nor any of its Subsidiaries has any notice of any claim of any sort that has been asserted by anyone adverse to the rights of the Company or any of its Subsidiaries under any of the leases or subleases mentioned above and affecting or questioning the rights of the Company or any of its Subsidiaries to the continued possession of the leased or subleased premises or the continued use of the leased or subleased equipment or other property, except for such claims which, if successfully asserted against the Company, or any of its Subsidiaries, would not, individually or in the aggregate, result in a Material Adverse Effect.

2.20 Absence of Labor Disputes. No labor dispute with the employees of the Company or any of its Subsidiaries exists or, to the Knowledge of the Company or any of its Subsidiaries, is imminent, and neither the Company nor any of its Subsidiaries is aware of any existing or imminent labor disturbance by the employees of any of the principal suppliers, manufacturers, customers or contractors of the Company or any of its Subsidiaries, in each case, which has or would reasonably be expected to have a Material Adverse Effect.

2.21 ERISA Compliance. None of the following events has occurred or exists: (a) a failure to fulfill the obligations, if any, under the minimum funding standards of Section 302 of ERISA with respect to a Plan determined without regard to any waiver of such obligations or extension of any amortization period; (b) an audit or investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other federal, state or foreign governmental or regulatory agency with respect to the employment or compensation of employees by the Company or any of its Subsidiaries that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; or (c) any breach of any contractual obligation, or any violation of law or applicable qualification standards, with respect to the employment or compensation of employees by the Company or any of its Subsidiaries that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. None of the following events has occurred in the past two years or is reasonably likely to occur: (i) a material increase in the aggregate amount of contributions required to be made to all Plans in the current fiscal year of the Company and its Subsidiaries compared to the amount of such contributions made in the Company’s most recently completed fiscal year; (ii) a material increase in the “accumulated post-retirement benefit obligations” (within the meaning of Statement of Financial Accounting Standards 106) of the Company and its Subsidiaries compared to the amount of such obligations in the Company’s most recently completed fiscal year; (iii) any event or condition giving rise to a liability under Title IV of ERISA that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; or (iv) the filing of a claim by one or more employees or former employees of the Company or any of its Subsidiaries related to its or their employment that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. For purposes of this paragraph and the definition of ERISA, the term “Plan” means a plan (within the meaning of Section 3(3) of ERISA) with respect to which the Company or any of its Subsidiaries may have any liability.

2.22 Absence of Manipulation. Neither the Company nor any of its Subsidiaries has taken or will take, directly or indirectly, any action designed to or that would constitute or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security or to facilitate the sale or resale of its securities, except for the making of public disclosures in compliance with applicable securities laws in the ordinary course of business consistent with past practice.

2.23 Anti-Corruption. Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any director, officer, agent, employee, Affiliate or other Person acting on behalf of the Company or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that has resulted in a material violation by any such Person of any Anti-Corruption Laws, including, without limitation, any offer, payment, promise to pay or authorization of the payment of any money or other property, gift, promise to give or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Company and its Subsidiaries. To the Knowledge of the Company, it and its Subsidiaries have conducted their respective businesses in compliance with Anti-Corruption Laws and have instituted and maintained policies and procedures designed to ensure, and which are reasonably expected to ensure, continued compliance therewith in all material respects.

2.24 Money Laundering Laws. The operations of the Company and its Subsidiaries are and have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Agency (collectively, “Money Laundering Laws”) and no material Legal Proceeding by or before any court or Governmental Agency or any arbitrator involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company or any of its Subsidiaries, threatened.

2.25 No Conflicts with Sanctions Laws. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company or any of its Subsidiaries, any director, officer, agent, employee, Affiliate or other Person acting on behalf of the Company or any of its Subsidiaries is currently or has been the target of any sanctions administered or enforced by the U.S. Government (including, without limitation, OFAC), the United Nations Security Council (“UNSC”), the European Union, Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company or any of its Subsidiaries a Sanctioned Person. The Company and its Subsidiaries have conducted their businesses in material compliance with all applicable Sanctions and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to ensure, continued compliance therewith in all material respects.

2.26 Certain Fees. Except for the fees and expenses payable to the Jefferies Group and Houlihan Lokey Capital, Inc. (“Houlihan Lokey” and, together with the Jefferies Group, the “Financial Advisors”) and certain expenses of Perella Weinberg Partners, which will be paid by the Company, no broker, finder or investment or commercial banker, or other Person engaged by or acting on behalf of the Company or its Subsidiaries in a similar capacity, is or will be entitled to any fees, commissions or expenses in connection with the issuance of the Issued Shares or the consummation of the Transactions.

2.27 Intellectual Property; Licenses, Etc. The Company and its Subsidiaries own license, possess or otherwise have the right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, technology, software, know-how database rights, design rights and other intellectual property rights (collectively, the “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, and, to the Knowledge of the Company, without, to the Knowledge of the Company, violation of the rights of any Person, except to the extent such failure to own, license, possess or otherwise have the right to use, or such violations that, have not had, or would not reasonably be expected to have, a Material Adverse Effect. To the Knowledge of the Company, no such IP Rights owned by the Company or any Subsidiary infringe upon any rights held by any Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No Legal Proceeding regarding any such IP Rights owned by the Company or any Subsidiary is pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary which would reasonably be expected to have a Material Adverse Effect.

2.28 Possession of Licenses and Permits. The Company and its Subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them, except where the failure of which would not reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not reasonably be expected to have a Material Adverse Effect. All of the Governmental Licenses are valid and in full force and effect, except where the failure of which would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses, except where such proceeding would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.29 Investment Company. Neither the Company nor any of its Subsidiaries is, and upon the issuance of the Issued Shares as herein contemplated will be, an “investment company” or an entity “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

2.30 No Restrictions on Dividends. No Subsidiary of the Company is party to or otherwise bound by any instrument or agreement that limits or prohibits or could limit or prohibit, directly or indirectly, any Subsidiary of the Company from paying any dividends or making any other distributions on its capital stock, limited or general partnership interests, limited liability company interests, or other equity interests, as the cast may be, or from repaying any loans or advances from, or (except for instruments or agreements that by their express terms prohibit the transfer or assignment thereof or of any rights thereunder) transferring any of its properties or assets to, the Company or any other Subsidiary.

2.31 Takeover Statutes. The approval of the Board of Directors of the Company of this Agreement and the Transactions on or prior to the date hereof represent all the actions necessary to render inapplicable to this Agreement and the Transactions the provisions of Section 203 of the DGCL to the extent, if any, such section would otherwise be applicable to this Agreement and the Transactions, and no other state takeover statute applies to this Agreement and the Transactions.

2.32 Fairness Opinion. The Special Committee has received an opinion from Houlihan Lokey to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, procedures, matters, qualifications and limitations set forth therein, the consideration to be paid to the Holder by the Company in the Exchange, taking into account the Dividend, is fair from a financial point of view to the Company and, accordingly, fair from a financial point of view to the holders of the Common Stock other than the Holder and its Affiliates.

2.33 Proxy Statement. The Company Proxy Statement, at the time the Company Proxy Statement becomes effective or at the date of mailing and at the date of the Company Stockholder Meeting, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company Proxy Statement will comply in all material respects with the provisions of the Securities Act and the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information provided in writing by or on behalf of the Holder expressly for inclusion in the Company Proxy Statement.

2.34 No Other Representations or Warranties. THE COMPANY ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTION 3, NEITHER THE HOLDER NOR ANY OTHER PERSON HAS MADE, AND THE COMPANY HAS NOT RELIED ON, ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY BY OR ON BEHALF OF THE HOLDER OR ANY THIRD PARTY OR ANY INFORMATION PROVIDED BY THE HOLDER OR ANY OTHER PERSON. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE IN THIS SECTION 2, NO PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY OR ANY OF ITS AFFILIATES OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE HOLDER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE IN THIS SECTION 2, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY THE COMPANY. NONE OF THE FOREGOING SHALL LIMIT ANY CLAIM FOR FRAUD.

3. REPRESENTATIONS AND WARRANTIES OF THE HOLDER. The Holder represents and warrants to the Company as follows:

3.1 Existence. The Holder has been duly organized and is validly existing and in good standing under the laws of its state of formation, except where such failure would not reasonably be expected, individually or in the aggregate, to result in a Holder Material Adverse Effect.

3.2 Ownership. The Holder is the sole legal and beneficial owner of the Existing Preferred, free and clear of any and all Liens. The Holder has sole right, title and interest in the Existing Preferred and there have been no assignments or other transfers by the Holder of any interest whatsoever in the Existing Preferred. Except for the Existing Preferred and 4,069,324 shares of Common Stock, neither the Holder nor any of its Affiliates own any equity securities of the Company.

3.3 Authorization, Enforceability. All corporate action on the part of the Holder, its officers, directors, managers and members necessary for the authorization, execution, delivery, and performance of all obligations of the Holder under the Transaction Documents has been taken, and this Agreement constitutes, and the other Transaction Documents to which it is a party when executed and delivered, shall constitute, a valid and legally binding obligation of the Holder, enforceable in accordance with their respective terms, except as may be limited by (a) applicable bankruptcy, insolvency, reorganization, or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally and (b) the effect of rules of law governing the availability of equitable remedies.

3.4 No Breach. The execution, delivery and performance of the Transaction Documents by the Holder and the consummation by the Holder of the transactions contemplated hereby and thereby does not and will not whether with or without the giving of notice or passage of time or both (a) conflict with or result in any violation of the provisions of the organizational documents of the Holder, or (b) violate any Law applicable to the Holder or the Property or assets of the Holder, except for the expiration of the waiting period under the HSR Act or, in the case of clauses (a) and (b), for such conflicts, breaches, violations or defaults as would not reasonably be expected, individually or in the aggregate, to result in a Holder Material Adverse Effect.

3.5 Certain Fees. No broker, finder or investment or commercial banker, or other Person engaged by or acting on behalf of the Holder or any of its Affiliates in a similar capacity is or will be entitled to any fees or commissions in connection with the acquisitions of the Issued Shares or the consummation of the Transactions.

3.6 Unregistered Securities.

3.6.1 Accredited Investor Status; Sophisticated Purchaser. The Holder is an “accredited investor” within the meaning of Rule 501 under the Securities Act and is able to bear the risk of its investment in the Issued Shares. The Holder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the acquisition of the Issued Shares.

3.6.2 Information. The Holder and its Representatives have been afforded the opportunity to ask questions of, and obtain information from, the Company regarding the terms and conditions of the Transactions and the business, properties, prospects and financial condition of the Company. The Holder understands that its acquisition of the Issued Shares involves a high degree of risk. The Holder has received all information, and has sought such accounting, legal and tax advice, as it has considered necessary or appropriate to make an informed investment decision with respect to its acquisition of the Securities.

3.6.3 Legends. The Holder understands that, until such time as the Issued Shares have been registered pursuant to the provisions of the Securities Act, or the Issued Shares are eligible for resale pursuant to Rule 144 promulgated under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold or otherwise, or as provided in this Section 3.6.3, the Issued Shares will bear the following restrictive legend (in addition to any legend required under applicable state securities laws):

(a) THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR UNDER ANY STATE SECURITIES OR BLUE SKY

LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES OR BLUE SKY LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE COMPANY MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT ANY PROPOSED TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES OR BLUE SKY LAWS.

(b) Any other legends set forth in or required by the Charter and any other legends required by state securities laws applicable to the Holder.

The legend set forth in this Section 3.6.3 shall be removed by the Company from any certificate evidencing the legended Issued Shares, upon delivery to the Company of an opinion by counsel, reasonably satisfactory to the Company, that a registration statement under the Securities Act was at that time in effect with respect to the legended security and such Shares have been sold thereunder or that such security can be freely transferred in a public sale without such a registration statement being in effect and that such transfer shall not jeopardize the exemption or exemptions from registration pursuant to which the Company issued the applicable Issued Shares.

(c) Purchase Representation. The Holder is purchasing the Issued Shares for its own account and not with a view to distribution in violation of any securities laws. The Holder has been advised and understands that none of the Issued Shares have been registered under the Securities Act or under the “blue sky” laws of any jurisdiction and may be resold only if registered pursuant to the provisions of the Securities Act (or if eligible, pursuant to the provisions of Rule 144 promulgated under the Securities Act or pursuant to another available exemption from the registration requirements of the Securities Act). The Holder has been advised and understands that the Company, in issuing the Issued Shares, is relying upon, among other things, the representations and warranties of the Holder contained in this Section 3 in concluding that such issuance is a “private offering” and is exempt from the registration provisions of the Securities Act.

(d) Rule 144. The Holder has been advised of and is aware of the provisions of Rule 144 promulgated under the Securities Act.

(e) Reliance by the Company. The Holder understands that the Issued Shares are being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities Laws and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Holder set forth herein in order to determine the applicability of such exemptions and the suitability of the Holder to acquire the Issued Shares.

3.7 Tax and Legal Matters. The Holder hereby acknowledges that the Company has not provided the Holder with any tax advice with respect to the Exchange, the issuance of the Issued Shares to the Holder pursuant to the Exchange (or the tax consequences thereto) or the other transactions described herein, and no such advice has been implied. The Holder has sought such tax and legal advice as it has deemed necessary in connection with the execution of this Agreement.

3.8 No Conflicts with Sanctions Laws. The Holder is not currently and has not, and, to the knowledge of the Holder, no director, officer, agent, employee, Affiliate or other Person acting on behalf of the Holder is currently or has been, the target of any Sanctions, nor is the Holder a Sanctioned Person. The execution, delivery and performance of the Transaction Documents by the Holder and the consummation by the Holder of the transactions contemplated hereby and thereby does not and will not violate any applicable Sanctions.

3.9 HSR; Antitrust. To the knowledge of the Holder, as of the date of this Agreement, there are no substantive overlaps between the offerings of the Company and the Holder of such a scope that would be reasonably likely to result in the issuance of a Second Request by the U.S. Department of Justice’s Antitrust Division or the Federal Trade Commission.

3.10 No Other Representations or Warranties. THE HOLDER ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTION 2, NEITHER

THE COMPANY NOR ANY OTHER PERSON HAS MADE, AND THE HOLDER HAS NOT RELIED ON, ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY BY OR ON BEHALF OF THE COMPANY OR ANY THIRD PARTY OR ANY INFORMATION PROVIDED BY THE COMPANY OR ANY OTHER PERSON. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE IN THIS SECTION 3, NO PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE HOLDER OR ANY OF ITS AFFILIATES OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE IN THIS SECTION 3, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY THE HOLDER. NONE OF THE FOREGOING SHALL LIMIT ANY CLAIM FOR FRAUD.

4. COVENANTS.

4.1 Interim Operating Covenants. Except (i) as otherwise required or expressly contemplated by this Agreement, (ii) as required by Law or (iii) with the prior written consent or waiver of the Holder (such consent not to be unreasonably withheld, conditioned or delayed), the Company hereby covenants and agrees that, between the date hereof and the Closing:

4.1.1 the Company shall not, and shall not permit any Subsidiary to, incur any Indebtedness in an aggregate amount in excess of $50,000,000 outstanding at any time, except for (i) Indebtedness solely between or among the Company and any of its wholly owned Subsidiaries, (ii) letters of credit issued in the ordinary course of business consistent with past practices and (iii) trade credit or trade payables in the ordinary course of business consistent with past practices;

4.1.2 except as set forth in the applicable Capital Budget, the Company shall not, and shall not permit any Subsidiary to, make or authorize capital expenditures in any calendar year that, individually or in the aggregate, exceeds 50% of such amount set forth in the applicable Capital Budget;

4.1.3 the Company shall not, and shall not permit any Subsidiary to, sell, lease, license or otherwise dispose of or encumber any of its properties or assets that are material, individually or in the aggregate, to the business of the Company and its Subsidiaries or enter into any Contract with respect to the foregoing;

4.1.4 the Company shall not, and shall not permit any Subsidiary to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business of any Person or division thereof, or otherwise acquire or agree to acquire any assets, in each case, that are material, individually or in the aggregate, to the business of the Company and its Subsidiaries, or enter into any Contract with respect to a joint venture, strategic alliance or partnership;

4.1.5 the Company shall not, and shall not permit any Subsidiary to, amend its or their certificate of incorporation or bylaws or comparable organizational or governing documents, change the size of its board of directors or similar governing body or create an executive committee or similar committee to whom general authority of the board of directors is delegated, provided, however, that nothing contained in this Section 4.1.5 shall prohibit the adoption of a Delaware forum selection bylaw;

4.1.6 the Company shall promptly notify the Holder upon the Company becoming aware of any new Legal Proceeding filed, or threatened to be filed, against the Company or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect; or

4.1.7 the Company shall not declare or pay any dividends or make any distributions in respect of its capital stock, except as expressly set forth in this Agreement.

4.2 Further Actions.

4.2.1 Upon the terms and subject to the conditions set forth in this Agreement, the Holder and the Company agree to use reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate, as promptly as reasonably practicable, the Transactions, including using reasonable best efforts to (i) obtain all authorizations, consents, Orders, approvals, licenses, permits and waivers of all Governmental Authorities or third parties that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the consummation of the Transactions and (ii) provide such other information to any Governmental Authority as such Governmental Authority may lawfully request in connection herewith. Each party shall make its respective filing, if necessary, pursuant to the HSR Act as promptly as reasonably practicable, but in any event no later than ten (10) Business Days, following the date of this Agreement. In addition, each party agrees to make, or cause to be made, as promptly as reasonably practicable and use its reasonable best efforts to make as promptly as practicable after the date of this Agreement (or such other date as may be required by the applicable Antitrust Law) any other filings and notifications pursuant to any other Antitrust Law with respect to the Transactions. The parties shall supply as promptly as reasonably practicable thereafter to the appropriate Governmental Authorities any additional information and documentary material that may be requested related to the Transactions. The Company will pay all fees or make other payments to any Governmental Authority in order to make such filings or obtain any such authorizations, consents, Orders or approvals, except as otherwise set forth in Section 7.15. In furtherance of the foregoing, the Holder shall, and shall use commercially reasonable efforts to cause each of its Affiliates to, consider in good faith commercially reasonable steps to avoid or eliminate each and every impediment under any Antitrust Law that has been asserted by any Governmental Authority so as to enable the parties hereto to consummate the Transactions as promptly as practicable, and in any event prior to the Outside Date, including considering the sale, divestiture, license or other disposition of such of its assets, properties or businesses, to avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order in any suit or proceeding that would otherwise have the effect of materially delaying or preventing the consummation of the Transactions. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall the Holder or any of its Affiliates be obligated to, sell, divest, license, dispose of, take any other action with respect to, accept any operational modification or restriction with respect to or otherwise encumber the any of the assets, Properties, businesses or investments of the Holder or any of its Affiliates.

4.2.2 Each party shall notify the other party of, and give such other party the opportunity to participate in the defense or settlement of, any Legal Proceeding brought by current or former stockholders of the Company against the Company and/or its directors or officers relating to the Transactions (“Stockholder Litigation”) that would prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions or which would prevent the consummation of the Exchange prior to the Outside Date. Without limiting the foregoing, each party shall (i) keep the other party reasonably informed on a current basis of the status and material developments in, any such Stockholder Litigation, (ii) give such other party the opportunity to participate in, review and comment (which comments shall be considered in good faith) on all material filings or responses to be made in the defense or settlement of any Stockholder Litigation, and (iii) not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Stockholder Litigation, or consent to the same without the prior written consent of such other party.

4.2.3 Subject to applicable Laws, the Company and the Holder each shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating thereto and (ii) keep each other reasonably apprised of the content and status of any material communications with, and communications from, any Governmental Authority with respect to the Transactions, including promptly notifying the other parties hereto of any communication it or any of its Affiliates receives from any Governmental Authority relating to any review or investigation of the Transactions under the HSR Act, and shall permit the other parties to review in advance (and to consider in good faith any comments made by the other party in relation to) any proposed material communication by such party to any Governmental Authority relating to such matters. None of the parties to this Agreement shall agree to participate in any meeting, telephone call or discussion with any Governmental Authority in respect of any submissions, filings, investigation (including any settlement of the investigation), litigation or other inquiry relating to the matters that are the subject of this Agreement unless it consults with the other parties a reasonable amount of time in advance and, unless prohibited by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting, telephone call or discussion. The parties to this Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act. The parties to this Agreement shall provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions; provided, however, that each party may, as it deems advisable and necessary, reasonably designate any competitively sensitive materials provided to the other party as “Outside Counsel Only Material” and may redact the materials as necessary to (i) remove references concerning the valuation of the Company, (ii) comply with contractual arrangements and (iii) address reasonable attorney-client or other privilege or confidentiality concerns.

4.2.4 Notwithstanding anything to the contrary in this Agreement, no party shall be required, and the Company shall not permit its Subsidiaries, to take or commit to take any action with respect to its assets, Properties, business or operations in connection with obtaining the expiration or termination of the applicable waiting periods under, or any approvals under, the HSR Act or any other authorization, unless the effectiveness of such agreement or action is conditioned upon the occurrence of the Closing.

4.2.5 None of the Company, its Subsidiaries or the Holder shall, and each shall cause their respective controlled Affiliates not to, and shall use reasonable best efforts to cause their respective non-controlled Affiliates not to, enter into any Contract or transaction (including any merger or acquisition) that would reasonably be expected to make it materially more difficult, or to materially increase the time required, to: (i) consummate the Transactions and the Closing, (ii) obtain the expiration or termination of the waiting period under the HSR Act, or the authorizations, consents, Orders and approvals required under any other Antitrust Law applicable to the Transactions, (iii) avoid the entry of, avoid the commencement of litigation seeking the entry of, or effect the dissolution of, any injunction, temporary restraining order or other Order that would materially delay or prevent the consummation of the Transactions or (iv) obtain all authorizations, consents, Orders and approvals of Governmental Authorities necessary for the consummation of the Transactions.

4.3 Stockholder Meeting; Proxy Material.

4.3.1 The Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable following the date of this Agreement (but in any event, no later than sixty (60) days after the date that the Company Proxy Statement is mailed to the Company stockholders) for the purpose of obtaining the Company Stockholder Approval. Subject to any Adverse Recommendation Change, the Board of Directors of the Company and Special Committee of the Company shall each recommend approval of the Company Stockholder Approval to the Company’s stockholders, and the Company Proxy Statement shall include a statement to the effect that the Board of Directors of the Company and the Special Committee of the Company have recommended that the Company’s stockholders vote in factor of the adoption of this Agreement at the Company Stockholder Meeting. In connection with such meeting, the Company (i) shall promptly prepare and file with the Securities and Exchange Commission (the “SEC”), and in any event within fifteen (15) days after the date of this Agreement, and shall use its reasonable efforts to have cleared by the SEC and shall thereafter mail to its stockholders as promptly as practicable, the Company Proxy Statement and all other proxy materials for such meeting, (ii) shall use its commercially reasonable efforts to obtain the necessary approvals by its stockholders of the Company Stockholder Approval, and (iii) shall otherwise comply with all Laws applicable to such meeting. The Company shall provide the Holder with a copy of the preliminary proxy statement and all modifications and amendments thereto, and shall consult with and provide the Holder with a reasonable opportunity to review and comment thereon, prior to filing or delivery to the SEC. The Company shall consider in good faith any and all comments received from the Holder with respect to the preliminary proxy statement and all modification and amendments thereto for inclusion in such preliminary proxy statement, modification or amendment. The Company shall notify the Holder promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Company Proxy Statement or for additional information and shall supply the Holder with copies of all material correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Company Proxy Statement or the Transactions, and shall consult with the Holder prior to responding to any such comments or requests. If at any time prior to the Company Stockholder Meeting there shall occur any event that should be set forth in an amendment or supplement to the Company Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall not mail any Company Proxy Statement, or any amendment or supplement thereto, to which the Holder reasonably and timely objects.

4.3.2 The Company shall not adjourn or postpone the Company Stockholder Meeting without the prior written consent of the Holder; provided that the Company may adjourn or postpone the Company Stockholder Meeting (i) to the extent necessary to ensure that any amendment or supplement to the Company Proxy Statement that the Company reasonably determines (following consultation with the Holder) is necessary to comply with applicable Law if provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Stockholder Meeting, (ii) if, as of the time that the Company Stockholder Meeting is originally scheduled, there are insufficient shares of Common Stock represented at such meeting (either in person or by proxy) to constitute a necessary quorum to conduct the business of the Company Stockholder Meeting, or (iii) if, as of the time that the Company Stockholder Meeting is originally scheduled, adjournment or postponement of the Company Stockholder Meeting is necessary to enable the Company to solicit additional proxies required to obtain the Company Stockholder Approval.

4.3.3 The Holder agrees that, unless this Agreement has been terminated pursuant to Section 5 prior thereto, at any meeting of the Company’s stockholders held to obtain the Company Stockholder Approval, the Holder shall vote and shall cause its Affiliates to vote the outstanding shares of capital stock of the Company entitled to vote thereon beneficially owned by the Holder or its Affiliates in favor of the Company Stockholder Approval (except in the case of any vote applicable exclusively to the Disinterested Stockholders).

4.4 Charter Amendments. Promptly following the receipt of the Company Stockholder Approval by the Company and prior to the Closing, the Company shall cause to be filed with the Delaware Secretary of State, an amendment to the Charter reflecting (i) the Charter Amendment and (ii) the Series E-1 Charter Amendment.

4.5 Dividends. Following the receipt of the Company Stockholder Approval by the Company, and after the effectiveness of the Charter Amendment and the Series E-1 Charter Amendment and prior to the Closing, the Board of Directors of the Company shall declare a dividend payable in shares of Common Stock to holders of the issued and outstanding shares of Common Stock, and to the holders of the Series B 12% Cumulative, Convertible Preferred Stock and the Series D 6% Cumulative, Convertible Preferred Stock, in each case. on an as converted basis, providing for the payment to such holders of 0.3 shares of Common Stock per share of Common Stock outstanding, or on an as converted basis, as applicable, all as contemplated by the Company Proxy Statement (the “Dividend”). The Dividend shall be payable to such holders as they appear on the stock register of the Company on the applicable record date, which shall be fixed by the Board of Directors of the Company as a date prior to the Closing Date (the “Record Date”). The Board of Directors of the Company shall set the payment date for the Dividend in accordance with applicable Law on or as soon as practicable following the Closing Date.

4.6 Section 382 Standstill. Notwithstanding anything herein to the contrary, the Holder shall not either directly or indirectly (i) purchase any stock or securities of the Company, or (ii) sell any stock or securities of the Company, without obtaining the prior written consent of the Company. Unless the Company shall have affirmatively objected to such purchase or sale in writing within five (5) Business Days of the Holder’s request, the Company will be deemed to have given such consent. The Company shall be permitted to object to such purchase or sale only if there is a material risk that such purchase or sale shall (i) cause an ownership shift in the ownership of the Company’s equity for purposes of Section 382 of the Internal Revenue Code of 1986, as

amended (“Section 382”), and (ii) directly or indirectly cause the Company’s cumulative ownership shift for purposes of Section 382 to be equal to or greater than 44 percentage points, in combination with other transactions that have occurred in the preceding 36-month period or that the Company reasonably expects will occur within the next six (6) months, such percentage change calculated for periods when there are more than one class of equity outstanding for purposes of Section 382 using the Hold Constant Principle described in Notice 2010-50, 2010-27 IRB 12. The Company shall make reasonable assumptions and presumptions in determining whether to object to such purchase or sale, which assumptions and presumptions may be reasonably conservative but which must be generally consistent with the regulations under Section 1.382-2T and any successor or similar provisions. In the event that the Company and the Holder shall disagree regarding the impact of any purchase or sale on the Company’s cumulative ownership shift for purposes of Section 382, the Company and the Holder shall mutually agree on a nationally recognized accounting firm (other than an accounting firm that is the Company’s auditor or principal outside tax advisor), and such accounting firm shall be permitted to conclusively determine the cumulative ownership shift for purposes of Section 382 taking into account the Holder’s proposed sale or purchase. Such determination by the accounting firm shall be binding on both parties; provided, however, that in the event that the accounting firm shall determine that the Company’s cumulative ownership shift for purposes of Section 382 taking into account the Holder’s proposed sale or purchase exceeds 44%, the Holder shall be permitted to seek a private letter ruling from the Internal Revenue Service in order to determine the cumulative ownership shift for purposes of Section 382 taking into account the Holder’s proposed sale or purchase. The Company shall provide reasonable cooperation to the Holder in seeking such ruling. The parties agree that if it is necessary to retain the services of an accounting firm to determine whether the Company’s refusal to consent was a reasonable determination, then the costs of such accounting firm shall be shared equally by the parties (50% each), and that both parties shall act expeditiously in seeking such determination and shall urge the accounting firm to render its determination as expeditiously as reasonably possible.

4.7 Related-Party Agreements. On or prior to the Closing Date, the parties shall cause the Related-Party Contracts to be terminated effective as of the Closing.

4.8 NYSE Listing. The Company shall use reasonable best efforts to cause the Issued Shares to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

4.9 Public Disclosure. The Company and the Holder agree that the initial press release to be issued with respect to the execution and delivery of this Agreement shall be in a form agreed to by the parties and that the parties shall consult with each other before issuing any press release or making any public announcement with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public announcement without the prior consent of the other party (which shall not be unreasonably withheld, delayed or conditioned); provided, however, that a party may, without the prior written consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement to the extent required by applicable Law or the applicable rules of any stock exchange.

4.10 Takeover Statutes. The Company and its Subsidiaries shall not take any action that would cause the Transactions to be subject to requirements imposed by any state takeover statute. If any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations may become, or may purport to be, applicable to the Transactions, each of the Company and the Holder shall grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable under the terms contemplated hereby and otherwise act or eliminate or minimize the effects of such statute or regulation on the Transactions.

4.11 Notification of Certain Matters. The Company shall notify the Holder in writing promptly after obtaining knowledge of any change, event, occurrence, circumstance or effect that is more likely than not to cause any of the conditions to the Closing set forth in Section 1.3 not to be timely satisfied. No notification given pursuant to this Section 4.11 shall affect the representations, warranties, covenants or other agreements herein or affect the satisfaction or non-satisfaction of any conditions to the obligations of the parties hereto under this Agreement or otherwise limit or affect the remedies available to the Holder.

4.12 Additional Holder Restrictions and Consent Rights. Except (i) as otherwise required or expressly contemplated by this Agreement, (ii) as required by Law or (iii) with the prior written consent or waiver of the Holder (such consent not to be unreasonably withheld, conditioned or delayed), and so long as the Holder and its Affiliates in the aggregate directly or indirectly beneficially own 15% or more of the outstanding Common Stock (or securities convertible or exchangeable into Common Stock), the Company shall not, and shall not permit any Subsidiary to:

4.12.1 incur any Indebtedness in an aggregate amount in excess of $50,000,000 outstanding at any time, except for (i) Indebtedness solely between or among the Company and any of its wholly owned Subsidiaries, (ii) letters of credit issued in the ordinary course of business consistent with past practices and (iii) trade credit or trade payables in the ordinary course of business consistent with past practices;

4.12.2 except as set forth in the applicable Capital Budget, make or authorize capital expenditures in any calendar year that, individually or in the aggregate, exceeds 50% of the amount set forth in the applicable Capital Budget;

4.12.3 sell, lease, license or otherwise dispose of or encumber any of its properties or assets that are material, individually or in the aggregate, to the business of the Company and its Subsidiaries or enter into any Contract with respect to the foregoing;

4.12.4 acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business of any Person or division thereof, or otherwise acquire or agree to acquire any assets, in all cases, for consideration in excess of $50,000,000 in the aggregate in any calendar year, or enter into any Contract with respect to a joint venture, strategic alliance or partnership; or

4.12.5 amend its or any of its Subsidiaries’ certificate of incorporation or bylaws or comparable organizational or governing documents in a manner adverse to the Holder, change the size of its board of directors or similar governing body or create an executive committee or similar committee to whom general authority of the board of directors is delegated, provided, however, that nothing contained in this Section 4.12 shall prohibit the adoption of a Delaware forum selection bylaw.

4.13 Holder Preemptive Rights.

4.13.1 Prior to the Company directly or indirectly issuing additional Common Stock, or other equity securities of the Company convertible into, exercisable for or exchangeable into Common Stock (“Options or Convertible Securities”), without consideration or for a consideration per share less than the 30-Day VWAP (collectively, the “New Common Stock”), such 30-Day VWAP to be proportionately adjusted for any subdivisions, stock splits, combinations or other similar events with respect to the Common Stock, the Holder, so long as the Holder and its Affiliates in the aggregate directly or indirectly beneficially own 20% or more of the outstanding Common Stock (or securities convertible or exchangeable into Common Stock), shall have the right to purchase the number of shares of New Common Stock in accordance with this Section 4.13. For purposes of the foregoing, the consideration per share received by the Company relating to Options or Convertible Securities, shall be determined by dividing: (i) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise or conversion of such Options or Convertible Securities, by (ii) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise or conversion of such Options or Convertible Securities.

4.13.2 So long as the Holder and its Affiliates in the aggregate directly or indirectly beneficially own 20% or more of the outstanding Common Stock (or securities convertible or exchangeable into Common Stock), the Company shall give the Holder at least ten (10) days’ prior written notice (the “Preemptive Right Notice”) of any proposed issuance of New Common Stock, which notice shall set forth in reasonable detail the proposed terms and conditions thereof and shall offer the Holder the opportunity to purchase its Pro Rata Share (which Pro Rata Share shall be calculated as of the date of such notice) of the New Common Stock at the same price, on the same terms and conditions as the New Common Stock is proposed to be issued by the Company, subject to Section 4.13.4. If the Holder wishes to exercise its preemptive rights, it must do so by delivering an irrevocable written notice to the Company within five (5) days after delivery by the Company of the Preemptive Right Notice, which notice shall state the dollar amount of New Common Stock that the Holder would like to purchase up to a maximum amount equal to the Holder’s Pro Rata Share of the aggregate offering amount.

4.13.3 Notwithstanding anything in this Section 4.13 to the contrary, the provisions of this Section 4.13 shall not apply to issuances of New Common Stock by the Company as follows:

(a) Any issuance of New Common Stock upon the conversion or exercise or exchange (including redemption) of any options, warrants or other securities convertible into, or exercisable or exchangeable for, equity securities, provided that (in the case of such other options, warrants or other securities) such issuance is not made in violation of this Agreement, including this Section 4.13;

(b) Any issuance of New Common Stock pursuant to a compensatory plan, agreement or arrangement that has been approved by the Board of Directors of the Company (or the requisite holders of Common Stock (if required by applicable Law));

(c) Any issuance of New Common Stock in connection with any combination, stock split, recapitalization (other than in respect of any securities issued with respect to any new investment made in connection with such recapitalization) or reclassification of the Common Stock;

(d) Any issuance of New Common Stock as a dividend on any existing class or series of capital stock of the Company; or

(e) Any issuance of New Common Stock as consideration in any business combination or acquisition transaction involving the Company or any of its direct or indirect Subsidiaries or in any joint venture, in each case, not in violation of the terms of this Agreement.

4.13.4 If the Holder or the Company reasonably believes, based on the written opinion of legal counsel, that any regulatory or stockholder approval, including under applicable Antitrust Laws or applicable rules and regulations of any national securities exchange or over-the-counter market on which the Common Stock is listed for trading, is required prior to the Holder purchasing the New Common Stock it has elected to purchase pursuant to this Section 4.13, the Holder shall not be required to make such purchase, and the Company shall delay such issuance of the New Common Stock to either the Holder or the applicable third party until such approval has been obtained (or, in the case of applicable Antitrust Laws, the required filings have been completed and any applicable waiting period has expired). The Company shall use reasonable best efforts to comply promptly with all applicable regulatory requirements related to obtaining such approvals. In no event shall the Holder be deemed to have failed to purchase any New Common Stock for purposes of Section 4.13 as a result of its inability to make such purchase prior to such compliance in accordance with this Section 4.13.4. If this Section 4.13.4 applies, nothing in this Section 4.13 shall prevent the Company from proceeding with the issuance of the New Common Stock to the proposed purchasers other than the portion of the New Common Stock that the Holder has elected to purchase pursuant to this Section 4.13.

4.14 Access to Information.

4.14.1 So long as the Holder and its Affiliates in the aggregate directly or indirectly beneficially own 10% or more of the outstanding Common Stock (or securities convertible or exchangeable into Common Stock), the Company shall afford the Holder and its Representatives reasonable access during business hours upon reasonable prior notice to (i) all of the properties, books, Contracts and records of the Company and each Subsidiary and (ii) all other information concerning the business of the Company, financial condition and results of operations of the Company or any Subsidiary as the Holder may reasonably request; provided that the Company may restrict the foregoing access to the extent that compliance with this Section 4.14.1 would adversely affect any attorney-client or other legal privilege of the Company.    The Company shall cooperate with the Holder from time to time to provide any information requested by the Holder reasonably and in good faith for a bona fide business purpose in connection with the Holder’s ownership of the Common Stock.

4.14.2 No information or knowledge obtained in any investigation pursuant to this Section 4.14 shall affect or be deemed to modify any representation, warranty, covenant, agreement or conditioned contained herein.

5. TERMINATION. This Agreement may be terminated and the Transactions may be abandoned at any time only as follows:

5.1 by mutual written agreement of the Company and the Holder at any time prior to the Closing; or

5.2 by either the Company or the Holder, if:

5.2.1 the Closing shall not have occurred on or by one minute after 11:59 p.m. (New York City Time) on January 17, 2022 (as such date may be extended pursuant to this Agreement, the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 5.2.1 shall not be available to any party whose material breach of any provision of this Agreement primarily results in the failure of the Closing to occur by the Outside Date; or

5.2.2 any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any applicable Law permanently restraining, enjoining, prohibiting or making illegal prior to the Closing, the consummation of the Exchange, and such applicable Law shall have become final and nonappealable; provided, that the right to terminate this Agreement pursuant to this Section 5.2.2 shall not be available to any party whose material breach of any provision of this Agreement primarily results in such applicable Law to be enacted, issued, promulgated, enforced or entered; or

5.2.3 the Company Stockholder Approval is not obtained at the Company Stockholder Meeting or any adjournment or postponement thereof at which a vote is taken thereon.

5.3 by the Holder, if:

5.3.1 at any time prior to the Closing, an Adverse Recommendation Change shall have occurred; or

5.3.2 at any time prior to the Closing, a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause any of the conditions to Closing set forth in Section 1.3.2 or Section 1.3.3 not to be satisfied, and such condition is incapable of being satisfied by the Outside Date or if capable of being cured in such time frame, shall not have been cured within the earlier of the Outside Date and thirty (30) days of the date the Holder gives the Company notice of such breach or failure to perform; provided, that the right to terminate this Agreement pursuant to this Section 5.3.2 shall not be available to the Holder if the Holder is then in material breach of this Agreement; or

5.4 By the Company, if:

5.4.1 at any time prior to obtaining the Company Stockholder Approval, the Board of Directors of the Company and, if applicable, the Special Committee authorizes the Company to enter into a definitive agreement concerning a Superior Proposal and the Company contemporaneously enters into such definitive agreement concerning such Superior Proposal and, in connection with the termination of this Agreement, the Company (i) pays to the Holder in immediately available funds a fee of $3,500,000 (the “Termination Fee”) by wire transfer of same-day funds within one (1) Business Day following the date of termination of this Agreement, (ii) upon the closing of such Superior Proposal transaction (if such closing occurs), causes the Series E-1 Preferred and the Series F-1 Preferred to be redeemed for cash, at the Liquidation Preference (as defined in the Series E-1 Certificate of Designations), including the Participation Rights Value (as defined in the Series E-1 Certificate of Designations), in the case of the Series E-1 Preferred, and the Redemption Price (as defined in the Series F-1 Certificate of Designations) in the case of the Series F-1 Preferred, such redemption to occur contemporaneously with the closing of such Superior Proposal transaction and (iii) if the closing of such Superior Proposal transaction does not occur, pays to the Holder in immediately available funds a fee of $7,000,000 by wire transfer of same-day funds within one (1) Business Day following the date of termination of the definitive agreement concerning such Superior Proposal or the occurrence of the “outside date”, “end date” or similar event in respect thereof; provided, that in the case of this clause (iii), the Holder shall also have the option, at its election, to reinstate this Agreement and effectuate the Exchange at the lower of the 30-Day VWAP or the volume weighted average price of the Common Stock for the 30 trading days immediately prior to such reinstatement on the NYSE as reported by Bloomberg Financial Markets or, if Bloomberg Financial Markets is not then reporting such prices, by a comparable reporting service of national reputation mutually selected by the Company and Holder, and in the event such election is made by the Holder, each of the parties hereto shall cooperate reasonably and in good faith to take, or cause to be taken, all actions necessary or appropriate, and to execute all documents, instruments and agreements, to give effect to the reinstatement of this Agreement and to consummate the transactions contemplated hereby and thereby;

5.4.2 at any time prior to the Closing, a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Holder set forth in this Agreement shall have occurred that (A) would (x) cause any of the conditions to Closing set forth in Section 1.3.1 or Section 1.3.3 not to be satisfied or (y) reasonably be expected to prevent, materially delay or materially impede the consummation of the Exchange and (B) is incapable of being satisfied by the Outside Date or if capable of being cured in such time frame, shall not have been cured within the earlier of the Outside Date and thirty (30) days of the date the Company gives the Holder notice of such breach or failure to perform; provided, that the right to terminate this Agreement pursuant to this Section 5.4.2 shall not be available to the Company if the Company is then in material breach of this Agreement.

5.5 The party desiring to terminate this Agreement pursuant to this Section 5 (other than pursuant to Section 5.1) shall give written notice of such termination to the other party.

5.6 Effect of Termination. If this Agreement is terminated pursuant to this Section 5, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or Representative of such party) to the other party hereto; provided, that (a) the provisions of Section 5.4, this Section 5.6, Section 6 and Section 7 and the Confidentiality Agreement shall survive any termination hereof pursuant to Section 5 and (b) neither the Company nor the Holder shall be relieved or released from any liabilities or damages arising out of its fraud or Willful and Material Breach of any provision of this Agreement.

6. INDEMNIFICATION.

6.1 Indemnification by the Company. The Company agrees to indemnify the Holders, its Affiliates and the respective Representatives (the “Holder Related Parties”) from all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever (including any expenses reasonably incurred in connection with investigating, defending or preparing to defend any Claim) (“Losses”), and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demand, and causes of actions (“Claims”), and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all Losses, whether or not involving a Third Party Claim, as a result of, arising out of, or in any way related to:

6.1.1 any inaccuracy of any of the representations and warranties made by the Company in this Agreement or in any certificate delivered by or on behalf of the Company pursuant to this Agreement as of the date made or (unless such representation and warranty is made as of a specific date) as of the Closing Date;

6.1.2 the breach or non-fulfillment of any covenant, agreement or obligation of the Company contained herein; or

6.1.3 any Legal Proceeding arising out of the Transactions;

provided that, in the case of Section 6.1.1, such claim for indemnification is made prior to the applicable expiration of such representation or warranty as set forth in Section 7.14; provided, however, that for purposes of determining when an indemnification claim has been made, the date upon which a Holder Related Party shall have given notice (stating in reasonable details the basis of the indemnification) to the Company shall constitute the date upon which such claim has been made.

6.2 Indemnification by the Holder. The Holder agrees to indemnify the Company, its Affiliates and their respective Representatives (collectively, the “Company Related Parties”) from Losses, and hold each of them harmless against, any and all Claims, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all Losses, whether or not involving a Third Party Claim, as a result of, arising out of, or in any way related to:

6.2.1 any inaccuracy of the representations and warranties made by the Holder in this Agreement or in any certificate delivered by or on behalf of the Holder pursuant to this Agreement as of the date made or (unless such representation and warranty is made as of a specific date) as of the Closing Date; or

6.2.2 the breach or non-fulfillment of any covenant, agreement or obligations of the Holder contained herein;

provided that, in the case of Section 6.2.1, such claim for indemnification relating to a breach of any representation or warranty is made prior to the expiration of such applicable representation or warranty pursuant to Section 7.14; provided, however, that for purposes of determining when an indemnification claim has been made, the date upon which a Company Related Party shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the Holder shall constitute the date upon which such claim has been made.

6.3 Limitations on Liability; Materiality.

6.3.1 The Holder Related Parties shall not be entitled to assert any claim for indemnification under Section 6.1.1 unless and until (i) with respect to any individual item of Loss, such item is greater than $100,000 (the “Per Claim Threshold”) and (ii) the aggregate Losses (excluding any particular Loss that does not exceed the Per Claim Threshold) actually suffered or incurred for which indemnification would otherwise be available to the Holder Related Parties exceed $3,500,000 (the “Deductible”), at which point indemnification will be available to the Holder Related Parties only for those Losses in excess of the Deductible (subject to clause (i)) up to the Cap; provided that the limitations set forth in this sentence shall not apply to (A) claims based on fraud or Willful and Material Breach or (B) any claim pursuant to Section 6.1.1 relating to a breach of any of the Company Fundamental Representations.

6.3.2 The Company Related Parties shall not be entitled to assert any claim for indemnification under Section 6.2.1 unless and until (i) with respect to any individual item of Loss, such item is greater than the Per Claim Threshold and (ii) the aggregate Losses (excluding any particular Loss that does not exceed the Per Claim Threshold) actually suffered or incurred for which indemnification would otherwise be available to the Company Related Parties exceed the Deductible, at which point indemnification will be available to the Company Related Parties only for those Losses in excess of the Deductible (subject to clause (i)) up to the Cap; provided that the limitations set forth in this sentence shall not apply to (A) claims based on fraud or Willful and Material Breach or (B) any claim pursuant to Section 6.2.1 relating to a breach of any of the Holder Fundamental Representations.

6.3.3 Notwithstanding anything to the contrary in this Agreement, for purposes of determining (i) whether there has been a breach of any representation or warranty set forth in this Agreement or in any certificate delivered pursuant to this Agreement and (ii) the amount of Losses for which any Holder Related Party or Company Related Party, as applicable, may be entitled to indemnification under this Section 6, each such representation or warranty shall be deemed to have been made without any qualifications or limitations as to materiality (including any qualifications or limitations made by reference to a Material Adverse Effect or a Holder Material Adverse Effect, as applicable.)

6.4 Indemnification Procedure.

6.4.1 A claim for indemnification for any matter not involving a Third Party Claim must be asserted by notice to the party from whom indemnification is sought; provided, however, that failure to so notify the indemnifying party shall not preclude the indemnified party from any indemnification which it may claim in accordance with this Section 6, except as otherwise provided in Section 6.1 and Section 6.2.

6.4.2 Promptly after any Company Related Party or Holder Related Party (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any Legal Proceeding by a third person, which the Indemnified Party believes is an indemnifiable claim under this Agreement (each a “Third Party Claim”), the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) reasonably prompt written notice of such Third Party Claim, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such Third Party Claim to the extent then known. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel who shall be reasonably acceptable to the Indemnified Party, any such matter. If the Indemnifying Party undertakes to defend or settle, it shall promptly, and in no event later than thirty (30) days, notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party uses commercially reasonable efforts to pursue such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has, within thirty (30) days of when the Indemnified Party provides written notice of a Third Party Claim, failed (1) to assume the defense or employ counsel reasonably acceptable to the Indemnified Party and (2) notify the Indemnified Party of such assumption or (B) the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select one separate counsel plus one local counsel and to assume such legal defense of such indemnified party and otherwise to participate in the defense of such action, with the reasonable expenses and reasonable fees of such separate counsel and such local counsel, and other reasonable expenses related to such participation to be reimbursed by the Indemnifying Party as incurred, provided that, under such circumstances, the Indemnifying Party and Indemnified Party shall cooperate in good faith to formulate a defense plan which shall allocate work between such counsels so as to avoid duplication of effort and management of legal fees. If the Indemnifying Party elects to control the defense of the Third Party Claim, the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim, or take any voluntary action prejudicial to the determination of the Third Party Claim, without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability (in a form reasonably satisfactory to such Indemnified Party) of, and does not include any admission of wrongdoing or malfeasance by, the Indemnified Party.

6.5 Waiver of Consequential and Punitive Damages. No party shall have any liability to any other party (or to any other Holder Related Party or Company Related Party) for any special, consequential or punitive damages (“Excluded Claims”) as a result of any claim arising under or relating to the Transactions including, without limitation, any claim under this Section 6 and each party hereby waives to the maximum extent permitted by applicable Law any such Excluded Claim; provided, however, that such limitation shall not prevent any

Holder Related Party or Company Related Party from recovering under this Section 6 for any such damages to the extent such damages are payable to a third party in connection with any Third Party Claims.

6.6 Exclusive Remedy. Other than with respect to claims for fraud or Willful and Material Breach, each party acknowledges and agrees that, following the Closing, subject to Section 7.9, such party’s sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Section 6, or in the case of termination, as otherwise expressly provide in Section 5. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Section 6 or with respect to claims for fraud or Willful and Material Breach. Notwithstanding the foregoing, nothing in this Section 6 shall limit any Person’s right to seek and obtain specific performance or any other form of equitable relief to which any Person shall be entitled under applicable Law or assert a claim of fraud or Willful and Material Breach.

6.7 Effect of Investigation. Neither the representations, warranties and covenants of the Company, nor the right to indemnification of any Holder Related Party making a claim under this Section 6 with respect thereto, shall be affected or deemed waived by reason of any investigation made by or on behalf of a Holder Related Party (including by any of its Representatives) or by reason of the fact that a Holder Related Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate by reason of a Holder Related Party waiver of any condition set forth in Section 1.3.

7. GENERAL PROVISIONS.

7.1 Binding Effect; Successors and Assigns. The terms and conditions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.2 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware, in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions and thereby, and hereby waive, and agree not to assert, as a defense in any Legal Proceeding thereof or thereof, that is not subject thereto or that such Legal Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such Legal Proceeding shall be heard and determined in such courts. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.6 or in such other manner as may be permitted by applicable Law, shall be value and sufficient service thereof.

7.3 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HERETO.

7.4 Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

7.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.6 Notices. All notices, demands and other communications provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, electronic mail, return receipt requested, facsimile, air courier guaranteeing overnight delivery or personal delivery to the following addresses:

(a) If to the Holder:

LSB Funding LLC

600 Steamboat Road

Greenwich, CT 06830

Attn: Legal Department

Facsimile: 646-828-2851

Email: legal@eldridge.com

with a copy to (which shall not constitute notice):

Wilmer Hale LLP

7 World Trade Center

250 Greenwich Street

New York, NY 10007

Attn: Justin Ochs and Glenn Pollner

Email: justin.ochs@wilmerhale.com and glenn.pollner@wilmerhale.com

(b) If to the Company:

LSB Industries, Inc.

3503 NW 63rd Street, Suite 500

Oklahoma City, Oklahoma, 73116

Attention: Mark Behrman

Facsimile: (405) 235-5067 (with such fax to be confirmed by telephone to (405) 235-4546)

with a copy to:

LSB Industries, Inc.

3503 NW 63rd Street, Suite 500

Oklahoma City, Oklahoma, 73116

Attention: Michael Foster

with a copy to (which shall not constitute notice):

Blank Rome LLP

1271 6th Avenue

New York, New York 10020

Attn: Robert Mittman and Barry Genkin

Email: RMittman@Blankrome.com and Genkin@Blankrome.com

and

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036

Attention: Leonard Klingbaum; Craig E. Marcus and Robb Tretter

Email: Leonard.Klingbaum@ropesgray.com; Craig.Marcus@ropesgray.com; and

            Robb.Tretter@ropesgray.com

7.7 Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of each of (i) the Company and (ii) the Holder. Any amendment or waiver effected in accordance with this Section 7.7 shall be binding upon the Holder and each transferee of the Issued Shares and the Company. Any amendment, supplement or waiver of any term of this Agreement shall be effective only in the specific instance and for the specific purpose for which such amendment, supplement or waiver is made or given.

7.8 Severability. The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provision hereof.

7.9 Specific Performance. Each party acknowledges that its obligations hereunder are unique and recognizes and affirms that money damages may be inadequate and that the other party hereto may have no adequate remedy at law. Accordingly, each party agrees that the other party shall have the right, in addition to any other rights and remedies in law or in equity, to enforce such party’s rights and the other party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting bond or security).

7.10 No Assignment. No party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party; provided, however, that the Holder may assign its rights and obligations hereunder to any of its Affiliates without the prior written consent of the Company; provided, further, that such Affiliate of the Holder is reasonable financially capable of performing the obligations of the Holder set forth in this Agreement.

7.11 Waiver. By executing this Agreement, the parties hereto agree to and hereby waive, on a one-time basis with respect to the Exchange, any prohibition on the Exchange, including under (i) the Series E-1 Certificate of Designations, (ii) the Series F-1 Certificate of Designations or (iii) the Purchase Agreement to the extent applicable. For the avoidance of doubt, any such waiver contemplated in the preceding sentence is permitted only to the sole extent necessary to permit the consummation of the Exchange.

7.12 Registration Rights Agreement.

7.12.1 Effective as of the Closing, the Registration Rights Agreement is hereby amended as follows (as amended, the “Amended Registration Rights Agreement”):

7.12.2 the defined term ““Exchange Agreement” means the Securities Exchange Agreement by and between the Company and Purchaser dated July 19, 2021.” is inserted in ARTICLE I prior to the definition of “Holder”;

7.12.3 the defined term ““Issued Shares” has the meaning specified in the Exchange Agreement.” is inserted in ARTICLE I prior to the definition of “Liquidated Damages”; and

7.12.4 the defined term “Registrable Securities” is amended to replace “Agreement and” with “,” and the phrase “(iv) and the Common Stock comprising the Issued Shares (provided that such Common Stock shall not be deemed to be “Registrable Securities” solely for purposes of Section 2.01, but such Common Stock shall be “Registrable Securities” for all other purposes, including the definition of “Effectiveness Period” and Section 2.04)” is inserted in front of “, in each case,”;

7.12.5 the defined term “Effectiveness Period” is amended to replace the phrase “(x) the tenth anniversary of the date hereof” with the phrase “(x) September 30, 2031”; and

7.12.6 for purposes of Section 2.04 of the Registration Rights Agreement, references to the term “Registration Statement” shall be deemed to refer to one or more registration statements that may be requested by the Holder to be filed by the Company under the Securities Act for purposes of effecting the demand rights contemplated in Section 2.04 thereof, and is not limited to a Registration Statement filed pursuant to Section 2.01 thereof (it being understood and agreed, for the avoidance of doubt, that the parties intend for the Holder to be entitled to the demand rights contemplated by Section 2.04 thereof with respect to its Registrable Securities, in addition to the piggyback rights and other rights contemplated by the Registration Rights Agreement).

7.13 Further Assurances. From time to time after the date hereof, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions necessary or appropriate to give effect to the transactions contemplated by this Agreement.

7.14 Survival of Representations and Warranties. The Fundamental Representations shall survive the execution and delivery of this Agreement for the applicable statute of limitations period, and the other representations and warranties set forth herein shall survive for a period of twelve (12) months following the Closing Date, regardless of any investigation made by or on behalf of the Company or the Holder, in each case other than with respect to claims based on fraud or Willful and Material Breach. The covenants and agreements in this Agreement shall terminate at the Closing, except that the covenants and agreements that explicitly contemplate performance after the Closing shall survive the Closing until fully performed in accordance with their respective terms. The intended effect of termination of representations and warranties pursuant to this Section 7.14 is to bar, from and after the date of termination, any claim or cause of action based on alleged inaccuracy of such representation or breach of such representation and warranty with respect thereto and the parties hereby waive any such claims or causes of action from and after the date of such termination, in each case other than with respect to claims based on fraud or Willful and Material Breach. For the avoidance of doubt, if notice of a claim or cause of action based on alleged inaccuracy of such representation or breach of such representation and warranty with respect thereto is delivered to the party from whom indemnification is sought before expiration of the applicable representation and warranty then the applicable representation and warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice.

7.15 Costs and Expenses. Except where this Agreement or any other Transaction Document expressly provides otherwise, each party shall bear its own fees, costs and expenses arising out of or connected with this Agreement, the other Transaction Documents, and the performance of the Transactions; provided, however, that in the event the Agreement is terminated due to failure of the parties to obtain approval of the Transactions under the HSR Act as set forth in Section 4.2.3 and the cause of such failure to obtain approval is reasonably attributable to the Holder, then the fees, costs and expenses involved in seeking such approval shall be borne one-half (50%) by the Holder and one-half (50%) by the Company. Notwithstanding the foregoing, whether or not the Closing occurs, the Company shall promptly pay all reasonable attorney’s fees and expenses of the Holder and its Affiliates, and its respective Representatives, relating to this Agreement or the other Transaction Documents, and the performance of the Transactions, by wire of immediately available funds as directed by the Holder in writing; provided that, without limitation of anything set forth in Section 6, such expenses described in this sentence shall not exceed $550,000 without the Company’s prior written consent; provided further that the Company shall not have any obligation to pay such fees and expenses if the Agreement is terminated by the Company pursuant to Section 5.4.2 due to a material breach of any representation or warranty or material failure to perform any covenant or agreement on the part of the Holder, which breach or failure to perform continues for thirty (30) days after the date the Company gives the Holder notice of such breach or failure to perform.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Securities Exchange Agreement as of the date first set forth above.

LSB INDUSTRIES, INC.

By:	/s/ Mark T. Behrman
Name: Mark T. Behrman
Title: Chief Executive Officer and President

[Signature Page to Securities Exchange Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed this Securities Exchange Agreement as of the date first set forth above.

LSB FUNDING LLC

By:	/s/ Anthony D. Minella
Name: Anthony D. Minella
Title: Manager

[Signature Page to Securities Exchange Agreement]

Annex B

CERTIFICATE OF AMENDMENT

TO

RESTATED CERTIFICATE OF INCORPORATION

OF

LSB INDUSTRIES, INC.

LSB Industries, Inc., a corporation organized and existing under the Delaware General Corporation Law (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: That the name of the corporation is LSB Industries, Inc., and that the Corporation was originally incorporated pursuant to the General Corporation Law on January 21, 1977.

SECOND: This Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on January 21, 1977 and the Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 2, 1987, as subsequently amended by the Certificate of Amendment filed with the Secretary of State of the State of Delaware on September 23, 1993.

THIRD: That a resolution setting forth this proposed amendment to the Restated Certificate of Incorporation of the Corporation was duly approved by the Board of Directors of the Corporation (the “Board”) on [August     ], 2021, where in the Board declared the amendment to be advisable and recommended that the stockholders of the Corporation likewise adopt and approve the amendment.

FOURTH: That the holders of a majority of the outstanding capital stock of the Corporation and each class of stock of the Corporation entitled to vote on the matter have approved and authorized this proposed amendment at a meeting of the stockholders held on [September     ], 2021.

FIFTH: That this proposed amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporate Law of the State of Delaware.

SIXTH: Paragraph (A) of Article FOURTH of the Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended to read as follows:

“(A) The total number of shares of stock which the Corporation shall have authority to issue is one hundred fifty five million two hundred fifty thousand (155,250,000) of which

(1) one hundred fifty million (150,000,000) shares shall be Common Stock of the par value of ten cents ($.10) a share;

(2) two hundred fifty thousand (250,000) shares shall be Preferred Stock of the par value of one hundred dollars ($100) a share; and

(3) five million (5,000,000) shares shall be Class C Preferred Stock, no par value.

For purposes of all other provisions of this Certificate of Incorporation, the term Preferred Stock shall mean the Preferred Stock, Class C Preferred Stock and all other classes of preferred stock authorized under this paragraph (A).”

SEVENTH: No other provisions of the Restated Certificate of Incorporation of the Corporation are amended or changed by this amendment.

B-1

I, THE UNDERSIGNED, being the President of the Corporation, hereby declare and certify that this is my act and deed and the facts herein stated are true, and accordingly, I have executed this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation on this [September     ], 2021.

By: Mark T. Behrman
Title: President & CEO

B-2

Annex C

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF DESIGNATIONS OF

SERIES E-1 CUMULATIVE REDEEMABLE CLASS C PREFERRED STOCK

OF

LSB INDUSTRIES, INC.

LSB Industries, Inc., a corporation organized and existing under the Delaware General Corporation Law (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: That the name of the corporation is LSB Industries, Inc., and that the Corporation was originally incorporated pursuant to the General Corporation Law on January 21, 1977.

SECOND: That a Certificate of Designations of Series E-1 Cumulative Redeemable Class C Preferred Stock was filed with the Secretary of State of the State of Delaware on October 18, 2018, as subsequently corrected by the Certificate of Correction of Series E-1 Cumulative Redeemable Class C Preferred Stock filed with the Secretary of State of the State of Delaware on November 1, 2018 (together the “Certificate of Designations”).

THIRD: That a resolution setting forth this proposed amendment to the Certificate of Designations was duly approved by the Board of Directors of the Corporation (the “Board”) on [August     ], 2021, where in the Board declared the amendment to be advisable and recommended that the stockholders of the Corporation likewise adopt and approve the amendment.

FOURTH: That the holders of a majority of the outstanding capital stock of the Corporation and each class of stock of the Corporation entitled to vote on the matter have approved and authorized this proposed amendment at a meeting of the stockholders held on [September     ], 2021.

FIFTH: That this proposed amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporate Law of the State of Delaware.

SIXTH: Paragraph (c) of Section 4 of the Certificate of Designations is hereby amended and restated to read as follows:

“(c) Participating Dividends. Subject to Section 4(a) and 4(b), in addition to the dividends accruing on the Series E-1 pursuant to Section 4(a), if the Corporation declares or pays a dividend or distribution on the Common Stock, whether such dividend or distribution is payable in cash, securities or other property, the Corporation shall simultaneously declare and pay a dividend on the Series E-1 on a pro rata basis with the Common Stock in an aggregate amount equal to such dividend or distribution payable with respect to the Participation Common Stock; provided, however, that no such dividend shall be declared or become payable in respect of the Dividend (as defined in Section 4.5 of the Securities Exchange Agreement dated as of July 19, 2021 by and between the Corporation and LSB Funding LLC).”

SEVENTH: No other provisions of the Certificate of Designations are amended or changed by this amendment.

I, THE UNDERSIGNED, being the President of the Corporation, hereby declare and certify that this is my act and deed and the facts herein stated are true, and accordingly, I have executed this Certificate of Amendment to the Certificate of Designations on this [September     ], 2021.

By: Mark T. Behrman
Title: President & CEO

C-1

Annex D

July 19, 2021

The Special Committee of the Board of Directors of LSB Industries, Inc.

3503 NW 63rd Street, Suite 500

Oklahoma City, OK 73116

Dear Members of the Special Committee:

We understand that LSB Industries, Inc. (the “Company”) and LSB Funding, LLC (the “Holder”), an affiliate of Eldridge Industries, LLC (“Eldridge”), propose to enter into a Securities Exchange Agreement, dated as of July 19, 2021 (the “Agreement”), pursuant to which the Holder will exchange (the “Transaction”) (i) all of the 139,768 shares owned by it of the Company’s Series E-1 Cumulative Redeemable Class C Preferred Stock (the “Series E-1 Preferred”) and (ii) the one share owned by it of the Company’s Series F-1 Redeemable Class C Preferred Stock (the “Series F-1 Preferred” and, together with the Series E-1 Preferred, the “Preferred Shares”) for (a) a number of shares, rounded down to the nearest whole share, of common stock, par value $0.10 per share, of the Company (the “Company Common Stock”) equal to the Liquidation Preference (as defined in the certificate of designations of the Series E-1 Preferred) of such shares of Series E-1 Preferred as of the closing date of the Transaction, divided by the 30-day volume weighted average price of Company Common Stock for the 30 trading days immediately prior to July 19, 2021, and (b) a number of shares, rounded down to the nearest whole share, of Company Common Stock equal to the Redemption Price (as defined in the certificate of designations of the Series F-1 Preferred), divided by the 30-day volume weighted average price of Company Common Stock for the 30 trading days immediately prior to July 19, 2021; provided, however, that the aggregate number of shares of Company Common Stock issuable to the Holder pursuant to clauses (a) and (b) above shall be reduced by the number of shares of Company Common Stock that the Holder will receive in respect of the payment of the Dividend (as defined below) on the shares of Company Common Stock held by the Holder on the Record Date (as defined in the Agreement). The Agreement provides, for purposes of illustration, that if the closing of the Transaction were to occur as of the date of the Agreement, the Holder would receive, collectively, 47,761,401 shares of Company Common Stock (the net number of shares of Company Common Stock the Holder will receive pursuant to and upon the closing of the Transaction, the “Consideration”). We also understand that, prior to the closing of the Transaction, the Company will declare a dividend, payable in shares of Company Common Stock, to holders of the issued and outstanding shares of Company Common Stock on the Record Date, providing for the payment to such holders of 0.3 shares of Company Common Stock per share of Company Common Stock held by such holders (the “Dividend”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

The Special Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company has requested that Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Committee as to whether the Consideration to be paid by the Company in the Transaction, taking into account the Dividend, is fair from a financial point of view to the Company, and, accordingly, fair from a financial point of view to the holders of the Company Common Stock other than the Holder and its affiliates.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed the Agreement;

The Special Committee of the Board of Directors of LSB Industries, Inc.

July 19, 2021

2.

reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant, including certain publicly available research analyst estimates with respect to the future financial performance of the Company;

3.

reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including financial projections prepared by the management of the Company and approved for our use by the Committee relating to the Company for the fiscal years ending 2021 through 2024;

4.

spoken with certain members of the management of the Company and certain of its and the Committee’s representatives and advisors regarding the business, operations, financial condition and prospects of the Company, the Transaction and related matters;

5.	compared the financial and operating performance of the Company with that of public companies that we deemed to be relevant;

6.

reviewed the current and historical market prices and trading volume for certain of the Company’s publicly traded securities, and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that we deemed to be relevant; and

7.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that the financial projections reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company and the other matters covered thereby, and we express no opinion with respect to such projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement and other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in accordance with the terms described in the Agreement and other related documents and instruments, without any amendments or modifications thereto. We have been advised by management of the Company that the Transaction and the Dividend will not be taxable to the Company and that there will be no limitations on the utilization of the Company’s net operating loss carryforwards solely as a result of the Transaction or the Dividend. With the consent of management of the Company and the Committee, we have treated the Series E-1 Preferred and the Series F-1 Preferred as a single set of securities for purposes of our analysis and this Opinion. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary

The Special Committee of the Board of Directors of LSB Industries, Inc.

July 19, 2021

for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of the Company, or otherwise have an effect on the Transaction, the Company or any expected benefits of the Transaction that would be material to our analyses or this Opinion. We have also relied upon and assumed, without independent verification, at the direction of the Company and the Committee, that any adjustments to the Consideration pursuant to the Agreement will not be material to our analyses or this Opinion.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transaction or the Dividend, the securities, assets, business or operations of the Company or any other party, or any alternatives to the Transaction, (b) negotiate the terms of the Transaction or the Dividend, or (c) advise the Committee, the Board or any other party with respect to alternatives to the Transaction or the Dividend. We express no view or opinion as to any such matters, including the terms that could have been obtained if any of the foregoing had been undertaken. Representatives of the Company have advised us, and we have relied upon and assumed, without independent verification, that the terms of the Transaction and the Dividend have been negotiated on an arms-length basis. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. We are not expressing any opinion as to what the value of the Preferred Shares or Company Common Stock actually will be when exchanged or issued, respectively, pursuant to the Transaction or the Dividend, as applicable, or the price or range of prices at which the Preferred Shares or Company Common Stock may be purchased or sold, or otherwise be transferable, at any time.

This Opinion is furnished for the use of the Committee (in its capacity as such) in connection with its evaluation of the Transaction and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Committee, the Board, any security holder or any other party as to how to act or vote, or whether to exchange securities in connection with, the Transaction or otherwise.

In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, the Holder, certain affiliates of Eldridge or any other party that may be involved in the Transaction and their respective affiliates or security holders or any currency or commodity that may be involved in the Transaction.

Houlihan Lokey and/or certain of its affiliates have in the past provided financial advisory and/or other financial or consulting services to an affiliate of Eldridge, for which Houlihan Lokey and/or its affiliates have received compensation, including, among other things, having provided certain valuation advisory services to such affiliate in connection with certain regulatory reporting requirements in connection with one or more

The Special Committee of the Board of Directors of LSB Industries, Inc.

July 19, 2021

transactions, for which valuation advisory services Houlihan Lokey has received compensation. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to the Company, Eldridge, other participants in the Transaction or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, Eldridge, other participants in the Transaction or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

Houlihan Lokey has also acted as financial advisor to the Committee in connection with the Transaction and will receive a fee for such services, a portion of which was paid upon the entry into an engagement letter between the Company and Houlihan Lokey, and the balance of which will become payable upon the delivery of Houlihan Lokey’s opinion. Houlihan Lokey’s fee for rendering this Opinion is not contingent upon the successful completion of the Transaction. The Company has also agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

With the Special Committee’s consent, for purposes of our analyses and this Opinion, we have not applied any control premium, minority or illiquidity discounts or other premiums or discounts, or otherwise given effect to any rights, restrictions or limitations, that may be attributable to any security of the Company or blocks of such securities. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Committee, the Board, the Company, its security holders or any other party to proceed with or effect the Transaction or the Dividend, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or the Dividend or otherwise (other than the Consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Transaction (including, without limitation, the consideration to be issued by the Company to the Holder in exchange for the Series E-1 Preferred and Series F-1 Preferred, taken separately, or the allocation of the Consideration between the Series E-1 Preferred and Series F-1 Preferred) or the Dividend to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transaction or the Dividend as compared to any alternative business strategies or transactions that might be available for the Company or any other party, (v) the fairness of any portion or aspect of the Transaction or the Dividend to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) how the Committee, the Company, any security holder or any other party should act or vote with respect to the Transaction or the Dividend, as applicable, (vii) whether or not the Company, the Holder, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (viii) the solvency, creditworthiness or fair value of the Company or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, (ix) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Consideration or otherwise, (x) the appropriate capital structure of the Company or whether the Company should be repurchasing all of the outstanding Preferred Shares, (xi) the financial and other implications and effects of the Transaction and the Dividend on the Company’s existing security holders, or (xii) the fairness, financial or otherwise, of any other

The Special Committee of the Board of Directors of LSB Industries, Inc.

July 19, 2021

transactions contemplated by the Agreement or subsequent transactions arising out of or in connection with the Transaction (including, without limitation, the Dividend, taken separately). Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Committee, on the assessments by the Committee, the Board, the Company and their respective advisors, as to all legal, regulatory, accounting, tax and other similar matters with respect to the Company and the Transaction, the Dividend or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, that the Consideration to be paid by the Company in the Transaction, taking into account the Dividend, is fair from a financial point of view to the Company, and, accordingly, fair from a financial point of view to the holders of the Company Common Stock other than the Holder and its affiliates.

Very truly yours,

HOULIHAN LOKEY CAPITAL, INC.

Annex E

Unaudited Financial Projections

The Company does not as a matter of course publish long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. In its normal course, on a quarterly basis, management updates financial projections for the current year and reviews these projections during the quarterly meetings with the Board of Directors. Additionally, the ad hoc special committee was formed to evaluate strategic options to address the company’s capital structure including the potential redemption of some or all of the Preferred Stock under various pricing scenarios including a very strong/bullish pricing environment, a mid-cycle pricing environment and a more bearish/trough pricing scenario. The Company’s management prepared unaudited financial projections for the current year 2021 during the Company’s regular quarterly update process in early May along with additional financial projections for calendar years 2022 through 2024 based on an average mid-cycle pricing environment (collectively, the “Financial Projections”). The Financial Projections were based on market conditions at the time of their preparation and do not reflect current market conditions. The Financial Projections were reviewed by the Special Committee for purposes of its evaluation of the Transaction and were approved by the Company’s management and the Special Committee for use by the Special Committee’s financial advisor for purposes of its financial analysis and opinion. The Financial Projections present, to the best of the Company’s knowledge and based upon the assumptions set forth therein, the Company’s projected revenues, net income (loss), EBITDA, Adjusted EBITDA and capital expenditures for fiscal years 2021 through 2024.

The Financial Projections for years 2021 through 2024 were based on an average mid-cycle pricing environment. The Company’s financial performance is directly linked to commodity pricing cycles which historically have been very volatile and therefore financial performance can be significantly higher in peak pricing environment and significantly lower in trough pricing environments and therefore the Company’s actual revenues, expenses, and other amounts covered by the Financial Projections will vary from the projected amounts therein. While the Company is currently experiencing a more peak pricing environment, commodity pricing has historically been volatile and there can be no assurance that such peak pricing environment will be maintained for any specified period within the years covered by the Financial Projections.

The Financial Projections were not prepared with a view toward complying with accounting principles generally accepted in the United States of America (“U.S. GAAP”), the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of prospective financial information. The Company’s independent accountants have not compiled, examined, or performed any procedures with respect to the Financial Projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the unaudited financial projections. Financial projections of the type summarized below are based on estimates and assumptions that are inherently subject to significant economic, industry and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the Company’s control. The Financial Projections are not fact and should not be relied upon as being indicative of future results which could differ materially from actual performance and results.

The Financial Projections are subjective in many respects and thus subject to interpretation. While presented with numeric specificity, they are necessarily based on a variety of estimates and assumptions that, though considered reasonable by the Company’s management, may not be realized, and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. The Financial Projections are not indicative of current values or future performance, which may be significantly more favorable or less favorable. The Company cautions that no representations can be made as to the accuracy of these financial projections or to the Company’s ability to achieve the projected results. Some assumptions inevitably will not materialize. Further, events and circumstances occurring subsequent to the date on which the Financial Projections were prepared may be different from those assumed or, alternatively, may have been unanticipated and, thus, the occurrence of these events may affect financial results in a material and possibly adverse manner. Furthermore, the Financial Projections do not necessarily reflect current estimates or assumptions Company management may have about prospects for the Company’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial projections were prepared.

Except as otherwise noted, the Financial Projections do not take into account any circumstances or events occurring after the date they were prepared. The Company does not intend to update or revise any of the Financial Projections to reflect circumstances existing after the date such projections were prepared or to reflect the occurrence of any particular events. The Financial Projections are forward-looking statements.

Readers of this proxy statement are cautioned not to place undue reliance on the Financial Projections and are urged to review the Company’s most recent SEC filings for additional information on factors that may cause the Company’s future financial results to materially vary from the unaudited financial projections. In addition, such readers are also urged to review the Company’s most recent SEC filings for a description of the Company’s reported results of operations, financial condition and capital resources during the fiscal year ended December 31, 2020 and subsequent quarters ended March 31 and June 30. None of the Financial Projections should be viewed as a representation by the Company or any of its advisors or representatives that the projections or forecasts reflected therein will be achieved. The inclusion of the Financial Projections in this Proxy Statement should not be regarded as an indication that the Company or any other recipient of this information considered, or now considers, this information to be necessarily predictive of actual future results nor construed as financial guidance, and they should not be relied on as such.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This proxy statement contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements use words such as “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance. These forward-looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this proxy statement are the following: business and market disruptions related to the COVID-19 pandemic, market conditions and price volatility for our products and feedstocks, as well as global and regional economic downturns, including as a result of the COVID-19 pandemic, that adversely affect the demand for our end-use products; disruptions in production at our manufacturing facilities; our ability to complete the exchange transaction on the terms disclosed or at all; other financial, economic, competitive, environmental, political, legal and regulatory factors; and other factors listed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2020 and subsequent reports on Form 8-K and Form 10-Q.

	Fiscal Year Ending December 31,
($ in millions)	2021E	2022E	2023E	2024E
Revenues, Net	$447.4	$463.2	$462.3	$451.9
Net Income / (Loss)	$(13.9)	$5.6	$15.8	$(7.3)
Plus:
Interest Expense	43.7	40.3	39.4	38.6
Depreciation, depletion and amortization	67.8	68.2	68.2	68.2
Provision (benefit) for income taxes	—	—	—	—
EBITDA	$97.6	$114.1	$123.4	$99.5
Stock-based compensation	3.0	3.0	3.0	3.0
Turnaround costs	10.2	12.0	—	6.0
Legal fees (Leidos)	3.6	—	—	—
Other	(0.7)	—	—	—
Adjusted EBITDA[1]	$113.7	$129.1	$126.4	$108.5

Additional Financial Information
Capital Expenditures	$(30.0)	$(40.0)	$(40.0)	$(40.0)

Note:

Financial projections are highly contingent upon commodity price forecasts. In addition, Houlihan Lokey calculated unlevered free cash flows based upon information provided by the Company’s management. Turnaround costs represent maintenance, repairs and minor renewal costs related to planned major maintenance activities.

1

For purposes of its financial analysis and opinion, Houlihan Lokey calculated Adjusted EBITDA including stock-based compensation for the years 2021 through 2024 as $110.7, $126.1, $123.4 and $105.5, respectively.

Annex F

LSB INDUSTRIES, INC.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE

THREE AND SIX MONTHS ENDED JUNE 30, 2021

LSB INDUSTRIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Information at June 30, 2021 is unaudited)

	June 30, 2021	December 31, 2020
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$17,625	$16,264
Accounts receivable	67,431	42,929
Allowance for doubtful accounts	(377)	(378)

Accounts receivable, net	67,054	42,551
Inventories:
Finished goods	12,781	17,778
Raw materials	1,521	1,795

Total inventories	14,302	19,573
Supplies, prepaid items and other:
Prepaid insurance	5,682	12,315
Precious metals	7,801	6,787
Supplies	25,878	25,288
Other	4,757	6,802

Total supplies, prepaid items and other	44,118	51,192

Total current assets	143,099	129,580

Property, plant and equipment, net	871,780	891,198

Other assets:
Operating lease assets	27,854	26,403
Intangible and other assets, net	6,752	6,121

	34,606	32,524

	$1,049,485	$1,053,302

(Continued on following page)

LSB INDUSTRIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (continued)

(Information at June 30, 2021 is unaudited)

	June 30, 2021	December 31, 2020
	(In Thousands)
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$51,212	$46,551
Short-term financing	4,516	13,576
Accrued and other liabilities	30,541	30,367
Current portion of long-term debt	9,049	16,801

Total current liabilities	95,318	107,295

Long-term debt, net	461,459	467,389

Noncurrent operating lease liabilities	20,277	19,845

Other noncurrent accrued and other liabilities	7,372	6,090

Deferred income taxes	31,195	30,939

Commitments and contingencies (Note 5)

Redeemable preferred stocks:
Series E 14% cumulative, redeemable Class C preferred stock, no par value, 210,000 shares issued; 139,768 outstanding; aggregate liquidation preference of $297,706,000 ($277,982,000 at December 31, 2020)	292,849	272,101
Series F redeemable Class C preferred stock, no par value, 1 share issued and outstanding; aggregate liquidation preference of $100	—	—

Stockholders’ equity:
Series B 12% cumulative, convertible preferred stock, $100 par value; 20,000 shares issued and outstanding; aggregate liquidation preference of $3,385,000 ($3,265,000 at December 31, 2020)	2,000	2,000
Series D 6% cumulative, convertible Class C preferred stock, no par value; 1,000,000 shares issued and outstanding; aggregate liquidation preference of $1,342,000 ($1,312,000 at December 31, 2020)	1,000	1,000
Common stock, $.10 par value; 75,000,000 shares authorized, 31,283,210 shares issued	3,128	3,128
Capital in excess of par value	192,980	198,215
Accumulated deficit	(51,844)	(41,487)

	147,264	162,856

Less treasury stock, at cost:
Common stock, 982,639 shares (2,074,565 shares at December 31, 2020)	6,249	13,213

Total stockholders’ equity	141,015	149,643

	$1,049,485	$1,053,302

See accompanying notes.

LSB INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(In Thousands, Except Per Share Amounts)
Net sales	$140,696	$105,033	$238,812	$188,444
Cost of sales	105,688	86,012	195,744	166,872

Gross profit	35,008	19,021	43,068	21,572

Selling, general and administrative expense	8,545	8,504	17,338	18,510
Other expense (income), net	6	(167)	(257)	(635)

Operating income	26,457	10,684	25,987	3,697

Interest expense, net	12,290	12,476	24,662	25,955
Gain on extinguishment of debt	(10,000)	—	(10,000)	—
Non-operating other expense (income), net	745	(128)	1,140	(803)

Income (loss) before benefit for income taxes	23,422	(1,664)	10,185	(21,455)
Benefit for income taxes	(248)	(1,299)	(206)	(1,638)

Net income (loss)	23,670	(365)	10,391	(19,817)

Dividends on convertible preferred stocks	75	75	150	150
Dividends on Series E redeemable preferred stock	10,213	8,689	19,724	16,996
Accretion of Series E redeemable preferred stock	513	505	1,024	1,009
Net income attributable to participating securities	223	—	—	—

Net income (loss) attributable to common stockholders	$12,646	$(9,634)	$(10,507)	$(37,972)

Income (loss) per common share:
Basic:
Net income (loss)	$0.44	$(0.34)	$(0.37)	$(1.35)

Diluted:
Net income (loss)	$0.42	$(0.34)	$(0.37)	$(1.35)

See accompanying notes.

LSB INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Unaudited)

	Common Stock Shares	Treasury Stock- Common Shares	Non- Redeemable Preferred Stock	Common Stock Par Value	Capital in Excess of Par Value	Retained Earnings (Accumulated Deficit)	Treasury Stock- Common	Total
	(In Thousands)
Balance at December 31, 2020	31,283	(2,075)	$3,000	$3,128	$198,215	$(41,487)	$(13,213)	$149,643
Net loss						(13,279)		(13,279)
Dividend accrued on redeemable preferred stock						(9,511)		(9,511)
Accretion of redeemable preferred stock						(511)		(511)
Stock-based compensation					713			713
Issuance of restricted stock		835			(5,310)		5,310	—
Other		(5)					(18)	(18)

Balance at March 31, 2021	31,283	(1,245)	$3,000	$3,128	$193,618	$(64,788)	$(7,921)	$127,037

Net income						23,670		23,670
Dividend accrued on redeemable preferred stock						(10,213)		(10,213)
Accretion of redeemable preferred stock						(513)		(513)
Stock-based compensation					1,062			1,062
Issuance of unrestricted stock		267			(1,700)		1,700	—
Other		(5)			—		(28)	(28)

Balance at June 30, 2021	31,283	(983)	$3,000	$3,128	$192,980	$(51,844)	$(6,249)	$141,015

Balance at December 31, 2019	31,283	(2,010)	$3,000	$3,128	$196,833	$57,632	$(13,266)	$247,327
Net loss						(19,452)		(19,452)
Dividend accrued on redeemable preferred stock						(8,307)		(8,307)
Accretion of redeemable preferred stock						(504)		(504)
Stock-based compensation					495			495
Other		30			(356)		292	(64)

Balance at March 31, 2020	31,283	(1,980)	$3,000	$3,128	$196,972	$29,369	$(12,974)	$219,495
Net loss						(365)		(365)
Dividend accrued on redeemable preferred stock						(8,689)		(8,689)
Accretion of redeemable preferred stock						(505)		(505)
Stock-based compensation					684			684
Other		14			(90)		90	—

Balance at June 30, 2020	31,283	(1,966)	$3,000	$3,128	$197,566	$19,810	$(12,884)	$210,620

See accompanying notes.

LSB INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2021	2020
	(In Thousands)
Cash flows from operating activities
Net income (loss)	$10,391	$(19,817)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Deferred income taxes	256	(1,661)
Gain on extinguishment of debt	(10,000)	—
Depreciation and amortization of property, plant and equipment	33,725	34,572
Amortization of intangible and other assets	629	631
Other	1,749	3,192
Cash provided (used) by changes in assets and liabilities:
Accounts receivable	(23,369)	(3,117)
Inventories	5,535	8,655
Prepaid insurance	6,633	6,642
Precious metals	(1,014)	(2,114)
Accounts payable	3,627	(7,674)
Accrued interest	(20)	1,685
Other assets and other liabilities	2,439	(1,618)

Net cash provided by operating activities	30,581	19,376

Cash flows from investing activities
Expenditures for property, plant and equipment	(14,849)	(17,953)
Other investing activities	300	299

Net cash used by investing activities	(14,549)	(17,654)

Cash flows from financing activities
Proceeds from revolving debt facility	12,000	30,000
Payments on revolving debt facility	(12,000)	—
Proceeds from other long-term debt	—	12,570
Payments on other long-term debt	(5,520)	(4,411)
Payments on short-term financing	(9,060)	(6,095)
Other financing activities	(91)	(64)

Net cash provided (used) by financing activities	(14,671)	32,000

Net increase in cash and cash equivalents	1,361	33,722

Cash and cash equivalents at beginning of period	16,264	22,791

Cash and cash equivalents at end of period	$17,625	$56,513

See accompanying notes.

LSB INDUSTRIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. Summary of Significant Accounting Policies

For a complete discussion of our significant accounting policies, refer to the notes to our audited consolidated financial statements included in our Form 10-K for the year ended December 31, 2020 (“2020 Form 10-K”), filed with the Securities and Exchange Commission (“SEC”) on February 25, 2021.

Basis of Consolidation – LSB Industries, Inc. (“LSB”) and its subsidiaries (the “Company,” “we,” “us,” or “our”) are consolidated in the accompanying condensed consolidated financial statements. LSB is a holding company with no significant operations or assets other than cash, cash equivalents, and investments in its subsidiaries. All material intercompany accounts and transactions have been eliminated. Certain prior period amounts reported in our consolidated financial statements and notes thereto have been reclassified to conform to current period presentation.

Nature of Business – We are engaged in the manufacture and sale of chemical products. The chemical products we primarily manufacture, market and sell are ammonia, fertilizer grade AN (“HDAN”) and UAN for agricultural applications, high purity and commercial grade ammonia, high purity AN, sulfuric acids, concentrated, blended and regular nitric acid, mixed nitrating acids, carbon dioxide, and diesel exhaust fluid for industrial applications, and industrial grade AN (“LDAN”) and solutions for the mining industry. We manufacture and distribute our products in four facilities; three of which we own and are located in El Dorado, Arkansas (the “El Dorado Facility”); Cherokee, Alabama (the “Cherokee Facility”); and Pryor, Oklahoma (the “Pryor Facility”); and one of which we operate on behalf of a global chemical company in Baytown, Texas.

Sales to customers include farmers, ranchers, fertilizer dealers and distributors primarily in the ranch land and grain production markets in the United States (“U.S.”); industrial users of acids throughout the U.S. and parts of Canada; and explosive manufacturers in the U.S. and parts of Mexico and Canada.

In our opinion, the unaudited condensed consolidated financial statements of the Company as of June 30, 2021 and for the three and six months ended June 30, 2021 and 2020 include all adjustments and accruals, consisting of normal, recurring accrual adjustments, which are necessary for a fair presentation of the results for the interim periods. These interim results are not necessarily indicative of results for a full year due, in part, to the seasonality of our sales of agricultural products and the timing of performing our major plant maintenance activities. Our selling seasons for agricultural products are primarily during the spring and fall planting seasons, which typically extend from March through June and from September through November.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) have been condensed or omitted pursuant to the rules and regulations of the SEC. These condensed consolidated financial statements should be read in connection with our audited consolidated financial statements and notes thereto included in our 2020 Form 10-K.

Use of Estimates – The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes – Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in

LSB INDUSTRIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. Summary of Significant Accounting Policies (continued)

tax rates is recognized in the statement of operations in the period that includes the enactment date. We establish valuation allowances if we believe it is more-likely-than-not that some or all of deferred tax assets will not be realized. Significant judgment is applied in evaluating the need for and the magnitude of appropriate valuation allowances against deferred tax assets.

In addition, we do not recognize a tax benefit unless we conclude that it is more likely than not that the benefit will be sustained on audit by the relevant taxing authorities based solely on the technical merits of the associated tax position. If the recognition threshold is met, we recognize a tax benefit measured at the largest amount of the tax benefit that, in our judgment, is greater than 50% likely to be realized.

We reduce income tax expense for investment tax credits in the period the credit arises and is earned.

Contingencies – Certain conditions may exist which may result in a loss, but which will only be resolved when future events occur. We and our legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. If the assessment of a contingency indicates that it is probable that a loss has been incurred, we would accrue for such contingent losses when such losses can be reasonably estimated. If the assessment indicates that a potentially material loss contingency is not probable but reasonably possible, or is probable but cannot be estimated, the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed. Estimates of potential legal fees and other directly related costs associated with contingencies are not accrued but rather are expensed as incurred. Loss contingency liabilities are included in current and noncurrent accrued and other liabilities and are based on current estimates that may be revised in the near term. In addition, we recognize contingent gains when such gains are realized or when the contingencies have been resolved (generally at the time a settlement has been reached).

Redeemable Preferred Stocks – Our redeemable preferred stocks that are redeemable outside of our control are classified as temporary/mezzanine equity. The redeemable preferred stocks were recorded at fair value upon issuance, net of issuance costs or discounts. In addition, certain embedded features included in the Series E Redeemable Preferred required bifurcation and are classified as derivative liabilities. The carrying values of the redeemable preferred stocks are being increased by periodic accretions (including the amount for dividends earned but not yet declared or paid) using the interest method so that the carrying amount will equal the redemption value as of October 25, 2023, the earliest possible redemption date by the holder. The accretion was recorded to retained earnings. However, this accretion will change if the expected redemption date changes. Also, see discussion in Note 12 – Subsequent Events.

Derivatives, Hedges and Financial Instruments – Derivatives are recognized in the balance sheet and are measured at fair value. Changes in fair value of derivatives are recorded in results of operations unless the normal purchase or sale exceptions apply, or hedge accounting is elected.

The fair value amounts recognized for our derivative contracts executed with the same counterparty under a master netting arrangement may be offset. We have the choice to offset or not, but that choice must be applied consistently. A master netting arrangement exists if the reporting entity has multiple contracts with a single counterparty that are subject to a contractual agreement that provides for the net settlement of all contracts through a single payment in a single currency in the event of default on or termination of any one contract. Offsetting the fair values recognized for the derivative contracts outstanding with a single counterparty results in the net fair value of the transactions being reported as an asset or a liability in the balance sheet. When applicable, we present the fair values of our derivative contracts under master netting agreements using a gross fair value presentation.

LSB INDUSTRIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. Summary of Significant Accounting Policies (continued)

Assets and liabilities measured at fair value are classified using the following hierarchy, which is based upon the transparency of inputs to the valuation as of the measurement date:

Level 1 – Valuations of contracts classified as Level 1 are based on quoted prices in active markets for identical contracts.

Level 2 – Valuations of contracts classified as Level 2 are based on quoted prices for similar contracts and valuation inputs other than quoted prices that are observable for these contracts.

Level 3 – Valuations of assets and liabilities classified as Level 3 are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement.

At June 30, 2021, and December 31, 2020, we did not have any financial instruments with fair values materially different from their carrying amounts (which excludes issuance costs, if applicable). The fair value of financial instruments is not indicative of the overall fair value of our assets and liabilities since financial instruments do not include all assets, including intangibles, and all liabilities.

Equity Awards – Equity award transactions with employees are measured based on the estimated fair value of the equity awards issued. For equity awards with service conditions that have a graded vesting period, we recognize compensation cost on a straight-line basis over the requisite service period for the entire award. Forfeitures are accounted for as they occur. We may issue new shares of common stock or may use treasury shares associated with the equity awards.

In January 2021, the compensation committee of our Board of Directors approved the grant of 614,999 shares of time-based restricted stock and 219,084 shares of performance-based restricted stock to certain executives under our 2016 Long Term Incentive Plan. The time-based restricted stock shares will vest at the end of each one-year period at the rate of one-third per year for three years, vesting 100% at the end of three years. The performance-based restricted stock will vest at the end of three years, subject to achievement of certain performance metrics. The unvested restricted shares carry dividend and voting rights contingent upon the vesting and lapsing of restriction. Sales of these shares are restricted prior to the date of vesting. Pursuant to the terms of the underlying restricted stock agreements, unvested restricted shares will immediately vest upon the occurrence of a change in control (as defined by agreement), termination without cause or death.

Revenue Recognition

Revenue Recognition and Performance Obligations

We determine revenue recognition through the following steps:

•	Identification of the performance obligations in the contract;

•	Determination of the transaction price;

•	Allocation of the transaction price to the performance obligations in the contract; and

•	Recognition of revenue when, or as, we satisfy a performance obligation.

A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of account. A contract’s transaction price is allocated to each distinct performance obligation and

LSB INDUSTRIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. Summary of Significant Accounting Policies (continued)

recognized as revenue when, or as, the performance obligation is satisfied. Generally, satisfaction occurs when control of the promised goods is transferred to the customer or as services are rendered or completed in exchange for consideration in an amount for which we expect to be entitled. Generally, control is transferred when the preparation for shipment of the product to a customer has been completed. Most of our contracts contain a single performance obligation with the promise to transfer a specific product.

Most of our revenue is recognized from performance obligations satisfied at a point in time, however, we have a performance obligation to perform certain services that are satisfied over a period of time. Revenue is recognized from this type of performance obligation as services are rendered and are based on the amount for which we have a right to invoice, which reflects the amount of expected consideration that corresponds directly with the value of the services performed.

Transaction Price Constraints and Variable Consideration

For most of our contracts with customers, the transaction price from the inception of a contract is constrained to a short period of time (generally one month) as these contracts contain terms with variable consideration related to both price and quantity. These contract prices are often based on commodity indexes (such as NYMEX natural gas index) published monthly and the contract quantities are typically based on estimated ranges. The quantities become fixed and determinable over a period of time as each sale order is received from the customer.

The nature of our contracts also gives rise to other types of variable consideration, including volume discounts and rebates, make-whole provisions, other pricing concessions, and short-fall charges. We estimate these amounts based on the expected amount to be provided to customers, which result in a transaction price adjustment reducing revenue (net sales) with the offset increasing contract or refund liabilities. These estimates are based on historical experience, anticipated performance and our best judgment at the time. We reassess these estimates on a quarterly basis.

The aforementioned constraints over transaction prices in conjunction with the variable consideration included in our material contracts prevent a practical assignment of a specific dollar amount to performance obligations at the beginning and end of the period. Therefore, we have applied the variable consideration allocation exception.

Future revenues to be earned from the satisfaction of performance obligations will be recognized when control transfers as goods are loaded and weighed or services are performed over the remaining duration of our contracts.

Income (Loss) per Common Share – Net income (loss) attributable to common stockholders is computed by adjusting net income (loss) by the amount of dividends and dividend requirements on preferred stocks and the accretion of redeemable preferred stocks, if applicable. Basic loss per common share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding, excluding contingently issuable common shares (unvested restricted stock), if applicable. For periods we earn net income, a proportional share of net income is allocated to participating securities, if applicable and dilutive, determined by dividing total weighted average participating securities by the sum of the total weighted average common shares and participating securities (the “two-class method”). Certain securities (Series E Redeemable Preferred and restricted stock units) participate in dividends declared on our common stock and are therefore considered to be participating securities.

Participating securities have the effect of diluting both basic and diluted income per common share during periods of net income. For periods we incur a net loss, no loss is allocated to participating securities because they

LSB INDUSTRIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. Summary of Significant Accounting Policies (continued)

have no contractual obligation to share in our losses. Diluted loss per common share is computed after giving consideration to the dilutive effect of our potential common stock instruments that are outstanding during the period, except where such non-participating securities would be anti-dilutive.

Recently Adopted Accounting Pronouncement

ASU 2019-12 – In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which affects general principles within Topic 740, Income Taxes. The amendments of ASU 2019-12 are meant to simplify and reduce the cost of accounting for income taxes. The ASU removes certain exceptions to the general framework and also seeks to simplify and/or clarify accounting for income taxes by adding certain requirements that would simplify GAAP for financial statement preparers. On January 1, 2021, we adopted ASU 2019-12, which did not have a material impact on our condensed consolidated financial statements or related disclosures.

Recently Issued Accounting Pronouncements

ASU 2020-06 – In August 2020, the FASB issued ASU 2020-06, Debt-Debt with Conversion and other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s own Equity (Subtopic 815-40). This ASU addresses the complexity associated with applying GAAP to certain financial instruments with characteristics of liabilities and equity. The ASU includes amendments to the guidance on convertible instruments and the derivative scope exception for contracts in an entity’s own equity and simplifies the accounting for convertible instruments which include beneficial conversion features or cash conversion features by removing certain separation models. Additionally, the ASU requires entities to use the “if-converted” method when calculating diluted earnings per share for convertible instruments. This ASU will be effective for us on January 1, 2024; however, early adoption is permitted beginning January 1, 2021. We are evaluating the timing and the effect of our pending adoption of this ASU on our consolidated financial statements and related disclosures at this time.

ASU 2020-04 – In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides optional guidance for a limited time to ease the potential accounting burden associated with transitioning away from reference rates such as LIBOR that are expected to be discontinued. This ASU provides exceptions and optional expedients for applying GAAP to contract modifications, hedging relationships, and other transactions that reference LIBOR or other reference rates to be discontinued as a result of reference rate reform. They do not apply to modifications made or hedges entered into or evaluated after December 31, 2022, unless the hedging relationships existed as of that date and optional expedients for them were elected and retained through the end of the hedging relationship. This ASU became effective upon issuance. We continue to evaluate the effect of this ASU and plan to utilize this relief for our debt agreements that include LIBOR rates.

LSB INDUSTRIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

2. Income (loss) Per Common Share

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(Dollars In Thousands, Except Per Share Amounts)
Numerator:
Net income (loss)	$23,670	$(365)	$10,391	$(19,817)
Adjustments for basic net income (loss) per common share:
Dividend requirements on Series E Redeemable Preferred	(10,213)	(8,689)	(19,724)	(16,996)
Dividend requirements on Series B Preferred	(60)	(60)	(120)	(120)
Dividend requirements on Series D Preferred	(15)	(15)	(30)	(30)
Accretion of Series E Redeemable Preferred	(513)	(505)	(1,024)	(1,009)
Net income attributable to participating securities	(223)	—	—	—

Numerator for basic net income (loss) per common share – net income (loss) attributable to common stockholders	$12,646	$(9,634)	$(10,507)	$(37,972)
Dividends on Series B and Series D Preferred assumed to be converted, if dilutive	75	—	—	—

Numerator for diluted net income (loss) per common share	$12,721	$(9,634)	$(10,507)	$(37,972)

Denominator:
Denominator for basic net income (loss) per common share – weighted- average shares (1)	28,485,251	28,198,963	28,414,863	28,187,584
Effect of dilutive securities:
Convertible preferred stocks	916,666	—	—	—
Unvested restricted stock and stock units	741,784	—	—

Dilutive potential common shares	1,658,450	—	—	—

Denominator for diluted net income (loss) per common share – adjusted weighted-average shares	30,143,701	28,198,963	28,414,863	28,187,584

Basic net income (loss) per common share	$0.44	$(0.34)	$(0.37)	$(1.35)

Diluted net income (loss) per common share	$0.42	$(0.34)	$(0.37)	$(1.35)

(1)	Excludes the weighted-average shares of unvested restricted stock that are contingently issuable.

LSB INDUSTRIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

2. Income (loss) Per Common Share (continued)

The following weighted-average shares of securities were not included in the computation of diluted net income (loss) per common share as their effect would have been antidilutive:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Restricted stock and stock units	—	1,308,881	1,662,514	1,257,869
Convertible preferred stocks	—	916,666	916,666	916,666
Series E Redeemable Preferred – embedded derivative	303,646	303,646	303,646	303,646
Stock options	66,431	124,000	79,547	124,000

	370,077	2,653,193	2,962,373	2,602,181

3. Current and Noncurrent Accrued and Other Liabilities

	June 30, 2021	December 31, 2020
	(In Thousands)
Accrued interest	$8,649	$8,669
Accrued payroll and benefits	7,910	5,837
Current portion of operating lease liabilities	7,704	6,706
Accrued death and other executive benefits	2,527	2,539
Series E Redeemable Preferred – embedded derivative	2,181	1,029
Deferred revenue	895	1,890
Other	8,047	9,787

	37,913	36,457
Less noncurrent portion	7,372	6,090

Current portion of accrued and other liabilities	$30,541	$30,367

LSB INDUSTRIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

4. Long-Term Debt

Our long-term debt consists of the following:

	June 30, 2021	December 31, 2020
	(In Thousands)
Working Capital Revolver Loan, with a current interest rate of 3.75% (A)	$—	$—
Senior Secured Notes due 2023 (B)	435,000	435,000
Secured Financing due 2023, with an interest rate of 8.32% (C)	9,241	10,715
Secured Loan Agreement due 2025, with an interest rate of 8.75% (D)	6,156	6,834
Secured Financing due 2025, with an interest rate of 8.75% (E)	26,534	28,636
Unsecured Loan Agreement due 2022 (F)	—	10,000
Secured Promissory Note due 2021	—	1,221
Other	387	432
Unamortized discount, net of premium and debt issuance costs	(6,810)	(8,648)

	470,508	484,190
Less current portion of long-term debt	9,049	16,801

Long-term debt due after one year, net	$461,459	$467,389

(A) Our revolving credit facility, as amended (the “Working Capital Revolver Loan”), provides for advances up to $65 million (the “Maximum Revolver Amount”), based on specific percentages of eligible accounts receivable and inventories and up to $10 million of letters of credit, the outstanding amount of which reduces the available for borrowing under the Working Capital Revolver Loan. At June 30, 2021, our available borrowings under our Working Capital Revolver Loan were approximately $50.3 million, based on our eligible collateral, less outstanding letters of credit and loan balance. The maturity date of the Working Capital Revolver Loan is on the earlier of (i) the date that is 90 days prior to the earliest stated maturity date of the Senior Secured Notes (unless refinanced or repaid) and (ii) February 26, 2024. Subject to certain conditions and subject to lender approval, the Maximum Revolver Amount may increase up to an additional $10 million. The Working Capital Revolver Loan also provides for a springing financial covenant (the “Financial Covenant”), which requires that, if the borrowing availability is less than 10.0% of the total revolver commitments, then the borrowers must maintain a minimum fixed charge coverage ratio of not less than 1.00 to 1.00. The Financial Covenant, if triggered, is tested monthly.

(B) On April 25, 2018, LSB completed the issuance and sale of $400 million aggregate principal amount of its 9.625% Senior Secured Notes due 2023 (the “Notes”), pursuant to an indenture (the “Indenture”), dated as of April 25, 2018. The Notes were issued at a price equal to 99.509% of their face value.

On June 21, 2019, LSB completed the issuance and sale of $35 million aggregate principal amount of its 9.625% Senior Secured Notes due 2023 (the “New Notes”). The New Notes were issued pursuant to the Indenture (the Notes together with the New Notes, the “Senior Secured Notes”). The New Notes were issued at a price equal to 102.125% of their face value, plus accrued interest from May 1, 2019 to June 21, 2019.

The Senior Secured Notes mature on May 1, 2023. Interest is to be paid semiannually in arrears on May 1st and November 1st.

(C) El Dorado Chemical Company (“EDC”), one of our subsidiaries, is party to a secured financing arrangement with an affiliate of LSB Funding L.L.C. (“LSB Funding”). Principal and interest are payable in 48 equal monthly installments with a final balloon payment of approximately $3 million due in June 2023.

LSB INDUSTRIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

4. Long-Term Debt (continued)

(D) EDC is party to a secured loan agreement with an affiliate of LSB Funding. Principal and interest are payable in 60 equal monthly installments through March 2025.

(E) In August 2020, El Dorado Ammonia L.L.C. (“EDA”), one of our subsidiaries, entered into a $30 million secured financing arrangement with an affiliate of LSB Funding. Beginning in September 2020, principal and interest are payable in 60 equal monthly installments with a final balloon payment of approximately $5 million due in August 2025. This financing arrangement is secured by an ammonia storage tank and is guaranteed by LSB.

(F) In April 2020, LSB entered into a federally guaranteed loan agreement (“PPP loan”) for $10 million with a lender pursuant to a new loan program through the U.S. Small Business Administration (“SBA”) as the result of the Paycheck Protection Program (“PPP”) established by the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act and amended by the Paycheck Protection Program Flexibility Act of 2020. We applied ASC 470, Debt, to account for the PPP loan. We have used all of the proceeds from the PPP loan for payroll, rent, utilities, and other specified costs that qualify for loan forgiveness. In April 2021, we submitted the PPP loan forgiveness application to the lender. In June 2021, the PPP loan was fully forgiven by the SBA and lender. As a result, we recognized a gain on extinguishment of debt of $10 million for the three months ended June 30, 2021.

5. Commitments and Contingencies

Settlements and Outstanding Natural Gas Purchase Commitments – During several days in February 2021, the Pryor Facility was taken out of service after extreme cold weather caused a surge in natural gas prices in the region, along with the curtailment of gas distribution by the operator of the pipeline that supplies natural gas to the facility. Also, as a result of unprecedented cold weather conditions, the primary natural gas supplier to our El Dorado Facility asserted a claim of force majeure and materially restricted the supply of gas to the facility. In order to mitigate a portion of the commodity price risk associated with natural gas, we periodically enter into natural gas forward contracts and volume purchase commitments that locked in the cost of certain volumes of natural gas. Prior to this weather event, we had both types of arrangements. During the first quarter of 2021, as a result of the extreme conditions previously described, we settled all of our natural gas forward contracts and certain volume purchase commitments and recognized a realized gain of approximately $6.8 million, which includes the realized gain discussed under “Natural Gas Contracts” in Note 6 and is classified as a reduction to cost of sales.

At June 30, 2021, certain of our natural gas contracts qualify as normal purchases under GAAP and thus are not mark-to-market, which contracts included volume purchase commitments with fixed costs of approximately 4.7 million MMBtus of natural gas. These contracts extend through December 2021 at a weighted-average cost of $2.75 per MMBtu ($13.1 million) and a weighted-average market value of $3.40 per MMBtu ($16.1 million).

Settlements of Gain Contingencies – In June 2020, EDC and certain vendors mediated settlements for EDC to recover certain costs associated with a nitric acid plant at our El Dorado Facility. The construction of this plant was completed, and the plant began production in 2016. As a result, the recovery from these settlements recognized during the three months ended June 30, 2020, includes approximately $5.7 million classified as a reduction to cost of sales and approximately $1.9 million classified as a reduction to PP&E.

LSB INDUSTRIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

5. Commitments and Contingencies (continued)

Legal Matters – Following is a summary of certain legal matters involving the Company:

A. Environmental Matters

Our facilities and operations are subject to numerous federal, state and local environmental laws and to other laws regarding health and safety matters (collectively, the “Environmental and Health Laws”), many of which provide for certain performance obligations, substantial fines and criminal sanctions for violations. Certain Environmental and Health Laws impose strict liability as well as joint and several liability for costs required to remediate and restore sites where hazardous substances, hydrocarbons or solid wastes have been stored or released. We may be required to remediate contaminated properties currently or formerly owned or operated by us or facilities of third parties that received waste generated by our operations regardless of whether such contamination resulted from the conduct of others or from consequences of our own actions that were in compliance with all applicable laws at the time those actions were taken.

In addition, claims for damages to persons or property, including natural resources, may result from the environmental, health and safety effects of our operations.

There can be no assurance that we will not incur material costs or liabilities in complying with such laws or in paying fines or penalties for violation of such laws. Our insurance may not cover all environmental risks and costs or may not provide sufficient coverage if an environmental claim is made against us. The Environmental and Health Laws and related enforcement policies have in the past resulted, and could in the future result, in significant compliance expenses, cleanup costs (for our sites or third-party sites where our wastes were disposed of), penalties or other liabilities relating to the handling, manufacture, use, emission, discharge or disposal of hazardous or toxic materials at or from our facilities or the use or disposal of certain of its chemical products. Further, a number of our facilities are dependent on environmental permits to operate, the loss or modification of which could have a material adverse effect on their operations and our financial condition.

Historically, significant capital expenditures have been incurred by our subsidiaries in order to comply with the Environmental and Health Laws, and significant capital expenditures are expected to be incurred in the future. We will also be obligated to manage certain discharge water outlets and monitor groundwater contaminants at our facilities should we discontinue the operations of a facility.

As of June 30, 2021, our accrued liabilities for environmental matters totaled $467,000 relating primarily to the matters discussed below. Estimates of the most likely costs for our environmental matters are generally based on preliminary or completed assessment studies, preliminary results of studies or our experience with other similar matters. It is reasonably possible that a change in the estimate of our liability could occur in the near term.

1. Discharge Water Matters

Each of our manufacturing facilities generates process wastewater, which may include cooling tower and boiler water quality control streams, contact storm water and miscellaneous spills and leaks from process equipment. The process water discharge, storm-water runoff and miscellaneous spills and leaks are governed by various permits generally issued by the respective state environmental agencies as authorized and overseen by the U.S. Environmental Protection Agency. These permits limit the type and amount of effluents that can be discharged and control the method of such discharge.

In 2017, the Pryor Chemical Company (“PCC”) filed a Permit Renewal Application for its Non-Hazardous Injection Well Permit at the Pryor Facility. Although the Injection Well Permit expired in 2018, PCC continues

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5. Commitments and Contingencies (continued)

to operate the injection well pending the Oklahoma Department of Environmental Quality (“ODEQ”) action on the Permit Renewal Application. PCC and ODEQ are engaged in ongoing discussions related to the renewal of the injection well to address the wastewater stream.

Our El Dorado Facility is subject to a National Pollutant Discharge Elimination System (“NPDES”) permit issued by the Arkansas Department of Environmental Quality (“ADEQ”) in 2004. In 2010, the ADEQ issued a draft NPDES permit renewal for the El Dorado Facility, which contained more restrictive discharge limits than the previous 2004 permit. During 2017, ADEQ issued a final NPDES permit with new dissolved mineral limits; however, EDC filed an appeal, and a Permit Appeal Resolution (“PAR”) was signed in 2018. EDC is in compliance with the revised permit limits agreed upon in the PAR.

In 2006, the El Dorado Facility entered into a Consent Administrative Order (“CAO”) that recognizes the presence of nitrate contamination in the shallow groundwater. The CAO required EDC to perform semi-annual groundwater monitoring, continue operation of a groundwater recovery system, submit a human health and ecological risk assessment, and submit a remedial action plan.

The risk assessment was submitted in 2007. In 2015, the ADEQ stated that El Dorado Chemical was meeting the requirements of the CAO and should continue semi-annual monitoring. Subsequent to the PAR mentioned previously, a new CAO was signed in 2018, which required an Evaluation Report of the data and effectiveness of the groundwater remedy for nitrate contamination. During 2019, the Evaluation Report was submitted to the ADEQ and the ADEQ approved the report. No liability has been established at June 30, 2021, in connection with this ADEQ matter.

2. Other Environmental Matters

In 2002, certain of our subsidiaries sold substantially all of their operating assets relating to a Kansas chemical facility (the “Hallowell Facility”) but retained ownership of the real property where the facility is located. Our subsidiary retained the obligation to be responsible for, and perform the activities under, a previously executed consent order to investigate the surface and subsurface contamination at the real property, develop a corrective action strategy based on the investigation, and implement such strategy. In addition, certain of our subsidiaries agreed to indemnify the buyer of such assets for these environmental matters.

As the successor to a prior owner of the Hallowell Facility, Chevron Environmental Management Company (“Chevron”) has agreed in writing, within certain limitations, to pay and has been paying one-half of the costs of the investigation and interim measures relating to this matter as approved by the Kansas Department of Health and Environment (the “KDHE”), subject to reallocation.

During this process, our subsidiary and Chevron retained an environmental consultant that prepared and performed a corrective action study work plan as to the appropriate method to remediate the Hallowell Facility. During 2020, the KDHE selected a remedy of annual monitoring and the implementation of an Environmental Use Control (“EUC”). This remedy primarily relates to long-term surface and groundwater monitoring to track the natural decline in contamination and is subject to a 5-year re-evaluation with the KDHE.

The final remedy, including the EUC, the finalization of the cost estimates and any required financial assurances remains under discussion with the KDHE, but continues to be delayed due to the impact from the COVID-19 pandemic. Pending the results from our discussions regarding the final remedy, we continue to accrue our

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5. Commitments and Contingencies (continued)

allocable portion of costs primarily for the additional testing, monitoring and risk assessments that could be reasonably estimated, which amount is included in our accrued liabilities for environmental matters discussed above.

The estimated amount is not discounted to its present value. As more information becomes available, our estimated accrual will be refined, as necessary.

B. Other Pending, Threatened or Settled Litigation

In 2013, an explosion and fire occurred at the West Fertilizer Co. (“West Fertilizer”) located in West, Texas, causing death, bodily injury and substantial property damage. West Fertilizer is not owned or controlled by us, but West Fertilizer was a customer of EDC, and purchased AN from EDC from time to time. LSB and EDC received letters from counsel purporting to represent subrogated insurance carriers, personal injury claimants and persons who suffered property damages informing LSB and EDC that their clients are conducting investigations into the cause of the explosion and fire to determine, among other things, whether AN manufactured by EDC and supplied to West Fertilizer was stored at West Fertilizer at the time of the explosion and, if so, whether such AN may have been one of the contributing factors of the explosion. Initial lawsuits filed named West Fertilizer and another supplier of AN as defendants.

In 2014, EDC and LSB were named as defendants, together with other AN manufacturers and brokers that arranged the transport and delivery of AN to West Fertilizer, in the case styled City of West, Texas vs. CF Industries, Inc., et al., in the District Court of McLennan County, Texas. The plaintiffs allege, among other things, that LSB and EDC were negligent in the production and marketing of fertilizer products sold to West Fertilizer, resulting in death, personal injury and property damage. EDC retained a firm specializing in cause and origin investigations with particular experience with fertilizer facilities, to assist EDC in its own investigation. LSB and EDC placed its liability insurance carrier on notice, and the carrier is handling the defense for LSB and EDC concerning this matter.

Our product liability insurance policies have aggregate limits of general liability totaling $100 million, with a self-insured retention of $250,000, which retention limit has been met relating to the West Fertilizer matter. In 2015, the trial court dismissed plaintiff’s negligence claims against us, and EDC based on a duty to inspect but allowed the plaintiffs to proceed on claims for design defect and failure to warn.

Subsequently, we and EDC have entered into confidential settlement agreements (with approval of our insurance carriers) with several plaintiffs that had claimed wrongful death and bodily injury and insurance companies asserting subrogation claims for damages from the explosion. While these settlements resolve the claims of a number of the claimants in this matter, we continue to be party to litigation related to the explosion. We continue to defend these lawsuits vigorously and we are unable to estimate a possible range of loss at this time if there is an adverse outcome in this matter as to EDC. As of June 30, 2021, no liability reserve has been established in connection with this matter, except for the unpaid portion of the settlement agreements discussed above.

In 2015, we and EDA received formal written notice from Global Industrial, Inc. (“Global”) of Global’s intention to assert mechanic liens for labor, service, or materials furnished under certain subcontract agreements for the improvement of the new ammonia plant (“Ammonia Plant”) at our El Dorado Facility. Global was a subcontractor of Leidos Constructors, LLC (“Leidos”), the general contractor for EDA for the construction for the Ammonia Plant. Leidos terminated the services of Global with respect to their work performed at our El Dorado Facility.

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5. Commitments and Contingencies (continued)

LSB and EDA are pursuing the recovery of any damage or loss caused by Global’s work performed through their contract with Leidos at our El Dorado Facility. In March 2016, EDC and LSB were served a summons in a case styled Global Industrial, Inc. d/b/a Global Turnaround vs. Leidos Constructors, LLC et al., in the Circuit court of Union County, Arkansas, wherein Global sought damages under breach of contract and other claims. At the time of the summons, our accounts payable included invoices totaling approximately $3.5 million related to the claims asserted by Global but such invoices were not approved by Leidos for payment. We have requested indemnification from Leidos under the terms of our contracts, which they have denied. As a result, we are seeking reimbursement of legal expenses from Leidos under our contracts. We also seek damages from Leidos for their wrongdoing during the expansion, including breach of contract, fraud, professional negligence, and gross negligence.

During 2018, the court bifurcated the case into: (1) Global’s claims against Leidos and LSB, and (2) the cross-claims between Leidos and LSB. Part (1) of the case was tried in the court. In March 2020, the court rendered an interim judgment and issued its final judgment in April 2020. In summary, the judgment awarded Global (i) approximately $7.4 million (including the $3.5 million discussed above) for labor, service, and materials furnished relating to the Ammonia Plant, (ii) approximately $1.3 million for prejudgment interest, and (iii) a claim of lien on certain property and the foreclosure of the lien to satisfy these obligations. In addition, post-judgment interest will accrue at the annual rate of 4.25% until paid. During the first six months of 2020, this judgment impacted our condensed consolidated statement of operations as follows:

•	additional depreciation expense of $0.5 million classified as cost of sales; and

•	prejudgment and post-judgment interest expense totaling $1.4 million.

We have filed a notice of intent to appeal, and the court entered a stay of the judgment pending appeal.

LSB intends to vigorously prosecute its claims against Leidos and vigorously contest the cross-claims in Part (2) of the matter. Due to the impact from the COVID-19 pandemic, the trial date for Part (2) of the matter has been delayed and we are awaiting a new trial date.

No liability was established at June 30, 2021, or December 31, 2020, in connection with the cross-claims in Part (2) of the matter, except for certain invoices held in accounts payable.

We are also involved in various other claims and legal actions (including matters involving gain contingencies). It is possible that the actual future development of claims could be different from our estimates but, after consultation with legal counsel, we believe that changes in our estimates will not have a material effect on our business, financial condition, results of operations or cash flows.

6. Derivatives, Hedges and Financial Instruments

For the periods presented, the following significant instruments are accounted for on a fair value basis:

Natural Gas Contracts

Periodically, we entered into certain forward natural gas contracts (“natural gas contracts”), which are accounted for on a mark-to-market basis. We are utilizing these natural gas contracts as economic hedges for risk management purposes but are not designated as hedging instruments. At December 31, 2020, our natural gas contracts included 7.3 million MMBtu of natural gas, that extended through December 2021, but these contracts

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6. Derivatives, Hedges and Financial Instruments (continued)

were settled during the first quarter of 2021, primarily due to the weather event discussed in Note 5. At June 30, 2021, we had no outstanding natural gas contracts. The valuations of the natural gas contracts are classified as Level 2. At December 31, 2020, the valuation inputs included the contractual weighted-average cost of $2.65 per MMBtu and the weighted-average market value of $2.49 per MMBtu.

For the six months ended June 30, 2021, we recognized a gain of $2.7 million (including a realized gain of $1.5 million), all of which was recognized in the first quarter. For the three and six months ended June 30, 2020, we recognized a minimal gain and a loss of $0.7, respectively. The gain is classified as a reduction of cost of sales and the loss is classified as cost of sales.

Embedded Derivative

As discussed in Note 8, certain embedded features (“embedded derivative”) relating to the redemption of the Series E Redeemable Preferred, which includes certain contingent redemption features and the participation rights value have been bifurcated from the Series E Redeemable Preferred and recorded as a liability. At June 30, 2021, and December 31, 2020, we estimate that the contingent redemption features have fair value since we estimate that a portion of the shares of this preferred stock would be redeemed prior to October 25, 2023. For certain other embedded features, we estimated no fair value based on our assessment that there is a remote probability that these features will be exercised.

The fair value of the embedded derivative was valued using discounted cash flow models and primarily based on the difference in the present value of estimated future cash flows with no redemptions prior to October 25, 2023, compared to certain estimated redemptions during the same period and applying the effective dividend rate of the Series E Redeemable Preferred. In addition, at June 30, 2021, and December 31, 2020, the fair value of the embedded derivative included the valuation of the participation rights, which was based on the equivalent of 303,646 shares of our common stock at $6.05 and $3.39 per share, respectively.

The valuations of the embedded derivative are classified as Level 3. This derivative is valued using market information, management’s redemption assumptions, the underlying number of shares as defined in the terms of the Series E Redeemable Preferred, and the market price of our common stock.

For the three months ended June 30, 2021, and 2020, we recognized an unrealized loss of approximately $0.7 million and an unrealized gain of approximately $0.1 million, respectively, due to the change in fair value of the embedded derivative. For the six months ended June 30, 2021, and 2020, we recognized an unrealized loss of approximately $1.2 million and an unrealized gain of approximately $0.8 million, respectively, due to the change in fair value of the embedded derivative. The unrealized gain and loss are included in non-operating other income and expense.

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(Unaudited)

6. Derivatives, Hedges and Financial Instruments (continued)

The following details our assets and liabilities that are measured at fair value on a recurring basis at June 30, 2021, and December 31, 2020:

	Fair Value Measurements at June 30, 2021 Using
Description	Total Fair Value at June 30, 2021	Quoted Prices in Active Markets for Identical Contracts (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)(1)	Total Fair Value at December 31, 2020
	(In Thousands)
Assets – Supplies, prepaid items and other:
Natural gas contracts	$—	$—	$—	$—	$80

Total	$—	$—	$—	$—	$80

Liabilities – Current and noncurrent accrued and other liabilities:
Natural gas contracts	$—	$—	$—	$—	$1,285
Embedded derivative	$2,181	$—	$—	$2,181	$1,029

Total	$2,181	$—	$—	$2,181	$2,314

(1)	There was no Level 3 transfer activity for the six months ended June 30, 2021.

7. Income Taxes

Benefit for income taxes is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(In Thousands)
Current:
Federal	$—	$—	$—	$—
State	(175)	(12)	(462)	23

Total Current	$(175)	$(12)	$(462)	$23

Deferred:
Federal	$(57)	$(1,138)	$(136)	$(1,891)
State	(16)	(149)	392	230

Total Deferred	$(73)	$(1,287)	$256	$(1,661)

Benefit for income taxes	$(248)	$(1,299)	$(206)	$(1,638)

For the three and six months ended June 30, 2021, and 2020, the current provision (benefit) for state income taxes shown above includes regular state income tax, provisions for uncertain state income tax positions, the impact of state tax law changes and other similar adjustments.

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7. Income Taxes (continued)

Our estimated annual effective tax rate for 2021 includes the impact of permanent tax differences including but not limited to PPP loan forgiveness, limits on deductible compensation, state tax law changes, and valuation allowances.

We considered both positive and negative evidence in our determination of the need for valuation allowances for deferred tax assets. Information evaluated includes our financial position and results of operations for the current and preceding years, the availability of deferred tax liabilities and tax carrybacks, as well as an evaluation of currently available information about future years. Valuation allowances are reflective of our quarterly analysis of the four sources of taxable income, including the calculation of the reversal of existing tax assets and liabilities, the impact of financing activities and our quarterly results. Based on our analysis, we currently believe that it is more-likely-than-not that a portion of our federal deferred tax assets will not be able to be utilized and we estimate the valuation allowance to be recorded during 2021 to be approximately $3.0 million. We have also determined it is more-likely-than-not that a portion of our state deferred tax assets will not be able to be utilized. However, we estimate a reduction in the related valuation allowance associated with these state deferred tax assets to be recorded during 2021 will be approximately $4.4 million.

We will continue to evaluate both the positive and negative evidence on a quarterly basis in determining the need for a valuation allowance with respect to our deferred tax assets. Changes in positive and negative evidence, including differences between estimated and actual results, could result in changes in the valuation of our deferred tax assets that could have a material impact on our consolidated financial statements. Changes in existing tax laws could also affect actual tax results and the realization of deferred tax assets over time.

The tax benefit for the six months ended June 30, 2021 was $0.2 million (2% benefit on pre-tax income) and the tax benefit for the six months ended June 30, 2020, was $1.6 million (8% benefit on pre-tax loss). For both periods, the effective tax rate is less than the statutory tax rate primarily due to the impact of the valuation allowances.

LSB and certain of its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state jurisdictions. With few exceptions, the 2017-2020 years remain open for all purposes of examination by the U.S. Internal Revenue Service and other major tax jurisdictions. Additionally, the 2013-2016 years remain subject to examination for determining the amount of net operating loss and other carryforwards.

8. Redeemable Preferred Stocks

Series E and Series F Redeemable Preferred

As of June 30, 2021, the Series E Redeemable Preferred had a 14.5% annual dividend rate and a participating right in dividends and liquidating distributions equal to 303,646 shares of common stock (participation rights value). Dividends accrue semi-annually in arrears and are compounded. Pursuant to the terms of the Series E Redeemable Preferred, the annual dividend rate will increase (a) by an additional 0.50% in April 2022 and (b) by an additional 1.0% in April 2023. The Series E Redeemable Preferred contains redemption features and a participation rights value that are being accounted for as derivative instruments and have been bifurcated from the Series E Redeemable Preferred as discussed in Note 6. Also, see discussion in Note 12 – Subsequent Events.

As of June 30, 2021, the Series F Redeemable Preferred has voting rights to vote as a single class on all matters which the common stock have the right to vote and is entitled to a number of votes equal to 456,225 shares of our common stock.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

8. Redeemable Preferred Stocks (continued)

Changes in our Series E and Series F Redeemable Preferred are as follows:

	Series E Redeemable Preferred
	Shares	Amount
	(Dollars In Thousands)
Balance at December 31, 2020	139,768	$272,101
Accretion relating to liquidation preference on preferred stock	—	547
Accretion for discount and issuance costs on preferred stock	—	477
Accumulated dividends	—	19,724

Balance at June 30, 2021	139,768	$292,849

9. Net Sales

Disaggregated Net Sales

As discussed in Note 1, we primarily derive our revenues from the sales of various chemical products. The following table presents our net sales disaggregated by our principal markets, which disaggregation is consistent with other financial information utilized or provided outside of our condensed consolidated financial statements:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(In Thousands)
Net sales:
Agricultural products	$66,508	$64,997	$111,421	$106,455
Industrial acids and other chemical products	60,608	29,559	100,883	64,765
Mining products	13,580	10,477	26,508	17,224

Total net sales	$140,696	$105,033	$238,812	$188,444

Other Information

Although most of our contracts have an original expected duration of one year or less, for our contracts with a duration greater than one year at contract inception, the average remaining expected duration was approximately 15 months at June 30, 2021.

Liabilities associated with contracts with customers (contract liabilities) primarily relate to deferred revenue and customer deposits associated with cash payments received in advance from customers for volume shortfall charges and product shipments. We had approximately $1.2 million and $2.5 million of contract liabilities as of June 30, 2021 and December 31, 2020, respectively. For the three and six months ended June 30, 2021, revenues of $1.0 million and $1.6 million, respectively, were recognized and included in the balance at the beginning of the respective period. For the three and six months ended June 30, 2020, revenues of $1.5 million and $1.0 million, respectively, were recognized and included in the balance at the beginning of the respective period.

10. Related Party Transactions

As of June 30, 2021, we have three separate outstanding financing arrangements with an affiliate of LSB Funding as discussed in footnotes (D), (E) and (F) of Note 4. Also, an affiliate of LSB Funding holds $50 million of our

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(Unaudited)

10. Related Party Transactions (continued)

Senior Secured Notes discussed in footnote (B) of Note 4. In addition, LSB Funding holds all outstanding shares of the Series E and Series F Redeemable Preferred discussed in Note 8. Also, see discussion in Note 12 – Subsequent Events.

The Golsen Holders and an immediate family member hold all outstanding shares of the Series B Preferred and Series D Preferred, which accumulated dividends on such shares totaled approximately $1.7 million at June 30, 2021.

11. Supplemental Cash Flow Information

The following provides additional information relating to cash flow activities:

	Six Months Ended June 30,
	2021	2020
	(In Thousands)
Cash refunds for:
Income taxes, net	$(183)	$(319)
Noncash continuing investing and financing activities:
Accounts receivable, supplies, other assets, accounts payable and accrued liabilities associated with additions of property, plant and equipment	$15,484	$11,152
Dividends accrued on Series E Redeemable Preferred	$19,724	$16,996
Accounts payable associated with financing professional fees	$1,916	$—
Accretion of Series E Redeemable Preferred	$1,024	$1,009
Extinguishment of PPP loan	$10,000	$—

12. Subsequent Events

On July 19, 2021, we entered into a Securities Exchange Agreement (the “Exchange Agreement”) with LSB Funding LLC (the “Holder”), an affiliate of Eldridge. Pursuant to the terms of the Exchange Agreement, the Holder has agreed with us to exchange all of the shares of our Series E and Series F Redeemable Preferred Stock held by it for shares of our common stock. Under the terms of the Exchange Agreement, LSB would exchange, at the closing, approximately $300 million of preferred stock held by Eldridge into an equivalent value of our common stock based on an exchange price of $6.16, which is equal to the 30-day volume weighted average price as of the date of the Exchange Agreement. In connection with the transaction, our common stockholders will receive a special dividend in the form of 0.30 shares of our common stock for every share owned as of the record date and any such amount received by the Holder will reduce the exchange consideration otherwise payable under the Exchange Agreement. Completion of the exchange transaction is subject to a number of customary closing conditions, including receipt of stockholder approval from the holders of a majority of the shares of our outstanding common stock not held by Eldridge or any of its affiliates. This summary description of the Exchange Agreement does not purport to be complete and is qualified in its entirety by reference to the Exchange Agreement included as exhibit 10.2 in the Company’s Form 10-Q for the period ended June 30, 2021.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) should be read in conjunction with a review of our June 30, 2021 condensed consolidated financial statements included elsewhere in this report. A reference to a “Note” relates to a note in the accompanying notes to the condensed consolidated financial statements. This MD&A reflects our operating results, unless otherwise noted. Certain statements contained in this MD&A may be deemed to be forward-looking statements. See “Special Note Regarding Forward-Looking Statements.”

Overview

General

LSB is headquartered in Oklahoma City, Oklahoma and through its subsidiaries, manufactures and sells chemical products for the agricultural, mining, and industrial markets. We own and operate facilities in Cherokee, Alabama, El Dorado, Arkansas and Pryor, Oklahoma, and operate a facility on behalf of a global chemical company in Baytown, Texas. Our products are sold through distributors and directly to end customers primarily throughout the U.S. and parts of Mexico and Canada.

Key Operating Initiatives for 2021

We believe our future results of operations and financial condition will depend significantly on our ability to successfully implement the following key initiatives:

•	Continue Focusing on Becoming a “Best in Class” Chemical Plant Operator with Respect to Safe, Reliable Operations that Produce the Highest Quality Products.

•

We believe that high safety standards are critical and a precursor to improved plant performance. With that in mind, we have implemented and are currently managing enhanced safety programs at our facilities that focus on improving our safety culture, which will reduce risks and improve our safety performance.

•

We have several initiatives underway that we believe will improve the overall reliability of our plants and allow us to produce more products for sale while lowering our cost of production. Those initiatives are focused on, operations excellence through enhancements in the operating procedure program, asset health monitoring optimization and asset care excellence maintenance programs, and product quality programs focused on providing products to the customer that meet the highest quality standards.

•

Continue Broadening the Distribution of our Products. To further leverage our plants current production capacity, we are continuing to expand the distribution of our industrial and mining products by partnering with customers to take product into different markets both within and outside the U.S.

•

In October 2020, we announced a new long-term nitric acid supply contract with a customer. Under the agreement, we agreed to supply between 70,000 to 100,000 tons of nitric acid per year, with sales beginning in January 2021. This contract advances our focus to leverage underutilized nitric acid production capacity at our El Dorado Facility.

•

We also executed a new contract to capture and sell carbon dioxide out of our El Dorado Facility, where our customer is building a guest plant. We expect to begin sales under this agreement in the fourth quarter of 2021.

•

Additionally, early in the second quarter of 2020, we completed a key storage project that is allowing us to further maximize our production of HDAN at our El Dorado Facility, which has, and we expect will continue to enable us to achieve higher production, a lower cost per ton and increased sales of that product during periods of more attractive pricing.

•

Development of a Strategy to Capitalize on Ammonia Opportunities in a Renewable Energy Focused Economy. As there is a heightened global focus on significantly increasing the use of renewable energy to reduce carbon emissions, we are currently developing a strategy to enter the market for low-carbon or no carbon ammonia, a rapidly emerging trend referred to as “blue-green ammonia.” Many studies have shown that ammonia is the best carrier for hydrogen, given higher energy content and relative ease of storage via hydrogen gas. Ammonia can also be used as zero carbon fuel in the maritime sector, a carbon free fertilizer and as a coal substitute in energy constrained countries. If ammonia were to be used for energy consumption globally, this would equate to five times the amount of current global annual production of ammonia, or approximately 50 times the current seaborne trade. We believe we are well-placed to partake in this opportunity given our ability to retrofit our existing plants rather than investing in greenfield projects, thereby reducing the time to market and the upfront capital expenditures, which will help the overall economics.

•

Improve Our Capital Structure and Overall Cost of Capital. In July 2021, we signed a definitive agreement with LSB Funding (the “Holder”), an affiliate of Eldridge, to exchange the shares of LSB Series E and Series F Redeemable Preferred Stock held by the Holder for shares of LSB common stock. We believe the exchange will relieve the Company and our common stockholders from the expensive, compounding burden of the preferred stock dividend, improving the current capital structure and, when combined with favorable credit markets, may enable us to refinance our senior secured notes on more favorable terms than our current senior secured notes. Additionally, we believe that consummation of the exchange transaction would provide us with the financial flexibility needed to grow our business organically and through strategic mergers and acquisitions, while maintaining our significant federal net operating losses. Please refer to “Recent Business Developments” below for further information.

•

Evaluate Acquisitions of Strategic Assets or Companies. We are evaluating opportunities to acquire strategic assets or companies, mergers with other companies and investment in additional production capacity where we believe those acquisitions, mergers or expansion of production capacity will enhance the value of the Company and provide appropriate returns.

We may not successfully implement any or all of these initiatives. Even if we successfully implement the initiatives, they may not achieve the results that we expect or desire.

Recent Business Developments

Continued Improvement in Product Sales

Driven by several supply and demand factors, selling prices for all of our major products improved during the second quarter of 2021 compared to the same quarter of 2020. As for our agricultural business, corn prices reached an eight-year during the first half of 2021 and we are benefiting from strong farmer economics. Chinese demand for corn continues to be strong as China continues to rebuild their swine population following the swine flu, which decimated the swine population several years ago. This demand for feed is expected to remain robust as China has moved to large institutional hog farms for which the demand for feed is significant. In addition, domestic corn demand to produce ethanol continues to rebound since the second quarter of 2020 as vaccines are rolled out, stay-at-home orders are lifted and demand for gasoline continues to improve. As corn prices increased, pricing for fertilizers followed suit as growers sought to apply more fertilizer to increase yields. Also entering into the second quarter of 2021, the supply of nitrogen products in the U.S. was tight due to winter storm Uri and the resultant severe cold weather experienced in many areas of the U.S. that caused many nitrogen producers to idle their plants during February 2021. Additionally, wet weather across the Midwest and Southern Plains regions in May has resulted in the spring planting season extending into July and that combined with other factors discussed above has led to continued strong pricing thus far in July that is expected to continue throughout 2021 and into 2022. However, improvements in fertilizer demand and pricing are being somewhat tempered by higher natural gas costs thus far in 2021 as compared to 2020.

As for our industrial and mining products, selling prices continued to improve as the supply of ammonia remained tight due to strong global demand, curtailed regional supply from the winter storm Uri, numerous global unplanned outages and lower than expected product imports. As a result, the Tampa Ammonia benchmark price increased, which in turn, increased our selling prices as many of our industrial contracts are indexed to this benchmark price. In addition, sales of nitric acid increased pursuant to the new long-term nitric acid supply contract discussed above. Also, demand for our mining products continued to improve due to increased mining activities.

See a more detailed discussion below under “Key Industry Factors.”

PPP Loan Forgiven

In April 2020, we entered into a federally guaranteed PPP loan for $10 million with a lender pursuant to a new loan program through the SBA as the result of the PPP established by the CARES Act and amended by the PPP Flexibility Act of 2020. We have used all of the proceeds from the PPP loan for payroll, rent, utilities, and other specified costs that qualify for loan forgiveness. In April 2021, we submitted the PPP loan forgiveness application to the lender. In June 2021, the PPP loan was fully forgiven by the SBA and lender. As a result, we recognized a gain on extinguishment of debt of $10 million for the second quarter of 2021.

Planned Exchange Transaction and Special Common Stock Dividend

On July 19, 2021, we entered into a Securities Exchange Agreement (the “Exchange Agreement”) with LSB Funding LLC (the “Holder”), an affiliate of Eldridge, to exchange the shares of Series E and Series F Redeemable Preferred Stock held by it for shares of our common stock. Under the terms of the Exchange Agreement, LSB would exchange, at the closing, approximately $300 million of preferred stock held by Eldridge into an equivalent value of our common stock based on an exchange price of $6.16, which is equal to the 30-day volume weighted average price as of the date of the Exchange Agreement. In connection with the transaction, our common stockholders will receive a special dividend in the form of 0.30 shares of our common stock for every share owned as of the record date and any such amount received by the Holder will reduce the exchange consideration otherwise payable under the Exchange Agreement.

Completion of the exchange transaction is subject to a number of customary closing conditions, including receipt of stockholder approval from the holders of a majority of the shares of our outstanding common stock not held by Eldridge or any of its affiliates. We expect to file a preliminary proxy for a special meeting of stockholders and deliver additional information related to the special meeting to stockholders in the near term. Results of the stockholder vote will be tabulated at the special meeting of stockholders expected to be held in the third quarter of 2021.

Key Industry Factors

Supply and Demand

Agricultural

Sales of our agricultural products were approximately 47% of our total net sales for the second quarter of 2021. The price at which our agricultural products are ultimately sold depends on numerous factors, including the supply and demand for nitrogen fertilizers which, in turn, depends upon world grain demand and production levels, the cost and availability of transportation and storage, weather conditions, competitive pricing and the availability of imports. Additionally, expansions or upgrades of competitors’ facilities and international and domestic political and economic developments continue to play an important role in the global nitrogen fertilizer industry economics, including the impact from the Phase 1 trade agreement between the U.S. and China. These factors can affect, in addition to selling prices, the level of inventories in the market which can cause price volatility and affect product margins.

From a farmer’s perspective, the demand for fertilizer is affected by the aggregate crop planting decisions and fertilizer application rate decisions of individual farmers. Individual farmers make planting decisions based largely on prospective profitability of a harvest, while the specific varieties and amounts of fertilizer they apply depend on factors such as their financial resources, soil conditions, weather patterns and the types of crops planted.

Additionally, changes in corn prices, as well as soybean, cotton and wheat prices, can affect the number of acres of corn planted in a given year, and the number of acres planted will drive the level of nitrogen fertilizer consumption, likely affecting prices.

According to the June 2021 USDA annual Acreage Report, farmers intend to plant 93 million acres of corn in 2021, up 2 percent compared to the 2020 planting season. As it relates to the 2022 Crop as noted in the table below, the USDA estimates the U.S. ending stocks will be approximately 36 million metric tons, a 32% increase from the current estimate for the 2021 Crop. The UDSA also is estimating a record yield for the 2022 Crop up approximately 4% from a year ago.

The following July 2021 estimates are associated with the corn market:

	2022 Crop (2021 Harvest) July Report (1)	2021 Crop (2020 Harvest) July Report (1)	Percentage Change (2)	2020 Crop (2019 Harvest) July Report (1)	Percentage Change (3)
U.S. Area Planted (Million acres)	92.7	90.8	2.1%	89.7	3.3%
U.S. Yield per Acre (Bushels)	179.5	172.0	4.4%	167.5	7.2%
U.S. Production (Million bushels)	15,165	14,182	6.9%	13,620	11.3%
U.S. Ending Stocks (Million metric tons)	36.4	27.5	32.4%	48.8	(25.4%)
World Ending Stocks (Million metric tons)	291.2	279.9	4.0%	305.5	(4.7%)

1.

Information obtained from WASDE reports dated July 12, 2021 (“July Report”) for the 2021/2022 (“2022 Crop”), 2020/2021 (“2021 Crop”) and 2019/2020 (“2020 Crop”) corn marketing years. The marketing year is the twelve-month period during which a crop normally is marketed. For example, the marketing year for the current corn crop is from September 1 of the current year to August 31 of the next year. The year begins at the harvest and continues until just before harvest of the following year.

2.	Represents the percentage change between the 2022 Crop amounts compared to the 2021 Crop amounts.
3.	Represents the percentage change between the 2022 Crop amounts compared to the 2020 Crop amounts.

From a demand perspective for 2021, since the USDA has significantly decreased ending corn stocks for the 2021 Crop and only slightly increased the number corn acres to be planted, coupled with increasing export volumes primarily to China, drought conditions for certain areas in South America and the western U.S., ethanol use returning to pre-pandemic levels and favorable 2020 grower income, corn prices during the second quarter elevated to prices not seen in eight years and projected corn prices for the remainder of 2021 continue to be strong compared to the second half of 2020, which has had a positive impact on fertilizer demand and prices.

Most gasoline has 10% ethanol content. Ethanol is commonly made from corn and ethanol production is the largest user of U.S. corn, currently representing roughly 35% of total U.S. corn demand.

The available U.S. supply of ammonia and other nitrogen products has tightened in 2021 to date, primarily as the result of higher demand for such products, in addition to the idling of many nitrogen plants in February 2021 due to the severe cold weather and ongoing industry downtime increases cause by “hard” plant shutdowns and the lingering problems of that event.

As a result of these factors discussed above, we have experienced a price rally for fertilizers over the last several months, which we expect will continue for the remainder of 2021, compared to the same period of 2020.

Industrial and Mining

Sales of our industrial products were approximately 43% of our total net sales for the second quarter of 2021. Our industrial products sales volumes are dependent upon general economic conditions primarily in the housing, automotive, and paper industries. According to the American Chemistry Council, the U.S. economic indicators are improving and pointing towards continued improvement in the markets we serve. Our sales prices generally vary with the market price of ammonia or natural gas, as applicable, in our pricing arrangements with customers.

Sales of our mining products were approximately 10% of our total net sales for the second quarter of 2021. Our mining products are LDAN and AN solution, which are primary used as AN fuel oil and specialty emulsions for usage in the quarry and the construction industries, for metals mining, and to a lesser extent, for coal. In our mining markets, our sales volumes are typically driven by changes in the overall North American consumption levels of mining products that can be impacted by weather. Metals prices continue to improve in 2021 as producers continue to extract as much as possible. This improvement includes an increase in copper mining, driven primarily by demand for electric vehicles. We believe our plants are well located to support the more stable quarry and construction industries and the metals mining industries.

Natural Gas Prices

Natural gas is the primary feedstock used to produce nitrogen fertilizers at our manufacturing facilities. In recent years, U.S. natural gas reserves have increased significantly due to, among other factors, advances in extracting shale gas, which has reduced and stabilized natural gas prices, providing North America with a cost advantage over certain imports. As a result, our competitive position and that of other North American nitrogen fertilizer producers has been positively affected.

We historically have purchased natural gas either on the spot market, through forward purchase contracts, or a combination of both and have used forward purchase contracts to lock in pricing for a portion of our natural gas requirements. These forward purchase contracts are generally either fixed-price or index-price, short-term in nature and for a fixed supply quantity. We are able to purchase natural gas at competitive prices due to our connections to large distribution systems and their proximity to interstate pipeline systems. The following table shows the volume of natural gas we purchased and the average cost per MMBtu:

	Three Months Ended June 30,
	2021	2020
Natural gas volumes (MMBtu in millions)	7.5	7.4

Natural gas average cost per MMBtu	$2.78	$1.81

Transportation Costs

Costs for transporting nitrogen-based products can be significant relative to their selling price. For example, ammonia is a hazardous gas at ambient temperatures and must be transported in specialized equipment, which is more expensive than other forms of nitrogen fertilizers. In recent years, a significant amount of the ammonia consumed annually in the U.S. was imported. Therefore, nitrogen fertilizers prices in the U.S. are influenced by the cost to transport product from exporting countries, giving domestic producers who transport shorter distances an advantage. However, we continue to evaluate the recent rising costs of rail and truck freight domestically. Since the Magellan ammonia pipeline was permanently shut down in 2020, certain Oklahoma and Texas producers that relied on the pipeline to transport their ammonia are relying on other transportation modes, primarily trucks, but also rail and barge transport. As a result of increases in demand for trucks to transport ammonia, primarily during the spring and fall planting seasons, higher transportation costs have and could continue to impact our margins, if we were unable to fully pass through these costs to our customers. As a result, we continue to evaluate supply chain efficiencies to reduce or counter the impact of higher logistics costs.

Key Operational Factors

Facility Reliability

Consistent, reliable and safe operations at our chemical plants are critical to our financial performance and results of operations. The financial effects of planned downtime at our plants, including Turnarounds (primarily associated with our ammonia plants), is mitigated through a diligent planning process that considers the availability of resources to perform the needed maintenance and other factors. Unplanned downtime of our plants typically results in lost contribution margin from lost sales of our products, lost fixed cost absorption from lower production of our products and increased costs related to repairs and maintenance. All Turnarounds result in lost contribution margin from lost sales of our products, lost fixed cost absorption from lower production of our products, and increased costs related to repairs and maintenance, which repair, and maintenance costs are expensed as incurred.

Our Cherokee Facility is currently on a three-year ammonia plant Turnaround cycle with the next ammonia plant Turnaround planned in the third quarter of 2021.

Our El Dorado and Pryor Facilities are currently on a three-year ammonia plant Turnaround cycle with both currently scheduled for their next ammonia plant Turnarounds in the third quarter of 2022.

Ammonia Production

Ammonia is the basic product used to produce all of our upgraded products. The ammonia production rates of our plants affect the total cost per ton of each product produced and the overall sales of our products.

For 2021, we are targeting total ammonia production of approximately 810,000 tons to 830,000 tons despite a 30-day Turnaround at our Cherokee Facility, which will lower ammonia production during the third quarter by approximately 15,000 tons.

We believe that our focus on continuous improvement in reliability as discussed in key operating initiatives will result in year over year improvement in ammonia production for 2021.

Forward Sales Contracts

We use forward sales of our fertilizer products to optimize our asset utilization, planning process and production scheduling. These sales are made by offering customers the opportunity to purchase product on a forward basis at prices and delivery dates that are agreed upon, with dates typically occurring within 12 months. We use this program to varying degrees during the year depending on market conditions and our view of changing price environments. Fixing the selling prices of our products months in advance of their ultimate delivery to customers typically causes our reported selling prices and margins to differ from spot market prices and margins available at the time of shipment.

Consolidated Results of the Second Quarter of 2021

Our consolidated net sales for the second quarter of 2021 were $140.7 million compared to $105.0 million for the same period in 2020. Our consolidated operating income was $26.5 million compared to $10.7 million for the same period in 2020. The items impacting our operating results are discussed in more detail below and under “Results of Operations.”

Items Affecting Comparability of Results of the Second Quarter

Selling Prices

For the second quarter of 2021, average agricultural selling prices for our ammonia, UAN and HDAN increased 60%, 50% and 20%, respectively, compared to the second quarter of 2020. As discussed above under “Recent

Business Developments,” increased demand, higher corn prices and tighter supplies of nitrogen products contributed to the improved pricing.

For the second quarter of 2021, average industrial selling prices for most of our products were higher compared to the same period of 2020, primarily driven by the $311 per metric ton increase in the Tampa Ammonia benchmark price, as many of our industrial contracts are indexed to the Tampa Ammonia benchmark price.

Gain on Extinguishment of Debt – PPP Loan Forgiven (2021 only)

As discussed above under “Recent Business Developments,” in June 2021, the PPP loan was fully forgiven by the SBA and lender. As a result, we recognized a gain on extinguishment of debt of $10 million during the second quarter of 2021.

Settlements with Certain Vendors (2020 only)

During the second quarter of 2020, EDC and certain vendors mediated settlements for EDC to recover certain costs associated with a nitric acid plant at our El Dorado Facility. The construction of this plant was completed and began production in 2016. As a result, a recovery from these settlements was recognized, which included approximately $5.7 million classified as a reduction to cost of sales.

Results of Operations

The following Results of Operations should be read in conjunction with our condensed consolidated financial statements for the three and six months ended June 30, 2021 and 2020 and accompanying notes and the discussions under “Overview” and “Liquidity and Capital Resources” included in this MD&A.

We present the following information about our results of operations. Net sales to unaffiliated customers are reported in the condensed consolidated financial statements and gross profit represents net sales less cost of sales. Net sales are reported on a gross basis with the cost of freight being recorded in cost of sales.

Three Months Ended June 30, 2021 Compared to Three Months Ended June 30, 2020

The following table contains certain financial information:

	Three Months Ended June 30,			Percentage
	2021	2020	Change	Change
	(Dollars In Thousands)
Net sales:
Agricultural products	$66,508	$64,997	$1,511	2%
Industrial and mining products	74,188	40,036	34,152	85%

Total net sales	$140,696	$105,033	$35,663	34%

Gross profit:
Adjusted gross profit (1)	$52,656	$30,328	$22,328	74%
Depreciation and amortization (2)	(16,941)	(16,960)	19	—%
Turnaround expense	(707)	(11)	(696)
Recovery from settlements with certain vendors (3)	—	5,664	(5,664)

Total gross profit	35,008	19,021	15,987	84%
Selling, general and administrative expense	8,545	8,504	41	—%
Other expense (income), net	6	(167)	173

Operating income	26,457	10,684	15,773	148%
Interest expense, net	12,290	12,476	(186)	(1)%
Gain on extinguishment of debt	(10,000)	—	(10,000)
Non-operating other expense (income), net	745	(128)	873
Benefit for income taxes	(248)	(1,299)	1,051

Net income (loss)	$23,670	$(365)	$24,035

Other information:
Gross profit percentage (4)	24.9%	18.1%	6.8%

Adjusted gross profit percentage (4)	37.4%	28.9%	8.5%

Property, plant and equipment expenditures	$8,716	$7,216	$1,500	21%

(1)	Represents a non-GAAP measure since the amount excludes unallocated depreciation, amortization, Turnaround expenses and a recovery from settlements.
(2)	Represents amount classified as cost of sales.
(3)	See discussion above under “Items Affecting Comparability of Results of the Second Quarter.”
(4)	As a percentage of the total net sales.

The following tables provide key operating metrics for the agricultural products:

	Three Months Ended June 30,			Percentage
Product (tons sold)	2021	2020	Change	Change
UAN	121,995	111,860	10,135	9%
HDAN	76,539	128,018	(51,479)	(40)%
Ammonia	17,038	28,383	(11,345)	(40)%
Other	6,628	9,257	(2,629)	(28)%

Total	222,200	277,518	(55,318)	(20)%

	Three Months Ended June 30,			Percentage
Gross Average Selling Prices (price per ton)	2021	2020	Change	Change
UAN	$245	$163	$82	50%
HDAN	$314	$261	$53	20%
Ammonia	$408	$255	$153	60%

With respect to sales of industrial and mining products, the following table indicates key operating metrics of our major products:

	Three Months Ended June 30,			Percentage
Product (tons sold)	2021	2020	Change	Change
Ammonia	67,503	62,108	5,395	9%
AN, Nitric Acid and Other	118,327	72,990	45,337	62%

Total	185,830	135,098	50,732	38%

Tampa Ammonia Benchmark (price per metric ton)	$545	$234	$311	133%

Net Sales

Net sales of our agricultural products increased during the second quarter of 2021 compared to the prior year period driven by stronger pricing for UAN, ammonia and HDAN. Partially offsetting the benefit of stronger pricing was the lingering impact from winter storm Uri in February 2021. Our El Dorado and Pryor Facilities were shut down as our natural gas supply was curtailed during the very cold weather conditions that were experienced throughout the central U.S. These shutdowns, resulted in a drawdown of inventory, particularly of HDAN, given increased sales during the first quarter of 2021, reducing our inventory available for sale in the second quarter of 2021. Also depressing agricultural volumes during the second quarter of 2021 was the impact of wet weather across the Southern Plains throughout much of May delaying the application of fertilizer products. As a result, we are seeing an extension of the season into July given early season weather issues. Agricultural sales were also impacted by a shift in product mix as we continue our focus on the industrial products business.

Net sales of our industrial and mining products increased as a result of higher pricing related to a rise in the Tampa ammonia benchmark price, to which many of our industrial contracts are tied. Also benefitting industrial sales was the ramp up of a new nitric acid offtake agreement along with the continued recovery of demand from several key end markets including automotive, home building quarry and construction, precious metals mining and power generation, which have now exceeded pre-pandemic demand levels.

Gross Profit

As noted in the table above, we recognized a gross profit of $35 million for the second quarter of 2021 compared to $19 million for the same period in 2020, or a $16 million improvement. Overall, our gross profit percentage was 24.9% compared to 18.1% for the same period in 2020. Our adjusted gross profit percentage increased to 37.4% for the second quarter of 2021 from 28.9% for the second quarter of 2020.

The increase in gross profit was primarily driven by higher sales prices for our products coupled with increased sales volume of upgraded industrial and mining products and UAN partially offset by lower volumes of HDAN. The improvement in gross profit was partially offset by overall higher average natural gas costs which averaged $2.78 per MMBtu for the second quarter of 2021 as compared to $1.81 per MMBtu for the second quarter of 2020. The second quarter of 2020 also included settlements with certain vendors resulting in a recovery of approximately $5.7 million.

Gain on Extinguishment of Debt – PPP Loan Forgiven

As discussed above under “Recent Business Developments,” in June 2021, the PPP loan was fully forgiven by the SBA and lender. As a result, we recognized a gain on extinguishment of debt of $10 million for the second quarter of 2021.

Benefit for Income Taxes

The benefit for income taxes for the second quarter of 2021 was $0.2 million compared to $1.3 million for the same period of 2020. For both periods, the effective tax rate is less than the statutory rate primarily due to the impact of the PPP loan forgiveness, state tax law changes and valuation allowances. Also see discussion in Note 7.

Six Months Ended June 30, 2021 Compared to Six Month Ended June 30, 2020

The following table contains certain financial information:

	Six Months Ended June 30,			Percentage
	2021	2020	Change	Change
	(Dollars In Thousands)
Net sales:
Agricultural products	$111,421	$106,455	$4,966	5%
Industrial and mining products	127,391	81,989	45,402	55%

Total net sales	$238,812	$188,444	$50,368	27%

Gross profit:
Adjusted gross profit by market (1)	$77,596	$50,456	$27,140	54%
Depreciation and amortization (2)	(33,681)	(34,537)	856	(2)%
Turnaround expense	(847)	(11)	(836)
Recovery from settlements with certain vendors (3)	—	5,664	(5,664)

Total gross profit	43,068	21,572	21,496	100%
Selling, general and administrative expense	17,338	18,510	(1,172)	(6)%
Other expense, net	(257)	(635)	378

Operating income	25,987	3,697	22,290	603%
Interest expense, net	24,662	25,955	(1,293)	(5)%
Gain on extinguishment of debt	(10,000)	—	(10,000)
Non-operating other expense (income), net	1,140	(803)	1,943
Benefit for income taxes	(206)	(1,638)	1,432

Net income (loss)	$10,391	$(19,817)	$30,208	152%

Other information:
Gross profit percentage (4)	18.0%	11.4%	6.6%

Adjusted gross profit percentage (4)	32.5%	26.8%	5.7%

Property, plant and equipment expenditures	$14,849	$17,953	$(3,104)	(17)%

(1)	Represents a non-GAAP measure since the amount excludes unallocated depreciation, amortization, Turnaround expenses, and a recovery from settlements.
(2)	Represents amount classified as cost of sales.
(3)	See discussion above under “Items Affecting Comparability of Results of the Second Quarter.”
(4)	As a percentage of the total net sales.

The following tables provide key operating metrics for the agricultural products:

	Six Months Ended June 30,			Percentage
Product (tons sold)	2021	2020	Change	Change
UAN	231,238	226,549	4,689	2%
HDAN	152,701	193,892	(41,191)	(21)%
Ammonia	39,092	48,893	(9,801)	(20)%
Other	9,378	12,203	(2,825)	(23)%

Total	432,409	481,537	(49,128)	(10)%

	Six Months Ended
	June 30,			Percentage
Gross Average Selling Prices (price per ton)	2021	2020	Change	Change
UAN	$206	$162	$44	27%
HDAN	$275	$253	$22	9%
Ammonia	$341	$251	$90	36%

With respect to sales of industrial and mining products, the following table indicates key operating metrics of our major products:

	Six Months Ended June 30,			Percentage
Product (tons sold)	2021	2020	Change	Change
Ammonia	110,696	132,636	(21,940)	(17)%
AN, Nitric Acid and Other	234,492	140,424	94,068	67%

Total	345,188	273,060	72,128	26%

Tampa Ammonia Benchmark (price per metric ton)	$447	$242	$205	85%

Net Sales

Agricultural product sales increased driven primarily by higher sales prices for all of our agricultural products and improved UAN sales volumes partially offset by lower sales volumes of HDAN and ammonia resulting from and lower production, including ammonia, due to the February 2021 weather event), the impact of wet weather across the Southern Plains throughout much of May, which delayed the application of fertilizer products, and product mix shifts to our industrial and mining products. As discussed above under “Recent Business Developments,” increased demand, higher corn prices and tighter supplies of nitrogen products contributed to the improved pricing.

Industrial product sales increased primarily from higher sales prices due primarily to higher Tampa Ammonia benchmark pricing and higher nitric acid sales volume due in part to sales beginning in 2021 pursuant to the new long-term nitric acid supply agreement, and product mix shifts. The average Tampa Ammonia pricing was approximately $205 per ton higher compared to the same period in 2020.

Mining products sales improved driven by primarily from increased sales volumes. Demand for mining products has improved, especially relating to metals mining as expanding electric vehicle market is driving the need for copper. Also, certain mining sales contracts are linked to natural gas indexes and as the cost of natural gas increases, the pricing for these products increase accordingly.

Gross Profit

As noted in the table above, we recognized a gross profit of $43.1 million for the first six months of 2021 compared to $21.6 million for the same period in 2020, or a $21.5 million improvement. Overall, our gross profit percentage was 18.0% compared to 11.4% for the same period in 2020. Our adjusted gross profit percentage increased to 32.5% for the first six months of 2021 from 28.6% for the first six months of 2020.

The increase in gross profit was primarily driven by higher sales prices for our products coupled with increased sales volume of upgraded industrial and mining products and UAN partially offset by lower volumes of HDAN. The improvement in gross profit was partially offset by the net impact of the February weather disruption and overall higher average natural gas costs, which averaged $2.96 per MMBtu for the first six months of 2021 as compared to $1.95 per MMBtu for the same period of 2020. The first six months of 2020 also included settlements with certain vendors resulting in a recovery of approximately $5.7 million.

Selling, General and Administrative

Our SG&A expenses were $17.3 million for the first six months of 2021, a decrease of $1.2 million compared to the same period in 2020. The net decrease was primarily driven by lower professional fees, including lower legal fees of $2.9 million associated with claims we are pursuing against Leidos, partially offset by an increase in short and long-term compensation incentives of $2.0 million.

Interest Expense, net

Interest expense for the first half of 2021 was $24.7 million compared to $26.0 million for the same period in 2020. The decrease relates primarily to the interest expense incurred during the first six months of 2020 associated with a litigation judgment discussed in footnote (B) of Note 5.

Gain on Extinguishment of Debt – PPP Loan Forgiven

As discussed above under “Recent Business Developments,” in June 2021, the PPP loan was fully forgiven by the SBA and lender. As a result, we recognized a gain on extinguishment of debt of $10 million for the second quarter of 2021.

Non-operating Other Expense (Income), net

Non-operating other expense for the first half of 2021 was $1.1 million compared to non-operating income of $0.8 million for the same period in 2020 or a change of $1.9 million. This change primarily relates to the change in fair value of the embedded derivative included in the Series E Preferred.

Benefit for Income Taxes

The benefit for income taxes for the first six months of 2021 was $0.2 million compared to $1.6 million for the same period in 2020. For both periods, the effective tax rate is less than the statutory rate primarily due to the impact of the PPP loan forgiveness, state tax law changes and valuation allowances.    Also see discussion in Note 7.

LIQUIDITY AND CAPITAL RESOURCES

The following table summarizes our cash flow activities for the six months ended June 30:

	2021	2020	Change
	(In Thousands)
Net cash flows from operating activities	$30,581	$19,376	$11,205

Net cash flows from investing activities	$(14,549)	$(17,654)	$3,105

Net cash flows from financing activities	$(14,671)	$32,000	$(46,671)

Net Cash Flow from Operating Activities

Net cash provided by operating activities was $30.6 million for first half of 2021 compared to $19.4 million for the same period of 2020, a change of $11.2 million.

For the first half of 2021, the net cash provided is the result of net income of $10.4 million plus adjustments of $33.7 million for depreciation and amortization of PP&E, other adjustments of $2.6 million less $10.0 million for a gain on extinguishment of debt, and net cash used of $6.1 million primarily from our working capital.

For the first half of 2020, the net cash provided is the result of a net loss of $19.8 million plus adjustments of $34.6 million for depreciation and amortization of PP&E and other adjustments of $2.1 million and net cash provided of $2.5 million primarily from our working capital.

Net Cash Flow from Investing Activities

Net cash used by investing activities was $14.5 million for the first half of 2021 compared to $17.7 million for the same period of 2020, a change of $3.1 million.

For the first half of 2021 and 2020, the net cash used relates primarily to expenditures for PP&E.

Net Cash Flow from Financing Activities

Net cash used by financing activities was $14.7 million for the first half of 2021 compared to net cash provided of $32.0 million for the same period of 2020, a change of $46.7 million.

For the first half of 2021, the net cash used primarily consists of payments on other long-term debt and short-term financing.

For the first half of 2020, the net cash provided primarily consists of proceeds of $30 million from our Working Capital Revolver Loan and proceeds of $12.6 million from other long-term debt partially offset by payments on other long-term debt and short-term financing of $10.5 million and payments of $0.1 million for other financing activities.

Capitalization

The following is our total current cash, long-term debt, redeemable preferred stock and stockholders’ equity:

	June 30, 2021	December 31, 2020
	(In Millions)
Cash and cash equivalents	$17.6	$16.3

Long-term debt:
Working Capital Revolver Loan	$—	$—
Senior Secured Notes due 2023	435.0	435.0
Secured Financing due 2023	9.2	10.7
Secured Loan Agreement due 2025	6.2	6.8
Secured Financing due 2025	26.5	28.6
Unsecured Loan Agreement due 2022	—	10.0
Secured Promissory Note due 2021	—	1.2
Other	0.4	0.5
Unamortized discount and debt issuance costs	(6.8)	(8.6)

Total long-term debt, including current portion, net	$470.5	$484.2

Series E and F redeemable preferred stock (1)	$292.8	$272.1

Total stockholders’ equity	$141.0	$149.6

(1)	Liquidation preference of $297.7 million as of June 30, 2021.

See discussion above under “Recent Business Developments – Planned Exchange Transaction and Special Common Stock Dividend.”

We currently have a revolving credit facility, our Working Capital Revolver Loan, with a borrowing base of $65 million. As of June 30, 2021, our Working Capital Revolver Loan was undrawn and had approximately $50.3 million of availability.

For the full year of 2021, we expect capital expenditures to be approximately $30 million to $35 million, which includes approximately $5 million for margin enhancement projects. The remaining capital spending is planned for reliability and maintenance capital projects.

We believe that the combination of our cash on hand, the availability on our revolving credit facility, and our cash flow from operations will be sufficient to fund our anticipated liquidity needs for the next twelve months.

Compliance with Long – Term Debt Covenants

As discussed below in Note 4, the Working Capital Revolver Loan requires, among other things, that we meet certain financial covenants. The Working Capital Revolver Loan does not include financial covenant requirements unless a defined covenant trigger event has occurred and is continuing. As of June 30, 2021, no trigger event had occurred.

Loan Agreements and Redeemable Preferred Stock

Senior Secured Notes due 2023 – LSB has $435 million aggregate principal amount of the 9.625% Senior Secured Notes currently outstanding, as discussed in footnote (B) of Note 4. Interest is to be paid semiannually on May 1st and November 1st, maturing May 1, 2023.

Secured Financing due 2023 – EDC is party to a secured financing arrangement with an affiliate of LSB Funding. Principal and interest are payable in 48 equal monthly installments with a final balloon payment of approximately $3 million due in June 2023.

Secured Loan Agreement due 2025 – EDC is party to a secured loan agreement with an affiliate of LSB Funding. Principal and interest are payable in 60 equal monthly installments through March 2025.

Secured Financing due 2025 – EDA is party to a $30 million secured financing arrangement with an affiliate of LSB Funding. Principal and interest are payable in 60 equal monthly installments with a final balloon payment of approximately $5 million due in August 2025.

Working Capital Revolver Loan – At June 30, 2021, our Working Capital Revolver Loan was undrawn and had approximately $50.3 million of availability, based on our eligible collateral, less outstanding letters of credit as of that date. Also see discussion above under “Compliance with Long-Term Debt Covenants.”

Series E Redeemable Preferred – At June 30, 2021, there were 139,768 outstanding shares of Series E Redeemable Preferred and the aggregate liquidation preference (par value plus accrued dividends) was $297.7 million.

See discussion above under “Recent Business Developments – Planned Exchange Transaction and Special Common Stock Dividend.”

Capital Expenditures – First Six Months of 2021

For the first half of 2021, capital expenditures relating to PP&E were $14.8 million. The capital expenditures were funded primarily from cash and working capital.

See discussion above under “Capitalization” for our expected capital expenditures.

Expenses Associated with Environmental Regulatory Compliance

We are subject to specific federal and state environmental compliance laws, regulations and guidelines. As a result, we incurred expenses of $1.7 million during the first six months of 2021 in connection with environmental projects. For the remainder of 2021, we expect to incur expenses ranging from $1.9 million to $2.2 million in connection with additional environmental projects. However, it is possible that the actual costs could be significantly different than our estimates.

Dividends

See discussion above under “Recent Business Developments – Planned Exchange Transaction and Special Common Stock Dividend.”

We have not paid cash dividends on our outstanding common stock in many years, and we do not currently anticipate paying cash dividends on our outstanding common stock in the near future.

Dividends on the Series E Redeemable Preferred are cumulative and payable semi-annually (May 1 and November 1) in arrears at the annual rate of 14.5% of the liquidation value of $1,000 per share, but such annual rate will increase to 15.0% beginning in April 2022 and to 16% beginning in April 2023 as discussed in Note 8. Each share of Series E Redeemable Preferred is entitled to receive a semi-annual dividend, only when declared by our Board. In addition, dividends in arrears at the dividend date, until paid, shall compound additional dividends at the annual rate. As of June 30, 2021, the semi-annual compounded dividend is approximately $150.84 per share for the current aggregate semi-annual dividend of $21.1 million. We also must declare a dividend on the Series E Redeemable Preferred on a pro rata basis with our common stock. As long as the Purchaser holds at least 10% of the Series E Redeemable Preferred, we may not declare dividends on our common stock and other preferred stocks unless and until dividends have been declared and paid on the Series E Redeemable Preferred for the then current dividend period in cash. As of June 30, 2021, the amount of accumulated dividends on the Series E Redeemable Preferred was approximately $157.9 million.

Dividends on the Series D 6% cumulative convertible Class C preferred stock (the “Series D Preferred”) and Series B 12% cumulative convertible Class C Preferred Stock (the “Series B Preferred”) are payable annually, only when declared by our Board, as follows:

•	$0.06 per share on our outstanding non-redeemable Series D Preferred for an aggregate dividend of $60,000, and

•	$12.00 per share on our outstanding non-redeemable Series B Preferred for an aggregate dividend of $240,000.

As of June 30, 2021, the amount of accumulated dividends on the Series D Preferred and Series B Preferred totaled approximately $1.7 million. All shares of the Series D Preferred and Series B Preferred are owned by the Golsen Holders and an immediate family member. There are no optional or mandatory redemption rights with respect to the Series B Preferred or Series D Preferred.

Seasonality

We believe fertilizer products sold to the agricultural industry are seasonal, while sales into the industrial and mining sectors generally are less susceptible to seasonal fluctuations. The selling seasons for agricultural products are primarily during the spring and fall planting seasons, which typically extend from March through June and from September through November in the geographical markets where we distribute the majority of our agricultural products. As a result, we typically increase our inventory of fertilizer products prior to the beginning of each planting season in order to meet the demand for our products. In addition, the amount and timing of sales to the agricultural markets depend upon weather conditions and other circumstances beyond our control.

Performance and Payment Bonds

We are contingently liable to sureties in respect of insurance bonds issued by the sureties in connection with certain contracts entered into by subsidiaries in the normal course of business. These insurance bonds primarily represent guarantees of future performance of our subsidiaries. As of June 30, 2021, we have agreed to indemnify the sureties for payments, up to $9.7 million, made by them in respect of such bonds. These insurance bonds are expected to expire or be renewed later in 2021.

New Accounting Pronouncements

Refer to Note 1 for recently issued accounting standards.

Critical Accounting Policies and Estimates

See “Critical Accounting Policies and Estimates,” Item 7 of our 2020 Form 10-K. In addition, the preparation of financial statements requires us to make estimates and assumptions that affect the reported amount of assets, liabilities, revenues and expenses, and disclosures of contingencies and fair values, including, but not limited to, various environmental and legal matters, including matters discussed under footnote A and the lawsuit styled City of West, Texas vs. CF Industries, Inc., et al., discussed under “Other Pending, Threatened or Settled Litigation” of Note 5.

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those differences are expected to be recovered or settled. We establish valuation allowances if we believe it is more-likely-than-not that some or all of deferred tax assets will not be realized. Significant judgment is applied in evaluating the need for and the magnitude of appropriate valuation allowances against deferred tax assets.

The carrying values of the redeemable preferred stocks discussed in Note 8 are being increased by periodic accretions (recorded to retained earnings and included in determining income or loss per share) using the interest method so that the carrying amount will equal the redemption value as of October 25, 2023, the earliest possible redemption date by the holder.

It is also reasonably possible that the estimates and assumptions utilized as of June 30, 2021 could change in the near term. Actual results could differ materially from these estimates and judgments, as additional information becomes known.

See discussion above under “Recent Business Developments – Planned Exchange Transaction and Special Common Stock Dividend.”

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K under the Exchange Act.

Quantitative and Qualitative Disclosures about Market Risk

General

Our results of operations and operating cash flows are impacted by changes in market prices of ammonia and natural gas and changes in market interest rates.

Forward Sales Commitments Risk

Periodically, we enter into forward firm sales commitments for products to be delivered in future periods. As a result, we could be exposed to embedded losses should our product costs exceed the firm sales prices at the end of a reporting period. At June 30, 2021, we had no embedded losses associated with sales commitments with firm sales prices.

Commodity Price Risk

A substantial portion of our products and raw materials are commodities whose prices fluctuate as market supply and demand fundamentals change. Since we are exposed to commodity price risk, we periodically enter into contracts to purchase natural gas for anticipated production needs to manage risk related to changes in prices of natural gas commodities. Generally, these contracts are considered normal purchases because they provide for the purchase of natural gas that will be delivered in quantities expected to be used over a reasonable period of time in the normal course of business, these contracts are exempt from the accounting and reporting requirements relating to derivatives. At June 30, 2021, we had no outstanding natural gas contracts, which are accounted for on a mark-to-market basis.

Interest Rate Risk

Generally, we are exposed to variable interest rate risk with respect to our revolving credit facility. As of June 30, 2021, we had no outstanding borrowings on this credit facility and no other variable rate borrowings. We currently do not hedge our interest rate risk associated with our variable interest loan.

Controls and Procedures

The Company maintains disclosure controls and procedures as defined in Rule 13a-15 under the Exchange Act designed to provide reasonable assurance that the information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms. These include controls and procedures designed to ensure that this information is accumulated and communicated to the Company’s management, including its Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure. Management, with the participation of the Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of the Company’s disclosure controls and procedures as of June 30, 2021. Based on this evaluation, the Company’s Chief Executive Officer and Chief Financial Officer have concluded that the Company’s disclosure controls and procedures were effective as of June 30, 2021, at the reasonable assurance level.

Annex G

LSB INDUSTRIES, INC.

CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2020

LSB Industries, Inc.

Consolidated Balance Sheets

	December 31,
	2020	2019
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$16,264	$22,791
Accounts receivable	42,929	40,203
Allowance for doubtful accounts	(378)	(261)

Accounts receivable, net	42,551	39,942
Inventories:
Finished goods	17,778	21,738
Raw materials	1,795	1,573

Total inventories	19,573	23,311
Supplies, prepaid items and other:
Prepaid insurance	12,315	11,837
Precious metals	6,787	5,568
Supplies	25,288	24,689
Other	6,802	2,735

Total supplies, prepaid items and other	51,192	44,829

Total current assets	129,580	130,873
Property, plant and equipment, net	891,198	936,474
Other assets:
Operating lease assets	26,403	15,330
Intangible and other assets, net	6,121	5,812

	32,524	21,142

	$1,053,302	$1,088,489

(Continued on following page)

LSB Industries, Inc.

Consolidated Balance Sheets (continued)

	December 31,
	2020	2019
	(In Thousands)
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$46,551	$58,477
Short-term financing	13,576	9,929
Accrued and other liabilities	30,367	25,484
Current portion of long-term debt	16,801	9,410

Total current liabilities	107,295	103,300

Long-term debt, net	467,389	449,634

Noncurrent operating lease liabilities	19,845	11,404

Other noncurrent accrued and other liabilities	6,090	6,214

Deferred income taxes	30,939	35,717

Commitments and contingencies (Note 8)

Redeemable preferred stocks:
Series E 14% cumulative, redeemable Class C preferred stock, no par value, 210,000 shares issued; 139,768 outstanding; aggregate liquidation preference of $277,982,000 ($242,800,000 at December 31, 2019)	272,101	234,893
Series F redeemable Class C preferred stock, no par value, 1 share issued and outstanding; aggregate liquidation preference of $100	—	—

Stockholders’ equity:
Series B 12% cumulative, convertible preferred stock, $100 par value; 20,000 shares issued and outstanding; aggregate liquidation preference of $3,265,000 ($3,025,000 at December 31, 2019)	2,000	2,000
Series D 6% cumulative, convertible Class C preferred stock, no par value; 1,000,000 shares issued and outstanding; aggregate liquidation preference of $1,312,000 ($1,252,000 at December 31, 2019)	1,000	1,000
Common stock, $.10 par value; 75,000,000 shares authorized, 31,283,210 shares issued	3,128	3,128
Capital in excess of par value	198,215	196,833
Retained earnings (accumulated deficit)	(41,487)	57,632

	162,856	260,593
Less treasury stock, at cost:
Common stock, 2,074,565 shares (2,009,566 shares at December 31, 2019)	13,213	13,266

Total stockholders’ equity	149,643	247,327

	$1,053,302	$1,088,489

See accompanying notes.

LSB Industries, Inc.

Consolidated Statements of Operations

	Year Ended December 31,
	2020	2019	2018
	(In Thousands, Except Per Share Amounts)
Net sales	$351,316	$365,070	$378,160
Cost of sales	334,268	360,085	362,325

Gross profit	17,048	4,985	15,835

Selling, general and administrative expense	32,084	34,172	40,811
Other expense (income), net	499	9,904	(1,951)

Operating loss	(15,535)	(39,091)	(23,025)

Interest expense, net	51,115	46,389	43,064
Loss on extinguishment of debt	—	—	5,951
Non-operating other expense (income), net	10	(1,139)	(1,554)

Loss before provision (benefit) for income taxes	(66,660)	(84,341)	(70,486)
Provision (benefit) for income taxes	(4,749)	(20,924)	1,740

Net loss	(61,911)	(63,417)	(72,226)

Dividends on convertible preferred stocks	300	300	300
Dividends on Series E redeemable preferred stock	35,182	30,729	26,840
Accretion of Series E redeemable preferred stock	2,026	1,995	3,375

Net loss attributable to common stockholders	$(99,419)	$(96,441)	$(102,741)

Basic and diluted net loss per common share	$(3.53)	$(3.44)	$(3.74)

See accompanying notes.

LSB Industries, Inc.

Consolidated Statements of Stockholders’ Equity

	Common Stock Shares	Treasury Stock- Common Shares	Non- Redeemable Preferred Stock	Common Stock Par Value	Capital in Excess of Par Value	Retained Earnings (Accumulated Deficit)	Treasury Stock- Common	Total
	(In Thousands)
Balance at December 31, 2017	31,281	(2,662)	$3,000	$3,128	$193,956	$256,214	$(18,102)	$438,196
Net loss						(72,226)		(72,226)
Dividend accrued on redeemable preferred stock						(26,840)		(26,840)
Accretion of redeemable preferred stock						(3,375)		(3,375)
Stock-based compensation					8,358			8,358
Issuance of restricted stock, net		224			(3,852)		1,916	(1,936)
Other	2				20			20

Balance at December 31, 2018	31,283	(2,438)	3,000	3,128	198,482	153,773	(16,186)	342,197
Net loss						(63,417)		(63,417)
Dividend accrued on redeemable preferred stock						(30,729)		(30,729)
Accretion of redeemable preferred stock						(1,995)		(1,995)
Stock-based compensation					2,220			2,220
Issuance of restricted stock, net		428			(3,869)		2,920	(949)

Balance at December 31, 2019	31,283	(2,010)	3,000	3,128	196,833	57,632	(13,266)	247,327
Net loss						(61,911)		(61,911)
Dividend accrued on redeemable preferred stock						(35,182)		(35,182)
Accretion of redeemable preferred stock						(2,026)		(2,026)
Stock-based compensation					1,761			1,761
Issuance of restricted and unrestricted stock, net		58			(379)		379	—
Acquisition of shares withheld for employee taxes		(123)					(326)	(326)

Balance at December 31, 2020	31,283	(2,075)	$3,000	$3,128	$198,215	$(41,487)	$(13,213)	$149,643

See accompanying notes.

LSB Industries, Inc.

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2020	2019	2018
	(In Thousands)
Cash flows from continuing operating activities
Net loss	$(61,911)	$(63,417)	$(72,226)
Adjustments to reconcile net loss to net cash provided (used) by continuing operating activities:
Deferred income taxes	(4,778)	(20,895)	1,825
Depreciation and amortization of property, plant and equipment	69,581	68,325	70,266
Amortization of intangible and other assets	1,260	1,249	2,361
Loss (gain) on sales of property and equipment	636	678	(1,637)
Loss associated with assets held for sale	—	9,701	—
Stock-based compensation	1,761	2,220	8,358
Loss associated with commodity contracts	1,613	—	—
Charge on extinguishment of debt	—	—	5,951
Other	4,081	2,794	2,098
Cash provided (used) by changes in assets and liabilities (net of effects of discontinued operations):
Accounts receivable	(4,702)	8,800	(2,167)
Inventories	3,550	6,092	(6,698)
Other supplies, prepaid items and other	84	(934)	564
Accounts payable	(6,561)	(7,987)	14,208
Accrued interest	1,578	586	(6,919)
Other current and noncurrent liabilities	(8,705)	(5,113)	1,638

Net cash provided (used) by continuing operating activities	(2,513)	2,099	17,622

Cash flows from continuing investing activities
Expenditures for property, plant and equipment	(30,471)	(36,081)	(37,050)
Proceeds from vendor settlements associated with property, plant and equipment	1,647	—	—
Proceeds from sales of property and equipment	394	61	6,660
Proceeds from property insurance recovery associated with property, plant and equipment	—	—	1,531
Net proceeds from sale of discontinued operations	—	—	2,730
Other investing activities	4	95	389

Net cash used by continuing investing activities	(28,426)	(35,925)	(25,740)

(Continued on following page)

LSB Industries, Inc.

Consolidated Statements of Cash Flows (continued)

	Year Ended December 31,
	2020	2019	2018
	(In Thousands)
Cash flows from continuing financing activities
Proceeds from revolving debt facility	$30,000	$5,000	$10,000
Payments on revolving debt facility	(30,000)	(15,000)	—
Net proceeds from 9.625% senior secured notes	—	35,086	390,473
Payments on senior secured notes	—	—	(375,000)
Proceeds from other long-term debt	42,570	20,219	—
Payments on other long-term debt	(21,356)	(14,073)	(9,170)
Payments of debt-related costs, including extinguishment and modification costs	(124)	(1,065)	(10,974)
Proceeds from short-term financing	14,589	12,179	10,865
Payments on short-term financing	(10,941)	(10,828)	(10,872)
Taxes paid on equity awards	(326)	(949)	(2,018)
Payments of preferred stock modification costs	—	—	(2,777)
Proceeds from exercises of stock options	—	—	20

Net cash provided by continuing financing activities	24,412	30,569	547

Net decrease in cash and cash equivalents	(6,527)	(3,257)	(7,571)

Cash and cash equivalents at beginning of year	22,791	26,048	33,619

Cash and cash equivalents at end of year	$16,264	$22,791	$26,048

See accompanying notes.

LSB Industries, Inc.

Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies

Basis of Consolidation – LSB Industries, Inc. (“LSB”) and its subsidiaries (the “Company”, “we”, “us”, or “our”) are consolidated in the accompanying consolidated financial statements. LSB is a holding company with no significant operations or assets other than cash, cash equivalents, and investments in its subsidiaries. All material intercompany accounts and transactions have been eliminated. Certain prior period amounts reported in our consolidated financial statements and notes thereto have been reclassified to conform to current period presentation.

Nature of Business – We are engaged in the manufacture and sale of chemical products. The chemical products we primarily manufacture, market and sell are ammonia, fertilizer grade AN (“HDAN”) and UAN for agricultural applications, high purity and commercial grade ammonia, high purity AN, sulfuric acids, concentrated, blended and regular nitric acid, mixed nitrating acids, carbon dioxide, and diesel exhaust fluid for industrial applications, and industrial grade AN (“LDAN”) and solutions for the mining industry. We manufacture and distribute our products in four facilities; three of which we own and are located in El Dorado, Arkansas (the “El Dorado Facility”); Cherokee, Alabama (the “Cherokee Facility”); and Pryor, Oklahoma (the “Pryor Facility”); and one of which we operate on behalf of a global chemical company in Baytown, Texas (the “Baytown Facility”).

Sales to customers include farmers, ranchers, fertilizer dealers and distributors primarily in the ranch land and grain production markets in the United States (“U.S.”); industrial users of acids throughout the U.S. and parts of Canada; and explosive manufacturers in the U.S. and parts of Mexico and Canada.

Use of Estimates – The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents – Investments, which consist of highly liquid investments with original maturities of three months or less, are considered cash equivalents.

Accounts Receivable – Our accounts receivable is stated at net realizable value. This value includes an appropriate allowance for estimated uncollectible accounts to reflect any loss anticipated on accounts receivable balances. Our estimate is based on historical experience and periodic assessment of outstanding accounts receivable, particularly those accounts that are past due (based upon the terms of the sale). Our periodic assessment of our accounts receivable is based on our best estimate of amounts that are not recoverable. Our contract assets consist of receivables from contracts with customers. Our accounts receivable primarily relate to these contract assets and are presented in our consolidated balance sheets.

Sales to our customers are generally unsecured. Credit is extended to customers based on an evaluation of the customer’s financial condition and other factors. Customer payments are generally due thirty to sixty days after the invoice date. Concentrations of credit risk with respect to trade receivables are monitored and this risk is reduced due to short-term payment terms relating to most of our significant customers. Ten customers (including their affiliates) account for approximately 52% of our total net receivables at December 31, 2020.

Inventories – Inventories are stated at the lower of cost (determined using the first-in, first-out (“FIFO”) basis) or net realizable value, which is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, transportation or disposal. Finished goods include material, labor, and manufacturing overhead costs.

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

1. Summary of Significant Accounting Policies (continued)

Inventory reserves associated with cost exceeding net realizable value were not material at December 31, 2020 and 2019.

Property, Plant and Equipment – Property, plant and equipment (“PP&E”) are stated at cost, net of accumulated depreciation, depletion and amortization (“DD&A”). Leases meeting finance lease criteria are capitalized in PP&E. Major renewals and improvements that increase the life, value, or productive capacity of assets are capitalized in PP&E while maintenance, repairs and minor renewals are expensed as incurred. In addition, maintenance, repairs and minor renewal costs relating to planned major maintenance activities (“Turnarounds”) are expensed as they are incurred. All long-lived assets relate to domestic operations.

Fully depreciated assets are retained in PP&E and accumulated DD&A accounts until disposal. When PP&E is retired, sold, or otherwise disposed, the asset’s carrying amount and related accumulated DD&A is removed from the accounts and any gain or loss is included in other income or expense.

For financial reporting purposes, depreciation of the costs of PP&E is primarily computed using the straight-line method over the estimated useful lives of the assets. No provision for depreciation is made on construction in progress or capital spare parts until such time as the relevant assets are put into service.

In general, assets held for sale are reported at the lower of the carrying amounts of the assets or fair values less costs to sell.

Impairment of Long-Lived Assets – Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset (asset group) may not be recoverable. An impairment loss would be recognized when the carrying amount of an asset (asset group) exceeds the estimated undiscounted future cash flows expected to result from the use of the asset (asset group) and its eventual disposition. If assets to be held and used are considered to be impaired, the impairment to be recognized is the amount by which the carrying amounts of the assets exceed the fair values of the assets as measured by the present value of future net cash flows expected to be generated by the assets or their appraised value. In general, and depending on the event or change in circumstances, our asset groups are reviewed for impairment on a facility-by-facility basis (such as the Cherokee, El Dorado or Pryor Facility).

In addition, if the event or change in circumstance relates to the probable sale of an asset (or group of assets), the specific asset (or group of assets) is reviewed for impairment.

Leases – On January 1, 2019, we adopted ASU 2016-02, Leases (Topic 842). We determine if an arrangement is a lease at inception or modification of a contract and classify each lease as either an operating or finance lease based on the terms of the contract. We reassess lease classification subsequent to commencement upon a change to the expected lease term or a modification to the contract. A contract contains a lease if the contract conveys the right to control the use of the identified property or equipment, explicitly or implicitly, for a period of time in exchange for consideration. Control of an underlying asset is conveyed if we obtain the rights to direct the use of and obtain substantially all of the economic benefit from the use of the underlying asset.

An operating lease asset represents our right to use the underlying asset as a lessee for the lease term and an operating lease liability represent our obligation to make lease payments arising from the lease. Currently, most of our leases are classified as operating leases and primarily relate to railcars, other equipment and office space. Our leases that are classified as finance leases and other leases under which we are the lessor are not material. Variable payments are excluded from the present value of lease payments and are recognized in the period in

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

1. Summary of Significant Accounting Policies (continued)

which the payment is made. Our current leases do not contain residual value guarantees. Most of our leases do not include options to extend or terminate the lease prior to the end of the term. Leases with a term of 12 months or less are not recognized in the balance sheet.

Since our leases generally do not provide an implicit rate, we use our incremental borrowing rate based on the lease term and other information available at the commencement date in determining the present value of lease payments. Lease expense is recognized on a straight-line basis over the applicable lease term.

Concentration of Credit Risks for Cash and Cash Equivalents and Sales – Financial instruments relating to cash and cash equivalents potentially subject us to concentrations of credit risk. These financial instruments were held by financial institutions within the U.S. None of the financial instruments held within U.S. were in excess of the federally insured limits.

Net sales to one customer, Koch Fertilizer LLC (“Koch Fertilizer”), represented approximately 10%, 11% and 13% of our total net sales for 2020, 2019 and 2018, respectively. Net sales to one customer, Coffeyville Resources Nitrogen Fertilizer, LLC (“CVR”), represented approximately 13%, 9% and 11% of our total net sales for 2020, 2019 and 2018, respectively.

Accrued Insurance Liabilities – We are self-insured up to certain limits for group health, workers’ compensation and general liability claims. Above these limits, we have commercial stop-loss insurance coverage for our contractual exposure on group health claims and statutory limits under workers’ compensation obligations. We also carry umbrella insurance of $100 million for most general liability and auto liability risks. We have a separate $50 million insurance policy covering pollution liability at our chemical facilities. Additional pollution liability coverage for our other facilities is provided in our general liability and umbrella policies.

Our accrued self-insurance liabilities are based on estimates of claims, which include the reported incurred claims amounts plus the reserves established by our insurance adjustors and/or estimates provided by attorneys handling the claims, if any, up to the amount of our self-insurance limits. In addition, our accrued insurance liabilities include estimates of incurred, but not reported, claims based on historical claims experience. The determination of such claims and the appropriateness of the related liability is periodically reviewed and revised, if needed. Changes in these estimated liabilities are charged to operations. Potential legal fees and other directly related costs associated with insurance claims are not accrued but rather are expensed as incurred. Accrued insurance claims are included in accrued and other liabilities. It is reasonably possible that the actual development of claims could be different than our estimates.

Executive Benefit Agreements – We are party to certain benefit agreements with certain key current and former executives. Costs associated with these individual benefit agreements are accrued based on the estimated remaining service period when such benefits become probable, they will be paid. Total costs accrued equal the present value of specified payments to be made after benefits become payable.

Income Taxes – Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date. We establish valuation allowances if we believe it is more-likely-than-not that some or all of deferred tax assets will not be realized. Significant judgment is applied in evaluating the need for and the magnitude of appropriate valuation allowances against deferred tax assets.

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

1. Summary of Significant Accounting Policies (continued)

In addition, we do not recognize a tax benefit unless we conclude that it is more likely than not that the benefit will be sustained on audit by the relevant taxing authorities based solely on the technical merits of the associated tax position. If the recognition threshold is met, we recognize a tax benefit measured at the largest amount of the tax benefit that, in our judgment, is greater than 50% likely to be realized. We record interest related to unrecognized tax positions in interest expense and penalties in operating other expense.

Income tax benefits associated with amounts that are deductible for income tax purposes are recorded through the statement of operations. These benefits are principally generated from the vesting of restricted stock. We reduce income tax expense for investment tax credits in the period the credit arises and is earned.

See Note 7 – Income Taxes discussing the Coronavirus Aid, Relief and Economic Security (“CARES”) Act.

Contingencies – Certain conditions may exist which may result in a loss, but which will only be resolved when future events occur. We and our legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. If the assessment of a contingency indicates that it is probable that a loss has been incurred, we would accrue for such contingent losses when such losses can be reasonably estimated. If the assessment indicates that a potentially material loss contingency is not probable but reasonably possible, or is probable but cannot be estimated, the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed. Estimates of potential legal fees and other directly related costs associated with contingencies are not accrued but rather are expensed as incurred. Loss contingency liabilities are included in current and noncurrent accrued and other liabilities and are based on current estimates that may be revised in the near term. In addition, we recognize contingent gains when such gains are realized or when the contingencies have been resolved (generally at the time a settlement has been reached).

Asset Retirement Obligations – In general, we record the estimated fair value of an asset retirement obligation (“ARO”) associated with tangible long-lived assets in the period it is incurred and when there is sufficient information available to estimate the fair value. An ARO associated with long-lived assets is a legal obligation under existing or enacted law, statute, written or oral contract or legal construction. AROs, which are initially recorded based on estimated discounted cash flows, are accreted to full value over time through charges to cost of sales. In addition, we capitalize the corresponding asset retirement cost as PP&E, which cost is depreciated or depleted over the related asset’s respective useful life. We do not have any assets restricted for the purpose of settling our AROs.

Redeemable Preferred Stocks – Our redeemable preferred stocks that are redeemable outside of our control are classified as temporary/mezzanine equity. The redeemable preferred stocks were recorded at fair value upon issuance, net of issuance costs or discounts. In addition, certain embedded features included in the Series E Redeemable Preferred required bifurcation and are classified as derivative liabilities. The carrying values of the redeemable preferred stocks are being increased by periodic accretions (including the amount for dividends earned but not yet declared or paid) using the interest method so that the carrying amount will equal the redemption value as of October 25, 2023, the earliest possible redemption date by the holder. The accretion was recorded to retained earnings. However, this accretion will change if the expected redemption date changes.

Equity Awards – Equity award transactions with employees are measured based on the estimated fair value of the equity awards issued. For equity awards with service conditions that have a graded vesting period, we recognize compensation cost on a straight-line basis over the requisite service period for the entire award. Forfeitures are accounted for as they occur. We may issue new shares of common stock or may use treasury shares associated with the equity awards.

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

1. Summary of Significant Accounting Policies (continued)

Revenue Recognition and Other Information

Revenue Recognition and Performance Obligations

We determine revenue recognition through the following steps:

•	Identification of the performance obligations in the contract;

•	Determination of the transaction price;

•	Allocation of the transaction price to the performance obligations in the contract; and

•	Recognition of revenue when, or as, we satisfy a performance obligation.

A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of account. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. Generally, satisfaction occurs when control of the promised goods is transferred to the customer or as services are rendered or completed in exchange for consideration in an amount for which we expect to be entitled. Generally, control is transferred when the preparation for shipment of the product to a customer has been completed. Most of our contracts contain a single performance obligation with the promise to transfer a specific product.

Most of our revenue is recognized from performance obligations satisfied at a point in time, however, we have a performance obligation to perform certain services that are satisfied over a period of time. Revenue is recognized from this type of performance obligation as services are rendered and are based on the amount for which we have a right to invoice, which reflects the amount of expected consideration that corresponds directly with the value of the services performed.

Transaction Price Constraints and Variable Consideration

For most of our contracts with customers, the transaction price from the inception of a contract is constrained to a short period of time (generally one month) as these contracts contain terms with variable consideration related to both price and quantity. These contract prices are often based on commodity indexes (such as NYMEX natural gas index) published monthly and the contract quantities are typically based on estimated ranges. The quantities become fixed and determinable over a period of time as each sale order is received from the customer.

The nature of our contracts also gives rise to other types of variable consideration, including volume discounts and rebates, make-whole provisions, other pricing concessions, and short-fall charges. We estimate these amounts based on the expected amount to be provided to customers, which result in a transaction price adjustment reducing revenue (net sales) with the offset increasing contract or refund liabilities. These estimates are based on historical experience, anticipated performance and our best judgment at the time. We reassess these estimates on a quarterly basis.

The aforementioned constraints over transaction prices in conjunction with the variable consideration included in our material contracts prevent a practical assignment of a specific dollar amount to performance obligations at the beginning and end of the period. Therefore, we have applied the variable consideration allocation exception.

Future revenues to be earned from the satisfaction of performance obligations will be recognized when control transfers as goods are loaded and weighed or services are performed over the remaining duration of our contracts.

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

1. Summary of Significant Accounting Policies (continued)

Practical Expedients and Other Information

We have applied the following practical expedients:

•

to recognize revenue in the amount we have the right to invoice relating to certain services that are performed for customers and, not disclosing the value of unsatisfied performance obligations related to such services.

•	not disclosing the value of unsatisfied performance obligations for contracts with an original expected duration of one year or less.

•	not adjusting the promised amount of consideration for the effects of a significant financing component if we expect the financing time period to be one year or less.

•	expense as incurred any incremental costs of obtaining a contract if the associated period of benefit is one year or less.

All net sales and long-lived assets relate to domestic operations for the periods presented. In addition, net sales to non-U.S. customers were minimal.

Recognition of Incentive Tax Credits (Other Than Credits Associated with Income Taxes) – If an incentive tax credit relates to a recovery of taxes (other than income taxes) incurred, we recognize the incentive tax credit when it is probable and reasonably estimable. If an incentive tax credit relates to an amount in excess of taxes incurred, the incentive tax credit is a contingent gain, which we recognize the incentive tax credit when it is realized or when the contingencies have been resolved (generally at the time a settlement has been reached). Amounts recoverable from the taxing authorities, if any, are included in accounts receivable. The same financial statement classification is used for an incentive tax credit as the associated tax incurred.

At December 31, 2020 and 2019, our incentive tax credits receivable totaled $1.4 million and $2.3 million, respectively.

Recognition of Insurance Recoveries – If an insurance claim relates to a recovery of our losses, we recognize the recovery when it is probable and reasonably estimable. If our insurance claim relates to a contingent gain, we recognize the recovery when it is realized or when the contingencies have been resolved (generally at the time a settlement has been reached). Amounts recoverable from our insurance carriers, if any, are included in accounts receivable. An insurance recovery in excess of recoverable costs relating to a business interruption claim, if any, is a reduction to cost of sales.

Cost of Sales – Cost of sales includes materials, labor and overhead costs, including depreciation, to manufacture the products sold plus inbound freight, purchasing and receiving costs, inspection costs, internal transfer costs, loading and handling costs, warehousing costs, railcar lease costs and outbound freight. Maintenance, repairs and minor renewal costs relating to Turnarounds are included in cost of sales as they are incurred. Precious metals used as a catalyst and consumed during the manufacturing process are included in cost of sales. Recoveries and gains from precious metals and business interruption insurance claims, if any, are reductions to cost of sales.

Selling, General and Administrative Expense – Selling, general and administrative expense (“SG&A”) includes costs associated with the sales, marketing and administrative functions. Such costs include personnel costs, including benefits, professional fees, office and occupancy costs associated with the sales, marketing and administrative functions. Also included in SG&A are any distribution fees paid to third parties to distribute our products.

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

1. Summary of Significant Accounting Policies (continued)

Derivatives, Hedges and Financial Instruments – Derivatives are recognized in the balance sheet and are measured at fair value. Changes in fair value of derivatives are recorded in results of operations unless the normal purchase or sale exceptions apply, or hedge accounting is elected.

The fair value amounts recognized for our derivative contracts executed with the same counterparty under a master netting arrangement may be offset. We have the choice to offset or not, but that choice must be applied consistently. A master netting arrangement exists if the reporting entity has multiple contracts with a single counterparty that are subject to a contractual agreement that provides for the net settlement of all contracts through a single payment in a single currency in the event of default on or termination of any one contract. Offsetting the fair values recognized for the derivative contracts outstanding with a single counterparty results in the net fair value of the transactions being reported as an asset or a liability in the balance sheet. When applicable, we present the fair values of our derivative contracts under master netting agreements using a gross fair value presentation.

Assets and liabilities measured at fair value are classified using the following hierarchy, which is based upon the transparency of inputs to the valuation as of the measurement date:

Level 1 – Valuations of contracts classified as Level 1 are based on quoted prices in active markets for identical contracts.

Level 2 – Valuations of contracts classified as Level 2 are based on quoted prices for similar contracts and valuation inputs other than quoted prices that are observable for these contracts.

Level 3 – Valuations of assets and liabilities classified as Level 3 are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement.

At December 31, 2020 and 2019, we did not have any financial instruments with fair values materially different from their carrying amounts (which excludes issuance costs, if applicable). The fair value of financial instruments is not indicative of the overall fair value of our assets and liabilities since financial instruments do not include all assets, including intangibles, and all liabilities.

Income (Loss) per Common Share – Net income (loss) attributable to common stockholders is computed by adjusting net income (loss) by the amount of dividends and dividend requirements on preferred stocks and the accretion of redeemable preferred stocks, if applicable. Basic loss per common share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding, excluding contingently issuable common shares (unvested restricted stock), if applicable. For periods we earn net income, a proportional share of net income is allocated to participating securities, if applicable, determined by dividing total weighted average participating securities by the sum of the total weighted average common shares and participating securities (the “two-class method”). Certain securities (Series E Redeemable Preferred and restricted stock units) participate in dividends declared on our common stock and are therefore considered to be participating securities.

Participating securities have the effect of diluting both basic and diluted income per common share during periods of net income. For periods we incur a net loss, no loss is allocated to participating securities because they have no contractual obligation to share in our losses. Diluted loss per common share is computed after giving consideration to the dilutive effect of our potential common stock instruments that are outstanding during the period, except where such non-participating securities would be anti-dilutive.

Segment Information – We operate in one principal business segment – our chemical business.

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

1. Summary of Significant Accounting Policies (continued)

Recently Issued Accounting Pronouncements

ASU 2020-06 – In August 2020, the FASB issued ASU 2020-06, Debt-Debt with Conversion and other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s own Equity (Subtopic 815-40). This ASU addresses the complexity associated with applying GAAP to certain financial instruments with characteristics of liabilities and equity. The ASU includes amendments to the guidance on convertible instruments and the derivative scope exception for contracts in an entity’s own equity and simplifies the accounting for convertible instruments which include beneficial conversion features or cash conversion features by removing certain separation models. Additionally, the ASU requires entities to use the “if-converted” method when calculating diluted earnings per share for convertible instruments. This ASU will be effective for us on January 1, 2024, however early adoption is permitted beginning January 1, 2021. We are evaluating the timing and the effect of our pending adoption of this ASU on our consolidated financial statements and related disclosures at this time.

ASU 2020-04 – In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides optional guidance for a limited time to ease the potential accounting burden associated with transitioning away from reference rates such as LIBOR that are expected to be discontinued. This ASU provides exceptions and optional expedients for applying GAAP to contract modifications, hedging relationships, and other transactions that reference LIBOR or other reference rates to be discontinued as a result of reference rate reform. They do not apply to modifications made or hedges entered into or evaluated after December 31, 2022, unless the hedging relationships existed as of that date and optional expedients for them were elected and retained through the end of the hedging relationship. This ASU became effective upon issuance. We continue to evaluate the effect of this ASU and plan to utilize this relief for our debt agreements that include LIBOR rates.

ASU 2019-12 – In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes which affects general principles within Topic 740, Income Taxes. The amendments of ASU 2019-12 are meant to simplify and reduce the cost of accounting for income taxes. The ASU removes certain exceptions to the general framework and also seeks to simplify and/or clarify accounting for income taxes by adding certain requirements that would simplify GAAP for financial statement preparers. We have adopted this new standard on January 1, 2021, which is not expected to have a material impact on our consolidated financial statements or related disclosures.

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

2. Loss per Common Share

The following table sets forth the computation of basic and diluted net loss per common share:

	2020	2019	2018
	(Dollars In Thousands, Except Per Share Amounts)
Numerator:
Net loss	$(61,911)	$(63,417)	$(72,226)
Adjustments for basic net loss per common share:
Dividend requirements on Series E Redeemable Preferred	(35,182)	(30,729)	(26,840)
Dividend requirements on Series B Preferred	(240)	(240)	(240)
Dividend requirements on Series D Preferred	(60)	(60)	(60)
Accretion of Series E Redeemable Preferred	(2,026)	(1,995)	(3,375)

Numerator for basic and diluted net loss per common share – net loss attributable to common stockholders	$(99,419)	$(96,441)	$(102,741)

Denominator:
Denominator for basic and diluted net loss per common share – adjusted weighted-average shares (1)	28,200,983	28,039,625	27,490,717

Basic and diluted net loss per common share	$(3.53)	$(3.44)	$(3.74)

(1)	All periods exclude the weighted-average shares of unvested restricted stock that are contingently issuable.

The following weighted-average shares of securities were not included in the computation of diluted net loss per common share as their effect would have been antidilutive:

	2020	2019	2018
Restricted stock and stock units	1,327,307	832,103	1,183,622
Convertible preferred stocks	916,666	916,666	916,666
Series E redeemable preferred stock – embedded derivative	303,646	303,646	303,646
Stock options	123,886	124,000	175,454

	2,671,505	2,176,415	2,579,388

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

3. Property, Plant and Equipment

	Average	December 31,
	useful lives (1)	2020	2019
		(In Thousands)
Machinery, equipment and automotive	25	$1,213,359	$1,204,695
Buildings and improvements	26	44,123	38,810
Land improvements	34	8,223	8,223
Furniture, fixtures and store equipment	5	1,080	1,122
Construction in progress	N/A	18,389	31,575
Capital spare parts	N/A	26,894	24,245
Land	N/A	4,567	4,575

		1,316,635	1,313,245
Less accumulated depreciation and amortization		425,437	376,771

		$891,198	$936,474

(1)	Weighted average useful lives as of December 31, 2020.

Machinery, equipment and automotive primarily includes the categories of property and equipment and estimated useful lives as follows: processing plants and plant infrastructure (15-30 years); certain processing plant components (3-10 years); and trucks, automobiles, trailers, and other rolling stock (2-7 years).

4. Current and Noncurrent Accrued and Other Liabilities

	December 31,
	2020	2019
	(In Thousands)
Accrued interest	$8,669	$7,091
Current portion of operating lease liabilities	6,706	4,066
Accrued payroll and benefits	5,837	5,385
Accrued death and other executive benefits	2,539	2,564
Deferred revenue	1,890	3,443
Other	10,816	9,149

	36,457	31,698
Less noncurrent portion	6,090	6,214

Current portion of accrued and other liabilities	$30,367	$25,484

5. Asset Retirement Obligations

We own the land on which our owned plants operate, limiting asset retirement obligations at our owned chemical facilities. However, we have various legal requirements related to operations at our chemical facilities mainly for the disposal of wastewater generated at certain of these facilities. At December 31, 2020 and 2019, our accrued liability for AROs was $100,000. However, the facilities and some of the water related assets have an indeterminate life and as a result there is insufficient information to estimate the fair value for certain of our AROs. We will continue to review these obligations and record a liability when a reasonable estimate of the fair value can be made.

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

6. Long-Term Debt

	December 31,
	2020	2019
	(In Thousands)
Working Capital Revolver Loan, with a current interest rate of 3.75% (A)	$—	$—
Senior Secured Notes due 2023 (B)	435,000	435,000
Secured Promissory Note due 2021, with an interest rate of 5.25% (C)	1,221	4,746
Unsecured Loan Agreement due 2022, with an interest rate of 1.00% (D)	10,000	—
Secured Financing due 2023, with an interest rate of 8.32% (E)	10,715	13,476
Secured Loan Agreement due 2025, with an interest rate of 8.75% (F)	6,834	5,219
Secured Financing due 2025, with an interest rate of 8.75% (G)	28,636	—
Secured Promissory Note due 2023 (G)	—	12,705
Other	432	159
Unamortized discount, net of premium and debt issuance costs	(8,648)	(12,261)

	484,190	459,044
Less current portion of long-term debt (H)	16,801	9,410

Long-term debt due after one year, net (H)	$467,389	$449,634

(A) Our revolving credit facility, as amended (the “Working Capital Revolver Loan”), provides for advances up to $65 million (the “Maximum Revolver Amount”), based on specific percentages of eligible accounts receivable and inventories and up to $10 million of letters of credit, the outstanding amount of which reduces the available for borrowing under the Working Capital Revolver Loan. At December 31, 2020, our available borrowings under our Working Capital Revolver Loan were approximately $41.8 million, based on our eligible collateral, less outstanding letters of credit and loan balance. The maturity date of the Working Capital Revolver Loan is on the earlier of (i) the date that is 90 days prior to the earliest stated maturity date of the Senior Secured Notes (unless refinanced or repaid) and (ii) February 26, 2024. Subject to certain conditions and subject to lender approval, the Maximum Revolver Amount may increase up to an additional $10 million, less the outstanding aggregate principal amount of the unforgiven portion (as defined in the agreement) of the PPP loan discussed below within footnote (D). The Working Capital Revolver Loan also provides for a springing financial covenant (the “Financial Covenant”), which requires that, if the borrowing availability is less than 10.0% of the total revolver commitments, then the borrowers must maintain a minimum fixed charge coverage ratio of not less than 1.00 to 1.00. The Financial Covenant, if triggered, is tested monthly.

Interest accrues on outstanding borrowings under the Working Capital Revolver Loan at a rate equal to, at our election, either (a) LIBOR for an interest period selected by us plus an applicable margin equal to 1.50% per annum or 1.75% per annum, depending on borrowing availability under the Working Capital Revolver Loan, or (b) Wells Fargo Capital Finance’s prime rate plus an applicable margin equal to 0.50% per annum or 0.75% per annum, depending on borrowing availability under the Working Capital Revolver Loan. Interest is paid quarterly, if applicable.

The Working Capital Revolver Loan contains customary covenants including limitations on asset sales, liens, debt incurrence, restricted payments, investments, dividends and transactions with affiliates.

The Working Capital Revolver Loan includes customary events of default. Upon the occurrence of any event of default, the obligations under the Working Capital Revolver Loan may be accelerated and the revolver commitments may be terminated.

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

6. Long-Term Debt (continued)

Obligations under the Working Capital Revolver Loan are secured by a first priority security interest in substantially all of our current assets, including accounts receivable and inventory, subject to certain customary exceptions.

(B) On April 25, 2018, LSB completed the issuance and sale of $400 million aggregate principal amount of its 9.625% Senior Secured Notes due 2023 (the “Notes”). The Notes were issued pursuant to an indenture, dated as of April 25, 2018 (the “Indenture”), by and among LSB, the subsidiary guarantors named therein, and Wilmington Trust, National Association, a national banking association, as trustee and collateral agent (the “Notes Trustee”). The Notes were issued at a price equal to 99.509% of their face value.

On June 21, 2019, LSB completed the issuance and sale of $35 million aggregate principal amount of its 9.625% Senior Secured Notes due 2023 (the “New Notes”). The New Notes were issued pursuant to the Indenture (the Notes together with the New Notes, the “Senior Secured Notes”). The New Notes were issued at a price equal to 102.125% of their face value, plus accrued interest from May 1, 2019 to June 21, 2019.

The Senior Secured Notes will mature on May 1, 2023 and rank senior in right of payment to all of our debt that is expressly subordinated in right of payment to the notes and will rank pari passu in right of payment with all of our liabilities that are not so subordinated, including the Working Capital Revolver Loan. LSB’s obligations under the Senior Secured Notes are jointly and severally guaranteed by the subsidiary guarantors named in the Indenture on a senior secured basis.

Interest on the Senior Secured Notes accrues at a rate of 9.625% per annum and is payable semi-annually in arrears on May 1 and November 1 of each year.

LSB may redeem the Senior Secured Notes at its option, in whole or in part, subject to the payment of a premium of 3.609% of the principal amount so redeemed, in the case of any optional redemption prior to May 1, 2022. If LSB experiences a change of control, it must offer to purchase the notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to but excluding the date of purchase.

The Indenture contains covenants that limit, among other things, LSB and certain of its subsidiaries’ ability to (1) incur additional indebtedness; (2) declare or pay dividends, redeem stock or make other distributions to stockholders; (3) make other restricted payments, including investments; (4) create dividend and other payment restrictions affecting its subsidiaries; (5) create liens or use assets as security in other transactions; (6) merge or consolidate, or sell, transfer, lease or dispose of all or substantially all of our assets; and (7) enter into transactions with affiliates. Further, during any such time when the Senior Secured Notes are rated investment grade by each of Moody’s Investors Service, Inc. and Standard & Poor’s Investors Ratings Services and no Default (as defined in the Indenture) has occurred and is continuing, certain of the covenants will be suspended with respect to the Senior Secured Notes.

The Indenture provides for customary events of default (subject in certain cases to customary grace and cure periods), which include nonpayment, breach of covenants in the Indenture, payment defaults or acceleration of other indebtedness, a failure to pay certain judgments and certain events of bankruptcy and insolvency.

Obligations in respect of the Senior Secured Notes are secured by a first priority security interest in substantially all of our fixed assets, subject to certain customary exceptions.

As it relates to the issuance of the Notes in April 2018, a portion of the net proceeds from the Notes were used to purchase/redeem the $375 million aggregate principal amount of senior secured notes scheduled to mature in

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

6. Long-Term Debt (continued)

2019. A portion of the 2018 transaction was accounted for as an extinguishment of debt and a portion was accounted for as a non-substantial debt modification. As a result, approximately $0.9 million of fees were expensed, as incurred, and are included in interest expense in 2018. In addition, we recognized a loss on extinguishment of debt of approximately $6.0 million in 2018, primarily consisting of a portion of the redemption premiums paid and the expensing of a portion of debt issuance costs associated with the senior secured notes.

(C) El Dorado Chemical Company (“EDC”), one of our subsidiaries, is party to a secured promissory note due in March 2021. Principal and interest are payable in monthly installments.

(D) In April 2020, LSB entered into a federally guaranteed loan agreement (“PPP loan”) for $10 million with a lender pursuant to a new loan program through the U.S. Small Business Administration (“SBA”) as the result of the Paycheck Protection Program (“PPP”) established by the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act and amended by the Paycheck Protection Program Flexibility Act of 2020. We applied ASC 470, Debt, to account for the PPP loan. We have used all or substantially all of the proceeds from the PPP loan for payroll, rent, utilities, and other specified costs that qualify for loan forgiveness. Under the current terms of the PPP loan, loan forgiveness applications are due within 10 months after the end of the loan forgiveness covered period, which period began on the date the PPP loan was disbursed and ends either 8-weeks or 24-weeks after disbursement of the loan. Once the SBA notifies the lender the amount of the loan which has been approved for forgiveness, the lender will determine the date that the equal monthly principal and interest payments will begin for the remaining loan balance, if any. Currently, the loan matures in April 2022, which term may be extended to April 2025 if mutually agreed to by the parties. As for the potential loan forgiveness, once the PPP loan is, wholly or partially, forgiven and a legal release is received, the liability would be reduced by the amount forgiven and a gain on extinguishment would be recorded.

(E) During 2019, EDC entered into a secured financing arrangement with an affiliate of LSB Funding L.L.C. (“LSB Funding”). Principal and interest are payable in 48 equal monthly installments with a final balloon payment of approximately $3 million due in June 2023. A portion of the proceeds from this secured financing arrangement was used to pay off a secured promissory note that was scheduled to mature in 2019.

(F) During 2019, EDC entered into an interim secured loan agreement with an affiliate of LSB Funding, which provided for available borrowings (the “Interim Loan”) during the construction of certain equipment (the “Interim Loan Period”), subject to certain conditions. During the Interim Loan Period, interest only was payable in monthly installments. Effective February 28, 2020, the Interim Loan Period ended, and the Interim Loan was replaced by a secured loan agreement due in March 2025. Under the terms of the loan, principal and interest will be payable in 60 equal monthly installments.

(G) In August 2020, El Dorado Ammonia L.L.C. (“EDA”), one of our subsidiaries, entered into a $30 million secured financing arrangement with an affiliate of LSB Funding. Beginning in September 2020, principal and interest are payable in 60 equal monthly installments with a final balloon payment of approximately $5 million due in August 2025. This financing arrangement is secured by an ammonia storage tank and is guaranteed by LSB. A portion of the proceeds from this secured financing arrangement was used to pay off the Secured Promissory Note that was scheduled to mature in May 2023.

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

6. Long-Term Debt (continued)

(H) Maturities of long-term debt for each of the five years after December 31, 2020 are as follows (in thousands):

2021	$16,893
2022	12,641
2023	446,291
2024	7,427
2025	9,586
Thereafter	—

Less: Discount, net of premium, and debt issuance costs	8,648

$484,190

7. Income Taxes

The CARES Act, which was signed into law on March 27, 2020, provides relief to corporate taxpayers by permitting a five-year carryback of 2018-2020 net operating losses (“NOLs”), removing the 80% limitation on the carryback of those NOLs, increasing the Section 163(j) 30% limitation on interest expense deductibility to 50% of adjusted taxable income for 2019 and 2020, and accelerates refunds for minimum tax credit carryforwards, along with other provisions. During 2020, no material adjustments were required to the income tax benefit as a result of the enactment of the CARES Act.

Provision (benefit) for income taxes are as follows:

	2020	2019	2018
	(In Thousands)
Current:
Federal	$(4)	$—	$11
State	33	(29)	(96)

Total Current	$29	$(29)	$(85)

Deferred:
Federal	$(4,631)	$(14,739)	$1,415
State	(147)	(6,156)	410

Total Deferred	$(4,778)	$(20,895)	$1,825

Provision (benefit) for income taxes	$(4,749)	$(20,924)	$1,740

The current provision for federal income taxes shown above includes regular federal income tax after the consideration of permanent and temporary differences between income for GAAP and tax purposes. The current benefit for state income taxes includes regular state income tax and provisions for uncertain income tax positions, and other similar adjustments.

The deferred tax provision (benefit) results from the recognition of changes in our prior year deferred tax assets and liabilities, and the utilization of state NOL carryforwards and other temporary differences. We reduce income tax expense for tax credits in the year they arise and are earned. At December 31, 2020, our gross amount of tax credits available to offset state income taxes was not material. Most of these tax credits do not expire and carryforward indefinitely. The gross amount of federal tax credits was $8.1 million. These credits carryforward for 20 years and begin expiring in 2034.

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

7. Income Taxes (continued)

In 2018, we utilized approximately $3.4 million, which includes the impact of changes in tax law, of state NOL carryforwards to reduce tax liabilities (minimal in 2020 and 2019). At December 31, 2020, we have remaining federal and state tax NOL carryforwards of $629.3 million and $794.4 million, respectively. The federal NOL carryforwards begin expiring in 2033 and the state NOL carryforwards began expiring in 2020.

We considered both positive and negative evidence in our determination of the need for valuation allowances for the deferred tax assets associated with federal and state NOLs and federal credits and in conjunction with the IRC Section 382 limitation. Information evaluated includes our financial position and results of operations for the current and preceding years, the availability of deferred tax liabilities and tax carrybacks, as well as an evaluation of currently available information about future years. In the second quarter of 2018, we established a valuation allowance on a portion of our federal deferred tax assets. Valuation allowances are reflective of our quarterly analysis of the four sources of taxable income, including the calculation of the reversal of existing tax assets and liabilities, the impact of annual utilization limitations of interest expense and net operating losses and our results of operations. Based on our analysis, we believe that it is more-likely-than-not that a portion of our federal deferred tax assets will not be able to be utilized. In addition, we believe that it is more-likely-than-not that a portion of our state deferred tax assets will not be able to be utilized. Information relating to our valuation allowance are included in the two tables below. In 2018, the provision for income taxes includes a reversal of approximately $2.3 million of valuation allowance related to tax law changes in 2018.

Deferred tax assets and liabilities include temporary differences and carryforwards as follows:

	December 31,
	2020	2019
	(In Thousands)
Deferred compensation	$2,106	$2,073
Other accrued liabilities	2,142	1,051
Right-of-use-assets	6,471	3,774
Interest expense carryforward	36,165	23,164
Net operating loss	170,362	163,750
Other	10,255	11,220
Less valuation allowance on deferred tax assets	(64,655)	(51,589)

Total deferred tax assets	$162,846	$153,443

Property, plant and equipment	(183,335)	(182,572)
Lease liability	(6,508)	(3,809)
Prepaid and other insurance reserves	(3,942)	(2,779)

Total deferred tax liabilities	$(193,785)	$(189,160)

Net deferred tax liabilities	$(30,939)	$(35,717)

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

7. Income Taxes (continued)

All of our loss before taxes relates to domestic operations. Detailed below are the differences between the amount of the provision (benefit) for income taxes and the amount which would result from the application of the federal statutory rate to “Loss before provision (benefit) for income taxes.”

	2020	2019	2018
	(In Thousands)
Benefit for income taxes at federal statutory rate	$(13,999)	$(17,712)	$(14,802)
State current and deferred income tax benefit	(5,094)	(5,282)	(4,089)
Valuation allowance – Federal	8,758	2,739	14,604
Valuation allowance – State	4,308	2,961	4,112
State tax law changes	(660)	(4,388)	—
Other	1,938	758	1,915

Provision (benefit) for income taxes	$(4,749)	$(20,924)	$1,740

A reconciliation of the beginning and ending amount of uncertain tax positions is as follows:

	2020	2019	2018
	(In Thousands)
Balance at beginning of year	$519	$577	$618
Additions based on tax positions related to the current year	—	—	—
Reductions for tax positions of prior years	(55)	(58)	(41)

Balance at end of year	$464	$519	$577

We expect that the amount of unrecognized tax benefits may change as the result of ongoing operations, the outcomes of audits, and the expiration of statute of limitations. This change is not expected to have a significant effect on our results of operations or financial condition. For 2020, 2019, and 2018, if recognized, the effect on the effective tax rate from unrecognized tax benefits would be insignificant.

We record interest related to unrecognized tax positions in interest expense and penalties in operating other expense. For 2020, 2019 and 2018, the amounts for interest and penalties associated with unrecognized tax benefits were minimal. In addition, the amounts accrued for interest and penalties were minimal at December 31, 2020 and 2019.

LSB and certain of its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state jurisdictions. With few exceptions, the 2016-2020 years remain open for all purposes of examination by the U.S. Internal Revenue Service (“IRS”) and other major tax jurisdictions. During 2018, the IRS concluded their examination of our 2015 tax return and there are no changes to our financial position, results of operations or cash flow resulting from the audit.

8. Commitments and Contingencies

Purchase and Sales Commitments – We have the following significant purchase and sales commitments.

UAN supply agreement – The Pryor Chemical Company (“PCC”) is party to an agreement with CVR. CVR has the exclusive right (but not the obligation) to purchase all the tons of UAN that are produced by PCC with certain limitations. If CVR fails to take delivery of certain tons, PCC pursuant to the terms of the agreement may

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

8. Commitments and Contingencies (continued)

immediately sell such unpurchased product to a third-party without restriction. The current term of the agreement expires in June 2021, but includes automatic renewals for one or more additional one-year terms unless terminated by either party. However, CVR may unilaterally terminate the agreement upon 180 days’ advance written notice of termination to PCC; provided, however, that each party’s rights and obligations pertaining to UAN that CVR committed to purchase before such advance notice will survive termination. Additionally, PCC can terminate the agreement upon 90 days’ advance written notice of termination to CVR; provided, however, that each party’s rights and obligations pertaining to UAN that PCC committed to sell prior to such advance notice will survive termination.

Ammonia supply agreement – EDC is party to an agreement, as amended, with Koch Fertilizer under which Koch Fertilizer agrees to purchase, with minimum purchase requirements, the ammonia that (a) will be produced at the El Dorado Facility and (b) a portion that is in excess of EDC’s needs as defined. As amended, the term of the agreement expires in June 2022 but automatically continues for one or more additional one-year terms unless terminated by either party by delivering a notice of termination at least nine months prior to the end of term in effect.

Nitric acid supply agreement – EDC is party to an agreement with a customer to supply nitric acid. Under the agreement, EDC agreed to supply between 70,000 to 100,000 tons of nitric acid annually. The initial contract term began in 2021 and extends through 2027 but includes automatic one-year renewal terms unless terminated by either party in writing 180 days before the current contract expiration date.

Natural Gas Purchase and Other Commitments – Certain of our subsidiaries are parties to contracts to purchase natural gas for anticipated production needs at certain of our facilities. Since these contracts are considered normal purchases because they provide for the purchase of natural gas that will be delivered in quantities expected to be used over a reasonable period of time in the normal course of business and are documented as such, these contracts are exempt from the accounting and reporting requirements relating to derivatives. At December 31, 2020, these natural gas contracts, which qualify as normal purchases under GAAP and thus are not mark-to-market, included volume purchase commitments of approximately 3.8 million MMBtus of natural gas. These contracts extend through March 2021 at a weighted-average cost of $2.80 per MMBtu ($10.6 million) and a weighted-average market value of $2.36 per MMBtu ($9.0 million).

In addition, we had standby letters of credit outstanding of approximately $2.5 million at December 31, 2020.

Wastewater Pipeline Operating Agreement – EDC is party to an operating agreement for the right to use a pipeline to dispose its wastewater. EDC is contractually obligated to pay a portion of the operating costs of the pipeline, which portion is estimated to be $100,000 to $150,000 annually. The initial term of the operating agreement is through December 2053.

Performance and Payment Bonds – We are contingently liable to sureties in respect of certain insurance bonds issued by the sureties in connection with certain contracts entered into by certain subsidiaries in the normal course of business. These insurance bonds primarily represent guarantees of future performance of our subsidiaries. As of December 31, 2020, we have agreed to indemnify the sureties for payments, up to $10 million, made by them in respect of such bonds. All of these insurance bonds are expected to expire or be renewed in 2021.

Employment and Severance Agreements - We have employment and severance agreements with several of our officers. The agreements, as amended, provide for annual base salaries, bonuses and other benefits commonly

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

8. Commitments and Contingencies (continued)

found in such agreements. In the event of termination of employment due to a change in control (as defined in the agreements), the agreements provide for payments aggregating $8.6 million at December 31, 2020. Also see Note 14-Related Party Transactions.

Settlements of Gain Contingencies

During 2020, EDC and certain vendors mediated settlements for EDC to recover certain costs associated with a nitric acid plant at our El Dorado Facility. The construction of this plant was completed, and the plant began production in 2016. As a result of the settlements, the vendors paid EDC $4.3 million, provided parts totaling $0.3 million and have agreed to provide services and parts totaling $2.5 million, which amount, or portion thereof, may be paid in cash at the option of the vendors (amount included in noncurrent accounts receivable, which is classified as a noncurrent other asset at December 31, 2020). As part of the settlements, EDC paid the vendors $2.7 million to settle $3.2 million of invoices that were held in our accounts payable. As a result, the recovery from these settlements recognized during 2020 includes approximately $5.7 million classified as a reduction to cost of sales and approximately $1.9 million classified as a reduction to PP&E.

During 2018, we and a vendor mediated a settlement relating primarily to a business interruption claim caused by defective work performed by the vendor at our Pryor Facility. As a result of the settlement, the vendor paid us $4.0 million. As part of the settlement, we paid the vendor $0.5 million to settle $1.1 million of invoices that were held in our accounts payable. As a result, we recognized during 2018 a recovery from this settlement totaling $4.6 million of which $4.4 million was classified as a reduction to cost of sales and the remaining balance of $0.2 million classified as a reduction to PP&E.

Legal Matters – Following is a summary of certain legal matters involving the Company:

A. Environmental Matters

Our facilities and operations are subject to numerous federal, state and local environmental laws and to other laws regarding health and safety matters (collectively, the “Environmental and Health Laws”), many of which provide for certain performance obligations, substantial fines and criminal sanctions for violations. Certain Environmental and Health Laws impose strict liability as well as joint and several liability for costs required to remediate and restore sites where hazardous substances, hydrocarbons or solid wastes have been stored or released. We may be required to remediate contaminated properties currently or formerly owned or operated by us or facilities of third parties that received waste generated by our operations regardless of whether such contamination resulted from the conduct of others or from consequences of our own actions that were in compliance with all applicable laws at the time those actions were taken.

In addition, claims for damages to persons or property, including natural resources, may result from the environmental, health and safety effects of our operations.

There can be no assurance that we will not incur material costs or liabilities in complying with such laws or in paying fines or penalties for violation of such laws. Our insurance may not cover all environmental risks and costs or may not provide sufficient coverage if an environmental claim is made against us. The Environmental and Health Laws and related enforcement policies have in the past resulted, and could in the future result, in significant compliance expenses, cleanup costs (for our sites or third-party sites where our wastes were disposed of), penalties or other liabilities relating to the handling, manufacture, use, emission, discharge or disposal of hazardous or toxic materials at or from our facilities or the use or disposal of certain of its chemical products.

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

8. Commitments and Contingencies (continued)

Further, a number of our facilities are dependent on environmental permits to operate, the loss or modification of which could have a material adverse effect on their operations and our financial condition.

Historically, significant capital expenditures have been incurred by our subsidiaries in order to comply with the Environmental and Health Laws, and significant capital expenditures are expected to be incurred in the future. We will also be obligated to manage certain discharge water outlets and monitor groundwater contaminants at our facilities should we discontinue the operations of a facility.

As of December 31, 2020, our accrued liabilities for environmental matters totaled $468,000 relating primarily to the matters discussed below. Estimates of the most likely costs for our environmental matters are generally based on preliminary or completed assessment studies, preliminary results of studies, or our experience with other similar matters. It is reasonably possible that a change in the estimate of our liability could occur in the near term. Also, see discussion in Note 5 – Asset Retirement Obligations.

1. Discharge Water Matters

Each of our manufacturing facilities generates process wastewater, which may include cooling tower and boiler water quality control streams, contact storm water and miscellaneous spills and leaks from process equipment. The process water discharge, storm-water runoff and miscellaneous spills and leaks are governed by various permits generally issued by the respective state environmental agencies as authorized and overseen by the U.S. Environmental Protection Agency. These permits limit the type and amount of effluents that can be discharged and control the method of such discharge.

In October 2017, PCC filed a Permit Renewal Application for its Non-Hazardous Injection Well Permit at the Pryor Facility. Although the Injection Well Permit expired in 2018, PCC continues to operate the injection well pending the Oklahoma Department of Environmental Quality (“ODEQ”) action on the Permit Renewal Application. PCC and ODEQ are engaged in ongoing discussions related to the renewal of the injection well to address the wastewater stream.

Our El Dorado Facility is subject to a National Pollutant Discharge Elimination System (“NPDES”) permit issued by the Arkansas Department of Environmental Quality (“ADEQ”) in 2004. In 2010, the ADEQ issued a draft NPDES permit renewal for the El Dorado Facility, which contained more restrictive discharge limits than the previous 2004 permit. In August 2017, ADEQ issued a final NPDES permit with new dissolved mineral limits. EDC filed an appeal in September 2017 and a Permit Appeal Resolution (“PAR”) was signed in July 2018. EDC is in compliance with the revised permit limits agreed upon in the PAR.

In November 2006, the El Dorado Facility entered into a Consent Administrative Order (“CAO”) that recognizes the presence of nitrate contamination in the shallow groundwater. The CAO required EDC to perform semi-annual groundwater monitoring, continue operation of a groundwater recovery system, submit a human health and ecological risk assessment, and submit a remedial action plan.

The risk assessment was submitted in August 2007. In February 2015, the ADEQ stated that El Dorado Chemical was meeting the requirements of the CAO and should continue semi-annual monitoring. Subsequent to the PAR mentioned previously, a new CAO was signed in October 2018, which required an Evaluation Report of the data and effectiveness of the groundwater remedy for nitrate contamination. In February 2019, the Evaluation Report was submitted to the ADEQ and the ADEQ approved the report in August 2019. No liability has been established at December 31, 2020, in connection with this ADEQ matter.

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

8. Commitments and Contingencies (continued)

2. Other Environmental Matters

In 2002, certain of our subsidiaries sold substantially all of their operating assets relating to a Kansas chemical facility (the “Hallowell Facility”) but retained ownership of the real property where the facility is located. Our subsidiary retained the obligation to be responsible for, and perform the activities under, a previously executed consent order to investigate the surface and subsurface contamination at the real property, develop a corrective action strategy based on the investigation, and implement such strategy. In addition, certain of our subsidiaries agreed to indemnify the buyer of such assets for these environmental matters.

As the successor to a prior owner of the Hallowell Facility, Chevron Environmental Management Company (“Chevron”) has agreed in writing, within certain limitations, to pay and has been paying one-half of the costs of the investigation and interim measures relating to this matter as approved by the Kansas Department of Health and Environment (the “KDHE”), subject to reallocation.

During this process, our subsidiary and Chevron retained an environmental consultant that prepared and performed a corrective action study work plan as to the appropriate method to remediate the Hallowell Facility. During 2020, the KDHE selected a remedy of annual monitoring and the implementation of an Environmental Use Control (“EUC”). This remedy primarily relates to long-term surface and groundwater monitoring to track the natural decline in contamination and is subject to a 5-year re-evaluation with the KDHE.

The final remedy, including the EUC, the finalization of the cost estimates and any required financial assurances remains under discussion with the KDHE, but continues to be delayed due to the impact from the COVID-19 pandemic. Pending the results from our discussions regarding the final remedy, we continue to accrue our allocable portion of costs primarily for the additional testing, monitoring and risk assessments that could be reasonably estimated, which amount is included in our accrued liabilities for environmental matters discussed above.

The estimated amount is not discounted to its present value. As more information becomes available, our estimated accrual will be refined, as necessary.

B. Other Pending, Threatened or Settled Litigation

In 2013, an explosion and fire occurred at the West Fertilizer Co. (“West Fertilizer”) located in West, Texas, causing death, bodily injury and substantial property damage. West Fertilizer is not owned or controlled by us, but West Fertilizer was a customer of EDC, and purchased AN from EDC from time to time. LSB and EDC received letters from counsel purporting to represent subrogated insurance carriers, personal injury claimants and persons who suffered property damages informing LSB and EDC that their clients are conducting investigations into the cause of the explosion and fire to determine, among other things, whether AN manufactured by EDC and supplied to West Fertilizer was stored at West Fertilizer at the time of the explosion and, if so, whether such AN may have been one of the contributing factors of the explosion. Initial lawsuits filed named West Fertilizer and another supplier of AN as defendants.

In 2014, EDC and LSB were named as defendants, together with other AN manufacturers and brokers that arranged the transport and delivery of AN to West Fertilizer, in the case styled City of West, Texas vs. CF Industries, Inc., et al., in the District Court of McLennan County, Texas. The plaintiffs allege, among other things, that LSB and EDC were negligent in the production and marketing of fertilizer products sold to West Fertilizer, resulting in death, personal injury and property damage. EDC retained a firm specializing in cause and

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

8. Commitments and Contingencies (continued)

origin investigations with particular experience with fertilizer facilities, to assist EDC in its own investigation. LSB and EDC placed its liability insurance carrier on notice, and the carrier is handling the defense for LSB and EDC concerning this matter.

Our product liability insurance policies have aggregate limits of general liability totaling $100 million, with a self-insured retention of $250,000, which retention limit has been met relating to the West Fertilizer matter. In August 2015, the trial court dismissed plaintiff’s negligence claims against us, and EDC based on a duty to inspect but allowed the plaintiffs to proceed on claims for design defect and failure to warn.

Subsequently, we and EDC have entered into confidential settlement agreements (with approval of our insurance carriers) with several plaintiffs that had claimed wrongful death and bodily injury and insurance companies asserting subrogation claims for damages from the explosion. While these settlements resolve the claims of a number of the claimants in this matter, we continue to be party to litigation related to the explosion. We continue to defend these lawsuits vigorously and we are unable to estimate a possible range of loss at this time if there is an adverse outcome in this matter. As of December 31, 2020, no liability reserve has been established in connection with this matter.

In 2015, we and EDA received formal written notice from Global Industrial, Inc. (“Global”) of Global’s intention to assert mechanic liens for labor, service, or materials furnished under certain subcontract agreements for the improvement of the new ammonia plant (“Ammonia Plant”) at our El Dorado Facility. Global was a subcontractor of Leidos Constructors, LLC (“Leidos”), the general contractor for EDA for the construction for the Ammonia Plant. Leidos terminated the services of Global with respect to their work performed at our El Dorado Facility.

LSB and EDA are pursuing the recovery of any damage or loss caused by Global’s work performed through their contract with Leidos at our El Dorado Facility. In March 2016, EDC and LSB were served a summons in a case styled Global Industrial, Inc. d/b/a Global Turnaround vs. Leidos Constructors, LLC et al., in the Circuit court of Union County, Arkansas, wherein Global sought damages under breach of contract and other claims. At the time of the summons, our accounts payable included invoices totaling approximately $3.5 million related to the claims asserted by Global but such invoices were not approved by Leidos for payment. We have requested indemnification from Leidos under the terms of our contracts, which they have denied. As a result, we are seeking reimbursement of legal expenses from Leidos under our contracts. We also seek damages from Leidos for their wrongdoing during the expansion, including breach of contract, fraud, professional negligence, and gross negligence.

On September 25, 2018, the Court bifurcated the case into: (1) Global’s claims against Leidos and LSB, and (2) the cross-claims between Leidos and LSB. Part (1) of the case was tried in the Court during the fall of 2018 and the Court rendered an interim judgment in March 2020 and issued its final judgment on April 23, 2020. In summary, the judgment awarded Global (i) approximately $7.4 million (amount includes the $3.5 million discussed above) for labor, service, and materials furnished relating to the Ammonia Plant, (ii) approximately $1.3 million for prejudgment interest, and (iii) a claim of lien on certain property and the foreclosure of the lien to satisfy these obligations. In addition, post-judgment interest will accrue at the annual rate of 4.25% until paid. As a result of the judgment, we accounted for the following:

•	accrued an additional $3.9 million in accounts payable, which offset amount was capitalized as PP&E, since such costs directly related to the construction of the Ammonia Plant;

•	recognized additional depreciation expense of $0.5 million associated with the amount above capitalized to PP&E, which offset amount was a credit to PP&E (accumulated depreciation);

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

8. Commitments and Contingencies (continued)

•	accrued prejudgment and post-judgment interest totaling $1.6 million in accrued interest, which offset amount was classified as interest expense.

We have filed a notice of intent to appeal and the Court entered a stay of the judgment pending appeal.

LSB intends to vigorously prosecute its claims against Leidos and vigorously contest the cross-claims in Part (2) of the matter. Due to the impact from the COVID-19 pandemic, the Trial date for Part (2) of the matter has been delayed and we are awaiting a new trial date.

No liability was established at December 31, 2020 or 2019, in connection with the cross-claims in Part (2) of the matter, except for certain invoices held in accounts payable.

We are also involved in various other claims and legal actions (including matters involving gain contingencies). It is possible that the actual future development of claims could be different from our estimates but, after consultation with legal counsel, we believe that changes in our estimates will not have a material effect on our business, financial condition, results of operations or cash flows.

9. Derivatives, Hedges and Financial Instruments

For the periods presented, the following significant instruments are accounted for on a fair value basis:

Natural Gas Contracts

During 2020, we entered into certain forward natural gas contracts (“natural gas contracts”), which are accounted for on a mark-to-market basis. We are utilizing these natural gas contracts as economic hedges for risk management purposes, but these contracts are not designated as hedging instruments. At December 31, 2020, our natural gas contracts included 7.3 million MMBtu of natural gas and extend through December 2021 (there were none at December 31, 2019). The valuations of the natural gas contracts are classified as Level 2. At December 31, 2020, the valuation inputs included the contractual weighted-average cost of $2.65 per MMBtu and the weighted-average market value of $2.49 per MMBtu.

For 2020, we recognized a $1.6 million loss (none for 2019 or 2018), classified as cost of sales, which amount includes an unrealized loss of $1.2 million attributed to natural gas contracts still held at the reporting date.

Embedded Derivative

As discussed in Note 10, certain embedded features (“embedded derivative”) relating to the redemption of the Series E Redeemable Preferred, which includes certain contingent redemption features and the participation rights value have been bifurcated from the Series E Redeemable Preferred and recorded as a liability.

At December 31, 2020 and 2019, we had estimated that the contingent redemption features had fair value since we had assessed that it was probable that a portion of the shares of this preferred stock would have been redeemed prior to October 25, 2023. For certain other embedded features, we had estimated no fair value.

The fair value of the embedded derivative included using discounted cash flow models and primarily based on the difference in the present value of estimated future cash flows with no redemptions prior to October 25, 2023 compared to certain redemptions deemed probable during the same period and applying the effective dividend rate of the Series E Redeemable Preferred.

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

9. Derivatives, Hedges and Financial Instruments (continued)

At December 31, 2020 and 2019, the fair value of the embedded derivative included the valuation of the participation rights, which was based on the equivalent of 303,646 shares of our common stock at $3.39 and $4.20 per share, respectively.

The valuations of the embedded derivative are classified as Level 3. This derivative is valued using market information, management’s redemption assumptions, the underlying number of shares as defined in the terms of the Series E Redeemable Preferred, and the market price of our common stock.

For 2020, 2019 and 2018, we recognized unrealized gains of approximately $0.1 million, $0.5 million and $1.2 million, respectively, due to the change in fair value of the embedded derivative. These unrealized gains are included in non-operating other income and expense.

The following details our assets and liabilities that are measured at fair value on a recurring basis at December 31, 2020 and 2019:

		Fair Value Measurements at December 31, 2020 Using
Description	Total Fair Value at December 31, 2020	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3) (1)	Total Fair Value at December 31, 2019
	(In Thousands)
Assets – Supplies, prepaid items and other:
Natural gas contracts	$80	$—	$80	$—	$—

Total	$80	$—	$80	$—	$—

Liabilities – Current and noncurrent accrued and other liabilities:
Natural gas contracts	$1,285	$—	$1,285	$—	$—
Embedded derivative	$1,029	$—	$—	$1,029	$1,084

Total	$2,314	$—	$1,285	$1,029	$1,084

(1)	There was no Level 3 transfer activity during 2020, 2019 or 2018.

10. Redeemable Preferred Stocks

Series E Redeemable Preferred

The Series E Redeemable Preferred has a 14% annual dividend rate and a participating right in dividends and liquidating distributions equal to 303,646 shares of common stock (participation rights value). Dividends accrue semi-annually in arrears and are compounded. Dividends are payable only when and if declared by our Board of Directors (the “Board”).

Pursuant to the terms of the Series E Redeemable Preferred, the annual dividend rate will increase (a) by 0.50% in April 2021 (b) by an additional 0.50% in April 2022 and (c) by an additional 1.0% in April 2023.

Additionally, we must declare a dividend on the Series E Redeemable Preferred on a pro rata basis with the common stock. As long as LSB Funding holds at least 10% of the Series E Redeemable Preferred, we may only

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

10. Redeemable Preferred Stocks (continued)

declare dividends on Junior Stock unless and until dividends have been declared and paid on the Series E Redeemable Preferred for the then current dividend period in cash. The Series E Redeemable Preferred has a liquidation preference per share of $1,000 plus accrued and unpaid dividends plus the participation rights value (the “Liquidation Preference”). The participation rights value is the product of the pro rata number of Series E Redeemable Preferred shares being redeemed and the price of our common stock as of such date.

During 2018, in connection with the issuance and sale of the Notes as discussed in Note 6, we entered into a letter agreement with the holder of our Series E Redeemable Preferred. The letter agreement extended the date upon which the holder of the Series E Redeemable Preferred has the right to elect to redeem the Series E Redeemable Preferred shares from August 2, 2019 to October 25, 2023. The letter agreement also provided for the amendment of certain other terms relating to the Series E Redeemable Preferred, including an increase in the per annum dividend rate payable in respect of the Series E Redeemable Preferred as described above. To reflect the changes stated in the letter agreement, we subsequently entered into a securities exchange agreement by and between LSB and the holder and entered into the Certificate of Designations (“COD”) setting forth the rights, preferences, privileges and restrictions currently applicable to the Series E Redeemable Preferred and Series F Redeemable Preferred, as filed with the Secretary of State of the State of Delaware (the “Series E COD” and “Series F COD”). The Series E COD authorizes 139,768 shares of Series E Redeemable Preferred, which is the number of shares outstanding at December 31, 2020 and 2019.

The transaction associated with the letter agreement was determined to be a non-substantial modification. As a result, a fee of approximately $2.8 million paid to the holder was deferred (reducing the Series E Redeemable Preferred balance) and is periodically accreted using the interest method through October 25, 2023, the earliest possible redemption date by the holder. In addition, the letter agreement included a contingent redemption feature, which was bifurcated from the Series E Redeemable Preferred.

With respect to the distribution of assets upon liquidation, dissolution or winding up of LSB, whether voluntary or involuntary, the Series E Redeemable Preferred ranks (i) senior to the common stock, the Series B 12% Cumulative Convertible Preferred Stock, the Series D 6% Cumulative Convertible Class C Preferred Stock, the Series 4 Junior Participating Class C Preferred Stock and any other class or series of stock of LSB (other than Series E Redeemable Preferred) that ranks junior to the Series E Redeemable Preferred either or both as to the payment of dividends and/or as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation (the “Junior Stock”); (ii) on a parity with the other shares of Series E Redeemable Preferred and any other class or series of stock of LSB (other than Series E Redeemable Preferred) created after the date of the Series E COD (that specifically ranks pari passu to the Series E Redeemable Preferred) and (iii) junior to any other class or series of stock of LSB created after the date of the Series E COD that specifically ranks senior to the Series E Redeemable Preferred.

Generally, the holders of the Series E Redeemable Preferred Shares (the “Series E Holders”) will not have any voting rights or powers, and consent of the Series E Holders will not be required for taking of any action by us. However, the Series E Holders’ consent is required for:

•	amendments to increase or decrease the authorized amount of Series E Redeemable Preferred,

•	the creation or increase of any shares of any class or series of capital stock of LSB ranking pari passu with or senior to the Series E Redeemable Preferred, or

•	any amendment that adversely affect the powers, preferences or special rights of the Series E Redeemable Preferred.

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

10. Redeemable Preferred Stocks (continued)

At any time on or after October 25, 2023, each Series E Holder has the right to elect to have such holder’s shares redeemed by us at a redemption price per share equal to the Liquidation Preference of such share as of the redemption date. Additionally, we, at our option, may redeem the Series E Redeemable Preferred at any time at a redemption price per share equal to the Liquidation Preference of such share as of the redemption date. Lastly, with receipt of (i) prior consent of the electing Series E Holder or a majority of shares of Series E Redeemable Preferred and (ii) all other required approvals, including under any principal U.S. securities exchange on which our common stock is then listed for trading, we can redeem the Series E Redeemable Preferred by the issuance of shares of common stock having an aggregate common stock price equal to the amount of the aggregate Liquidation Preference of such shares being redeemed in shares of common stock in lieu of cash at the redemption date.

In the event of liquidation, the Series E Redeemable Preferred is entitled to receive its Liquidation Preference before any such distribution of assets or proceeds is made to or set aside for the holders of our common stock and any other Junior Stock. In the event of a change of control, we must make an offer to purchase all of the shares of Series E Redeemable Preferred outstanding.

The Series E Redeemable Preferred is redeemable outside of our control and is therefore classified as temporary/mezzanine equity. As a result of an analysis performed on the embedded derivatives within the Series E Redeemable Preferred, certain contingent redemption features were determined to not be clearly and closely related to the debt-like host and also did not meet any other scope exceptions for derivative accounting. Therefore, these redemption features and participation rights value are being accounted for as derivative instruments and the fair value of these derivative instruments were bifurcated from the Series E Redeemable Preferred and recorded as a liability. See discussion in Note 9.

Series F Redeemable Preferred

The Series F COD authorizes one (1) share of Series F Redeemable Preferred.

As of December 31, 2020, the Series F Redeemable Preferred has voting rights (the “Series F Voting Rights”) to vote as a single class on all matters which the common stock have the right to vote and is entitled to a number of votes equal to 456,225 shares of our common stock.

With respect to the distribution of assets upon liquidation, dissolution or winding up of LSB, whether voluntary or involuntary, the Series F Redeemable Preferred ranks (i) senior to our common stock and (ii) ranks junior to LSB’s Series B 12% Cumulative Convertible Preferred Stock, Series D 6% Cumulative Convertible Class C Preferred Stock, Series 4 Junior Participating Class C Preferred Stock, Series E Redeemable Preferred and any other class or series of stock of LSB after the date of the Series F COD that specifically ranks senior to the Series F Redeemable Preferred.

The Series F Redeemable Preferred will be automatically redeemed by LSB, in whole and not in part, for $0.01 immediately following the date upon which the Series F Voting Rights have been reduced to zero.

In the event of liquidation, the Series F Redeemable Preferred is entitled to receive its liquidation preference of $100 before any such distribution of assets or proceeds is made to or set aside for the holders of our common stock and any other stock junior to the Series F Redeemable Preferred.

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

10. Redeemable Preferred Stocks (continued)

Changes in our Series E and Series F Redeemable Preferred are as follows:

	Series E Redeemable Preferred		Series F Redeemable Preferred
	Shares	Amount	Shares	Amount
	(Dollars In Thousands)
Balance at December 31, 2019	139,768	$234,893	1	$—
Accretion relating to liquidation preference on preferred stock	—	943	—	—
Accretion for discount and issuance costs on preferred stock	—	1,083	—	—
Accumulated dividends	—	35,182	—	—

Balance at December 31, 2020	139,768	$272,101	1	$—

11. Stockholders’ Equity

2016 Long Term Incentive Plan – During 2016, our Board adopted our 2016 Long Term Incentive Plan (the “2016 Plan”), which plan was approved by our shareholders at our annual meeting of shareholders held on June 2, 2016. The effective date of the 2016 Plan is April 19, 2016 and no awards may be granted under the 2016 Plan on and after the tenth anniversary of its effective date.

In addition, no further awards will be granted under our 2008 Incentive Stock Plan (the “2008 Plan”) on or after the effective date of the 2016 Plan. Any awards that remain outstanding under the 2008 Plan will continue to be governed by the respective plan’s terms and the terms of the specific award agreement, as applicable.

The maximum aggregate number of shares reserved and available for issuance under the 2016 Plan shall not exceed 2,750,000 shares plus any shares that become available for reissuance under the share counting provisions of the 2008 Plan following the effective date of the 2016 Plan, subject to adjustment as permitted under the 2016 Plan. Shares subject to any award that is canceled, forfeited, expires unexercised, settled in cash in lieu of common stock or otherwise terminated without a delivery of shares to a participant will again be available for awards under the 2016 Plan to the extent allowable by law. Under the 2016 Plan, awards may be made to employees, directors and consultants (for services rendered) of LSB or our subsidiaries subject to limitations as defined by the 2016 Plan.

The 2016 Plan is administered by the compensation committee (the “Committee”) of our Board. Our Board or the Committee may amend the 2016 Plan, except that if any applicable statute, rule or regulation requires shareholder approval with respect to any amendment of the 2016 Plan, then to the extent so required, shareholder approval will be obtained. Shareholder approval will also be obtained for any amendment that would increase the number of shares stated as available for issuance under the 2016 Plan.

The following may be granted by the Committee under the 2016 Plan:

Stock Awards, Restricted Stock, Restricted Stock Units, and Other Awards – The Committee may grant awards of restricted stock, restricted stock units, and other stock and cash-based awards, which may include the payment of stock in lieu of cash (including cash payable under other incentive or bonus programs) or the payment of cash (which may or may not be based on the price of our common stock).

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

11. Stockholders’ Equity (continued)

Stock Appreciation Rights (“SARs”) – The Committee may grant SARs as a right in tandem with the number of shares underlying stock options granted under the 2016 Plan or on a stand-alone basis. SARs are the right to receive payment per share of the SAR exercised in stock or in cash equal to the excess of the share’s fair market value, as defined in the 2016 Plan, on the date of exercise over its fair market value on the date the SAR was granted. Exercise of a SAR issued in tandem with stock options will result in the reduction of the number of shares underlying the related stock option to the extent of the SAR exercise.

Stock Options – The Committee may grant either incentive stock options or non-qualified stock options. The Committee sets option exercise prices and terms, except that the exercise price of a stock option may be no less than 100% of the fair market value, as defined in the 2016 Plan, of the shares on the date of grant. At the time of grant, the Committee will have sole discretion in determining when stock options are exercisable and when they expire, except that the term of a stock option cannot exceed 10 years subject to certain conditions.

Stock Incentive Plans - The following information relates to our long-term incentive plans:

	December 31, 2020
	2016 Plan	2008 Plan
Maximum number of securities for issuance	2,750,000
Number of awards available to be granted (1)	1,016,951
Number of unvested restricted stock/performance-based restricted stock/restricted stock units outstanding	1,169,527	—
Number of options outstanding	—	122,000
Number of options exercisable	—	122,000

(1)	Includes 2008 Plan shares canceled, forfeited, expired unexercised, which became available for reissuance under the 2016 Plan after the effective date of the 2016 Plan.

Restricted Stock and Restricted Stock Units – During 2020, 2019, and 2018, the Committee approved various grants under the 2016 Plan of shares of restricted stock to certain executives and employees. These shares have vesting provisions including vesting at the end of each one-year period at the rate of one-third per year for three years, vesting 100% at the end of three years, and vesting 100% at the end of one year. The unvested restricted shares carry dividend and voting rights. Sales of these shares are restricted prior to the date of vesting. Pursuant to the terms of the underlying restricted stock agreements, unvested restricted shares will immediately vest upon the occurrence of a change in control (as defined by agreement), termination without cause or death.

During 2020, the Committee approved the grant of shares of restricted stock and performance based restricted stock (“PBRS”) to a certain executive. These shares are reflected in the 2020 information below.

On December 31, 2019, the Committee approved the grant of 275,119 shares of performance-based restricted stock to certain executives. Key information to finalize the performance targets and range of vesting shares was approved by the Board during February 2020, which is the grant date for financial reporting purposes. The terms of this PBRS grant are discussed below and these PBRS shares are reflected in the 2020 information below.

On December 30, 2018, the Committee approved the grant of 210,602 shares of PBRS to certain executives. Key information to finalize the performance targets and range of vesting shares was approved by the Board during January 2019, which is the grant date for financial reporting purposes. The terms of this PBRS grant are discussed below and these PBRS shares are reflected in the 2019 information below.

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

11. Stockholders’ Equity (continued)

During 2020, 2019, and 2018, the Committee approved the grant of shares of restricted stock units (“RSU”) to our non-employee directors for payment of a portion of their director fees under the 2016 Plan. Each RSU represents a right to receive one share of our common stock following the grant date and are non-forfeitable. Vesting occurs upon the earliest to occur: (i) the director’s separation from service, (ii) the first anniversary of the grant date (for 2020 grants), (iii) the third anniversary of the grant date (for 2019 and 2018 grants), or (iv) the occurrence of a change of control as defined by the agreement. Based on terms of the RSU agreements, the grant date fair value was recognized as stock-based compensation expense (SG&A) on the grant date in each respective year.

A summary of restricted stock activity during 2020 is presented below:

	Restricted Stock		Performance-Based Restricted Stock		Restricted Stock Units
	Shares	Weighted- Average Grant Date Fair Value	Shares	Weighted- Average Grant Date Fair Value	Shares	Weighted- Average Grant Date Fair Value
Unvested outstanding beginning of year	618,072	$5.42	221,439	$7.26	86,340	$6.51
Granted	31,138	$2.81	306,257	$3.20	231,816	$1.10
Vested	(283,418)	$4.90	—	$—	(18,996)	$9.87
Cancelled or forfeited	(23,121)	$7.97	—	$—	—	$—

Unvested outstanding end of year	342,671	$4.53	527,696	$4.90	299,160	$2.11

	Restricted Stock
	2020	2019	2018
Shares of restricted stock granted	31,138	285,956	369,350
Total fair value of restricted stock granted	$87,000	$1,223,000	$2,019,000
Weighted-average fair value per restricted stock granted during year	$2.81	$4.28	$5.47
Stock-based compensation expense – Cost of sales	$62,000	$255,000	$385,000
Stock-based compensation expense – SG&A (1)	$1,078,000	$1,263,000	$7,574,000
Income tax benefit	$(279,000)	$(374,000)	$(398,000)
Total weighted-average remaining vesting period in years	1.61	2.18	1.78
Total fair value of restricted stock vested during the year	$1,389,000	$3,371,000	$7,355,000

	Performance- Based Restricted Stock	Performance- Based Restricted Stock
	2020 (2)	2019 (2)
Shares of PBRS granted	306,257	221,439
Total fair value of PBRS granted	$980,000	$1,608,000
Weighted-average fair value per PBRS granted during year	$3.20	$7.26
Stock-based compensation expense – Cost of sales	$—	$53,000
Stock-based compensation expense – SG&A	$218,000	$290,000
Income tax benefit	$(53,000)	$(84,000)
Total weighted-average remaining vesting period in years	1.57	1.85
Total fair value of PBRS vested during the year	$—	$—

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

11. Stockholders’ Equity (continued)

	Restricted Stock Units
	2020	2019	2018
Shares of RSU granted	231,816	31,833	35,511
Total fair value of RSU granted	$255,000	$187,000	$187,000
Weighted-average fair value per RSU granted during year	$1.10	$5.89	$5.28
Stock-based compensation expense – SG&A	$255,000	$187,000	$187,000
Income tax benefit	$(63,000)	$(46,000)	$(34,000)
Total weighted-average remaining vesting period in years	0.48	1.57	1.75
Total fair value of RSU vested during the year	$187,000	$187,000	$125,000

(1)	As it relates to 2018, see Note 14-Related Party Transactions.
(2)

The PBRS restricted stock grants are tied to our free cash flow, fixed costs per ton of ammonia measured annually over a three-year period and modified based on our ranking relative to total stockholder return (share price appreciation plus dividends reinvested) (“TSR”) versus the companies in our 2020 and 2019 peer group (“Peer Group”) for the year of grant over a three-year measurement period. The actual number of shares that will vest at the end of the third year will be based on our performance against the metrics set in the awards but are subject to reduction to a minimum (or even zero) for recording less than the targeted performance. The threshold performance for free cash flow is 70% and for fixed costs per ton of ammonia is 60% of the targeted improvement with a maximum for each of 120% of target. The TSR modifier will adjust the overall actual performance up or down by as much as 25% based on our TSR versus the Peer Group average TSR. We estimate the fair value of each PBRS on the date of grant using a Monte Carlo simulation.

Stock Options – No stock options have been granted under the 2016 Plan during 2020, 2019 or 2018. As it relates to stock options granted under the 2008 plan, the exercise price of the outstanding options granted were equal to the market value of our common stock at the date of grant and vested at the end of each one-year period at the rate of 16.5% per year for the first five years and the remaining unvested options vested at the end of the sixth year. The fair value for of the stock options granted under the 2008 Plan were estimated, using an option pricing model, as of the date of the grant, which date was also the service inception date.

A summary of stock option activity in 2020 is presented below:

	2020
	Shares	Weighted-Average Exercise Price
Outstanding at beginning of year	124,000	$33.86
Granted	—	$—
Exercised	—	$—
Forfeited or expired	(2,000)	$34.50

Outstanding at end of year	122,000	$33.85

Exercisable at end of year	122,000	$33.85

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

11. Stockholders’ Equity (continued)

	2020	2019	2018
Stock-based compensation expense – Cost of sales	$106,000	$122,000	$141,000
Stock-based compensation expense – SG&A	$42,000	$50,000	$71,000
Income tax benefit	$(36,000)	$(42,000)	$(54,000)
Total intrinsic value of options exercised during the year	$—	$—	$—
Total fair value of options vested during the year	$180,000	$169,000	$169,000
Total intrinsic value of options outstanding at end of year	$—	$—	$—
Total intrinsic value of options exercisable at end of year	$—	$—	$—
Total weighted-average remaining vesting period in years	—	0.49	1.05
Total weighted-average remaining contractual life period in years (options outstanding)	2.64	3.61	4.61
Total weighted-average remaining contractual life period in years (options exercisable)	2.64	3.47	4.31

Stock-based Compensation Expense Not Yet Recognized – At December 31, 2020, the total stock-based compensation expense not yet recognized is $2,212,000, relating to all forms of non-vested equity awards, which we will be amortizing (subject to adjustments for actual forfeitures and performance assessments associated with the PBRS restricted stock) through the respective remaining vesting periods through December 2022.

Reserved Shares of Common Stock – As of December 31, 2020, we have reserved 1.6 million shares of common stock issuable upon potential conversion of preferred stocks and equity awards pursuant to their respective terms.

NOL Rights Agreement – On July 6, 2020, we entered into the Section 382 Rights Agreement (the “NOL Rights Agreement”), dated as of July 6, 2020, between LSB and Computershare Trust Company, N.A., as rights agent.

The purpose of the NOL Rights Agreement is to facilitate our ability to preserve our NOLs and other tax attributes in order to be able to offset potential future income taxes for federal income tax purposes. Our ability to use these NOLs and other tax attributes would be substantially limited if we experience an “ownership change,” as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). A company generally experiences an ownership change if the percentage of the value of its stock owned by certain 5% shareholders, as defined in Section 382 of the Code, increases by more than 50% points over a rolling three-year period. The NOL Rights Agreement is intended to reduce the likelihood of an ownership change under Section 382 of the Code by deterring any person (as defined in the NOL Rights Agreement) or group of affiliated or associated persons (“Group”) from acquiring beneficial ownership of 4.9% or more of our outstanding common shares.

The rights issued under the NOL Rights Agreement will expire on the earliest to occur of (i) the close of business on the day following the certification of the voting results of our 2021 annual meeting of stockholders, or other duly held stockholders’ meeting, (ii) the date on which our Board determines in its sole discretion that (x) the NOL Rights Agreement is no longer necessary for the preservation of material valuable NOLs or tax attributes or (y) the NOLs and tax attributes have been fully utilized and may no longer be carried forward and (iii) the close of business on July 6, 2023.

Our Board may, in its discretion, determine that a person, entity or a certain transaction is exempt from the operation of the NOL Rights Agreement or amend the terms of the rights.

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

11. Stockholders’ Equity (continued)

This summary description of the NOL Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement filed as an exhibit to our Current Report on Form 8-K filed on July 6, 2020.

12. Non-Redeemable Preferred Stock

Series Non-Redeemable B Preferred – The 20,000 shares of Series B 12% cumulative, convertible preferred stock (“Series B Preferred”), $100 par value, are convertible, in whole or in part, into 666,666 shares of our common stock (33.3333 shares of common stock for each share of preferred stock) at any time at the option of the holder and entitle the holder to one vote per share. The Series B Preferred provides for annual cumulative dividends of 12% ($12.00 per share) from date of issue, payable when and as declared. All of the outstanding shares of the Series B Preferred are owned by the Golsen Holders and an immediate family member.

Series Non-Redeemable D Preferred – The 1,000,000 shares of Series D 6% cumulative, convertible Class C preferred stock (“Series D Preferred”) have no par value and are convertible, in whole or in part, into 250,000 shares of our common stock (1 share of common stock for 4 shares of preferred stock) at any time at the option of the holder. Dividends on the Series D Preferred are cumulative and payable annually in arrears at the rate of 6% per annum ($0.06 per share) of the liquidation preference of $1.00 per share. Each holder of the Series D Preferred shall be entitled to .875 votes per share. All of the outstanding shares of Series D Preferred are owned by the Golsen Holders and an immediate family member.

See discussions concerning dividends on the Series B and D Preferred in Note 14 – Related Party Transactions.

Other – At December 31, 2020, we are authorized to issue an additional 230,000 shares of $100 par value preferred stock and an additional 3,860,000 shares of no-par value preferred stock. Upon issuance, our Board will determine the specific terms and conditions of such preferred stock.

13. Executive Benefit Agreement, Employee Savings Plans and Collective Bargaining Agreements

We are party to a death benefit agreement (“2005 Agreement”) with Jack E. Golsen (“J. Golsen”), who retired as discussed in Note 14-Related Party Transactions.

The 2005 Agreement provides that, upon J. Golsen’s death, we will pay to the designated beneficiary, a lump-sum payment of $2,500,000 to be funded from the net proceeds received by us under certain life insurance policies on his life that are owned by us. We are obligated to keep in existence life insurance policies with a total face amount of no less than $2,500,000 of the stated death benefit.

The following table includes information about this agreement:

	December 31,
	2020	2019
	(In Thousands)
Total undiscounted death benefit	$2,500	$2,500

Total accrued death benefit	$2,539	$2,564

The accrued executive benefit under the 2005 Agreement is included in noncurrent accrued and other liabilities. We accrue for such liabilities when they become probable and discount the liabilities to their present value.

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

13. Executive Benefit Agreement, Employee Savings Plans and Collective Bargaining Agreements (continued)

To assist us in funding the 2005 Agreement and for other business reasons, we purchased life insurance policies on various individuals in which we are the beneficiary. Some of these life insurance policies have cash surrender values that we have borrowed against. The net cash surrender values of these policies are included in other assets.

The following table summarizes certain information about these life insurance policies.

	December 31,
	2020	2019
	(In Thousands)
Total face value of life insurance policies	$4,500	$4,500

Total cash surrender values of life insurance policies	$1,796	$1,727
Loans on cash surrender values	(1,703)	(1,629)

Net cash surrender values	$93	$98

	2020	2019	2018
	(In Thousands)
Cost of life insurance premiums	$215	$215	$54
Decreases (increases) in cash surrender values	(69)	(70)	149

Net cost of life insurance premiums included in SG&A	$146	$145	$203

Employee Savings Plans – We sponsor a savings plan under Section 401(k) of the Internal Revenue Code under which participation is available to substantially all full-time employees. Beginning in January 2019, we began matching 50% of an employee’s contribution, up to 6%, for substantially all full-time employees. Prior to 2019, we did not contribute to this plan except for certain employees. For 2020, 2019 and 2018, the amounts contributed to this plan were $1,022,000, $997,000, and $243,000, respectively.

Collective Bargaining Agreements – As of December 31, 2020, we employed 573 persons, 188 of whom are represented by unions under agreements, including agreements being negotiated, that expire in July 2021 through November 2022.

14. Related Party Transactions

During 2020, we entered into a financing arrangement with an affiliate of LSB Funding as discussed in footnote (G) of Note 6, which transaction included debt issuance costs of approximately $0.1 million paid to this affiliate. During 2019, we entered into two separate financing arrangements with an affiliate of LSB Funding as discussed in footnotes (E) and (F) Note 6, which transactions included debt issuance costs totaling approximately $0.1 million paid to this affiliate. During 2019, we incurred a consent fee of approximately $0.3 million from LSB Funding associated with the issuance of the New Notes discussed in footnote (B) of Note 6. During 2018, we sold $50.0 million and $0.5 million principal amount of notes to an affiliate of LSB Funding and Daniel D. Greenwell, respectively, associated with the issuance and sale of the Notes discussed in footnote (B) of Note 6. As discussed in Note 10, we paid a fee of $2.8 million to LSB Funding relating to the letter agreement amending the terms of the Series E Redeemable Preferred. LSB Funding holds all outstanding shares of the Series E and Series F Redeemable Preferred discussed in Note 10. Pursuant to the terms of the Board Representation and Standstill Agreement, our Board includes two directors that are employees of affiliates of LSB Funding. During 2020, 2019 and 2018, we incurred director fees associated with these directors totaling approximately $0.3 million for each respective year.

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

14. Related Party Transactions (continued)

Effective December 30, 2018, Daniel D. Greenwell elected not to enter into a new employment agreement and resigned from the Board and his roles as Chairman and our Chief Executive Officer. Subject to the execution of a release agreement, which was executed in January 2019, Mr. Greenwell was entitled to certain severance benefits pursuant to the terms of his employment agreement. As a result, we incurred an expense of approximately $2.6 million relating to these severance benefits in 2018. In addition, approximately $2.7 million of share-based compensation was incurred in 2018 due to the accelerated vesting of 312,369 shares of restricted stock.

At December 31, 2020, accumulated dividends on the Series B and Series D Preferred totaled approximately $1.6 million. The Series B Preferred and Series D Preferred are non-redeemable preferred stocks issued in 1986 and 2001, respectively, of which all outstanding shares are owned by the Golsen Holders and an immediate family member.

During 2020, 2019 and 2018, we incurred director fees associated with Barry H. Golsen totaling approximately $0.1 million for each respective year.

As the result of J. Golsen informing the Board of his election to retire as Executive Chairman effective December 31, 2017, we determined not to extend the employment agreement with J. Golsen beyond its then current term that expired on December 31, 2017 (the “Retirement Date”) and, in accordance with the terms his employment agreement, delivered a notice of non-renewal to J. Golsen. Following the Retirement Date, J. Golsen serves as Chairman Emeritus of our Board.

During 2017, we entered into a transition agreement (the “Transition Agreement”) with J. Golsen that commenced on January 1, 2018 and ends upon the earlier of his death or a change in control as defined in the Transition Agreement. During the term, J. Golsen will receive an annual cash retainer of $480,000 and an additional monthly amount of $4,400 to cover certain expenses. In accordance with the terms of the Transition Agreement, we will also reimburse J. Golsen for his cost of certain medical insurance coverage until his death. Effective as of the Retirement Date, the severance agreement that was in force with J. Golsen was terminated. In consideration for his services, including as Chairman Emeritus, we will pay J. Golsen a one-time payment equal to $2,320,000 upon the consummation of a change in control should one occur prior to his death.

15. Supplemental Cash Flow Information

The following provides additional information relating to cash flow activities:

	2020	2019	2018
	(In Thousands)
Cash payments (refunds) for:
Interest on long-term debt and other, net of capitalized interest	$45,730	$42,184	$35,719
Income taxes, net	$(312)	$(65)	$(1,138)

Noncash investing and financing activities:
Accounts receivable, supplies and accounts payable associated with additions of PP&E	$16,286	$18,350	$16,484
Dividend accrued on Series E Redeemable Preferred	$35,182	$30,729	$26,840
Accretion of Series E Redeemable Preferred	$2,026	$1,995	$3,375

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

16. Net Sales

Disaggregated Net Sales

As discussed in Note 1, we primarily derive our revenues from the sales of various chemical products. The following table presents our net sales disaggregated by our principal markets, which disaggregation is consistent with other financial information utilized or provided outside of our consolidated financial statements:

	2020	2019	2018
	(Dollars In Thousands)
Net sales:
Agricultural products	$180,036	$187,641	$187,164
Industrial products	133,024	139,643	148,598
Mining products	38,256	37,786	42,398

Total net sales	$351,316	$365,070	$378,160

Other Information

Although most of our contracts have an original expected duration of one year or less, for our contracts with a duration greater than one year at contract inception, the average remaining expected duration was approximately 17 months at December 31, 2020.

Liabilities associated with contracts with customers (contract liabilities) primarily relate to deferred revenue and customer deposits associated with cash payments received in advance from customers for volume shortfall charges and product shipments. We had approximately $2.5 million and $3.6 million of contract liabilities as of December 31, 2020 and 2019, respectively. During 2020, revenues of $1.9 million were recognized and included in the balance at the beginning of the period.

LSB Industries, Inc.

Notes to Consolidated Financial Statements (continued)

17. Leases

Information related to our leases as of December 31, 2020 and 2019 are presented below:

	2020	2019
	(Dollars In Thousands)
Components of lease expense:
Operating lease cost	$7,611	$7,270
Short-term lease cost	4,372	2,665
Other cost (1)	75	64

Total lease cost	$12,058	$9,999

Supplemental cash flow information related to leases:
Operating cash flows from operating leases	$7,782	$7,677
Operating cash flows from finance leases	15	16
Financing cash flows from finance leases	45	61

Cash paid for amounts included in the measurement of lease liabilities	$7,842	$7,754

Right-of-use assets obtained in exchange for new operating lease liabilities	$17,064	$5,967

Other lease-related information:
Weighted-average remaining lease term – operating leases (in years)	4.3	4.6
Weighted-average remaining lease term – finance leases (in years)	4.1	3.8
Weighted-average discount rate – operating leases	8.26%	8.70%
Weighted-average discount rate – finance leases	8.65%	8.94%

(1)	Includes variable and finance lease costs.

Additionally, under ASC 840, expenses associated with our operating leases agreements, including month-to-month leases, were $10,235,000 in 2018.

At December 31, 2020, future minimum operating lease payments due under ASC 842 are summarized by fiscal year in the table below:

Operating Leases
(In thousands)
2021	$8,585
2022	7,398
2023	6,422
2024	4,799
2025	2,319
Thereafter	1,945

Total lease payments	31,468
Less imputed interest	(4,917)

Present value of lease liabilities	$26,551

As of December 31, 2020, we did not have any executed operating leases with lease terms greater than one year that have not yet commenced.

LSB Industries, Inc.

Supplementary Information

Quarterly Financial Data (Unaudited)

Summarized unaudited quarterly financial data for 2020 and 2019 are as follows.

	Three months ended
	March 31	June 30	September 30	December 31
	(In Thousands, Except Per Share Amounts)
2020
Net sales	$83,411	$105,033	$73,969	$88,903

Gross profit (loss) (1)	$2,551	$19,021	$(1,059)	$(3,465)

Net loss (1) (2)	$(19,452)	$(365)	$(20,402)	$(21,692)

Net loss attributable to common stockholders	$(28,338)	$(9,634)	$(29,874)	$(31,573)

Basic and diluted loss per common share	$(1.01)	$(0.34)	$(1.06)	$(1.12)

2019
Net sales	$94,152	$121,527	$75,495	$73,896

Gross profit (loss) (1)	$7,318	$19,677	$(9,733)	$(12,277)

Net income (loss) (1) (2)	$(11,540)	$6,631	$(30,794)	$(27,714)

Net loss attributable to common stockholders	$(19,367)	$(1,530)	$(39,133)	$(36,411)

Basic and diluted loss per common share	$(0.69)	$(0.05)	$(1.39)	$(1.30)

LSB Industries, Inc.

Supplementary Financial Data

Quarterly Financial Data (Unaudited)

(1)	The following income (expense) items impacted gross profit (loss) and net income (loss):

	Three months ended
	March 31	June 30	September 30	December 31
	(In Thousands)
Recovery from settlements with certain vendors
2020	$—	$5,664	$—	$—

Turnaround expense: (A)
2020	$—	$(11)	$(34)	$(31)

2019	$—	$(604)	$(7,232)	$(5,374)

Unrealized gain (loss) on natural gas contracts
2020	$(527)	$396	$669	$(1,743)

(2)	The following income (expense) items impacted net income (loss):

Charge associated with assets held for sale
2019	$—	$—	$—	$(9,701)

Legal fees associated with Leidos matter
2020	$(3,287)	$(955)	$(901)	$(572)

2019	$(932)	$(1,496)	$(3,330)	$(3,843)

Interest expense associated with Global judgment
2020	$(1,327)	$(79)	$(80)	$(80)

Benefit (provision) for income taxes
2020	$339	$1,299	$1,370	$1,741

2019 (B)	$(400)	$5,733	$483	$15,108

(A)	Turnaround expenses do not include the impact on operating results relating to lost absorption or reduced margins due to the associated plants being shut down.
(B)

The deferred tax benefit for the three-month period ended December 31, 2019 is primarily due to federal and state indefinite lived carryforward benefits that can be realized through the reversal of deferred tax liabilities.

LSB Industries, Inc.

Schedule II – Valuation and Qualifying Accounts

Years ended December 31, 2020, 2019, and 2018

(In Thousands)

Description (1)	Balance at Beginning of Year	Additions- Charges to (Recovery of) Costs and Expenses	Deductions- Write- offs/Costs Incurred	Balance at End of Year
Accounts receivable – allowance for doubtful accounts:
2020	$261	$141	$24	$378

2019	$351	$175	$265	$261

2018	$303	$124	$76	$351

Deferred tax assets – valuation allowance:
2020	$51,589	$13,471	$405	$64,655

2019	$45,626	$8,279	$2,316	$51,589

2018	$26,920	$21,042	$2,336	$45,626

(1)	Deducted in the consolidated balance sheet from the related assets to which the reserve applies.

Other valuation and qualifying accounts are detailed in our notes to consolidated financial statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following MD&A should be read in conjunction with a review of our December 31, 2020 consolidated financial statements included elsewhere in this report. A reference to a “Note” relates to a note in the accompanying notes to the consolidated financial statements. Certain statements contained in this MD&A may be deemed to be forward-looking statements. See “Special Note Regarding Forward-Looking Statements.”

Overview

General

LSB is headquartered in Oklahoma City, Oklahoma and through its subsidiaries, manufactures and sells chemical products for the agricultural, mining, and industrial markets. We own and operate facilities in Cherokee, Alabama; El Dorado, Arkansas; and Pryor, Oklahoma, and operate a facility on behalf of a global chemical company in Baytown, Texas. Our products are sold through distributors and directly to end customers throughout the U.S. and parts of Mexico and Canada.

Key Operating Initiatives for 2021

We believe our future results of operations and financial condition will depend significantly on our ability to successfully implement the following key initiatives:

•	Continue Focusing on Becoming a “Best in Class” Chemical Plant Operator with respect to Safe, Reliable Operations that Produce the Highest Quality Product.

•

We believe that high safety standards are critical and a precursor to improved plant performance. With that in mind, we implemented and are currently managing enhanced safety programs at our facilities that focus on improving our safety culture that will reduce risks and continuously improve our safety performance.

•

We have several initiatives underway that we believe will improve the overall reliability of our plants and allow us to produce more products for sale while lowering our cost of production. Those initiatives are focused on, operations excellence through enhancements in the operating procedure program, asset health monitoring optimization and asset care excellence maintenance programs, and product quality programs focused on providing products to the customer that meet the highest quality standards.

•

Continue Broadening the Distribution of our Products. To further leverage our plants current production capacity, we are continuing to expand the distribution of our industrial and mining products by partnering with customers to take product into different markets both within and outside the U.S.

•

In October 2020, we announced a new long-term nitric acid supply contract with a customer. Under the agreement, we agreed to supply between 70,000 to 100,000 tons of nitric acid per year, with sales beginning the first quarter of 2021. This contract advances our focus to leverage underutilized nitric acid production capacity at our El Dorado Facility.

•

We also executed a new contract to capture and sell carbon dioxide out of our El Dorado Facility, where our customer is building a guest plant. We expect to begin sales under this agreement in the fourth quarter of 2021.

•

Additionally, early in the second quarter of 2020, we completed a key storage project that will allow us to further maximize our production of HDAN at our El Dorado Facility, which we expect to enable us to achieve higher production, a lower cost per ton and increased sales of that product during periods of more attractive pricing.

•

Development of a Strategy to Capitalize on Ammonia Opportunities in a Renewable Energy Focused Economy. As there is a heightened global focus on significantly increasing the use of renewable energy to reduce carbon emissions, we are currently developing a strategy to enter the market for low-carbon or no carbon ammonia, a rapidly emerging trend referred to as “blue-green ammonia.” Many studies have shown that ammonia is the best carrier for hydrogen, given higher energy content and relative ease of storage via hydrogen gas. Ammonia can also be used as zero carbon fuel in the maritime sector, a carbon free fertilizer and as a coal substitute in energy constrained countries. If ammonia were to be used for energy consumption globally, this would equate to 5 times the amount of current global annual production of ammonia, or approximately 50 times of the current seaborne trade. We believe we are well-placed to partake in this opportunity given the ability to retrofit our existing plants rather than the need to invest in greenfield projects thereby reducing the time to market and the upfront capital expenditures which will help the overall economics.

•

Improving Our Capital Structure and Overall Cost of Capital. We are actively seeking ways to improve our capital structure and reduce our overall cost of capital. We believe that continued improvement in operating performance combined with improving fundamentals in the agriculture market and the continued economic recovery from the COVID-19 pandemic will be a benefit in achieving those efforts.

•

Evaluate Acquisitions of Strategic Assets or Companies. We are evaluating opportunities to acquire strategic assets or companies, mergers with other companies and investment in additional production capacity where we believe those acquisitions, mergers or expansion of production capacity will enhance the value of the Company and provide appropriate returns.

We may not successfully implement any or all of these initiatives. Even if we successfully implement the initiatives, they may not achieve the results that we expect or desire.

Business Developments-2020

COVID-19 Pandemic

All of the facilities we operate have been designated as essential critical infrastructure based on guidelines issued by the United States Department of Homeland Security’s Cybersecurity and Infrastructure Security Agency. Since we produce fertilizer products used by the agriculture industry, as well as chemical products required in a variety of industrial manufacturing processes, LSB has been determined to be a critical service provider, and therefore, our facilities have remained operational despite the government mandated operational limitations or business closings resulting from the federal, state and local government responses to the evolving global health crisis resulting from the COVID-19 pandemic. Management has taken significant measures to ensure the health and safety of our employees and our business continuity during this challenging situation. For our personnel at our manufacturing facilities and retail agricultural centers, we have developed plans and procedures that have allowed them to operate in a safe manner in order to protect them, their families, our vendors and our customers. These include daily health screenings, including temperature checks and questionnaires, use of proper personal protection equipment, regular disinfection and cleaning of equipment and workspaces, social distancing, working from home where appropriate and quarantining of employees according to specific protocols. We intend to maintain our discipline in this regard for however long the current health risk persists.

The nitrogen chemical industry was under pressure during most of 2020. As a result of the COVID-19 global economic downturn and the resultant decline in energy prices, industry operating rates globally have risen, resulting in greater supply and lower fertilizer pricing. Pricing for all major agricultural product categories was impacted by the continued oversupply of ammonia in our primary end markets, along with increased imports of some of our downstream products. In addition, our industrial and mining sales volume declined as a result of pandemic-related weakness in demand in several of our end markets.

Looking ahead to 2021, while much of the U.S. economy has a least partially reopened and we have seen a healthy recovery of the economy, we are not yet back to pre-pandemic operating levels and uncertainty still remains for some of our end markets. With respect to our agricultural business, the corn market has experienced positive indicators beginning during the latter part of 2020. According to certain industry sources, the estimated corn acres to be planted in 2021 ranges between 92 to 94 million. Also, the U.S. Department of Agriculture (the “USDA”) currently estimates the U.S. ending corn stocks to be approximately 38.2 million metric tons, compared to 48.8 million metric tons relating to the 2020 crop. In addition, demand from ethanol-related consumption has increased since the second quarter of 2020, although overall demand continues to be lower compared to 2019 due to the stay-at-home orders, we experienced in the U.S. Increased Chinese import of corn and lower than expected ending corn inventory is currently improving corn pricing and is driving higher fertilizer pricing thus far for the 2021 spring season. However, improvements in fertilizer pricing could be tempered higher natural gas costs and from additional imported fertilizers. With respect to our industrial and mining business, we are seeing gradual improvement in demand for nitric acid, industrial ammonia and ammonium nitrate as sectors such as automotive manufacturing, home building, and copper mining have increased activity. Also see discussion below concerning a new long-term nitric acid supply contract with a customer.

On the liquidity front, as of December 31, 2020, we had approximately $58.1 million of combined cash and borrowing capacity, which, we believe, provides us with ample liquidity to fund our operations and meet our current obligations.

As discussed in footnotes (D) and (G) of Note 6, in April 2020, we received a $10 million loan through the PPP within the CARES Act stimulus package. The funds from this loan, along with the decisive action we implemented to defer expenses and capital expenditures, have enabled us to avoid the need to furlough or terminate employees to counteract the lost volume and pricing impacts we have seen or expect as a result of the COVID-19 pandemic. Also, during August 2020, EDA entered into a $30 million secured financing arrangement with an affiliate of LSB Funding with an interest rate of 8.75%. Beginning in September 2020, principal and interest are payable in 60 equal monthly installments with a final balloon payment of approximately $5 million due in August 2025. This $30 million financing arrangement is secured by an ammonia storage tank and is guaranteed by LSB. A portion of the proceeds from this secured financing arrangement was used to pay off the Secured Promissory Note that was scheduled to mature in May 2023.

Also see discussions below under “Liquidity and Capital Resources.”

Long-Term Nitric Acid Supply Contract

During October 2020, EDC entered into a new long-term nitric acid supply contract with a customer. Under the agreement, EDC agreed to supply between 70,000 to 100,000 tons of nitric acid annually, with sales beginning in the first quarter of 2021. The initial contract term extends through 2027 but includes automatic one-year renewal terms unless terminated by either party pursuant to the terms of the contract.

Settlements with Certain Vendors

As discussed in Note 8, in June 2020, EDC and certain vendors mediated settlements totaling $7.6 million for EDC to recover certain costs associated with our new nitric acid plant at our El Dorado Facility. The construction of this plant was completed and began production in 2016. Of the $7.6 million, approximately $5.7 million is classified as a reduction to cost of sales and approximately $1.9 million is classified as a reduction to PP&E. The recovery amount was applied against the original classification of the underlying costs.

Business Development-February 2021

On February 21, 2021, we began the phased restart of our Pryor Facility, which was taken out of service on February 12, 2021 after extreme cold weather caused a surge in natural gas prices in the region, along with the curtailment of gas distribution by the operator of the pipeline that supplies natural gas to the facility.

As weather across the middle of the country has improved and temperatures have warmed, natural gas prices have normalized and supply volumes have been restored to levels required for full operation of our facilities. The Pryor Facility is in the process of restarting and we expect the facility to return to pre-shutdown production volume levels as safely and as soon as practicable.

Also, as a result of unprecedented cold weather conditions, on February 17, 2021, the primary natural gas supplier to our El Dorado Facility asserted a claim of force majeure and materially restricted the supply of gas to the facility. However, effective February 23, 2021, the force majeure was lifted and the facility’s ammonia plant is currently in production.

Notably, our Cherokee Facility was not materially impacted by the extreme cold weather and related natural gas price and supply issues and operated at targeted levels throughout February.

Key Industry Factors

Supply and Demand

Agricultural

See discussion above concerning the COVID-19 pandemic under “Business Developments-2020.”

The price at which our agricultural products are ultimately sold depends on numerous factors, including the supply and demand for nitrogen fertilizers which, in turn, depends upon world grain demand and production levels, the cost and availability of transportation and storage, weather conditions, competitive pricing and the availability of imports. Additionally, expansions or upgrades of competitors’ facilities and international and domestic political and economic developments continue to play an important role in the global nitrogen fertilizer industry economics, including the impact from the Phase 1 trade agreement between the U.S and China. These factors can affect, in addition to selling prices, the level of inventories in the market which can cause price volatility and affect product margins.

From a farmers’ perspective, the demand for fertilizer is affected by the aggregate crop planting decisions and fertilizer application rate decisions of individual farmers. Individual farmers make planting decisions based largely on prospective profitability of a harvest, while the specific varieties and amounts of fertilizer they apply depend on factors such as their financial resources, soil conditions, weather patterns and the types of crops planted.

Additionally, changes in corn prices and those of soybean, cotton and wheat prices, can affect the number of acres of corn planted in a given year, and the number of acres planted will drive the level of nitrogen fertilizer consumption, likely effecting prices.

For 2020 as noted in the table below, the USDA estimates the number of acres of corn planted in the U.S. was approximately 91 million acres and U.S ending stocks to be approximately 38 million metric tons, a 22% decrease from a year ago.

The following February estimates are associated with the corn market:

	2021 Crop (2020 Harvest) February Report (1)	2020 Crop (2019 Harvest) February Report (1)	Percentage Change (2)	2019 Crop (2018 Harvest) February Report (1)	Percentage Change (3)
U.S. Area Planted (Million acres)	90.8	89.7	1.2%	88.9	2.1%
U.S. Yield per Acre (Bushels)	172.0	167.5	2.7%	176.4	(2.5%)
U.S. Production (Million bushels)	14,182	13,620	4.1%	14,340	(1.1%)
U.S. Ending Stocks (Million metric tons)	38.2	48.8	(21.7%)	56.4	(32.3%)
World Ending Stocks (Million metric tons)	286.5	303.0	(5.4%)	320.1	(10.5%)

(1)

Information obtained from WASDE report dated February 9, 2021 (“February Report”) for the 2020/2021 (“2021 Crop”), 2019/2020 (“2020 Crop”) and 2018/2019 (“2019 Crop”) corn marketing years. The marketing year is the twelve-month period during which a crop normally is marketed. For example, the marketing year for the current corn crop is from September 1 of the current year to August 31 of the next year. The year begins at the harvest and continues until just before harvest of the following year.

(2)	Represents the percentage change between the 2021 Crop amounts compared to the 2020 Crop amounts.
(3)	Represents the percentage change between the 2021 Crop amounts compared to the 2019 Crop amounts.

After a challenging 2019 for U.S. corn farmers, the number of planted corn acres in 2020 increased slightly and corn production increased 4% year over year. Despite the national restrictions and stay at home orders placed on traveling during 2020, in an attempt to slow the spread of the COVID-19 pandemic, the USDA estimates a slight demand increase in corn for ethanol production compared to last year. Most gasoline has 10% ethanol content. Ethanol is commonly made from corn and ethanol production is the largest user of U.S. corn, representing roughly 40% of total U.S. corn demand. Lastly, due to the overall demand for corn, the USDA significantly decreased the U.S. ending corn stocks to approximately 38 million metric tons, compared to 49 million metric tons relating to the 2020 crop.

For 2021, this decrease in ending corn stocks has elevated current and projected corn prices not seen in seven years, which may positively impact fertilizer demand and prices for the spring planting season.

On the supply side, given the low price of natural gas in North America over the last several years, North American fertilizer producers have become the global low-cost producers for delivered fertilizer products to the Midwest U.S. Several years ago, the market believed that low natural gas prices would continue. That belief, combined with favorable fertilizer pricing, stimulated investment in numerous expansions of existing nitrogen chemical facilities and the construction of new nitrogen chemical facilities. Following the expansions, global nitrogen fertilizer supply outpaced global nitrogen fertilizer demand causing oversupply in the global and North American markets. In addition, the new domestic supply of ammonia and other fertilizer products changed the physical flow of ammonia in North America placing pressure on nitrogen fertilizer selling prices as the new capacity was absorbed by the market.

Beginning in late 2019 and into 2020, ammonia pricing was under pressure due to inordinately inclement weather, followed by sluggish industrial demand throughout 2020, as a result of pandemic related weakness, which led to increased supply and resultant lower overall pricing for ammonia. Also, in 2020, ammonia prices in the Southern Plains market were under additional pricing pressure relating to the closure of the Magellan ammonia pipeline during 2019, which also led to a build-up in ammonia supply in this market.

Beginning in the latter half of 2019 and throughout 2020, UAN prices traded at a discount to urea on a nitrogen equivalent basis, due in part to European anti-dumping duties that were imposed on imports from certain countries, including the U.S., which resulted in increased imports of UAN into the U.S. primarily from Trinidad and Russia and decreased exports from the U.S., resulting in increased overall supply in the U.S market.

Looking forward to 2021, favorable dynamics for U.S. agriculture have translated into higher prices to date for a variety of crops, including corn, which has prompted an increase in demand for fertilizers by farmers seeking to maximize yields in the coming spring planting season. Favorable grower income in 2020, coupled with significant increase in Chinese imports of agricultural commodities, lower ending U.S. corn inventory levels, and drought conditions in South America have pushed commodity prices, including corn, to their highest level in over seven years. According to certain industry sources, the estimated corn acres to be planted in 2021 is between 92 to 94 million. These factors have resulted in a price rally for fertilizers over the last several months, which we expect will continue through the spring planting season.

Industrial and Mining

See discussion above concerning the COVID-19 pandemic under “Business Developments-2020.”

Our industrial products sales volumes are dependent upon general economic conditions primarily in the housing, automotive, and paper industries. According to the American Chemistry Council, the U.S. economic indicators are improving and pointing towards continued improvement despite continuing COVID-19 pandemic related difficulties in the markets we serve. Our sales prices generally vary with the market price of ammonia or natural gas, as applicable, in our pricing arrangements with customers. See discussion above concerning a new long-term nitric acid supply contract under “Business Developments-2020.”

Our mining products are LDAN and AN solution, which are primary used as AN fuel oil and specialty emulsions for usage in the quarry and the construction industries, for metals mining, and to a lesser extent, for coal. In our mining markets, our sales volumes are typically driven by changes in the overall North American consumption levels of mining products that can be impacted by weather. Metals mining prices have seen strong pricing during 2020 which in turn we expect will drive strong demand for our mining products for 2021 as producers push to extract as much as possible. Also, although U.S. coal production decreased by 24% during 2020, the EIA is projecting a 12% increase in 2021 because of a forecast 41% increase in natural gas prices for electricity generators, making coal more competitive in the electric power sector. We believe our plants are well located to support the more stable quarry and construction industries and the metals mining industries.

Farmer Economics

The demand for fertilizer is affected by the aggregate crop planting decisions and fertilizer application rate decisions of individual farmers. Individual farmers make planting decisions based largely on prospective profitability of a harvest, while the specific varieties and amounts of fertilizer they apply depend on factors such as their financial resources, soil conditions, weather patterns and the types of crops planted.

Natural Gas Prices

Natural gas is the primary feedstock used to produce nitrogen fertilizers at our manufacturing facilities. In recent years, U.S. natural gas reserves have increased significantly due to, among other factors, advances in extracting shale gas, which has reduced and stabilized natural gas prices, providing North America with a cost advantage over certain imports. As a result, our competitive position and that of other North American nitrogen fertilizer producers has been positively affected.

We historically have purchased natural gas either on the spot market, through forward purchase contracts, or a combination of both and have used forward purchase contracts to lock in pricing for a portion of our natural gas requirements. These forward purchase contracts are generally either fixed-price or index-price, short-term in nature and for a fixed supply quantity. We are able to purchase natural gas at competitive prices due to our connections to large distribution systems and their proximity to interstate pipeline systems. The following table shows the annual volume of natural gas we purchased and the average cost per MMBtu:

	2020	2019
Natural gas volumes (MMBtu in millions)	30.1	27.4

Natural gas average cost per MMBtu	$2.09	$2.55

Transportation Costs

Costs for transporting nitrogen-based products can be significant relative to their selling price. For example, ammonia is a hazardous gas at ambient temperatures and must be transported in specialized equipment, which is more expensive than other forms of nitrogen fertilizers. In recent years, a significant amount of the ammonia consumed annually in the U.S. was imported. Therefore, nitrogen fertilizers prices in the U.S. are influenced by the cost to transport product from exporting countries, giving domestic producers who transport shorter distances an advantage. However, we continue to evaluate the recent rising costs of rail and truck freight domestically. Additionally, the Magellan ammonia pipeline, which had an annual capacity to transport approximately 900,000 tons per year, most of which was produced in Oklahoma and Texas and delivered via the pipeline in the Midwest has been permanently shut down. Without the pipeline in place for ammonia transport, producers that relied on the pipeline to transport their ammonia now have to rely on other transportation modes, primarily trucks, but will also include rail and barge transport of ammonia. Due to increases in demand for ammonia trucks during the spring and fall planting seasons, higher transportation costs have and could continue to impact our margins, if we were unable to fully pass through these costs to our customers. As a result, we continue to evaluate supply chain efficiencies to reduce or counter the impact of higher logistics costs.

Key Operational Factors

Facility Reliability

Consistent, reliable and safe operations at our chemical plants are critical to our financial performance and results of operations. The financial effects of planned downtime at our plants, including Turnarounds (primarily associated with our ammonia plants), is mitigated through a diligent planning process that considers the availability of resources to perform the needed maintenance and other factors. Unplanned downtime of our plants typically results in lost contribution margin from lost sales of our products, lost fixed cost absorption from lower production of our products and increased costs related to repairs and maintenance. All Turnarounds result in lost contribution margin from lost sales of our products, lost fixed cost absorption from lower production of our products, and increased costs related to repairs and maintenance, which repair and maintenance costs are expensed as incurred.

Our Cherokee Facility is currently on a three-year ammonia plant Turnaround cycle with the next ammonia plant Turnaround planned in the third quarter of 2021.

Our El Dorado and Pryor Facilities are currently on a three-year ammonia plant Turnaround cycle with the next ammonia plant Turnaround planned in the third quarter of 2022.

Ammonia Production

Ammonia is the basic product used to produce all of our upgraded products. The ammonia production rates of our plants affect the total cost per ton of each product produced and the overall sales of our products.

Total ammonia production in 2020 was 827,000 tons. For 2021, we are targeting total ammonia production of approximately 830,000 tons to 850,000 tons despite a 30-day Turnaround at our Cherokee Facility, which will lower ammonia production during the third quarter by approximately 15,000 tons.

We believe that our focus on continuous improvement in reliability as discussed in key operating initiatives will result in year over year improvement in ammonia production for 2021.

Forward Sales Contracts

We use forward sales of our fertilizer products to optimize our asset utilization, planning process and production scheduling. These sales are made by offering customers the opportunity to purchase product on a forward basis at prices and delivery dates that are agreed upon, with dates typically occurring within 12 months. We use this program to varying degrees during the year depending on market conditions and our view of changing price environments. Fixing the selling prices of our products months in advance of their ultimate delivery to customers typically causes our reported selling prices and margins to differ from spot market prices and margins available at the time of shipment.

Consolidated Results for 2020

Our consolidated net sales for 2020 were $351.3 million compared to $365.1 million for 2019. Our consolidated operating loss was $15.5 million compared to $39.1 million for 2019. The items affecting our operating results are discussed below and under “Results of Operations.”

Items Affecting Comparability of Results

Selling Prices

For 2020, average agricultural selling prices for our ammonia, UAN, and HDAN decreased 29%, 25% and 11%, respectively, compared to 2019. As discussed above under “Key Industry Factors,” the COVID-19 economic downturn and the resultant decline in energy prices has led to lower natural gas prices globally. These factors have led to an increase in operating rates for nitrogen producers around the globe, resulting in greater supply of nitrogen products and lower fertilizer pricing. This, combined with elevated ammonia inventory levels from the inordinately inclement weather throughout the Midwest in 2019 and the closure of the Magellan ammonia pipeline in September 2019, has led to excess ammonia supply in the Southern Plains market. Also pricing pressures were driven by the impact of ammonia producers selling ammonia that would otherwise have been sold into the industrial market but was instead sold into the agricultural market due to the pandemic-related slowdown of the industrial market. UAN prices were negatively impacted by European anti-dumping duties, which resulted in less exports of UAN from the U.S. and more imports of UAN from Russia and Trinidad into the U.S. HDAN prices were impacted by the overall decline in agricultural commodity prices.

Our 2020 average industrial selling prices for our products were lower compared to the same period of 2019 as a result of the aforementioned negative impact on the markets we serve from the COVID-19 pandemic and the elevated ammonia inventory levels. The Tampa Ammonia pricing declined 6% compared to 2019, which led to a decrease in industrial selling prices as many of our industrial contracts are indexed to the Tampa Ammonia benchmark price. Our 2020 average mining selling prices were lower compared to 2019 primarily as a result of certain mining sales contracts are linked to natural gas indexes and as the cost of natural gas declines, the pricing for these products declines accordingly.

Legal Fees-Leidos

For 2020 and 2019, certain legal fees were approximately $5.7 million and $9.6 million, respectively. These fees relate to claims we are pursuing against Leidos to recover damages and losses associated with the construction of the ammonia plant at the El Dorado Facility as discussed in footnote B of Note 8. Due to the impact from the COVID-19 pandemic, the trial date has been delayed, which resulted in reduced costs in 2020. We are awaiting a new trial date.

Settlements with Certain Vendors (2020 only)

As discussed above under “Business Developments-2020”, EDC and certain vendors mediated settlements for EDC to recover certain costs associated with a nitric acid plant at our El Dorado Facility. As a result, a recovery from these settlements was recognized which includes approximately $5.7 million classified as a reduction to cost of sales.

Ammonia Plant Turnaround Activities (2019 only)

When an ammonia plant Turnaround is performed, overall results are negatively impacted. This impact includes lost contribution margin from lost sales, lost fixed cost absorption from lower production, and increased costs associated with repairs and maintenance. The effects of our ammonia plant Turnarounds, exclusive of the impacts due to lost production during the downtime, are shown below:

Facility	2019 Related Period	Turnaround Downtime	Turnaround Expense (In Thousands)	Estimated Lost Production (In Tons)
Pryor Facility	3rd/4th Quarter	67 days	$9,088	45,000
El Dorado Facility	3rd Quarter	18 days	2,702	24,000

			$11,790	69,000

Charge Associated with Assets Held for Sale (2019 only)

In 2019, we recognized a non-cash charge of $9.7 million associated with assets held for sale, which amount is included in other expense.

Benefit for Income Taxes

For 2020, the benefit for income taxes was $4.7 million, with an effective benefit rate of 7.1%. The effective tax rate was impacted by adjustments made to our valuation allowances. For 2019, the benefit for income taxes was $20.9 million and the resulting increase in the effective benefit rate for 2019 was 24.8%, which includes changes to the state deferred tax assets and liabilities resulting from state tax law changes enacted and due to federal and state indefinite lived carryforward benefits that can be realized through the reversal of deferred tax liabilities.

Results of Operations

The following Results of Operations should be read in conjunction with our consolidated financial statements for the years ended December 31, 2020 and 2019 and accompanying notes and the discussions under “Overview” and “Liquidity and Capital Resources” included in this MD&A. You should carefully review and consider the information in the MD&A of our 2019 Form 10-K, filed with the SEC on February 25, 2020, for an understanding of our results of operations and liquidity discussions and analysis comparing 2019 to 2018.

We present the following information about our results of operations. Net sales to unaffiliated customers are reported in the consolidated financial statements and gross profit represents net sales less cost of sales. Net sales are reported on a gross basis with the cost of freight being recorded in cost of sales.

Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

The following table contains certain financial information:

	2020	2019	Change	Percentage Change
	(Dollars In Thousands)
Net sales:
Agricultural products	$180,036	$187,641	$(7,605)	(4)%
Industrial and mining products	171,280	177,429	(6,149)	(3)%

Total net sales	$351,316	$365,070	$(13,754)	(4)%

Gross profit:
Agricultural products (1)	$19,348	$28,453	$(9,105)	(32)%
Industrial and mining products (1)	61,612	58,005	3,607	6%

Adjusted gross profit by market (1)	80,960	86,458	(5,498)	(6)%
Depreciation and amortization (2)	(69,500)	(68,263)	(1,237)	2%
Turnaround expense	(76)	(13,210)	13,134
Recovery from settlements with certain vendors (3)	5,664	—	5,664

Total gross profit	17,048	4,985	12,063	242%
Selling, general and administrative expense	32,084	34,172	(2,088)	(6)%
Other expense, net	499	9,904	(9,405)

Operating loss	(15,535)	(39,091)	23,556	(60)%
Interest expense, net (4)	51,115	46,389	4,726	10%
Non-operating other expense (income), net	10	(1,139)	1,149
Benefit for income taxes	(4,749)	(20,924)	16,175

Net loss	$(61,911)	$(63,417)	$1,506	(2)%

Other information:
Gross profit percentage (5)	4.9%	1.4%	3.5%

Property, plant and equipment expenditures	$30,471	$36,081	$(5,610)	(16)%

(1)	Represents a non-GAAP measure since the amount excludes unallocated depreciation and amortization, Turnaround expenses and a recovery from settlements.
(2)	Represents amount classified as cost of sales.
(3)	See discussion above under “Business Developments – 2020.”
(4)	Includes interest expense of $1.6 million associated with a litigation judgment issued during 2020 as discussed in footnote (B) of Note 8.
(5)	As a percentage of total net sales.

The following table provides certain financial information by market (dollars in thousands):

	2020		2019		Change
	Agricultural Products	Industrial and Mining Products	Agricultural Products	Industrial and Mining Products	Agricultural Products	Industrial and Mining Products
Net sales	$180,036	$171,280	$187,641	$177,429	$(7,605)	$(6,149)

Adjusted gross profit by market (1)	$19,348	$61,612	$28,453	$58,005	$(9,105)	$3,607

Adjusted gross profit percentage by market (2)	10.7%	36.0%	15.2%	32.7%	(4.5)%	3.3%

(1)

Represents a non-GAAP measure since the amount excludes depreciation and amortization, Turnaround expenses and a recovery from settlements. See reconciliation included in the financial information table above.

(2)	As a percentage of the respective net sales.

The following tables provide key sales metrics for the agricultural products:

Product (tons sold)	2020	2019	Change	Percentage Change
UAN	498,738	359,905	138,833	39%
HDAN	292,679	277,820	14,859	5%
Ammonia	97,367	83,924	13,443	16%
Other	18,024	19,655	(1,631)	(8)%

Total	906,808	741,304	165,504	22%

Gross Average Selling Prices (price per ton)	2020	2019	Change	Percentage Change
UAN	$150	$200	$(50)	(25)%
HDAN	$237	$266	$(29)	(11)%
Ammonia	$230	$324	$(94)	(29)%

With respect to sales of industrial products, the following tables indicate key operating metrics of our major products:

Product (tons sold)	2020	2019	Change	Percentage Change
Ammonia	269,485	275,253	(5,768)	(2)%
Nitric Acid	94,395	99,544	(5,149)	(5)%
Other Industrial Products	47,875	35,107	12,768	36%

Total	411,755	409,904	1,851	—%

Tampa Ammonia Benchmark (price per metric ton)	$233	$248	$(15)	(6)%

With respect to sales of mining products, the following tables indicate key operating metrics of our major products:

Product (tons sold)	2020	2019	Change	Percentage Change
LDAN/HDAN/AN Solution	161,516	151,935	9,581	6%

Net Sales

•

Agricultural product sales decreased driven by lower selling prices for all of our agricultural products. The impact from the decline in selling prices was partially offset by an increase in sales volume of all our major agricultural products, including UAN as a result of higher production from the Pryor Facility as a result of the new Urea reactor which was installed in the fourth quarter of 2019.

•

Industrial products sales decreased primarily from lower selling prices due primarily to lower Tampa Ammonia benchmark pricing. The average Tampa ammonia pricing was approximately $15 per ton lower compared to 2019. Additionally, overall sales volumes were slightly higher into markets we serve, as a result of higher production, despite the impact from the COVID-19 pandemic.

•

Mining products sales increase slightly primarily as the result of overall higher sales volumes as customer demand has recently improved in certain markets we serve partially offset by lower selling prices. Certain mining sales contracts are linked to natural gas indexes and as the cost of natural gas declines, the pricing for these products declines accordingly.

Gross Profit

As noted in the tables above, we recognized a gross profit of $17 million for 2020 compared to $5 million for 2019, or an increase of approximately $12 million. Overall, our gross profit percentage increased to 4.9% for 2020 compared to 1.4% for 2019.

Our agricultural products adjusted gross profit percentage decreased to 11% for 2020 from 15% for 2019 due primarily to decreased selling prices for all of our agricultural products partially offset by increased sales volumes for all of our major products as discussed above.

Industrial and mining products adjusted gross profit percentage increased for 2020 to 36% from 33% for 2019 primarily driven by a shift of product mix, lower production costs and higher sales volumes of our mining products and certain industrial products partially offset by lower overall Tampa Ammonia pricing, which averaged approximately $233 per metric ton during 2020 compared to approximately $248 per metric ton for 2019 as discussed above.

The net negative effect on gross profit from activity discussed above was offset by approximately $13.9 million in lower natural gas costs per MMBtu and the result of settlements with certain vendors resulting in a recovery of approximately $5.7 million as discussed in Note 8. Also, during 2019, we incurred Turnaround costs totaling approximately $13.2 million (no Turnarounds were performed during 2020).

Selling, General and Administrative

Our SG&A expenses were $32.1 million for 2020, a decrease of $2.1 million compared to 2019. This net decrease was primarily driven by lower professional fees of $3.3 million, including legal fees discussed above under “Items Affecting Comparability”, partially offset by an increase in compensation-related and other miscellaneous costs of $1.2 million.

Other Expense, net

Other expense for 2019 was $9.9 million primarily relating to a non-cash charge associated with assets held for sale (minimal for 2020).

Interest Expense, net

Interest expense for 2020 was $51.1 million compared to $46.4 million for 2019. The net increase relates primarily to interest expense incurred associated with the issuance of the New Notes in 2019, the Secured Financing due 2023 and the Secured Financing Agreement due 2025 as discussed in Note 6 in addition to a litigation judgment discussed in footnote (B) of Note 8.

Benefit for Income Taxes

The benefit for income taxes for 2020 was $4.7 million compared to $20.9 million for 2019. The resulting benefit rate for 2020 was 7.1% compared to 24.8% for 2019. For 2020, the effective tax rate was impacted by adjustments made to our valuation allowances. The 2019 effective tax rate was impacted primarily due to changes to the state deferred tax assets and liabilities resulting from state tax law changes enacted during 2019 and due to federal and state indefinite lived carryforward benefits that can be realized through the reversal of deferred tax liabilities. Also, see discussion in Note 7.

LIQUIDITY AND CAPITAL RESOURCES

The following table summarizes our cash flow activities for 2020 and 2019:

	2020	2019	Change
	(In Thousands)
Net cash flows from operating activities	$(2,513)	$2,099	$(4,612)

Net cash flows from investing activities	$(28,426)	$(35,925)	$7,499

Net cash flows from financing activities	$24,412	$30,569	$(6,157)

Net Cash Flow from Operating Activities

Net cash used by operating activities was $2.5 million for 2020 compared net cash provided of $2.1 million for 2019, a decrease of $4.6 million.

For 2020, net cash used is the result of a net loss of $61.9 million plus adjustments of $69.6 million for depreciation and amortization of PP&E, and other adjustments of $9.4 million less an adjustment of $4.8 million for deferred taxes and net cash used of approximately $14.8 million primarily from our working capital, including accounts payable, accounts receivable and prepaid deposits.

For 2019, net cash provided is the result of a net loss of $63.4 million plus adjustments of $68.3 million for depreciation and amortization of PP&E, non-cash charge of $9.7 million associated assets held for sale, and other adjustments of $7.0 million less an adjustment of $20.9 million for deferred taxes and net cash provided of approximately $1.4 million primarily from our working capital.

Net Cash Flow from Investing Activities

Net cash used by investing activities was $28.4 million for 2020 compared to $35.9 million for 2019, a change of $7.5 million.

For 2020 and 2019, net cash used relates primarily to expenditures for PP&E.

Net Cash Flow from Financing Activities

Net cash provided by financing activities was $24.4 million for 2020 compared to $30.6 million for 2019, a change of $6.2 million.

For 2020, net cash provided primarily consists of proceeds of $57.2 million from other long-term debt and insurance premium short-term financing partially offset by payments on other long-term debt and short-term financing of $32.3 million and payments of $0.5 million for other financing activities.

For 2019, net cash provided primarily consists of net proceeds of $35.1 million from the New Notes, net proceeds of $7.5 million, net of payments, from other long-term debt and insurance premium short-term financing partially offset by net payments of $10 million on the Working Capital Revolver Loan, and payments of $2.0 million for other financing activities.

Capitalization

The following is our total current cash, long-term debt, redeemable preferred stock and stockholders’ equity:

	December 31,
	2020	2019
	(In Millions)
Cash and cash equivalents	$16.3	$22.8

Revolving credit facility and long-term debt:
Working Capital Revolver Loan	—	—
Senior Secured Notes due 2023	435.0	435.0
Secured Promissory Note due 2021	1.2	4.7
Unsecured Loan Agreement due 2022 (1)	10.0	—
Secured Financing due 2023	10.7	13.5
Secured Loan Agreement due 2025	6.8	5.2
Secured Financing due 2025 (1)	28.6	—
Secured Promissory Note due 2023 (1)	—	12.7
Other	0.5	0.2
Unamortized discount and debt issuance costs	(8.6)	(12.3)

Total long-term debt, including current portion, net	484.2	$459.0

Series E and F redeemable preferred stock (2)	272.1	$234.9

Total stockholders’ equity	149.6	$247.3

(1)	See discussions below under “Loan Agreements and Redeemable Preferred Stock” concerning these financing transactions during 2020.
(2)	Liquidation preference of $278.0 million as of December 31, 2020.

See discussion above concerning the COVID-19 pandemic under “Business Developments – 2020.”

We currently have a revolving credit facility, our Working Capital Revolver Loan, with a borrowing base of $65 million. As of December 31, 2020, our Working Capital Revolver Loan was undrawn and had approximately $41.8 million of availability.

We expect capital expenditures to be approximately $30 million for 2021, which includes approximately $5 million for margin enhancement projects. The remaining capital spending is planned for reliability and maintenance capital projects.

We believe that the combination of our cash on hand, the availability on our revolving credit facility, and our cash flow from operations will be sufficient to fund our anticipated liquidity needs for the next twelve months.

Compliance with Long – Term Debt Covenants

As discussed below under “Loan Agreements,” the Working Capital Revolver Loan requires, among other things, that we meet certain financial covenants. The Working Capital Revolver Loan does not include financial covenant requirements unless a defined covenant trigger event has occurred and is continuing. As of December 31, 2020, no trigger event had occurred.

Loan Agreements and Redeemable Preferred Stock

Senior Secured Notes due 2023 – LSB has $435 million aggregate principal amount of the 9.625% Senior Secured Notes currently outstanding, as discussed in footnote (B) of Note 6. Interest is to be paid semiannually on May 1st and November 1st, maturing May 1, 2023.

Secured Promissory Note due 2021 – EDC is party to a secured promissory note due in March 2021. This promissory note bears interest at the annual rate of 5.25%. Principal and interest are payable in monthly installments.

Unsecured Loan Agreement due 2022 – As discussed in footnote (D) of Note 6, LSB is a party to an unsecured PPP loan with a lender pursuant to a new loan program through the SBA as the result of the PPP established by the CARES Act and amended by the Paycheck Protection Program Flexibility Act of 2020. We have used all or substantially all of the proceeds from the PPP loan for payroll, rent, utilities, and other specified costs that qualify for loan forgiveness. Under the current terms of the PPP loan, loan forgiveness applications are due within 10 months after the end of the loan forgiveness covered period, which period began on the date the PPP loan was disbursed and ends either 8-weeks or 24-weeks after disbursement of the loan. Once the SBA notifies the lender the amount of the loan which has been approved for forgiveness, the lender will determine the date that the equal monthly principal and interest payments will begin for the remaining loan balance, if any. As of December 31, 2020, the loan matures in April 2022, which term may be extended to April 2025 if mutually agreed to by the parties. As for the potential loan forgiveness, once the PPP loan is, wholly or partially, forgiven and a legal release is received, the liability would be reduced by the amount forgiven and a gain on extinguishment would be recorded.

Secured Financing due 2023 – EDC is party to a secured financing arrangement with an affiliate of LSB Funding. Principal and interest are payable in 48 equal monthly installments with a final balloon payment of approximately $3 million due in June 2023.

Secured Loan Agreement due 2025 – EDC is party to a secured loan agreement with an affiliate of LSB Funding, which provided for available borrowings (the “Interim Loan”) during the construction of certain equipment (the “Interim Loan Period”), subject to certain conditions. During the Interim Loan Period, interest only was payable in monthly installments. Effective February 28, 2020, the Interim Loan Period ended, and the Interim Loan was replaced by a secured promissory note due in March 2025. Under the terms of the note, principal and interest are payable in 60 equal monthly installments.

Secured Financing due 2025 – As discussed in footnote (G) of Note 6, EDA is party to a $30 million secured financing arrangement with an affiliate of LSB Funding. Principal and interest are payable in 60 equal monthly installments with a final balloon payment of approximately $5 million due in August 2025.

Working Capital Revolver Loan – At December 31, 2020, the Working Capital Revolver Loan was undrawn and the net credit available for borrowings under our Working Capital Revolver Loan was approximately $41.8 million, based on our eligible collateral, less outstanding standby letters of credit as of that date. Also see discussion above under “Compliance with Long-Term Debt Covenants.

Redemption of Series E Redeemable Preferred – At December 31, 2020, there were 139,768 outstanding shares of Series E Redeemable Preferred and the aggregate liquidation preference (par value plus accrued dividends) was $278.0 million.

At any time on or after October 25, 2023, each Series E holder has the right to elect to have such holder’s shares redeemed by us at a redemption price per share equal to the liquidation preference per share of $1,000 plus accrued and unpaid dividends plus the participation rights value (the “Liquidation Preference”). Additionally, at our option, we may redeem the Series E Redeemable Preferred at any time at a redemption price per share equal to the Liquidation Preference of such share as of the redemption date. Lastly, with receipt of (i) prior consent of the electing Series E holder or a majority of shares of Series E Redeemable Preferred and (ii) all other required approvals, including under any principal U.S. securities exchange on which our common stock is then listed for trading, we can redeem the Series E Redeemable Preferred by the issuance of shares of common stock having an aggregate common stock price equal to the amount of the aggregate Liquidation Preference of such shares being redeemed in shares of common stock in lieu of cash at the redemption date.

In the event of liquidation, the Series E Redeemable Preferred is entitled to receive its Liquidation Preference before any such distribution of assets or proceeds is made to or set aside for the holders of our common stock and any other junior stock. In the event of a change of control, we must make an offer to purchase all of the shares of Series E Redeemable Preferred outstanding at the Liquidation Preference.

Since carrying values of the redeemable preferred stocks are being increased by periodic accretions (including the amount for dividends earned but not yet declared or paid) using the interest method so that the carrying amount will equal the redemption value as of October 25, 2023, the earliest possible redemption date by the holder, this accretion has and will continue to affect income (loss) per common share. However, this accretion will change if the expected redemption date changes.

Also, see discussion in Note 10.

Capital Expenditures – 2020

For 2020, capital expenditures relating to PP&E were $30.5 million, which expenditures include approximately $1.8 million associated with maintaining compliance with environmental laws, regulations and guidelines. The capital expenditures were funded primarily from cash and working capital.

See discussion above under “Capitalization” for our expected annual capital expenditures for 2021.

Expenses Associated with Environmental Regulatory Compliance

We are subject to numerous federal, state and local laws and regulations, including matters regarding environmental, health and safety matters. As a result, we incurred expenses of $4.0 million in 2020 in connection with environmental projects. For 2021, we expect to incur expenses ranging from $4.1 million to $4.6 million in connection with additional environmental projects. However, it is possible that the actual costs could be significantly different than our estimates.

Dividends

We have not paid cash dividends on our outstanding common stock in many years, and we do not currently anticipate paying cash dividends on our outstanding common stock in the near future.

Dividends on the Series E Redeemable Preferred are cumulative and payable semi-annually (May 1 and November 1) in arrears at the current annual rate of 14% of the liquidation value of $1,000 per share, but such annual rate will increase beginning on April 25, 2021 as discussed in Note 10. Each share of Series E Redeemable Preferred is entitled to receive a semi-annual dividend, only when declared by our Board. In addition, dividends in arrears at the dividend date, until paid, shall compound additional dividends at the current annual rate of 14%, but such annual rate will increase beginning on April 25, 2021. The current semi-annual compounded dividend is approximately $136.29 per share for the current aggregate semi-annual dividend of $19.0 million. We also must declare a dividend on the Series E Redeemable Preferred on a pro rata basis with our common stock. As long as the Purchaser holds at least 10% of the Series E Redeemable Preferred, we may not declare dividends on our common stock and other preferred stocks unless and until dividends have been declared and paid on the Series E Redeemable Preferred for the then current dividend period in cash. As of December 31, 2020, the amount of accumulated dividends on the Series E Redeemable Preferred was approximately $138.2 million.

Dividends on the Series D 6% cumulative convertible Class C preferred stock (the “Series D Preferred”) and Series B 12% cumulative convertible Class C Preferred Stock (the “Series B Preferred”) are payable annually, only when declared by our Board, as follows:

•	$0.06 per share on our outstanding non-redeemable Series D Preferred for an aggregate dividend of $60,000, and

•	$12.00 per share on our outstanding non-redeemable Series B Preferred for an aggregate dividend of $240,000.

As of December 31, 2020, the amount of accumulated dividends on the Series D Preferred and Series B Preferred totaled approximately $1.6 million. All shares of the Series D Preferred and Series B Preferred are owned by the Golsen Holders and an immediate family member. There are no optional or mandatory redemption rights with respect to the Series B Preferred or Series D Preferred.

Seasonality

We believe fertilizer products sold to the agricultural industry are seasonal while sales into the industrial and mining sectors generally are less susceptible. The selling seasons for agricultural products are primarily during the spring and fall planting seasons, which typically extend from March through June and from September through November in the geographical markets we distribute the majority of our agricultural products. As a result, we typically increase our inventory of fertilizer products prior to the beginning of each planting season in order to meet the demand for our products. In addition, the amount and timing of sales to the agricultural markets depend upon weather conditions and other circumstances beyond our control.

Performance and Payment Bonds

We are contingently liable to sureties in respect of insurance bonds issued by the sureties in connection with certain contracts entered into by subsidiaries in the normal course of business. These insurance bonds primarily represent guarantees of future performance of our subsidiaries. As of December 31, 2020, we have agreed to indemnify the sureties for payments, up to $10 million, made by them in respect of such bonds. All of these insurance bonds are expected to expire or be renewed in 2021.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K under the Securities Exchange Act of 1934.

Aggregate Contractual Obligations

As of December 31, 2020, our aggregate contractual obligations are summarized in the following table:

		Payments Due in the Year Ending December 31,
Contractual Obligations	Total	2021	2022	2023	2024	2025	Thereafter
		(In Thousands)
Long-term debt:
Senior Secured Notes	$435,000	$—	$—	$435,000	$—	$—	$—
Other	57,838	16,893	12,641	11,291	7,427	9,586	—

Total long-term debt	492,838	16,893	12,641	446,291	7,427	9,586	—

Interest payments on long-term debt (1)	114,998	45,670	44,823	22,931	1,200	374	—
Series E redeemable preferred stock (2)	139,768	—	—	139,768	—	—	—
Dividends earned – Series E redeemable preferred stock (2)	276,783	—	—	276,783	—	—	—
Capital expenditures (3)	30,000	30,000	—	—	—	—	—
Operating leases	31,468	8,585	7,398	6,422	4,799	2,319	1,945
Firm purchase commitments	10,631	10,631	—	—	—	—	—
Natural gas pipeline commitment (4)	3,780	720	720	720	720	720	180
Other contractual obligations	10,863	2,636	1,095	3,573	1,095	1,095	1,369
Other contractual obligations included in noncurrent accrued and other liabilities (5)	5,017	—	3,552	1,465	—	—	—

Total	$1,116,146	$115,135	$70,229	$897,953	$15,241	$14,094	$3,494

(1)	The estimated interest payments are based on interest rates at December 31, 2020 which debt is all fixed interest rate debt.
(2)

The Series E redeemable preferred stock (including dividends) are assumed to be redeemed and paid on the earliest possible redemption date by the holder (October 25, 2023) and that dividends are accrued until that date.

(3)	Capital expenditures include only the budgeted amounts at December 31, 2020.
(4)	Our proportionate share of the minimum costs to ensure capacity relating to a gathering and pipeline system.
(5)

The future cash flows relating to executive and death benefits are based on estimates at December 31, 2020. The participation rights value associated with embedded derivative of our Series E redeemable preferred stock is based on the value of our common stock at December 31, 2020 and is based on the earliest possible redemption date by the holder, October 25, 2023.

New Accounting Pronouncements

Refer to Note 1 for recently issued accounting standards.

Critical Accounting Policies and Estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amount of assets, liabilities, revenues and expenses, and disclosures of contingencies and fair values. It is reasonably possible that the estimates and assumptions utilized as of December 31, 2020, could change in the near term. The more critical areas of financial reporting affected by management’s judgment, estimates and assumptions include the following:

Contingencies – Certain conditions may exist which may result in a loss, but which will only be resolved when future events occur. We and our legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. If the assessment of a contingency indicates that it is probable that a loss has been incurred, we would accrue for such contingent losses when such losses can be reasonably estimated. If the assessment indicates that a potentially material loss contingency is not probable but reasonably possible, or is probable but cannot be estimated, the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed. Estimates of potential legal fees and other directly related costs associated with contingencies are not accrued but rather are expensed as incurred. Loss contingency liabilities are included in current and noncurrent accrued and other liabilities and are based on current estimates that may be revised in the near term. In addition, we recognize contingent gains when such gains are realized or realizable and earned.

We are involved in various legal matters that require management to make estimates and assumptions, including costs relating to the lawsuit styled City of West, Texas v CF Industries, Inc., et al, discussed under “Other Pending, Threatened or Settled Litigation” of Note 8.

It is reasonably possible that the actual costs could be significantly different than our estimates.

Regulatory Compliance – As discussed under “Government Laws and Regulations” in Item 1 of this report, we are subject to numerous federal, state, and local laws and regulations, including matters regarding environmental, health and safety matters. We have developed policies and procedures related to regulatory compliance. We must continually monitor whether we have maintained compliance with such laws and regulations and the operating implications, if any, and amount of penalties, fines and assessments that may result from noncompliance. We will also be obligated to manage certain discharge water outlets and monitor groundwater contaminants at our chemical facilities should we discontinue the operations of a facility. However, certain conditions exist which may result in a loss, but which will only be resolved when future events occur relating to these matters. We are involved in various environmental matters that require management to make estimates and assumptions, including matters discussed under footnote A of Note 8. At December 31, 2020 and 2019, liabilities totaling $0.5 million and $0.2 million, respectively, have been accrued relating to these matters. It is also reasonably possible that the estimates and assumptions utilized as of December 31, 2020 could change in the near term. Actual results could differ materially from these estimates and judgments, as additional information becomes known.

Income Tax – As discussed under “Income Taxes” in Note 1 and in Note 7, income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those differences are expected to be recovered or settled. We establish valuation allowances if we believe it is more-likely-than-not that some or all of deferred tax assets will not be realized. Significant judgment is applied in evaluating the need for and the magnitude of appropriate valuation allowances against deferred tax assets. At December 31, 2020 and 2019, our valuation allowance on deferred tax assets was $64.7 million and $51.6 million, respectively.

Redeemable Preferred Stocks – Our outstanding Series E and F Redeemable Preferred are redeemable outside of our control and are classified as temporary/mezzanine equity on our consolidated balance sheet. In addition, certain embedded features (the “embedded derivative”) included in the Series E Redeemable Preferred required bifurcation and are classified as derivative liabilities.

Currently, the carrying values of the redeemable preferred stocks are being increased by periodic accretions (recorded to retained earnings and included in determining income or loss per share) using the interest method so that the carrying amount will equal the redemption value as of October 25, 2023, the earliest possible redemption date by the holder. Approximately $37 million of accretion (including the amount for earned dividends) was recorded to retained earnings in 2020. At December 31, 2020, the carrying value of these redeemable preferred stocks was $272.1 million.

For the embedded derivative, changes in fair value are recorded in our statement of operations. At December 31, 2020 and 2019, we had estimated that the contingent redemption features had fair value since we had assessed that it was probable that a portion of the shares of this preferred stock would have been redeemed prior to October 25, 2023.

At December 31, 2020 and 2019, the fair value of the embedded derivative was $1.0 million and $1.1 million, respectively, primarily relating to the participation rights based on the equivalent of 303,646 shares of our common stock at $3.39 and $4.20 per share, respectively. The valuation is classified as Level 3.

Management’s judgment and estimates in the above areas are based on information available from internal and external resources at that time. Actual results could differ materially from these estimates and judgments, as additional information becomes known.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

General

Our results of operations and operating cash flows are affected by changes in market prices of ammonia and natural gas and changes in market interest rates.

Forward Sales Commitments Risk

Periodically, we enter into forward firm sales commitments for products to be delivered in future periods. As a result, we could be exposed to embedded losses should our product costs exceed the firm sales prices at the end of a reporting period. At December 31, 2020, we had no embedded losses associated with sales commitments with firm sales prices.

Commodity Price Risk

A substantial portion of our products and raw materials are commodities whose prices fluctuate as market supply and demand fundamentals change. Since we are exposed to commodity price risk, we periodically enter into contracts to purchase natural gas for anticipated production needs to manage risk related to changes in prices of natural gas commodities. Generally, these contracts are considered normal purchases because they provide for the purchase of natural gas that will be delivered in quantities expected to be used over a reasonable period of time in the normal course of business, these contracts are exempt from the accounting and reporting requirements relating to derivatives. As discussed in Note 9, during 2020, we entered into certain natural gas contracts, which are accounted for on a mark-to-market basis. At December 31, 2020, these natural gas contracts included 7.3 million MMBtus of natural gas and therefore a $0.10 change in natural gas price would impact pre-tax operating results by approximately $0.7 million.

Interest Rate Risk

Generally, we are exposed to variable interest rate risk with respect to our revolving credit facility. As of December 31, 2020, we had no outstanding borrowings on this credit facility and no other variable rate borrowings. We currently do not hedge our interest rate risk associated with these variable interest loans.

The following table presents principal amounts and related weighted-average interest rates by maturity date for our interest rate sensitive debt agreements as of December 31, 2020:

	Years ending December 31,
	2021	2022	2023	2024	2025	Thereafter	Total
	(Dollars In Thousands)
Expected maturities of long-term debt (1):
Fixed interest rate debt	$16,893	$12,641	$446,291	$7,427	$9,586	$—	$492,838
Weighted-average interest rate	9.42%	9.53%	9.54%	8.75%	8.75%	—	9.51%

(1)	The debt balances and weighted-average interest rate are based on the aggregate amount of debt outstanding as of December 31, 2020.

At December 31, 2020 and 2019, we did not have any financial instruments with fair values materially different from their carrying amounts (which excludes issuance costs, if applicable). The fair value of financial instruments is not indicative of the overall fair value of our assets and liabilities since financial instruments do not include all assets, including intangibles, and all liabilities.

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: LSB Industries, Inc. Special Meeting of Stockholders For Stockholders as of TIME: PLACE: To be held virtually -- please visit www.proxydocs.com/LXU for additional information on virtual meeting registration. This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Michael J. Foster and Cheryl Maguire, and each of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes each of them to vote all the shares of capital stock of LSB Industries, Inc. that the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR PROPOSALS 1, 2, 3 4 AND 5. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE P.O. BOX 8016, CARY, NC 27512-9903 INTERNET Go To: www.proxypush.com/LXU • Cast your vote online • Have your Proxy Card ready • Follow the simple instructions to record your vote PHONE Call 1-866-286-3181 • Use any touch-tone telephone • Have your Proxy Card ready • Follow the simple recorded instructions MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided You must register to attend the meeting online and/or participate at www.proxydocs.com/LXU

LSB Industries, Inc. Special Meeting of Stockholders Please make your marks like this: X Use dark black pencil or pen only THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2, 3 AND 4:PROPOSAL YOUR VOTE FOR AGAINST ABSTAIN 1. To approve, in accordance with Section 312.03 of the NYSE Listed Company Manual, the issuance and sale of up to 60,422,776 shares of common stock of the Company upon the exchange of all of the outstanding shares of Series E-1 Cumulative Redeemable Class C Preferred Stock (the “Series E-1 Preferred”) and Series F-1 Redeemable Class C Preferred Stock of the Company, as more fully described in the accompanying proxy statement. BOARD OF DIRECTORS RECOMMENDS FOR 2. To consider and vote upon a proposal to amend the Company’s restated certificate of incorporation to increase the number of authorized shares of common stock to 150,000,000 shares of common stock. FOR 3. To consider and vote upon a proposal to amend the Certificate of Designations of the Series E-1 Preferred to remove the preferential rights of holders of shares of Series E-1 Preferred to participate in connection with the declaration of a dividend with respect to the Company’s common stock. FOR 4. To consider and vote upon any proposal to approve adjournments or postponements of the Special Meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve and adopt Proposals Nos. 1, 2 and 3. FOR 5. To transact such other business as may properly come before the Special Meeting or at any adjournment or postponement thereof. You must register to attend the meeting online and/or participate at www.proxydocs.com/LXU Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date